Filed Pursuant to Rule 424(b)(3)
Registration No. 333-150655

PROSPECTUS SUPPLEMENT

(to prospectus dated September 12, 2011 and the prospectus supplements dated October 6, 2011, October 14, 2011, December 9, 2011, December 19, 2011, January 10, 2012, January 13, 2012, March 28, 2012, April 6, 2012, April 11, 2012, April 13, 2012, June 1, 2012, June 4, 2012, June 5, 2012, June 15, 2012, June 15, 2012, July 17, 2012, July 23, 2012, July 26, 2012, August 6, 2012 and August 8, 2012)

BIOMET, INC.

$775,000,000 10% Senior Notes due 2017

$775,000,000 10 3/8%/11 1/8% Senior Toggle Notes due 2017

$1,015,000,000 11 5/8% Senior Subordinated Notes due 2017

This prospectus supplement updates and supplements the prospectus dated September 12, 2011 and the prospectus supplements dated October 6, 2011, October 14, 2011, December 9, 2011, December 19, 2011, January 10, 2012, January 13, 2012, March 28, 2012, April 6, 2012, April 11, 2012, April 13, 2012, June 1, 2012, June 4, 2012, June 5, 2012, June 15, 2012, June 15, 2012, July 17, 2012, July 23, 2012, July 26, 2012, August 6, 2012 and August 8, 2012.

See the “Risk Factors” section beginning on page 5 of the prospectus and the “Risk Factors” section in our Annual Report on Form 10-K filed with the SEC on August 20, 2012, for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus have been prepared for and may be used by Goldman, Sachs & Co. and any affiliates of Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes affected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus supplement and the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. This prospectus supplement and the accompanying prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus or the date of any document incorporated by reference herein.

The date of this prospectus supplement is August 20, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended May 31, 2012.

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to                      ..

Commission File Number 001-15601

LVB ACQUISITION, INC.

BIOMET, INC.

(Exact name of registrant as specified in its charter)

Delaware Indiana	26-0499682 35-1418342
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

56 East Bell Drive, Warsaw, Indiana	46582
(Address of principal executive offices)	(Zip Code)

(574) 267-6639

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: LVB Acquisition, Inc. common stock, par value $0.01 per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

LVB ACQUISITION, INC.	Yes	☐	No	☒
BIOMET, INC.	Yes	☐	No	☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.

LVB ACQUISITION, INC.	Yes	☐	No	☒
BIOMET, INC.	Yes	☐	No	☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

LVB ACQUISITION, INC.	Yes	☒	No	☐
BIOMET, INC.	Yes	☒	No	☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

LVB ACQUISITION, INC.	Yes	☒	No	☐
BIOMET, INC.	Yes	☒	No	☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

LVB ACQUISITION, INC.	☐
BIOMET, INC.	☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

LVB ACQUISITON, INC.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

BIOMET, INC.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).

LVB ACQUISITION, INC.	Yes	☐	No	☒
BIOMET, INC.	Yes	☐	No	☒

As of May 31, 2012, there was no established public trading market for any of the common stock of the registrants.

The number of shares of the registrants’ common stock outstanding as of July 31, 2012:

LVB ACQUISTION, INC.	552,308,376 shares of common stock
BIOMET, INC.	1,000 shares of common stock

DOCUMENTS INCORPORATED BY REFERENCE

None.

FORWARD-LOOKING STATEMENTS

This annual report contains forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements generally preceded by, followed by, or that include the words “believe,” “could,” “expect,” “forecast,” “intend,” “may,” “anticipate,” “plan,” “predict,” “possibly,” “project,” “potential,” “estimate,” “should,” “will” or similar expressions. These statements include, but are not limited to, statements related to:

•	the timing and number of planned new product introductions;

•	the effect of anticipated changes in the size, health and activities of the population or on the demand for our products;

•	assumptions and estimates regarding the size and growth of certain market categories;

•	our ability and intent to expand in key international markets;

•	the timing and anticipated outcome of clinical studies;

•	assumptions concerning anticipated product developments and emerging technologies;

•	the future availability of raw materials;

•	the anticipated adequacy of our capital resources to meet the needs of our business;

•	our continued investment in new products and technologies;

•	the ultimate marketability of products currently being developed;

•	our ability to successfully implement new technologies and transition certain manufacturing operations to China;

•	our ability to manage working capital and generate adequate cash flows to service outstanding debt;

•	our ability to sustain sales and earnings growth;

•	our success in achieving timely approval or clearance of our products with domestic and foreign regulatory entities;

•	our success in implementing our operational improvement programs;

•	the stability of certain foreign economic markets;

•	the impact of anticipated changes in the musculoskeletal industry and our ability to react to and capitalize on those changes;

•	our ability to successfully implement desired organizational changes;

•	our ability to successfully integrate the DePuy Trauma acquisition;

•	the impact of our managerial changes; and

•	our ability to take advantage of technological advancements.

Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, future regulatory reforms affecting the healthcare industry, expected outcomes of pending litigation and regulatory matters, the solvency of our insurers and the ultimate resolution of allocation and coverage issues with those insurers, competitive conditions and general economic conditions. Readers of this annual report are cautioned that reliance on any forward-looking statement involves risks and uncertainties.

Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward-looking statements contained in this annual report will prove to be accurate. The inclusion of a forward-looking statement in this annual report should not be regarded as a representation by us that our objectives will be achieved. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those projected by any forward-looking statement. Many of these factors are beyond our ability to control or predict and could, among other things, cause actual results to differ from those contained in forward-looking statements made or incorporated by reference in this annual report and presented elsewhere by management from time to time. Such factors, among others, may have a material adverse effect upon our business, financial condition, results of operations and cash flows and may include, but are not limited to, factors discussed under the heading “Risk Factors” and the following:

•	changes in general economic conditions and interest rates;

•	changes in the availability of capital and financing sources;

•	changes in competitive conditions and prices in our markets;

•	changes to the regulatory environment for our products, including national health care reform;

•	the effects of having incurred a substantial amount of indebtedness under the notes and our senior secured credit facilities;

•	the effects upon us of complying with the covenants contained in our senior secured credit facilities and the indentures governing the notes;

•	restrictions the terms and conditions of the notes and our senior secured credit facilities may place on our ability to respond to changes in our business or take certain actions;

•	changes in the relationship between supply of and demand for our products;

•	fluctuations in costs of raw materials and labor;

•	changes in other significant operating expenses;

•	decreases in sales of our principal product lines;

•	slow downs or inefficiencies in our product research and development efforts;

•	increases in expenditures related to increased government regulation of our business;

•	developments adversely affecting our sales activities inside or outside the United States;

•	decreases in reimbursement levels by our customers, including certain of our foreign government customers that are experiencing fiscal distress;

•	difficulties in transitioning certain manufacturing operations to China and other locations;

•	challenges in effectively implementing restructuring and cost saving initiatives;

•	increases in cost-containment efforts from managed care organizations and other third-party payors;

•	loss of our key management and other personnel or inability to attract such management and other personnel;

•	increases in costs of retaining existing independent sales agents of our products;

•	potential future goodwill and/or intangible impairment charges;

•	unanticipated expenditures related to litigation; and

•	failure to comply with the terms of the Deferred Prosecution Agreement and Corporate Integrity Agreement.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this annual report or to reflect the occurrence of unanticipated events. We intend to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding our forward-looking statements, and are including this sentence for the express purpose of enabling us to use the protections of the safe harbor with respect to all forward-looking statements.

Part I.

Explanatory Note

This Form 10-K is a combined annual report being filed separately by two registrants: LVB Acquisition, Inc. (“LVB” and “Parent”) and its wholly owned subsidiary, Biomet, Inc. Each registrant hereto is filing on its own behalf all of the information contained in this annual report that relates to such registrant. Each registrant hereto is not filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 1.	Business.

General

Currently, the principal asset of LVB is the ownership of 100% of the common stock of Biomet, Inc., which is an operating company. Biomet, Inc., an Indiana corporation incorporated in 1977, is one of the largest orthopedic medical device companies in the United States and worldwide with operations in more than 50 locations throughout the world and distribution in approximately 90 countries. Biomet, Inc.’s principal subsidiaries include Biomet U.S. Reconstruction, LLC; Biomet Orthopedics, LLC; Biomet Manufacturing Corporation; Biomet Europe BV; EBI, LLC; Biomet 3i, LLC; Biomet International Ltd.; Biomet Microfixation, LLC; Biomet Sports Medicine, LLC; Biomet Trauma, LLC; and Biomet Biologics, LLC. Unless the context requires otherwise, the term “LVB,” “Biomet,” “Company,” “we,” “our”, or “us” refers to LVB Acquisition, Inc. and all of its subsidiaries. We design, manufacture and market a comprehensive range of both surgical and non-surgical products used primarily by orthopedic surgeons and other musculoskeletal medical specialists. For over 30 years, we have applied advanced engineering and manufacturing technology to the development of highly durable joint replacement systems.

Transactions with the Sponsor Group

On December 18, 2006, Biomet, Inc. entered into an Agreement and Plan of Merger with LVB Acquisition, LLC, a Delaware limited liability company, which was subsequently converted to a corporation, LVB Acquisition, Inc., and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of LVB (“Purchaser”), which agreement was amended and restated as of June 7, 2007 and which we refer to as the “Merger Agreement.” Pursuant to the Merger Agreement, on June 13, 2007, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of Biomet, Inc.’s outstanding common shares, without par value (the “Shares”) at a price of $46.00 per Share (the “Offer Price”). Approximately 82% of the outstanding Shares were tendered to Purchaser in the Offer. At Biomet, Inc.’s special meeting of shareholders held on September 5, 2007, more than 91% of its shareholders voted to approve the proposed merger, and LVB acquired Biomet, Inc. on September 25, 2007 through a reverse subsidiary merger with Biomet, Inc. being the surviving company (the “Merger”). Subsequent to the acquisition, Biomet, Inc. became a subsidiary of LVB, which is controlled by LVB Acquisition Holding, LLC, or “Holding,” an entity controlled by a consortium of private equity funds affiliated with the Sponsors (as defined below) and their co-investors.

The Merger was completed on September 25, 2007 and was financed through:

•

the proceeds from the initial offering of Biomet, Inc.’s 10% Senior Notes due 2017, which we refer to as the “original senior cash pay notes,” Biomet, Inc.’s 10 3/8%/11 1/8% Senior Toggle Notes due 2017, which we refer to as the “original senior toggle notes,” and Biomet, Inc.’s 11 5/8% Senior Subordinated Notes due 2017, which we refer to as the “original senior subordinated notes” and collectively with the original senior cash pay notes and original senior toggle notes, the “original notes”;

•	initial borrowings under our senior secured credit facilities and our senior unsecured bridge facilities;

•	equity investments funded by direct and indirect equity investments from certain investment funds associated with or designated by the Sponsors, or the “Sponsor Funds,” certain investors who have agreed to co-invest with the Sponsor Funds, including investment funds affiliated with certain of the initial purchasers of the original notes, or the “Co-Investors,” and certain of our executive officers and members of our senior management, or the “Management Participants,” who rolled over existing equity interests and/or made cash equity contributions; and

•	cash on hand.

On October 16, 2007, the borrowings under our senior unsecured cash pay bridge facility, our senior unsecured payment-in-kind (“PIK”) option bridge facility and our senior subordinated unsecured bridge facility were repaid with the proceeds from the follow-on offering of equal amounts of additional original senior cash pay notes, original senior toggle notes and original senior subordinated notes, respectively.

We refer to these transactions, including the Merger and our payment of any fees and expenses related to these transactions, collectively as the “Transactions.”

In connection with the Transactions, we incurred significant indebtedness and became highly leveraged. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, we allocated the purchase price to the fair value of the assets and liabilities of Biomet based on estimated fair value. The purchase accounting adjustments increased the carrying value of our property and equipment, inventory and established intangible assets (such as corporate and product trade names, core and completed technology, and customer relationships), among other things. Subsequent to the Transactions, interest expense and non-cash depreciation and amortization charges have significantly increased. As a result, our successor financial statements subsequent to the Transactions are not comparable to our predecessor financial statements.

Exchange Offer

On May 21, 2008, Biomet, Inc. commenced an exchange offer for all of the outstanding original notes for an equal principal amount of the 10% Senior Notes due 2017, which we refer to as the “exchange senior cash pay notes,” the 10  3/8%/11  1/8% Senior Toggle Notes due 2017, which we refer to as the “exchange senior toggle notes,” and the 11 5/8% Senior Subordinated Notes due 2017, which we refer to as the “exchange senior subordinated notes,” which notes were registered under the Securities Act of 1933, as amended, and which we refer to collectively as the “exchange notes.” On July 1, 2008, Biomet, Inc. announced the completion of the exchange offer, pursuant to which $775,000,000 of the $775,000,000 aggregate principal amount of original senior cash pay notes, $774,999,500 of the $775,000,000 aggregate principal amount of original senior toggle notes and $1,014,999,500 of the $1,015,000,000 aggregate principal amount of the original senior subordinated notes were tendered and accepted for exchange. We refer to the original senior cash pay notes and the exchange senior cash pay notes as the “senior cash pay notes,” the original senior toggle notes and the exchange senior toggle notes as the “senior toggle notes,” the original senior subordinated notes and the exchange senior subordinated notes as the “senior subordinated notes” and the original notes and the exchange notes collectively as the “existing notes.” We also refer to the senior cash pay notes and the senior toggle notes as the “existing senior notes.”

New Notes Offering and Credit Facility Amendment

On August 8, 2012 Biomet, Inc. completed its offering of $1.0 billion aggregate principal amount of 6.500% senior notes due 2020 (the “new senior notes”). We expect to use the net proceeds of this offering to fund a tender offer for any and all of our outstanding senior toggle notes, including related fees and expenses, and to purchase, redeem, defease or otherwise acquire or retire our outstanding indebtedness. We refer to our existing notes and new senior notes as the “notes.”

On August 2, 2012, we entered into an amendment and restatement agreement that amended our existing senior secured credit facilities. The amendment (i) extends the maturity of approximately $1,007.2 million of our

U.S. dollar-denominated term loans and approximately €631.3 million of our euro-denominated term loans under the credit facility to July 25, 2017 and (ii) refinances and replaces the existing alternative currency revolving credit commitments under the credit facility with a new class of alternative currency revolving credit commitments in an aggregate amount of $165.0 million and refinances and replaces the existing U.S. dollar revolving credit commitments under the credit facility with a new class of U.S. dollar-denominated revolving credit commitments in an aggregate amount of $165.0 million. The new revolving credit commitments will mature on April 25, 2017, except that if as of December 23, 2014, there is an outstanding aggregate principal amount of non-extended U.S. dollar and euro term loans in excess of $200.0 million, then such revolving credit commitments will mature on December 24, 2014. The remaining term loans of the lenders under the senior secured credit facilities who did not elect to extend such loans will continue to mature on March 25, 2015.

Competitive Strengths

We believe we have a number of competitive strengths that will enable us to further enhance our position in the orthopedic medical device market.

Broad Market Leadership. We believe we are the fourth largest player in the U.S. orthopedic reconstructive market and have maintained this position for over a decade. We have a large presence at U.S. hospitals, supplying products to over 60% of hospitals performing joint replacement surgery. In addition, we are a leading provider of dental reconstructive devices worldwide and maintain market leadership positions in the electrical stimulation and craniomaxillofacial fields.

Strong Relationships with Surgeon Customers. Based on their satisfaction with our products, we enjoy long-standing relationships with our surgeon customers, many of which commence during the surgeons’ residency training programs. Our support of medical education programs provides important training opportunities for orthopedic surgeons early in their careers. Supporting “hands-on” training provides opportunities for residents, fellows and attending surgeons to experience the clinical benefits of our products. Surgeons have historically exhibited limited willingness to switch manufacturers, as successful patient outcomes are related to the practitioners’ familiarity with the procedural characteristics and instrumentation of certain implants.

Consistently Strong Operating Cash Flow Generation. Our business is characterized by consistently strong operating cash flows due to our robust operating history and moderate capital intensity. We have continually increased revenues, with fiscal year 2012 representing our 34th consecutive year of year-over-year net sales growth. Over the last 20 years, from fiscal year 1992 through fiscal year 2012, we increased net sales at a compounded annual growth rate of approximately 12%. We have sustained growth through multiple macro-economic cycles, demonstrating a stable business profile. In addition, we have historically had modest capital expenditures and working capital requirements, providing for strong operating cash flow conversion.

Experienced and Dedicated Management Team. We have a highly experienced management team at both the corporate and operational level. Our team is led by Jeffrey R. Binder, a 21-year veteran of the orthopedic medical device industry, who was appointed President and Chief Executive Officer in February 2007. Daniel P. Florin was appointed Senior Vice President and Chief Financial Officer in June 2007 and brings 21 years of financial officer/controller experience in the medical device industry and five years of public accounting and auditing experience to Biomet. In February 2008, Jon C. Serbousek was appointed President of Biomet Orthopedics and was recently appointed as Group President, Biomet Orthopedics, having spent 8 years with Medtronic and 13 years with DePuy, for a total of 25 years in the medical device industry. Adam Johnson was appointed Senior Vice President and President of EBI, LLC, d/b/a Biomet Spine & Bone Healing Technologies in June 2012, having previously served and continuing to serve as President of Biomet Microfixation and brings 13 years of experience in the medical device industry.

Premier Equity Sponsorship. The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. and TPG Global, LLC (together with its affiliates, “TPG”) (together the “Sponsors”) are among the most well-known and respected financial sponsors in the world. The Sponsors have made investments in over 950 companies. The Sponsors have considerable experience in the healthcare sector with investments in companies such as Accellent Inc., HCA Inc., IASIS Healthcare Corporation, Quintiles Transnational Corp., DJO Inc. and Vanguard Health Systems, Inc., among others.

Economic Uncertainties

Our results of operations could be substantially affected not only by global economic conditions, but also by local operating and economic conditions, which can vary substantially by market. Unfavorable conditions can depress sales in a given market and may result in actions that adversely affect our margins, constrain our operating flexibility or result in charges which are unusual or non-recurring.

Regulatory and Other Uncertainties

In the United States, healthcare providers that purchase our products (e.g., hospitals, physicians, dentists and other health care providers) generally rely on payments from third-party payors (principally federal Medicare, state Medicaid and private health insurance plans) to cover all or a portion of the cost of our musculoskeletal products. In March 2010, comprehensive health care reform legislation was enacted through the passage of the Patient Protection and Affordable Health Care Act (H.R. 3590) and the Health Care and Education Reconciliation Act (H.R. 4872). Among other initiatives, these laws impose a 2.3% excise tax on domestic sales of medical devices following December 31, 2012, which is estimated to contribute approximately $20 billion to healthcare reform. Various healthcare reform proposals have also emerged at the state level. Outside of the excise tax, which will impact our results of operations and cash flows following December 31, 2012, we cannot predict with certainty what healthcare initiatives, if any, will be implemented at the state level, or what the ultimate effect of federal health care reform or any future legislation or regulation will have on us. However, an expansion in government’s role in the U.S. healthcare industry may lower reimbursements for our products, reduce medical procedure volumes and adversely affect our business, results of operations and cash flows, possibly materially.

Outside the United States, reimbursement systems vary significantly from country to country. If adequate levels of reimbursement from third-party payors outside the United States are not obtained, international sales of our products may decline. Many foreign markets, including Canada and some European and Asian countries, have tightened reimbursement rates. Our ability to continue to sell certain products profitably in these markets may diminish if the government-managed healthcare systems continue to reduce reimbursement rates, which can decrease pricing and procedural volume.

We continue to monitor economic conditions, including the volatility associated with international sovereign economies, and associated impacts on the financial markets and our business, especially in light of the global economic downturn and the European sovereign debt crisis. We believe the credit and economic conditions within Greece, Ireland, Italy, Portugal and Spain, among other members of the European Union, have continued to deteriorate. These conditions have resulted in, and may continue to result in, an increase in the average length of time that it takes to collect on our accounts receivable outstanding in these countries.

As of May 31, 2012, our orthopedic net accounts receivable in these countries totaled over $70.0 million. During fiscal year 2010 we did recognize $9.3 million of expense to adjust our public accounts receivable in Greece to its expected net realizable value based upon the proposal by the Greek government to settle certain past due healthcare liabilities with long-term zero coupon bonds. We currently hold Greek bonds with a fair value of $6.3 million at May 31, 2012. Further, there have been widely publicized concerns with respect to the overall stability of the Euro as a single currency, given the economic and political challenges facing the Eurozone countries described above. The collapse of the Euro as a common European currency, the withdrawal of one or more member countries from the EU or continuing deterioration in the creditworthiness of the Eurozone countries could adversely affect the Company’s revenues, financial condition or results of operations.

Business Strategy

We intend to enhance our position as a leading orthopedic medical device company by pursuing the following strategic initiatives:

Continue to Develop and Launch New Products and Technologies. In May 2009, we launched our New Product Introduction, or NPI, process worldwide. The NPI process is a global portfolio and project management approach that helps bring visibility and control to all commercial aspects of new product development projects. The process breaks each project down into six stages of work and further divides these stages by formal review gates. We have a single database of all of our development projects that is easily filtered and sorted to generate customized project roadmaps that serve as communication tools providing visibility to all functional teams. The database is designed to prioritize and focus the portfolio and also ensure that the workload is properly resourced and managed across the business. Projects are assessed against pre-determined gate criteria. Functional teams, along with the global portfolio review teams, select and prioritize projects that can be adequately resourced and help deliver product category growth targets, satisfy specific hurdle rates and strategic drivers and provide a balanced product portfolio.

Enhance Surgeon Customer Relationships through Product Performance and Innovation. We intend to continue to meet the needs of our surgeon customers and hospital customers by providing clinically successful and innovative products that offer a cost-effective means of treating patients. Our success has been built on responsiveness to the needs of the healthcare community, the clinical performance of our products and our ongoing commitment to continued product innovation.

Expand Our Global Reach. We intend to continue to increase the geographic presence of each of our business categories. We believe there are considerable opportunities for global expansion as healthcare spending increases in international markets—the United States accounted for approximately 60% of the global orthopedic market in 2011. The United States, Europe and Japan totaled more than 80% of the global orthopedic market in 2011, but less than 20% of the world’s 7 billion people live in these three geographic regions. We particularly plan to focus on deepening our position in under-penetrated regions where we believe there are attractive opportunities for growth, including Asia and Latin America, by deploying more resources to capture market opportunities, as well as by leveraging our established worldwide manufacturing facilities and sales force. We believe we can successfully grow our presence in these regions by differentiating ourselves as a provider with a comprehensive portfolio of leading musculoskeletal products.

Focus on Operational Efficiency. We believe we have identified significant opportunities to streamline operations. We believe the historically decentralized nature of our management and decision-making structure creates opportunities to improve operational efficiency as we centralize operations and increase focus, coordination and accountability throughout the organization. Plans include manufacturing footprint optimization, implementation of Six Sigma and Lean Manufacturing, procurement and offshoring initiatives, as well as reduction in overhead expenses. These changes were initiated during fiscal year 2008, continued through fiscal year 2012 and are expected to continue into future fiscal years. We believe these changes will enable us to maximize asset utilization, optimize working capital and increase cash flow, as well as accelerate product development and enhance customer service. During fiscal year 2011, we initiated a reorganization of our global reconstructive product organization to further the alignment and collaboration of our team members across our various businesses, functions and geographies.

Maximize Free Cash Flow. We are focused on maximizing our operating cash flow. Over the last 20 years, we have generated significant operating cash flow due to our business growth, strong operating margins and modest capital expenditure and other cash requirements. These business fundamentals have been supplemented by working capital improvement initiatives, which historically had not been a primary focus area of management. In addition, we have benefited and believe we will continue to benefit from identified cost savings as we enhance operational efficiencies. We plan to use available cash after capital expenditures primarily to reduce leverage, strengthen our balance sheet and make strategic acquisitions.

Products

We operate in one reportable business segment, musculoskeletal products, which includes the design, manufacture and marketing of products in five major categories: Large Joint Reconstructive, Sports, Extremities, Trauma (“S.E.T.”), Spine & Bone Healing, Dental and Other Products. We have three geographic markets: United States, Europe and International.

The following charts set forth our net sales by product category and geographic markets for the fiscal year ended May 31, 2012. We changed our product categories in fiscal year 2012 to more closely represent the way we currently report sales and market our products, and to provide increased reporting transparency. For certain financial information concerning our product categories and geographic markets, see Note 13 to our fiscal year ended May 31, 2012 consolidated financial statements included elsewhere herein.

Year Ended May 31, 2012

Large Joint Reconstructive Products

Orthopedic reconstructive implants are used to replace joints that have deteriorated as a result of disease (principally osteoarthritis) or injury. Reconstructive joint surgery involves the modification of the area surrounding the affected joint and the implantation of one or more manufactured components, and may involve the use of bone cement. Our primary orthopedic reconstructive joints are knees and hips. We also produce the associated instruments required by orthopedic surgeons to implant our reconstructive products, as well as bone cements and cement delivery systems.

Our PMI® (Patient-Matched Implant) services group designs, manufactures and delivers patient-specific reconstructive devices to orthopedic specialists. We believe this service continues to enhance our reconstructive sales by strengthening our business relationships with orthopedic surgeons and augmenting our reputation as a responsive company committed to excellent product design. In order to assist orthopedic surgeons and their surgical teams in preoperative planning, our PMI® group utilizes a three-dimensional, or 3-D, bone reconstruction imaging system. We use computed tomography, or CT, data to produce 3-D reconstructions for the design and manufacture of patient-matched implants. With this imaging and model-making technology, our PMI® group is able to assist the physician prior to surgery by creating 3-D models. Within strict guidelines, the model is used by engineers, working closely with a surgeon, to create a PMI® design for the actual manufacturing of the implant for a specific patient.

Knee Systems. A total knee replacement typically includes a femoral component, a patellar component, a tibial component and an articulating surface. Total knee replacement may occur as an initial joint replacement procedure or as a revision procedure, which may be required to replace, repair or enhance the initial implant. Partial, traditionally referred to as unicompartmental, knee replacement is an option when only a portion of the knee requires replacement.

Our most comprehensive total knee system, the Vanguard® Complete Knee System, accommodates up to 145 degrees of flexion, provides advanced sizing options and offers full interchangeability of the system’s components to provide for a precise fit for each patient. The Vanguard® Complete Knee System is supported by five instrumentation platforms: Microplasty®, Premier™, Microplasty® Elite, Vanguard® Tensor and Vanguard® Anterior Referencing systems, accommodating a number of workflows and techniques.

At the end of fiscal year 2012, we started the global commercial launch of our newest revision knee offering, the Vanguard® SSK 360 Revision System. This innovative system, which is an extension of our Vanguard® Complete Knee System, is designed to offer optimum stability, while maximizing options for intraoperative flexibility.

Biomet continues to globally lead the patient specific instrument market with the Signature™ System. The Signature™ System uses a patient’s MRI or CT data to deliver patient-specific positioning guides to the surgeon for improved pre-operative planning, custom positioning of the implants, and improved surgical efficiency. Signature Technology is currently utilized for implantation of the Vanguard® Complete Knee System and the Oxford® Partial Knee System. The Signature™ System was developed through a partnership with Materialise NV and we believe this technology will be expanded to other orthopedic applications beyond the knee.

During the fiscal year 2012, E1® Antioxidant Infused Technology Tibial Bearings continued to receive strong market acceptance. The E1® technology provides Vitamin E infused highly cross-linked polyethylene, which is designed to offer strength and oxidative stability for implant longevity.

We believe we continue to be the market leader for products accommodating minimally-invasive knee techniques. The Oxford® Partial Knee, which was introduced in the United States during fiscal 2005 and has been commercially available in Europe for 35 years, is currently the only free-floating meniscal bearing unicompartmental knee system approved by the U.S. Food and Drug Administration, or “FDA,” for use in the United States. Our offering of minimally-invasive partial knee systems also includes the Alpina™ Unicompartmental Knee (which is not currently available in the United States); the Vanguard M™ Series Unicompartmental Knee System, a modified version of the Oxford® Partial Knee that incorporates a fixed-bearing tibial component as opposed to a free-floating tibial bearing; and the Repicci II® Knee System.

Hip Systems. A total hip replacement involves the replacement of the head and neck of the femur and the acetabulum and may occur as an initial joint replacement procedure, or as a revision procedure, which may be required to replace, repair or enhance the initial implant. A femoral hip prosthesis consists of a femoral head and stem, which can be cast, forged or wrought, depending on the design and material used. Many of our femoral prostheses utilize our proprietary PPS® Porous Plasma Spray coating, which enables cementless fixation.

Acetabular components include a prosthetic replacement of the socket portion, or acetabulum, of the pelvic bone. Because of variations in human anatomy and differing design preferences among surgeons, we manufacture femoral and acetabular prostheses in a variety of sizes and configurations. We offer a broad array of total hip systems, most of which utilize titanium or cobalt chromium alloy femoral components and our ArCom®, ArComXL® or E1® polyethylene-lined, metal-on-metal or ceramic-on-ceramic acetabular components.

From our broad product platform of hip stem offerings, the Taperloc® Hip System has become our best-selling component. The Taperloc® Stem is marketed for non-cemented use in patients undergoing primary or revision hip replacement surgery as a result of noninflammatory degenerative joint disease. The Taperloc® femoral component is a collarless, flat, wedge-shaped device that is relatively simple to implant and is particularly well-suited for minimally-invasive procedures. During the fourth quarter of fiscal 2011, we initiated the rollout of the Taperloc® Complete stem, which combines the proven clinical data of the Taperloc stem with subtle design changes to better address the fit and biomechanics of patients. We also offer the Taperloc® Microplasty® and Taperloc® Complete Microplasty® stems that address the demand for a minimally-invasive, bone-conserving total hip implant. The shorter length of the Microplasty® Stem, compared to a traditional hip stem, allows for preservation of distal bone, while maintaining proximal femoral bone fixation.

Our comprehensive Microplasty® Minimally Invasive Hip Program includes proprietary products from our broad array of hip implants, as well as a distinctive training program and uniquely-designed instruments for a minimally-invasive approach. Our minimally-invasive hip development efforts have been focused on various surgical approaches, including an anterior supine intermuscular surgical approach.

The Echo® Bi-Metric® stem, which is a cementless press-fit stem for primary total hip procedures, utilizes proven features of the Integral® and Bi-Metric® stems, while integrating new design features to further enhance clinical performance by accommodating a wider range of femoral canals, allowing for increased range of motion, and providing standard and lateralized offset options to restore biomechanics.

In our acetabular portfolio, our M2a-Magnum™ Articulation System incorporates large diameter metal-on-metal components to more closely resemble the natural anatomy, offering joint mechanic restoration designed to improve range of motion and joint stability. We market ArComXL® polyethylene, which is a highly crosslinked polyethylene bearing material based on our proven ArCom® polyethylene. ArComXL® polyethylene has demonstrated excellent wear characteristics without measurable oxidation after accelerated aging. We market acetabular hip liners manufactured from E1® material. Vitamin E is a natural antioxidant and is expected to provide optimal oxidation resistance for the implant bearings used in our total joint replacements.

We introduced our Active Articulation™ E1® System and our Active Articulation™ ArcomXL® System during fiscal 2011. These systems are dual-mobility acetabular systems that are designed to provide the benefits of a large head design, including the potential for increased range of motion and low risk of dislocation.

The Regenerex® Construct unites the proven clinical history of titanium with an enhanced interconnecting pore structure, resulting in an innovative material that provides for biologic fixation and provides design flexibility and solutions for difficult primary and revision procedures. The advanced titanium scaffold structure of the Regenerex® Construct is a continuous three-dimensional matrix comprised of industry-standard Ti-6AL-4V. Titanium is a clinically proven material in the orthopedic market, with optimal biological fixation, and the Regenerex® construct is expected to be the material of choice for porous metal constructs.

We introduced our Arcos® Modular Femoral Revision System in fiscal year 2011, which contributed to our revision hip sales growth for fiscal year 2012. The Arcos® System offers surgeons the ability to select from a range of interchangeable components intraoperatively, using a single set of instruments.

Bone Cements and Accessories, and Other Large Joint Reconstructive Products and Services. We offer a wide range of acrylic bone cements and cementing systems for various clinical applications including primary and revision reconstructive joint procedures. Our broad portfolio of high, medium and low viscosity cements, with or without antibiotics, along with our cementing systems provide solutions for most clinical situations where bone cement is required.

We have broadened the range of our internally developed and manufactured bone cement product offerings with both Cobalt™ HV (High Viscosity) Bone Cement and Cobalt™ MV (Medium Viscosity) Bone Cement, which are particularly well suited for use in minimally-invasive surgery, but may be used in all applicable joint replacement procedures. In addition, we maintain a market leading position in Europe with our Refobacin and Biomet Bone Cement lines. The excellent handling characteristics and high optical contrast of our cements are well suited to the current trends in orthopedic surgery. In the United States, the SoftPac™ monomer packaging offers the only alternative to glass vial packaging, which is inherently less safe due to the necessity to break the glass vial to deliver the monomer. In Europe, we introduced the OptiPac™ pre-loaded, all-in-one bone cement and delivery system during fiscal 2008. OptiPac™ is a closed vacuum mixing system prepacked with both polymer and monomer, which eliminates several steps in the mixing procedure. During fiscal year 2012, the OptiPac™ closed vacuum system continued to receive strong market demand, reinforcing our position as the leader in the European bone cement market. In addition, during fiscal year 2012 we launched OptiPac™ Knee, specifically designed to address partial, hybrid and two-step total knee procedures.

Our portfolio of cementing systems includes the Optivac® Mixing System, which provides mixing and collection under vacuum for optimal porosity reduction. In addition to improving bone cement quality, these systems are also designed to reduce the level of monomer exposure in the operating room and minimize direct contact with the cement, thereby creating a safer working environment.

During fiscal year 2011 we increased focus on strengthening our position in the revision market, including the launch of our StageOne™ Select Hip Cement Spacer Molds, which are single-use molds designed to create a temporary cement spacer for patients undergoing a two-stage revision. Design features of StageOne™ Select Hip Cement Spacer Molds provide the surgeon with more options and help enhance patient fit during the first-stage of a two-stage revision. During fiscal year 2012 we initiated the launch of StageOne™ Select Hip Cement Spacer Molds in Europe. We offer cement spacer mold options for both hip and knee revision procedures.

Sports, Extremities, Trauma (“S.E.T.”) Devices

Our S.E.T. product category includes sports medicine products, extremity devices, and trauma hardware.

Sports Medicine Products. We manufacture and market a line of arthroscopy products. Arthroscopy is a minimally-invasive orthopedic surgical procedure in which an arthroscope is inserted through a small incision to allow the surgeon direct visualization of the joint. This market is comprised of five product categories: power instruments, manual instruments, visualization products, soft tissue anchors, and procedure-specific instruments and implants.

We market several sports medicine products that feature ZipLoop™ Technology, a weave in which a single strand of braided polyethylene is woven through itself twice in opposite directions. This construct allows the production of innovative products that can vary in length and compression/tension, addressing the individual needs of each patient. Since the surgeon has the ability to vary the length of the implant, this eliminates the need for multiple sizes and requires minimal instrumentation. The technology is now being utilized to repair injuries in the shoulder, elbow, knee and foot and ankle.

In the fourth quarter of fiscal year 2010, we launched the 1.4mm JuggerKnot™ Soft Anchor for labral repair. This product represents the next generation of suture anchor technology, as it is completely suture-based and the first of its kind. The key to a labral repair is to remove the least amount of bone possible, and the smaller anchor diameter allows multiple anchors to be placed without removing large amounts of bone. During fiscal year 2012, we launched four additional sizes of JuggerKnot™ products, including the 1.5mm JuggerKnot™ Soft Anchor for labral repair, the 2.9mm JuggerKnot™ Soft Anchor double loaded for rotator cuff repair, and the 1.0mm JuggerKnot™ Soft Anchor and the 1.4mm JuggerKnot™ Short Soft Anchor for extremity repair.

In the third quarter of fiscal year 2011, we launched the TunneLoc® Tibial Fixation Device. This device has a hands-free tensioner that maintains tension during the insertion of the implant, which we believe is a unique feature. This allows the surgeon to set the tension on the inserter as needed and once locked, the surgeon is able to cycle the knee. In addition, the graft tensioner and inserter eliminate the need for reusable instruments, saving costly preparation time for the surgeon.

Extremity Systems. We offer a variety of shoulder systems including the Absolute® Bi-Polar, Bi-Angular®, Bio-Modular®, Comprehensive®, T.E.S.S., Copeland™, Integrated™ and Mosaic™ Shoulder Systems, as well as uniquely-designed elbow replacement systems.

The Comprehensive® Primary Shoulder System includes the standard and mini length Comprehensive® Primary Stems and the Versa-Dial® Heads, as well as the Hybrid® glenoids.

The Comprehensive® Reverse Shoulder System offers improved intraoperative flexibility and is our first reverse shoulder that will utilize the Comprehensive® platform stems, providing for cemented or cementless use. This system was designed to eliminate scapular notching by incorporating a more anatomic center of rotation utilizing our Versa-Dial® glenospheres.

The T.E.S.S. shoulder system, commercially available in Europe, was developed to provide a less-invasive, bone conserving solution for all shoulder arthroplasty indications. The T.E.S.S. was the first system to introduce the concept of stem-less shoulder arthroplasty to the market.

The Copeland™ Humeral Resurfacing Head was developed to minimize bone removal in shoulder procedures and has approximately 20 years of positive clinical results in the United Kingdom. This system was expanded to include the Copeland™ EAS™ Extended Articular Surface Humeral Resurfacing Head designed to address rotator cuff arthropathy.

Trauma Internal Fixation Devices. Internal fixation devices include products such as intramedullary (IM) nails, plates, screws, pins and wires designed to stabilize traumatic bone injuries. These devices are used by orthopedic surgeons to provide an accurate means of setting and stabilizing fractures and for other acute reconstructive procedures. By holding and stabilizing alignment of the reduced fracture, internal fixation products are intended to aid in the healing process, which may be removed when healing is complete. Internal fixation devices are not intended to replace normal body structures.

Biomet develops, manufactures and distributes innovative products for the internal fixation market. On June 15, 2012, we acquired the worldwide trauma business of DePuy Orthopaedics, Inc. for approximately $280.0 million broadening and deepening our trauma product portfolio. We now offer a complete product line of low-profile, locked periarticular plates and hub-and-spoke mini and small fragment sets, which utilize platform technologies.

The Biomet® DVR® offers a market leading innovative volar approach for treating fractures of the distal radius. Our F.A.S.T. Guide® Technology is designed to improve intraoperative efficiencies and is a platform technology shared in the S3® proximal humeral, elbow and all ALPS mini and small low profile locking plates. All plates, including the POLYAX® distal femoral and proximal tibial periarticular plates, are strengthened by a proprietary type II titanium alloy anodizing process branded TiMAX®.

The Biomet® PTN and Phoenix™ femoral and tibial IM nail product portfolio is now deepened with the addition of AFFIXUS® hip fracture and VersaNail® IM nails, which utilize TiMAX® technology. The AFFIXUS® nail utilizes highly intuitive, efficient, streamlined instrumentation and offers both intraoperative and post operative rotational control/stability of the femoral head, providing a competitive hip fracture solution.

Trauma External Fixation Devices. External fixation devices are used to stabilize fractures when alternative methods of fixation are not suitable, due to a variety of clinical indications, including treatment of open fractures. We offer a complete line of solutions for various segments of the fracture and reconstructive external fixation markets.

Our external fixation products are modular devices intended for use in simple and/or complex fractures of upper extremities, the pelvis and lower extremities. The Biomet® Vision™ Unilateral Fixator is a carbon-based external fixation device intended for use in the treatment of bone conditions including leg lengthening, osteotomies, arthrodesis and fracture fixation addressing periarticular, diaphyseal and other fractures amenable to temporary, or to definitive external fixation measures. This device offers serrated mechanical locks that allow for up to 120 degrees of articulation for controlled fracture reduction and radiolucency for unobstructed radiographic imaging of the fracture site.

The Biomet® Vision™ Pin-to-Bar system offers an MRI/CT safe modality for stabilization of long bone and pelvic fractures. This versatile system allows for independent pin placement and can be used as both temporary and definitive fixation.

Spine and Bone Healing Products

Our spinal products include spinal fixation systems, implantable and non-invasive electrical stimulation devices for spinal applications, orthobiologics (including allograft services). Our bone healing products include implantable and non-invasive electrical stimulation devices for long bone and pelvic fractures, as well as soft goods and bracing products for orthopedic applications. These products and services are primarily marketed in the United States under the Biomet Spine & Bone Healing Technologies trade name.

Spinal Fixation Systems. We market spinal fixation devices for various spinal fusion applications. In the thoracolumbar market segment, we offer the Polaris™ Spinal System, a low profile, top-loading, thoracolumbar system utilizing a Helical Flange® (a registered trademark of Roger P. Jackson) closing mechanism, among other systems. This feature minimizes the potential for cross-threading and seat splay, simplifying the implant closing procedure for the surgeon. The Polaris™ System is available in titanium or stainless steel in 6.35mm or 5.5mm rod diameters, with various screw, hook and rod options. With the 5.5mm diameter rod system, we market titanium, stainless steel and cobalt chrome rod material options. These multiple rod materials and diameters provide surgeons with treatment options for various types of deformity patients. Additionally, the Polaris™ system features the Trivium™ instrumentation permitting direct vertebral body rotation and correction.

We also offer a variety of spacer products for the thoracolumbar market segment. The Solitaire™ Anterior Spinal System is a stand-alone device with numerous implantation options for intraoperative flexibility when performing an Anterior Lumbar Interbody Fusion (ALIF) procedure. This system is available with implants manufactured from titanium or PEEK-OPTIMA® (a registered trademark of Invibio® Limited) polymer, an implant option for increased radiographic fusion assessment. We also offer the ESL®, C-Thru™ and Zyston® interbody spacers. All three of these spacers feature open designs to permit ample space for bone graft placement. The ESL® System has an elliptical shape, offering optimal surface contact with the vertebral body endplates. The Zyston® System is available in straight and curved models to conform to the anterior shape of the adjacent vertebral body. The ESL® and Zyston® spacers are utilized for Posterior Lumbar Interbody Fusion (PLIF) and/or Transforaminal Interbody Fusion (TLIF) procedures. The C-Thru™ spacer is indicated for Cervical Interbody Fusion. All three interbody spacers are available in PEEK-OPTIMA® (a registered trademark of Invibio® Limited) polymer for increased radiographic fusion assessment.

For cervical fixation applications, the open design of the VueLock® Anterior Cervical Plate System provides surgeons with enhanced visualization of the bone graft both during the actual surgical procedure and postoperatively on x-ray. We also offer the C-TEK® Anterior Cervical Plate, which provides a non-constrained, semi-constrained or a completely rigid construct, depending on the surgeon’s preference. Made of titanium, the C-TEK® Plate offers both fixed and variable screws in a wide variety of diameters and lengths, and features a unique locking mechanism to prevent screw back out. The MaxAn® Anterior Cervical Plate System, which incorporates technology developed by Gary K. Michelson, M.D., has a unique design that allows for maximum angulation of the screws. This technology permits the surgeon to utilize a shorter plate, which helps optimize plate placement to potentially prevent impingement of the adjacent healthy disc.

For cervical and upper thoracic procedures, we offer the Altius™ M-INI™ Occipito-Cervico-Thoracic Spinal Fixation System, which features top-loading screws and a 3.5mm rod for maximum strength. This system also incorporates Helical Flange® (a registered trademark of Roger P. Jackson) Locking Technology. Occipital fixation is also available with the Altius™ M-INI™ System, featuring a low-profile plate that is placed independently from the pre-contoured rod.

Minimally-invasive surgery is of growing interest in the practices of many spine surgeons. In the minimally-invasive surgery market, we offer the Ballista® Percutaneous Pedicle Screw Placement System and the AccuVision® Minimally Invasive Access System. These systems address both the mini-open and percutaneous screw placement minimally invasive approaches.

To address the vertebral body compression fracture market, we offer two systems designed for the delivery of materials to weakened bone structures, including the CDV™ and LP2™ Delivery Systems. Through a series of dilating cannulae and various instruments, the systems allow the surgeon to access the anatomy through a percutaneous approach and safely deliver commercially available bone cement under low, controlled pressure. The CDV™ Delivery System offers the ability to biopsy before delivery.

Spine Fusion Stimulation Systems. Spinal fusions are surgical procedures undertaken to establish bony union between adjacent vertebrae. We distribute both non-invasive and implantable electrical stimulation devices that surgeons can use as options to provide an appropriate adjunct to surgical intervention in the treatment of spinal fusion applications. We have assembled extensive preclinical research, documenting the mechanism of action for the technology utilized in our spine fusion stimulation systems.

The SpinalPak® II Spine Fusion Stimulator and Biomet® SpinalPak® Non-Invasive Spine Fusion Stimulator System are noninvasive bone growth stimulators for use as an adjunct electrical treatment to primary lumbar spinal fusion surgery for one or two levels. Both utilize Capacitive Coupling technology that involves the upregulation of factors that modulate bone healing, which may lead to successful fusion incorporation. These devices consist of a small, lightweight generator worn outside the body that is connected to wafer-thin electrodes applied over the fusion site. Both devices are patient-friendly and are designed to optimize compliance with the treatment regimen to help fusion success.

The SpF® Implantable Spine Fusion Stimulator is an established clinical treatment for posterolateral lumbar spine fusions and it is the only implantable spine fusion stimulator on the market, providing a constant dose of electrical stimulation for up to six months. The surgically-implanted SpF® Spine Fusion Stimulator consists of a generator that provides a constant direct current to titanium cathodes placed where bone growth is required. The SpF® Implantable Spine Fusion Stimulator is a Class III device and is indicated as a spinal fusion adjunct that increases the probability of fusion success in one or two levels or three or more levels.

Osteobiologics. The InterGro® DBM (Demineralized Bone Matrix) portfolio includes InterGro® DBM Paste, InterGro® DBM Putty and InterGro® DBM Plus, each providing an osteoconductive and osteoinductive matrix that may be used as an autograft extender in the spine. All InterGro® DBM forms contain human tissue or allograft bone, which has been granulated, demineralized and mixed with lecithin, a natural lipid carrier that is resistant to breakdown by bodily fluids, temperature or aggressive irrigation. InterGro® DBM has the highest DBM content by weight with validated osteoinductivity, and excellent handling and performance characteristics. InterGro® DBM Plus contains InterGro® DBM Paste pre-mixed with Pro Osteon® 500R granules, which provide an osteoconductive scaffold that resorbs in 6-18 months and an interconnected porosity that is similar to cancellous bone that provides continuous pathways for bony ingrowth.

Pro Osteon® 500R and Pro Osteon® 200R are resorbable, biocompatible, and osteoconductive bone graft substitutes made from marine coral, which has a distinct chemical composition and exhibits fully interconnected porosity. The unique pore structure in Pro Osteon® 500R provides continuous pathways for bony ingrowth that are similar to human cancellous bone. The architecture and chemical composition in Pro Osteon® 200R is similar to human bi-cortical bone. Both are a resorbable combination of hydroxyapatite and calcium carbonate that is intended to be replaced with natural bone during the healing process. Pro Osteon® 500R is available in granules and blocks, whereas Pro Osteon® 200R is available in granules.

The Indux™ Cortical Strip, machined from a single piece of human cortical bone, is fully demineralized for optimal osteoinductivity. The design allows for increased osteoinductivity, when compared to demineralized cancellous bone, and its unique cross-hatched texture creates a structure that provides both strength and flexibility. The Indux™ Cortical Strip may be rehydrated with blood, bone marrow aspirate (BMA) or saline solution and then shaped to fit a void or placed in the gutters of the posterolateral spine with local bone, DBM, and/or a bone graft substitute. Rehydration with BMA allows for the introduction of osteogenic cells and completion of the bone growth triad.

The Indux™ Cancellous Strip and Sponge are machined from human cancellous bone that is fully demineralized to expose the inherent growth factors and bone morphogenetic proteins that are essential for new bone formation (osteoinductive). The Indux™ Cancellous Strip and Sponge maintain the natural interconnected porosity of cancellous bone providing an ideal scaffold for cellular infiltration and bone formation (osteoconductive). The Indux™ Cancellous Strip and Sponge are available in various shapes and sizes for multiple applications. In addition, they may be rehydrated with blood, bone marrow aspirate (BMA) or saline solution, and they expand to fill the contours of any void, thereby minimizing the space between the graft and the host bone. Rehydration with BMA allows for the introduction of osteogenic cells and completion of the bone growth triad.

Traditional allografts, derived from donated human tissue, are used in a number of different applications and are available in a variety of forms, including cross-sections, iliac crest wedges, cortical and cancellous chips, granules, and powder. The advantages of traditional allografts include elimination of the need for a second procedure to harvest graft material and, thus, minimization of operating time; minimization of pain, complications, and morbidity; lower supply restrictions than autograft; and availability in various shapes and forms to suit specific anatomical indications.

Precision Machined Allograft Services. Many spinal procedures, in both the lumbar and cervical spine, involve spinal fusion. Surgeons often utilize precision machined allograft spacers to fuse the interbody space. We provide services related to the OsteoStim® Cervical Allograft Spacer for anterior cervical interbody fusions, the OsteoStim® ALIF Allograft Spacer for anterior lumbar interbody fusions and the OsteoStim® PLIF Allograft Spacer for posterior lumbar interbody fusions, depending on the surgical approach. All three systems are lordotic in shape, have serrated teeth on the top and bottom for added stability, are offered in various heights and have specific instrumentation to facilitate implantation.

Motion Preservation Products. In order to address the cervical artificial disc opportunity, we are developing next-generation designs utilizing innovative materials and geometries.

Electrical Stimulation Systems (for use within the appendicular system). Bone growth stimulation is a method of delivering a low level electrical current or ultrasound to a nonunion fracture site to promote bone growth.

The EBI Bone Healing System® is indicated for the treatment of nonunion fractures, failed fusions and congenital pseudarthrosis in the appendicular system. A nonunion is considered to be established when there are no visible progressive signs of healing. The EBI Bone Healing System® utilizes Pulsed Electromagnetic Fields (PEMF) for the treatment of fracture non-unions. Treatment is delivered through an anatomically configured therapeutic treatment coil.

The OrthoPak® 2 Bone Growth Stimulator is indicated for the treatment of an established nonunion acquired secondary to trauma, excluding vertebrae and all flat bones, where the width of the nonunion defect is less than one-half the width of the bone to be treated. The OrthoPak® 2 Bone Growth Stimulator utilizes capacitive coupling technology, which involves the upregulation of growth factors that modulate bone healing. The device consists of a small, lightweight generator worn outside the body that is connected to wafer-thin electrodes applied over the nonunion site.

We also offer an implantable option when bone growth stimulation is required in conjunction with, or subsequent to, surgical intervention. The Biomet® OsteoGen™ surgically implanted bone growth stimulator is indicated for the treatment of long bone nonunions. Specifically, the device is only to be used to treat multiple nonunions or a severely comminuted nonunion where a single cathode cannot span the entire breadth of the nonunion site.

Bracing (orthopedic support products). We distribute a line of orthopedic support products under the Biomet Bracing name, including back braces, knee braces and immobilizers, wrist and forearm splints, cervical collars, shoulder immobilizers, slings, abdominal braces, ankle supports and a variety of other orthopedic splints.

Dental Reconstructive Devices

Through our subsidiary, Biomet 3i, LLC, or Biomet 3i, we develop, manufacture and market products designed to enhance oral rehabilitation through the replacement of teeth and the repair of hard and soft tissues. These products include dental reconstructive devices and related instrumentation, bone substitute materials, regenerative products and materials, as well as crowns and bridges. A dental implant is a small screw, normally constructed of titanium or titanium alloy, which is surgically placed in the bone of the jaw to replace the root of a missing tooth and to provide an anchor for an artificial tooth.

Our historical flagship implant system, the OSSEOTITE® product line, features a micro-roughened surface technology, which allows for early/immediate loading and improved bone integration to the surface of the implant as compared to machined surfaced implants. In fiscal year 2007, we further enhanced implant surface technology with the introduction of the NanoTite™ Implant. The surface features the application of nanometer scale crystals of calcium phosphate to the existing OSSEOTITE® surface. The NanoTite™ Implant was initially introduced in the Certain® Implant configuration, which is an internal connection system that, through the use of the QuickSeat® connection, provides audible and tactile feedback when restorative abutments and ancillary components are seated into the implant. In addition, the 6 / 12 point hex connection design of the Certain® Implant System offers enhanced flexibility in placing the implant when pre-angled abutments are used. The NanoTite™ Certain® Tapered PREVAIL® Implant with integrated platform switching is designed for crestal bone preservation and aesthetic results by limiting hard and soft tissue recession. This is our first tapered geometry implant available commercially that integrates the platform switching concept.

Launched in fiscal year 2011, the OSSEOTITE® 2 Implant is an enhancement to the legacy OSSEOTITE® Implant. With more surface area in direct contact with the osteotomy wall, this implant is designed for greater bone-to-implant contact for primary stability, an important clinical consideration when pursuing more challenging surgical protocols such as immediate loading or immediate extraction and placement cases. Also in fiscal year 2011, the Tapered Certain® Implant manufactured from commercially pure titanium was introduced. Complementing the titanium alloy Tapered Certain® Implant, the commercially pure titanium tapered implant line extension is intended for markets (particularly Europe) where there is a strong preference for implant systems made from this material.

In the site preparation category of the dental product portfolio, we offer our Navigator® Instrumentation for guided surgery, including guided instrumentation for use with our Tapered Implant line. This open architecture instrumentation is designed to interface with the software and surgical guide solutions offered by existing entities in the marketplace. As planning and guide fabrication are based upon computed tomography scans, this may result in more accurate implant placement when combined with the depth and rotational control offered by our instrumentation. As implant placement position can be replicated as planned, this may also provide the opportunity for fabrication of a provisional prosthesis in advance of surgery, thereby allowing for a complete implant restoration in one patient visit.

On the regenerative side of the site preparation portfolio, we have continued to expand and improve our comprehensive bone grafting product and service offering. The portfolio now offers a variety of grafting materials (i.e., allografts, allograft putty, xenografts, and synthetics) and a resorbable collagen membrane, the OsseoGuard® Membrane. We also provide a larger granule size (1000—2000µm) for Endobon® Xenograft Granules. This larger particle size range of bovine-derived particulate bone grafting material is suitable for use in large defects, such as sinus augmentation procedures. In addition, we offer an irradiated version of RegenerOss® Allograft particulate. RegenerOss® Allograft Irradiated material undergoes the same processing as aseptic RegenerOss® Allograft items, with the addition of a step for sterilization.

In our restorative portfolio, we launched the Low Profile Abutment for screw-retained restorations in fiscal year 2011. Screw-retained abutments are designed to provide clearer access to, and retrievability of, single and multiple-unit implant restorations. In addition, certain patient situations may require the benefits of screw-retained restorations such as full mouth reconstruction and immediate loading techniques.

Within Digital Dentistry, we offer our Encode® Impression System patient-specific abutment technology. This technology is an enhancement of the baseline Encode® Abutment offering, allowing us to fabricate an abutment and orient implant body analogs into the proper position in a stone master model. This can enable the complete fabrication of a restoration from one supragingival impression, which is significantly easier than present techniques and a potential opportunity for more general dentists to become involved in implant therapy. The quality of these abutments and the ability to save significant chair time are also potential benefits to experienced restorative dentists. The material choice for Encode® Impression System abutment fabrication also includes Zirconia options for the fabrication of aesthetic, all-ceramic restorations. In fiscal year 2012, the digital dental brand name BellaTek™ was introduced and incorporated into the product portfolio. The impressioning system is now referred to as the BellaTek™ Encode® Impression System and the patient specific definitive abutments are now referred to as BellaTek™ Abutments.

Other Products

We also manufacture and distribute numerous other products, including craniomaxillofacial fixation devices, cardiothoracic fixation devices, autologous therapy products and services, operating room supplies, casting materials, general surgical instruments, wound care products and other surgical products. Our craniomaxillofacial fixation and cardiothoracic products are marketed by our subsidiary, Biomet Microfixation, LLC, or Biomet Microfixation.

Neurosurgical solutions: We offer products used in cranial reconstructive and cranial closure procedures. We focus on providing a complete product offering for complex cases and products for standardized procedures. Products include the HTR®-PMI Hard Tissue Replacement implants for severe cranial defects and the iQ™ Intelligent System for faster screw delivery.

Craniomaxillofacial solutions: We offer plating systems for reconstruction of the face and skull due to tumor and trauma procedures. These products are used by oral surgeons, reconstructive plastic surgeons, and ear, nose and throat surgeons. Products include the TraumaOne™ Plating System, a Total Mandibular Joint Replacement System and Lactosorb® Resorbable Fixation Systems.

Cardiothoracic solutions: We offer devices for sternal closure and chest wall reconstruction. Products include SternaLock® Blu and the Pectus Bar.

SternaLock® Blu is our primary sternal closure system. Cardiothoracic surgeons use our implants to close the sternum after a midline sternotomy or a mini-sternotomy. The system also offers a plating solution for a mini-thoracotomy.

The Pectus Bar is an implant used to correct pectus excavatum, a chest wall deformity. Biomet Microfixation owns the patent for this product, which is commonly used during the Nuss Procedure.

Autologous Therapy Products and Services. We manufacture and market a line of autologous therapy products through our subsidiary, Biomet Biologics, LLC, or Biomet Biologics, including autologous blood processing disposables. Our portfolio is comprised of core technologies including the GPS® III System, the Plasmax® Plasma Concentration System, the BioCUE™ Platelet Concentration System and the Clotalyst® Autologous Serum Collection System.

The GPS® III System is a device that collects platelet concentrate from a small volume of the patient’s blood using a fast, single centrifuge cycle process. The GPS® III System is designed to provide a high percentage of platelet concentrate.

Product Development

Our research and development efforts are essentially divided into two categories: innovative new technology and evolutionary developments. Most of the innovative new technology development efforts are focused on biomaterial products, are managed at the corporate level and take place primarily at our Warsaw, Indiana headquarters. Evolutionary developments are driven primarily by the individual subsidiaries and include product line extensions and improvements.

We continue to aggressively conduct internal research and development efforts to generate new marketable products, technologies and materials. In addition, we believe we are well positioned to take advantage of external acquisition and development opportunities. An important component of our strategy has been the formation of strategic alliances to enhance the development of new musculoskeletal products.

For fiscal years 2012, 2011 and 2010, we invested $126.8 million, $119.4 million and $106.6 million, respectively, on research and development. We expect that our research and development investments will continue to increase. Our research and development expenses primarily related to our ongoing commitment to increase investment in clinical research and regulatory affairs within our business. Our principal research and development efforts relate to primary and revision orthopedic reconstructive devices, spinal fixation products, dental reconstructive devices, sports medicine products, resorbable technology, biomaterial products and autologous therapies.

Patents and Trademarks

We believe patents and other intellectual property will continue to be of importance in the musculoskeletal industry. Accordingly, we continue to protect technology developed internally and to acquire intellectual property rights associated with technology developed outside the Company. We enforce our intellectual property rights consistent with our strategic business objectives. We do not believe that we own any single patent or hold any single license (or series of patents or licenses) that is material to our operations, consolidated revenues or earnings.

BIOMET is our principal registered trademark throughout the world, and registrations have been obtained or are in process with respect to various other trademarks associated with our products. Unless otherwise noted in this annual report, all trademarks contained herein are owned by Biomet, Inc. or one of its affiliates and subsidiaries.

Government Regulation

Most aspects of our business are subject to some degree of government regulation in the countries in which our operations are conducted. It has always been our practice to comply with the regulatory requirements governing our products and operations and to conduct our affairs in an ethical manner. This practice is reflected in our Code of Business Conduct and Ethics, various other compliance policies and through the responsibility of the Audit Committee of the Board of Directors to review our systems of internal control, our process for monitoring compliance with laws and regulations and our process for monitoring compliance with our Code of Business Conduct and Ethics. For some products, and in some areas of the world such as the United States, Canada, Japan and Europe, government regulation is significant and, in general, there appears to be a trend toward more stringent regulation throughout the world, as well as global harmonization of various regulatory requirements. We devote significant time, effort and expense to addressing the extensive government and regulatory requirements applicable to our business. Governmental regulatory actions can result in the recall or seizure of products, suspension or revocation of the authority necessary for the production or sale of a product, and other civil and criminal sanctions. We believe that we are no more or less adversely affected by existing government regulations than are our competitors.

In the United States, the development, testing, marketing and manufacturing of medical devices are regulated under the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act, the Safe

Medical Devices Act of 1990, the FDA Modernization Act of 1997, the Medical Device User Fee and Modernization Act of 2002, the FDA Amendments Act of 2007, the FDA Safety and Innovation Act of 2012, and additional regulations promulgated by the FDA and various other federal, state and local agencies. In general, these statutes and regulations require that manufacturers adhere to certain standards designed to ensure the safety and efficacy of medical devices and related medical products.

Most of our new device products require the submission of a Premarket Notification, commonly referred to as a 510(k), to the FDA prior to our marketing the product. This process requires us to demonstrate that the device is at least as safe and effective as, or “substantially equivalent” to, a legally marketed device before we can receive an order from the FDA finding substantial equivalence and clearing the new device for commercial distribution in the United States. On July 29, 2011, the Institute of Medicine (IoM) published a report of its review of the 510(k) clearance program to FDA. The IoM report recommended that the FDA pursue a legislative change from the current 510(k) process to an integrated premarket and post-market regulatory framework. It is uncertain if these recommendations will ultimately be pursued. If they are pursued, it is possible we will be required to submit additional clinical and manufacturing information with respect to premarket applications in the future, resulting in increased costs and increased delay in introducing products to the market. Other devices we develop and market fall into a class of products for which the FDA has implemented stringent clinical investigation and Premarket Approval, or PMA, requirements. The PMA process requires us to provide clinical and laboratory data that establishes that the new medical device is safe and effective. The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA relating to design, materials, bench and animal testing and human clinical data constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use.

There are also various federal healthcare laws that apply when we or customers submit claims for items or services that are reimbursed under Medicare, Medicaid or other federally-funded healthcare programs, including among others: (1) the Anti-Kickback Statute which prohibits offers to pay or receive remuneration of any kind for the purpose of inducing or rewarding referrals of items or services reimbursable by a Federal healthcare program; (2) the False Claims Act, which prohibits the submission of false or otherwise improper claims for payment to a federally-funded health care program; and (3) the Stark law, which prohibits physicians from referring Medicare or Medicaid patients to a provider that bills these programs for the provision of certain designated health services if the physician (or a member of the physician’s immediate family) has a financial relationship with that provider. There are often similar state false claims, anti-kickback and anti-self referral and insurance laws that apply to state-funded Medicaid and other healthcare programs and private third-party payors.

We are subject to various federal and foreign laws that govern our international business practices, particularly with respect to payments to government officials. The U.S. Foreign Corrupt Practices Act, or FCPA, has been used with some frequency to prosecute companies in the United States. The FCPA prohibits U.S. companies and their officers, directors, employees, shareholders acting on their behalf and agents from offering, promising, authorizing or making payments to foreign officials for the purpose of obtaining or retaining business abroad or otherwise obtaining favorable treatment and this law requires companies to maintain records which fairly and accurately reflect transactions and to maintain internal accounting controls. In many countries, hospitals and clinics are government-owned and healthcare professionals employed by such hospitals and clinics, with whom we regularly interact, may meet the definition of a foreign official for purposes of the FCPA. Refer to “Note 16—Contingencies” under Part II, Item 8 of this report for a description of the outcome of the FCPA investigation of the Company by the SEC and DOJ. On July 1, 2011, the U.K. Bribery Act 2010 became effective, which prohibits active and passive bribery, including commercial bribery, and bribery of a foreign public official for a business purpose. The Act also imposes attribution liability on companies that fail to prevent “associated persons” from committing acts of bribery and includes far-reaching jurisdiction for prosecution.

We are also subject to various federal, state and foreign laws that protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of patient health information by healthcare providers. In April 2003, the U.S. Department of Health and Human Services (HHS)

published patient privacy rules under the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and, in April 2005, published security rules for protected health information. The HIPAA privacy and security rules govern the use, disclosure and security of protected health information by “Covered Entities,” which include, among others, healthcare providers that submit electronic claims and health plans. In 2009, Congress passed the HITECH Act, which modified certain provisions of the HIPAA privacy and security rules for Covered Entities and their Business Associates, which is anyone that performs a service on behalf of a Covered Entity involving the use or disclosure of protected health information and is not a member of the covered entity’s workforce. Among other things, the HITECH Act provided that Business Associates will now be subject to the same security requirements as Covered Entities, and that with regard to both the security and privacy rule, Business Associates will be subject to direct enforcement by HHS, including civil and criminal liability, just as Covered Entities are. In the past, HIPAA has generally affected us indirectly.

Biomet is generally not a Covered Entity under HIPAA, except for our noninvasive bone growth stimulation business and our health insurance plans. We only operate as a Business Associate to Covered Entities in a limited number of instances. In those cases, the patient data that we receive and analyze may include protected health information. We are committed to maintaining the security and privacy of patients’ health information and believe that we meet the expectations of the HIPAA rules. Some modifications to our systems and policies may be necessary to address requirements for recently enacted state privacy laws, but we believe we have laid the necessary framework for such changes. We believe the ongoing costs and impacts of assuring compliance with the HIPAA privacy and security rules are not material to our business.

We believe that we are well positioned to face the changing international regulatory environment. The International Standards Organization, or the ISO, has an internationally recognized set of standards aimed at ensuring the design and manufacture of quality products. A company that has passed ISO audits and obtained ISO certification applicable to its activity sector is internationally recognized as having quality manufacturing processes. The European Union (EU) legislation requires that medical devices bear a CE mark. The CE mark is a European Union and European Free Trade Association symbol, which indicates that the product adheres to European Medical Device Directives. Compliance with ISO quality systems standards is one of the requirements for placing the CE mark on our products. Each of our principal manufacturing facilities has been certified to ISO 13485:2003. Our products sold in Europe bear the CE mark to the extent required by European law and regulations.

In addition, governmental bodies in the United States and throughout the world have expressed concern about the costs relating to healthcare and, in some cases, have focused attention on the pricing of medical devices. Government regulation regarding pricing of medical devices already exists in some countries and may be expanded in the United States and other countries in the future. We are subject to increasing pricing pressures worldwide as a result of growing regulatory pressures, as well as the expanding predominance of managed care groups and institutional and governmental purchasers. Under Title VI of the Social Security Amendments of 1983, hospitals receive a predetermined amount of Medicare reimbursement for treating a particular patient based upon the patient’s type of illness identified with reference to the patient’s diagnosis under one or more of several hundred diagnosis-related groups. Other factors affecting a specific hospital’s reimbursement rate include the size of the hospital, its teaching status and its geographic location.

While we are unable to predict the extent to which our business may be affected by future regulatory developments, we believe that our substantial experience in dealing with governmental regulatory requirements and restrictions throughout the world, our emphasis on efficient means of distribution and our ongoing development of new and technologically-advanced products should enable us to continue to compete effectively within this increasingly regulated environment.

Sales and Marketing

We have diligently worked to attract and retain qualified, well-trained and motivated sales representatives. The breadth of our product offering and the quality of our sales forces collaborate to create synergies that we believe uniquely position us to continue to efficiently penetrate the musculoskeletal market. In the United States, our products are marketed by a combination of independent third-party distributors, independent commissioned sales agents and direct sales representatives, primarily based on the specific product group being represented. In Europe, our products are promoted by sales representatives employed by subsidiaries, independent third-party distributors, and some independent commissioned sales agents, based primarily on the geographic location. In the rest of the world, we maintain direct selling organizations in eleven countries, as well as independent commissioned sales agents and independent third-party distributors in other key markets. In aggregate, our products are marketed by more than 3,000 sales representatives throughout the world.

Seasonality

Elective surgery-related products are influenced to some degree by seasonal factors, as the number of elective procedures declines during the summer months, particularly in European countries, and the winter holiday season.

Customers

Our customers are the hospitals, surgeons, other physicians and healthcare providers who use our products in the course of their practices. Our business is dependent upon the relationships maintained by our distributors and salespersons with these customers, as well as our ability to design and manufacture products that meet the physicians’ technical requirements at a competitive price.

Inventory and Trade Accounts Receivable

We have inventory located throughout the world with our customers, our distributors and direct salespersons for their use in marketing our products and in filling customer orders. As of May 31, 2012, inventory of approximately $242.5 million was located with these distributors, salespersons and customers. We maintain trade accounts receivable balances based on credit terms that are generally consistent with industry and local market practices.

Distribution

We operate distribution facilities domestically in Warsaw, Indiana; Milford, Indiana; Irvine, California; Palm Beach Gardens, Florida; Parsippany, New Jersey; Jacksonville, Florida; Fair Lawn, New Jersey; and Braintree, Massachusetts, and internationally in Valence, France; Berlin, Germany; Dordrecht, The Netherlands; Hazeldonk, The Netherlands; Valencia, Spain; Bridgend, South Wales; Swindon, England; Tokyo, Japan; Seoul, South Korea; North Ryde, Australia; Jinhua, China; and Changzhou, China. We generally ship our orders via expedited courier service. Our backlog of firm orders is not considered material to understanding our business.

Competition

Our business is highly competitive. Competition within the industry is primarily based on service, clinical results and product design, although price competition is an important factor as healthcare providers continue to be concerned with costs. Major competitors in our five product categories are set forth below by market category.

Large Joint Reconstructive Products

Our large joint orthopedic reconstructive devices compete primarily with those offered by DePuy, Inc. (a Johnson & Johnson company), Smith & Nephew plc, Stryker Orthopaedics (a division of Stryker Corp.) and Zimmer, Inc. (a subsidiary of Zimmer Holdings, Inc.). Management believes these four companies, together with Biomet, have the predominant share of the global large joint orthopedic reconstructive device market. We believe that our prices for large joint orthopedic reconstructive devices are competitive with those in the industry. We believe that our future success will depend upon, among other things, our service and responsiveness to our distributors and orthopedic specialists, the continued strong clinical results of our products, and upon our ability to design and market innovative and technologically-advanced products that meet the needs of the marketplace.

Sports, Extremities, Trauma (“S.E.T.”) Devices

Our sports medicine products compete primarily in the areas of procedure-specific implants and instruments, manual instruments and power instruments. Our principal competitors include Smith & Nephew Endoscopy (a division of Smith & Nephew plc), Stryker Corp., Linvatec Corp. (a subsidiary of CONMED Corporation), Mitek (a division of Ethicon, a Johnson & Johnson company), Arthrocare Corp. and Arthrex, Inc.

Our extremity devices primarily compete with those offered by DePuy, Inc. (a Johnson & Johnson company), Tornier, Inc., Zimmer, Inc. (a subsidiary of Zimmer Holdings, Inc.), Wright Medical, Exactech and Stryker Orthopaedics (a division of Stryker Corp.)

Our internal and external fixation devices compete with other such devices primarily on the basis of price, ease of application and clinical results. Our internal fixation product lines compete principally with those of DePuy Synthes (a Johnson & Johnson company), Zimmer, Inc. (a subsidiary of Zimmer Holdings, Inc.), Smith & Nephew plc and Stryker Trauma (a division of Stryker Corp.). The principal competitors in the external fixation market are Smith & Nephew plc, Stryker Trauma (a division of Stryker Corp.), DePuy Synthes (a Johnson & Johnson Company), Zimmer, Inc. (a subsidiary of Zimmer Holdings, Inc.) and Orthofix, Inc. (a subsidiary of Orthofix International N.V.).

Spine and Bone Healing Products

Our spinal fixation systems compete with other spinal fixation systems primarily on the basis of breadth of product line, product recognition and price. The principal spinal fixation competitors are Medtronic Sofamor Danek, Inc. (a subsidiary of Medtronic, Inc.), DePuy Synthes (a Johnson & Johnson Company), Stryker Spine (a division of Stryker Corp.), Zimmer Spine (a subsidiary of Zimmer Holdings, Inc.) and others.

Our osteobiologic products compete with other osteobiologics primarily on the basis of breadth of product line, product recognition and price. The principal competitors in osteobiologics are Medtronic Sofamor Danek, Inc. (a subsidiary of Medtronic, Inc.), DePuy Synthes (a Johnson & Johnson Company), Stryker Spine (a division of Stryker Corp.), Zimmer Spine (a subsidiary of Zimmer Holdings, Inc.) and others.

Our electrical stimulation devices primarily compete with those offered by Orthofix, Inc. (a subsidiary of Orthofix International N.V.), DJO, Inc. (formerly ReAble Therapeutics, Inc.) and Smith & Nephew plc. Competition in the electrical stimulation market is on the basis of product design, service, price and success rates of various treatment alternatives.

Our bracing products consist primarily of back braces, knee braces and immobilizers, wrist and forearm splints, cervical collars, shoulder immobilizers, slings, abdominal braces and ankle supports that compete principally with those offered by Breg, Inc., DJO, Inc. and Össur hf.

Dental Reconstructive Devices

Our dental reconstructive devices compete in the areas of dental reconstructive implants and related products. The primary competitors in the dental implant market include Nobel Biocare AB, Straumann AG, DENTSPLY International, Inc., and Zimmer Dental (a subsidiary of Zimmer Holdings, Inc.).

Other Products

Our craniomaxillofacial fixation products, specialty surgical instrumentation and neurosurgical cranial flap fixation products compete with those offered by DePuy Synthes (a Johnson & Johnson Company), Stryker

Leibinger Micro Implants (a division of Stryker Corp.), KLS-Martin, L.P., Osteomed Corp., Aesculap, Inc., Medtronic, Inc. and Codman & Shurtleff, Inc. (a Johnson & Johnson company).

Raw Materials and Supplies

Our suppliers are a critical element of Biomet’s supply chain. We have established strategic partnerships with key suppliers. This has enabled us to leverage our buying power, establish vendor managed inventory arrangements, enhance product innovation and reduce our risk. Long-term contracts allow us to develop mutually advantageous relationships with our suppliers by providing them with more visibility into our future demand and new product needs. Our Sales, Inventory and Operations Planning (“SIOP”) process balances our inventory position and supply capacity with our forward looking sales plan via an integrated reconciliation process. On a monthly basis, our SIOP process in each business unit reviews demand, supply, and inventory, and identifies potential future capacity or material gaps so that the proper corrective actions can be put in place.

The raw materials used in the manufacture of our orthopedic large joint reconstructive, S.E.T., spine & bone healing and dental devices are principally nonferrous metallic alloys, stainless steel and polyethylene powder. With a few exceptions, none of our raw material requirements are limited to any material extent by critical supply or single origins. The demand for certain raw materials used by us, such as cobalt-chromium alloy and titanium may vary. The primary buyers of these metallic alloys are in the aerospace industry. If the demands of the aerospace industry should increase dramatically, we could experience complications in obtaining these raw materials.

Based on our current relationship with our suppliers, we do not anticipate a material shortage in the foreseeable future. Further, we believe that our inventory of raw materials is sufficient to meet any short-term supply shortages of metallic alloys. The results of our operations are not materially dependent on raw material costs.

Safety stock levels of critical materials are reviewed on a quarterly basis to ensure these stocks are appropriately set. Factors that determine these stock levels include future usage estimates, lead times, forecast accuracy, commodity pricing trends, worldwide market conditions and risk mitigation. In the case of single sourced materials, stock levels are established taking into account potential disruption to supply and, where practical, back-up supply points are identified for contingency.

Environmental Matters

We are subject to various federal, state and local laws and regulations regulating the discharge of materials into the environment and otherwise relating to the protection of the environment. We do not believe that we will be required to spend any material amounts in order to comply with these laws and regulations or that compliance with such laws and regulations will materially affect our capital expenditures, results of operations, financial condition or cash flows.

Employees

As of May 31, 2012, our domestic operations (including Puerto Rico) employed 3,403 persons, of whom 1,764 were engaged in production and 1,639 in research and development, sales, marketing, administrative and clerical efforts. Our international subsidiaries employed 4,601 persons, of whom 2,306 were engaged in production and 2,295 in research and development, sales, marketing, administrative and clerical efforts. None of our principal domestic manufacturing employees are represented by a labor union. The production employees at our Bridgend, South Wales facility are organized. Employees working at the facilities in Berlin, Germany; Valence, France; Swindon, United Kingdom and Valencia, Spain are represented by Workers’ Councils. We believe that our relationship with our employees is satisfactory.

The establishment of our domestic orthopedic reconstructive manufacturing operations in north central Indiana, near other members of the orthopedic industry, provides access to the highly skilled machine operators required for the manufacture of our products. Our European manufacturing locations in South Wales, England, France, Spain, Switzerland and Germany also provide good sources for skilled manufacturing labor. Our Puerto Rican operations principally involve the assembly of purchased components into finished products using a skilled labor force. Our manufacturing operations in Jinhua, Zhejiang Province, and Changzhou, Jiangsu Province, China are growing and currently include approximately 870 persons who are included in the numbers above.

Available Information

Our reports filed or furnished pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are available free of charge in, or may be accessed through, the “Investors” section of our website at www.biomet.com as soon as reasonably practicable after we file or furnish such material with or to the Securities and Exchange Commission, or the SEC. Any materials we file with the SEC are also available to the public at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. In addition, copies of these reports will be made available free of charge, upon written request to our Investor Relations Department at 56 East Bell Drive, Warsaw, IN 46582.

The information on Biomet’s website is not included as part of, nor incorporated by reference into, this Annual Report on Form 10-K except to the extent such information is separately set forth herein.

Item 1A.	Risk Factors

The following factors, among others, could cause our future results to differ from those contained in forward-looking statements made in this annual report and presented elsewhere by management from time to time. Such factors, among others, may have a material adverse effect on our business, financial condition, results of operations and cash flows. The risks identified in this section are not exhaustive. We operate in a dynamic and competitive environment. New risk factors affecting us emerge from time to time and it is not possible for management to predict all such risk factors. Further, it is not possible to assess the impact of all risk factors on our business or the extent to which any single factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these inherent risks and uncertainties, investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. In addition, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following discussion of our risk factors speaks only as of the date on which they were made and should be read in conjunction with the consolidated financial statements and related notes included herein. Because of these and other factors, past financial performance should not be considered an indication of future performance. Any of the following risks could materially adversely affect our business, financial condition, results of operations or cash flows.

Risks Relating to Our Business

Our future profitability depends on the success of our large joint reconstructive products.

Sales of our large joint reconstructive products accounted for approximately 60% for each of the three years ended May 31, 2012, 2011 and 2010. We expect sales of reconstructive products to continue to account for a significant portion of our aggregate sales. Any event adversely affecting the sale of reconstructive products may, as a result, adversely affect our business, financial condition, results of operations and cash flows.

If we are unable to continue to develop and market new products and technologies in a timely manner or at all, the demand for our products may decrease or our products could become obsolete, and our revenue and profitability may decline.

The market for our products is highly competitive and dominated by a small number of large companies. We are continually engaged in product development, research and improvement efforts. New products and line extensions of existing products represent a significant component of our growth rate. Our ability to continue to grow sales effectively depends on our capacity to keep up with existing or new products and technologies in the musculoskeletal products market. The process of obtaining regulatory approvals to market a medical device, particularly from the FDA and certain foreign governmental authorities, can be costly and time consuming and approvals and clearances might not be granted for future products on a timely basis, if at all. On July 29, 2011, the Institute of Medicine (“IoM”) published a report of its review of the 510(k) clearance program to FDA. The IoM report recommended that the FDA pursue a legislative change from the current 510(k) process to an integrated premarket and post-market regulatory framework. It is uncertain if these recommendations will ultimately be pursued. If they are pursued, it is possible we will be required to submit additional clinical and manufacturing information with respect to premarket applications in the future, resulting in increased costs and increased delay in introducing products to the market. Other devices we develop and market fall into a class of products for which the FDA has implemented stringent clinical investigation and PMA requirements. The PMA process requires us to provide clinical and laboratory data that establishes that the new medical device is safe and effective. The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA relating to design, materials, bench and animal testing and human clinical data constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use. In addition, if our competitors’ new products and technologies reach the market before our products, they may gain a competitive advantage or render our products obsolete. The ultimate success of our product development efforts will depend on many factors, including, but not limited to, our ability to create innovative designs and materials, provide innovative surgical techniques, accurately anticipate and meet customers’ needs, commercialize new products in a timely manner, and manufacture and deliver products and instrumentation in sufficient volumes on time. Moreover, research and development efforts may require a substantial investment of time and resources before we are adequately able to determine the commercial viability of a new product, technology, material or other innovation. Even in the event that we are able to successfully develop innovations, they may not produce revenue in excess of the costs of development and may be quickly rendered obsolete as a result of changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

In addition to the impact of the 2.3% excise tax on our results of operations beginning in our fiscal year ending May 31, 2013 following enactment of the Patient Protection and Affordable Health Care Act (H.R. 3590), our business, financial condition, results of operations and cash flows could be significantly and adversely affected if this legislation ultimately results in lower reimbursements for our products or reduced medical procedure volumes or if certain other types of healthcare reform programs are adopted in our key markets.

In the United States, healthcare providers that purchase our products (e.g., hospitals, physicians, dentists and other healthcare providers) generally rely on payments from third-party payors (principally federal Medicare, state Medicaid and private health insurance plans) to cover all or a portion of the cost of our musculoskeletal products. These third-party payors may deny reimbursement if they determine that a device used in a procedure was not in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors may also decline to reimburse for experimental procedures and devices. In the event that third-party payors deny coverage or reduce their current levels of reimbursement, we may be unable to sell certain products on a profitable basis, thereby materially adversely impacting our results of operations. Further, third-party payors are continuing to carefully review their coverage policies with respect to existing and new therapies and can, without notice, deny coverage for treatments that may include the use of our products.

In March 2010, the U.S. Congress adopted and President Obama signed into law comprehensive healthcare reform legislation through the passage of the Patient Protection and Affordable Health Care Act (H.R. 3590) and the Healthcare and Education Reconciliation Act (H.R. 4872). Among other initiatives, these bills impose a 2.3% excise tax on domestic sales of medical devices following December 31, 2012, which is estimated to contribute approximately $20 billion to healthcare reform. The law was upheld by a Supreme Court decision that was announced on June 28, 2012. Various healthcare reform proposals have also emerged at the state level. Outside of the excise tax, which will impact results of operations following December 31, 2012, we cannot predict with certainty what healthcare initiatives, if any, will be implemented at the state level, or what the ultimate effect of federal healthcare reform or any future legislation or regulation will have on us. However, an expansion in government’s role in the U.S. healthcare industry may lower reimbursements for our products, reduce medical procedure volumes and adversely affect our business and results of operations, possibly materially.

Outside of the United States, reimbursement systems vary significantly from country to country. In the majority of the international markets in which our products are sold, government-managed healthcare systems mandate the reimbursement rates and methods for medical devices and procedures. If adequate levels of reimbursement from third-party payors outside of the United States are not obtained, international sales of our products may decline. Many foreign markets, including Canada, and some European and Asian countries, have tightened reimbursement rates. Our ability to continue to sell certain products profitably in these markets may diminish if the government-managed healthcare systems continue to reduce reimbursement rates.

Our business, financial condition, results of operations and cash flows could be significantly and negatively affected by substantial government regulations.

Our products are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. Overall, there appears to be a trend toward more stringent regulation throughout the world, and we do not anticipate this trend to dissipate in the near future.

In general, the development, testing, manufacturing and marketing of our products are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. The regulatory process requires the expenditure of significant time, effort and expense to bring new products to market. In addition, we are required to implement and maintain stringent reporting, labeling and record keeping procedures. The medical device industry also is subject to a myriad of complex laws and regulations governing Medicare and Medicaid reimbursement and healthcare fraud and abuse laws, with these laws and regulations being subject to interpretation. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In certain public statements, governmental authorities have taken positions on issues for which little official interpretation was previously available. Some of these positions appear to be inconsistent with common practices within the industry but have not previously been challenged.

Various federal and state agencies have become increasingly vigilant in recent years in their investigation of various business practices. Governmental and regulatory actions against us can result in various actions that could adversely impact our operations, including:

•	the recall or seizure of products;

•	the suspension or revocation of the authority necessary for the production or sale of a product;

•	the suspension of shipments from particular manufacturing facilities;

•	the imposition of fines and penalties;

•	the delay of our ability to introduce new products into the market;

•

the exclusion of our products from being reimbursed by federal and state health care programs (such as Medicare, Medicaid, Veterans Administration health programs and Civilian Health and Medical Program Uniformed Service (“CHAMPUS”); and

•	other civil or criminal sanctions against us.

Any of these actions, in combination or alone, or even a public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In many of the foreign countries in which we market our products, we are subject to regulations affecting, among other things, clinical efficacy, product standards, packaging requirements, labeling requirements, import/export restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our devices and products in these countries, such as the European Medical Devices Directive, are similar to those of the FDA. In addition, in many countries the national health or social security organizations require our products to be qualified before they can be marketed with the benefit of reimbursement eligibility. Failure to receive or delays in the receipt of relevant foreign qualifications also could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As both the U.S. and foreign government regulators have become increasingly stringent, we may be subject to more rigorous regulation by governmental authorities in the future. Our products and operations are also often subject to the rules of industrial standards bodies, such as the ISO. If we fail to adequately address any of these regulations, our business will be harmed.

Certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act may soon require us to report on “conflict minerals” used in our products and the due diligence plan we put in place to track whether such minerals originate from the Democratic Republic of Congo and adjoining countries. The implementation of these requirements could affect the sourcing and availability of minerals used in certain of our products.

We, like other companies in the orthopedic industry, are involved in governmental investigations, the results of which may adversely impact our business and results of operations.

In September 2010, we received a Civil Investigative Demand (“CID”) issued by the U.S. Department of Justice Civil Division pursuant to the False Claims Act. The CID requests that we provide documents and testimony related to allegations that we and OtisMed Corp. and Stryker Corp. have violated the False Claims Act relating to the marketing of, and payment submissions for, OtisMed’s OtisKnee™ (a registered trademark of Otis Med) knee replacement system. We have produced responsive documents and are fully cooperating in the investigation. We can make no assurances as to the time or resources that will be needed to devote to this inquiry or its final outcome.

In February 2010, we received a subpoena from the Office of the Inspector General of the U.S. Department of Health and Human Services requesting various documents relating to agreements or arrangements between physicians and our Interpore Cross subsidiary for the period from 1999 through the present and the marketing and sales activities associated with Interpore Cross’ spinal products. We are cooperating with the request of the Office of the Inspector General. We can make no assurances as to the time or resources that will be needed to devote to this inquiry or its final outcome.

In April 2009, we received an administrative subpoena from the U.S. Attorney’s Office for the District of Massachusetts requesting various documents relating primarily to the Medicare reimbursement of and certain business practices related to our EBI subsidiary’s non-invasive bone growth stimulators. It is our understanding that competitors in the non-invasive bone growth stimulation market received similar subpoenas. We received subsequent subpoenas in connection with the investigation in September 2009, June 2010 and February 2011 along with several informal requests for information. We are producing responsive documents and are fully cooperating in the investigation. We can make no assurances as to the time or resources that will be needed to devote to this investigation or its final outcome.

In April 2009, we became aware of a qui tam complaint alleging violations of the federal and various state False Claims Acts filed in the United States District Court for the District of Massachusetts, where it is currently pending. Biomet, LVB and several of our competitors in the non-invasive bone growth stimulation market were named as defendants in this action. The allegations in the complaint are similar in nature to certain categories of requested documents in the above-referenced administrative subpoenas. The U.S. government has not intervened in the action. We are vigorously defending this matter and intend to continue to do so. We can make no assurances as to the time or resources that will be needed to devote to this investigation or its final outcome.

On September 25, 2007, we received a letter from the SEC informing us that it was conducting an informal investigation regarding possible violations of the Foreign Corrupt Practices Act (“FCPA”), in the sale of medical devices in certain foreign countries by companies in the medical devices industry. The FCPA prohibits U.S. companies and their officers, directors, employees, shareholders acting on their behalf and agents from offering, promising, authorizing or making payments to foreign officials for the purpose of obtaining or retaining business abroad or otherwise obtaining favorable treatment and this law requires companies to maintain records which fairly and accurately reflect transactions and to maintain internal accounting controls. In many countries, hospitals and clinics are government-owned and healthcare professionals employed by such hospitals and clinics, with whom we regularly interact, may meet the definition of a foreign official for purposes of the FCPA. If we are found to have violated the FCPA, we may face sanctions including fines, criminal penalties, disgorgement of profits and suspension or debarment of our ability to contract with government agencies or receive export licenses. On November 9, 2007, we received a letter from the Department of Justice (“DOJ”) requesting any information provided to the SEC be provided to the Department of Justice on a voluntary basis.

On March 26, 2012, Biomet entered into a Deferred Prosecution Agreement (“DPA”) with the DOJ and a Consent to Final Judgment (“Consent Agreement”) with the SEC related to these investigations by the DOJ and the SEC. Pursuant to the DPA, the DOJ has agreed not to prosecute the Company in connection with this matter, provided that the Company satisfies its obligations under the agreement over the next three years. In addition, pursuant to the terms of the DPA, an independent external compliance monitor has been appointed to review the Company’s compliance with the DPA, particularly in relation to the Company’s international sales practices, for at least the first 18 months of the three year term of the DPA. The Company agreed to pay a monetary penalty of $17.3 million to resolve the charges brought by the DOJ. The terms of the DPA and the associated monetary penalty reflect the Company’s full cooperation throughout the investigation.

The Company contemporaneously reached a Consent Agreement with the SEC to settle civil claims related to this matter. As part of the Consent Agreement, Biomet agreed to the SEC’s entry of a Final Judgment requiring Biomet to disgorge profits and pay prejudgment interest in the aggregate amount of $5.6 million.

From time to time, we have been, and may be in the future, the subject of additional investigations. If, as a result of these investigations described above or any additional investigations, we are found to have violated one or more applicable laws, our business, financial condition, results of operations and cash flows could be materially adversely affected. If some of our existing business practices are challenged as unlawful, we may have to modify those practices, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Compliance with the terms of the Corporate Integrity Agreement and the Deferred Prosecution Agreement requires cooperation by many employees and others and may divert substantial financial and human resources from our other business activities.

On September 27, 2007 we entered into a Deferred Prosecution Agreement with the U.S. Attorney’s Office for the District of New Jersey. The agreement concluded the government’s investigation into whether consulting agreements between the largest orthopedic manufacturers and orthopedic surgeons who use joint reconstruction and replacement products may have violated the federal Anti-Kickback Statute. Through the agreement, the U.S. Attorney’s Office agreed not to prosecute Biomet, Inc. and our wholly-owned subsidiary Biomet Orthopedics, LLC in connection with this matter, provided that we satisfied our obligations under the agreement for 18 months subsequent to September 27, 2007. The agreement called for the appointment of an independent monitor to review our compliance with the agreement, particularly in relation to our consulting agreements. The independent monitor filed a final report with the U.S. Attorney’s Office for the period from September 27, 2007 through March 1, 2009. On March 27, 2009, the Deferred Prosecution Agreement expired and the complaint was dismissed with prejudice.

As part of the resolution of this matter, we entered into a Corporate Integrity Agreement with the Office of the Inspector General of the U.S. Department of Health and Human Services (“OIG-HHS”). The agreement requires us for five years subsequent to September 27, 2007 to continue to adhere to our Code of Business Conduct and Ethics and certain other provisions, including reporting requirements.

On March 26, 2012, Biomet entered into a Deferred Prosecution Agreement with the DOJ related to the DOJ’s FCPA investigation. Pursuant to the Deferred Prosecution Agreement, the DOJ has agreed not to prosecute the Company in connection with this matter, provided that the Company satisfies its obligations under the agreement over the next three years. In addition, pursuant to the terms of the Deferred Prosecution Agreement, an independent external compliance monitor has been appointed to review the Company’s compliance with the Deferred Prosecution Agreement, particularly in relation to the Company’s international sales practices, for at least the first 18 months of the three year term of the Deferred Prosecution Agreement.

Refer to “Note 16—Contingencies” under Part II, Item 8 of this report for a description of the outcome of the FCPA investigation of the Company by the SEC and DOJ.

Compliance with these agreements requires substantial cooperation of our employees, distributors and sales agents and the healthcare professionals with whom they interact. These efforts not only involve expense, but also require management and other key employees to focus extensively on these matters.

We could be subject to further governmental investigations or actions by other third parties as a result of our settlement with the Department of Justice and OIG-HHS.

We are subject to various federal and state laws concerning healthcare fraud and abuse, including false claims laws and anti-kickback laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, fines, imprisonment and, within the United States, exclusion from participation in government healthcare programs, including Medicare, Medicaid and Veterans Administration (VA) health programs. These laws are administered by, among others, the DOJ, the OIG-HHS and state attorneys general. Many of these agencies have increased their enforcement activities with respect to medical device manufacturers in recent years.

As a result of our settlement with the DOJ and SEC related to the FCPA investigation described above, we may be subject to further governmental investigations by foreign governments or other claims by third parties arising from the conduct subject to the investigation.

We intend to review and take appropriate actions with respect to any such investigations or proceedings; however, we cannot assure you that the costs of defending or fines imposed in resolving those civil or criminal investigations or proceedings would not have a material adverse effect on our financial condition, results of operations and cash flows.

The current global economic uncertainties may adversely affect our results of operations.

Our results of operations could be substantially affected not only by global economic conditions, but also by local operating and economic conditions, which can vary substantially by market. Unfavorable conditions can depress sales in a given market and may result in actions that adversely affect our margins, constrain our operating flexibility or result in charges which are unusual or non-recurring. Certain macroeconomic events, such as the current adverse conditions in the global economy, including most recently with the market disruptions caused by the economic and political challenges facing specific Eurozone countries such as Greece, Ireland, Italy, Portugal, and Spain, could have a more wide-ranging and prolonged impact on the general business environment, which could also adversely affect us. These economic developments could affect us in numerous ways, many of which we cannot predict. Among the potential effects could be an increase in our variable interest rates, an inability to access credit markets should we require external financing, and further impairments of our goodwill and other intangible assets. In addition, it is possible that further deteriorating economic conditions, and resulting federal budgetary concerns, could prompt the federal government to make significant changes in the Medicare program, which could adversely affect our results of operations. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions, or the effects these disruptions and conditions could have on us.

We have a significant amount of trade receivables with national healthcare systems in many countries. We continue to monitor the collectability of such receivables in view of the current economic state of many foreign countries as payment is dependent upon the financial stability of the economies of those countries. For instance, we believe the credit and economic conditions within Greece, Ireland, Italy, Portugal and Spain, among other members of the European Union, have continued to deteriorate. These conditions have resulted in, and may continue to result in, an increase in the average length of time that it takes to collect on our accounts receivable outstanding in these countries. As of May 31, 2012, our orthopedic net accounts receivable in these countries totaled over $70.0 million. During fiscal year 2010 we did recognize $9.3 million of expense to adjust our public accounts receivable in Greece to its expected net realizable value based upon the Greek government’s settlement of certain past due healthcare liabilities with long-term zero coupon bonds. We currently hold Greek bonds with a fair value of $6.3 million at May 31, 2012. Further, there have been widely publicized concerns with respect to the overall stability of the Euro as a single currency, given the economic and political challenges facing the Eurozone countries described above. The collapse of the Euro as a common European currency, the withdrawal of one or more member countries from the EU or continuing deterioration in the creditworthiness of the Eurozone countries could adversely affect our revenues, financial condition or results of operations.

We are subject to cost-containment efforts of group purchasing organizations, which may have a material adverse effect on our financial condition, results of operations and cash flows.

Many customers of our products have joined group purchasing organizations in an effort to contain costs. Group purchasing organizations negotiate pricing arrangements with medical supply manufacturers and distributors, and these negotiated prices are made available to a group purchasing organization’s affiliated hospitals and other members. If we are not one of the providers selected by a group purchasing organization, affiliated hospitals and other members may be less likely to purchase our products, and if the group purchasing organization has negotiated a strict compliance contract for another manufacturer’s products, we may be precluded from making sales to members of the group purchasing organization for the duration of the contractual arrangement. Our failure to respond to the cost-containment efforts of group purchasing organizations may cause us to lose market share to our competitors and could have a material adverse effect on our sales, financial condition, results of operations and cash flows.

We conduct a significant amount of our sales activity outside of the United States, which subjects us to additional business risks and may adversely affect our results due to increased costs.

During the year ended May 31, 2012, we derived approximately 40% of our net sales from sales of our products outside of the United States. We intend to continue to pursue growth opportunities in sales internationally, which could expose us to additional risks associated with international sales and operations. Our international operations are, and will continue to be, subject to a number of risks and potential costs, including:

•	changes in foreign medical reimbursement policies and programs;

•	unexpected changes in foreign regulatory requirements;

•	differing local product preferences and product requirements;

•	diminished protection of intellectual property in some countries outside of the United States;

•	differing payment cycles;

•	trade protection measures, import or export licensing requirements and compliance with economic sanctions laws and regulations;

•	the application of U.S. and U.K. regulatory and anti-corruption laws to our international operations;

•	difficulty in staffing, training and managing foreign operations;

•	differing legal regulations and labor relations;

•	potentially negative consequences from changes in tax laws (including potential taxes payable on earnings of foreign subsidiaries upon repatriation); and

•	political and economic instability.

In addition, we are subject to risks arising from currency exchange rate fluctuations, which could increase our costs and may adversely affect our results. The U.S. dollar value of our foreign-generated revenues varies with currency exchange rate fluctuations. Measured in local currency, the majority of our foreign-generated revenues were generated in Europe. Significant increases in the value of the U.S. dollar relative to foreign currencies could have a material adverse effect on our results of operations.

Recently, there have been widely publicized concerns with respect to the overall stability of the Euro as a single currency, given the economic and political challenges facing several Eurozone countries, including Greece, Ireland, Italy, Portugal and Spain. The collapse of the Euro as a common European currency, the withdrawal of one or more member countries from the EU or continuing deterioration in the creditworthiness of the Eurozone countries could adversely affect our revenues, financial condition or results of operations.

Any of these factors may, individually or collectively, have a material adverse effect on our business, financial condition, results of operations and cash flows.

We conduct manufacturing operations outside of the United States and are in the process of transitioning certain manufacturing operations to China, which will expose us to additional business risks.

In addition to our principal executive offices, we maintain more than 50 other manufacturing facilities, offices and warehouse facilities in various countries and regions, including Canada, Europe, Asia Pacific and Latin America.

We currently conduct operations in Jinhua, Zhejiang Province, China and Changzhou, Jiangsu Province, China. Our future business strategy may involve the operation of other manufacturing facilities in China. As a result of this initiative, we will be exposed to all the risks inherent in operating in an emerging market like China. In recent years the Chinese economy has undergone various developments, including beginning the transition from a more heavily government influenced-planned economy to a more market-oriented economy. Despite this transition, the Chinese government continues to own significant production assets and exercises significant control over economic growth. Our international operations, including our planned expansion in China, may be subject to greater or new political, legal and economic risks than those faced by our operations in the United States, including such risks as those arising from:

•

unexpected changes in foreign or domestic legal, regulatory or governmental requirements or approvals, such as those related to taxation, lending, import and tariffs, environmental regulations, land use rights, intellectual property and other matters;

•	unexpected increases in taxes, tariffs and other assessments;

•	diminished protection of intellectual property;

•	trade protection measures and import or export licensing requirements;

•	difficulty in staffing, training and managing foreign operations;

•	differing legal and labor regulations;

•	political and economic instability; and

•	operating in a market with a less developed supply chain, transportation and distribution infrastructure.

Due to these inherent risks, there can be no assurance that we will achieve any anticipated benefits from transitioning manufacturing operations to China and any of these factors may, individually or as a group, have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business and financial performance may be adversely affected by our inability to effectively implement our global reconstructive product reorganization initiative.

As of the fourth quarter of fiscal year 2011, we commenced a global reconstructive products reorganization program. The program includes the reorganization of our domestic and international reconstructive products corporate structure. Projected costs and savings associated with this program are subject to a variety of risks.

There can be no assurance that we will be able to continue to implement the reorganization successfully or that we will realize the projected benefits of this initiative. If we are unable to realize the anticipated benefits and efficiencies of the reorganization program, our business may be adversely affected. Moreover, our continued implementation of our reorganization program may have a material adverse effect on our business, financial condition, results of operations and cash flows.

If pricing pressures cause us to decrease prices for our goods and services and we are unable to compensate for such reductions through product mix and reductions to our expenses, our results of operations will suffer.

We may experience decreasing prices for our goods and services we offer due to pricing pressure exerted by our customers in response to increased cost containment efforts from managed care organizations and other third-party payors and increased market power of our customers as the medical device industry consolidates. If we are unable to offset such price reductions through product mix or reductions in our expenses, our business, financial condition, results of operations and cash flows will be adversely affected.

Quality problems with our manufacturing processes or our goods and services could significantly and adversely affect both our reputation for producing high-quality products and our results of operations.

Our ability to manufacture and supply high-quality goods and services is critical to the marketing success of our goods and services. If we fail to satisfy our ISO quality standards, our reputation could be significantly harmed, resulting in the loss of customers and market share and significantly and adversely affecting our business, financial condition, results of operations and cash flows.

Inventory may become obsolete due to shortened product life cycles, reduced product demand or changes in market conditions, resulting in inventory write-downs that may adversely affect our results of operations, possibly materially.

In our industry, inventory is routinely placed at hospitals to provide the healthcare provider with the appropriate product when needed. Because product usage tends to follow a bell curve, larger and smaller sizes of inventory are provided, but infrequently used. In addition, the musculoskeletal market is highly competitive, with new products, raw materials and procedures being introduced continually, which may make those products currently on the market obsolete. We make estimates regarding the future use of these products and provide a provision for excess and obsolete inventory. If actual product life cycles, product demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required, which would adversely affect our business, financial condition, results of operations and cash flows.

Our business may be harmed as a result of product liability litigation.

Our involvement in the manufacture and sale of medical devices creates exposure to risks of product liability claims, particularly in the United States. In the past, we have received product liability claims relating to our products and anticipate that we will continue to receive claims in the future, some of which could have a material adverse impact on our business. In addition, we could experience a material design or manufacturing failure in our products, a quality system failure, other safety issues or heightened regulatory scrutiny that would warrant a recall of some of our products. Our existing product liability insurance coverage may be inadequate to satisfy liabilities we might incur. Moreover, even if any product liability loss is covered by an insurance policy, these policies have substantial self-insured retentions or deductibles that we remain responsible for. If a product liability claim or series of claims is brought against us for uninsured liabilities or is in excess of our insurance coverage limits, our business could suffer and our financial condition, results of operations and cash flow could be materially adversely impacted.

We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

The musculoskeletal products industry is highly litigious with respect to the enforcement of patents and other intellectual property rights. In some cases, intellectual property litigation may be used to gain a competitive advantage. We have in the past and may in the future become a party to lawsuits involving patents or other intellectual property. A legal proceeding, regardless of the outcome, could put pressure on our financial resources and divert the time, energy and efforts of our management.

A successful claim of patent or other intellectual property infringement against us could adversely affect our growth and results of operations, in some cases materially. From time to time, we receive notices from third parties of potential infringement and receive claims of potential infringement. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claims that our products infringed their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues.

The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction preventing us from manufacturing, selling or using some of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In January 2009, Heraeus Kulzer GmbH initiated legal proceedings in Germany against Biomet Inc. and our subsidiary, Biomet Europe BV, alleging that we and Biomet Europe BV misappropriated Heraeus Kulzer trade secrets when developing our new lines of European bone cements. The lawsuit seeks damages in excess of €30 million and injunctive relief to preclude us from producing our current line of European bone cements. We are vigorously defending this matter and intend to continue to do so. We can make no assurance as to the time or resources that will be needed to devote to this litigation or its final outcome.

The conditions of the U.S. and international capital markets may adversely affect our ability to draw on our current revolving credit facilities as well as the value of certain of our investments.

We believe that our cash, other liquid assets and operating cash flow, together with available borrowings and potential access to credit and capital markets, will be sufficient to meet our operating expenses, research and development costs and capital expenditures and service our debt requirements as they become due. However, our ongoing ability to meet our substantial debt service and other obligations will be dependent upon our future performance, which will be subject to business, financial and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, support our operations and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, sell assets or borrow more money. We may not be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.

If financial institutions that have extended credit commitments to us are adversely affected by the conditions of the U.S. and international capital markets, they may become unable to fund borrowings under their credit commitments to us, which could have a material adverse impact on our financial condition and our ability to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.

Loss of our key management and other personnel, or an inability to attract such management and other personnel, could impact our business.

We depend on our senior managers and other key personnel to run our business and on technical experts to develop new products and technologies. The loss of any of these senior managers or other key personnel could adversely affect our operations. Competition for qualified employees is intense, and the loss of qualified employees or an inability to attract, retain and motivate additional highly skilled employees required for the management, operation and expansion of our business could hinder our ability to expand, conduct research and development activities successfully and develop marketable products.

If we fail to retain our existing relationships with our independent sales agents and distributors or establish relationships with different agents and distributors, our results of operations may be negatively impacted.

Our revenues and profitability depend largely on the ability of independent sales agents and distributors to sell our products to customers. Typically, these agents and distributors have developed long-standing relationships with our customers and provide our customers with the necessary training and product support relating to our products. If we fail to retain our existing relationships with these agents and distributors or establish relationships with different agents and distributors, our results of operations may be negatively impacted.

We may record future goodwill and/or intangible impairment charges related to one or more of our business units, which could materially adversely impact our results of operations.

We test our goodwill and indefinite lived intangible asset balances as of March 31 of each fiscal year for impairment. We test these balances more frequently if indicators are present or changes in circumstances suggest that impairment may exist. In evaluating the potential for impairment we make assumptions regarding revenue projections, growth rates, cash flows, tax rates, and discount rates. These assumptions are uncertain and by nature can vary from actual results. Various future events could have a negative impact on the fair value of our reporting units’ goodwill and indefinite lived intangibles when the annual or interim impairment test is completed. The events include, but are not limited to:

•	our ability to sustain sales and earnings growth;

•	the effect of anticipated changes in the size, health and activities of the population or on the demand for our products;

•	our ability and intent to expand in key international markets;

•	the timing and anticipated outcome of clinical studies;

•	assumptions concerning anticipated product developments and emerging technologies;

•	our continued investment in new products and technologies;

•	the ultimate marketability of products currently being developed;

•	our success in achieving timely approval or clearance of our products with domestic and foreign regulatory entities; and

•	the stability of certain foreign economic markets.

We recorded a goodwill and intangible asset impairment charge of $529.8 million in the fourth quarter of fiscal year 2012 that was primarily related to the Company’s spine and bone healing reporting unit and dental reporting unit, principally driven by a reduction in management’s expectations of long-term industry growth rates compared to prior estimates.

A natural or man-made disaster could have a material adverse effect on our business.

We have 14 manufacturing operations located throughout the world. However, a significant portion of our products are produced at and shipped from our facility in Warsaw, Indiana. In the event that this facility is severely damaged or destroyed as a result of a natural or man-made disaster, we would be forced to shift production to our other facilities and/or rely on third-party manufacturers. Our existing business interruption insurance coverage may be inadequate to satisfy liabilities we might incur in such a situation. If a business interruption claim or series of claims is in excess of our insurance coverage limits, or is not otherwise covered in whole or in part by our insurance coverage, our business could suffer and our financial condition, results of operations and cash flow could be materially adversely impacted.

Failure to successfully integrate acquired businesses into our operations or to otherwise successfully execute strategic transactions could adversely affect our business.

We may, from time to time, consider and take advantage of selected opportunities to grow by acquiring businesses whose operations or product lines fit well within our existing businesses or whose geographic location or market position would enable us to expand into new markets. Our ability to implement this expansion strategy will, however, depend on whether any suitable businesses are available at suitable valuations, how much money we can spend and maintaining our customer base. Any acquisition that we make could be subject to a number of risks, including failing to discover liabilities of the acquired company for which we may be responsible as a successor owner or operator despite any investigation we may make before the acquisition, our inability to assimilate the operations and personnel of the acquired company, the loss of key personnel in the acquired company and any adverse impact on our financial statements from the amortization of acquired intangible assets or the creation of reserves or write-downs. We may not be able to adequately meet these challenges, and any failure to do so could adversely affect our business, financial condition, results of operations and cash flows. In addition, if we incur additional indebtedness to finance these acquisitions, the related risks we face from our already substantial level of indebtedness could intensify.

On June 15, 2012, we announced the initial closing of the previously announced $280.0 million acquisition of the worldwide trauma business of DePuy Orthopaedics, Inc. Our integration of the operations of the acquired business requires significant efforts, including the coordination of complex information technology environments, research and development, sales and marketing, operations, manufacturing and finance.

On June 4, 2012, we disclosed our intention to pursue strategic exploratory work to separate our Biomet 3i dental business (“Biomet 3i”) in a tax-free spin-off. There can be no assurance that the evaluation of a potential separation of Biomet 3i will result in a separation. Any such transaction would be subject to customary conditions, including receipt of regulatory approvals, an opinion from tax counsel and a favorable ruling from the Internal Revenue Service to ensure the tax-free status of the spin-off, execution of intercompany agreements, further due diligence as appropriate, and final approval by our board of directors. We are in the process of developing detailed plans for the board of directors’ further consideration and final approval. To execute such a separation requires further work on structure, management, governance, transition services and other matters, which is expected to take several months. Any such separation of a business of the size and complexity as Biomet 3i is subject to a variety of risks, including our inability to effectively separate the operations and personnel of Biomet 3i, any adverse impact on our financial statements from the reduction in assets, revenues and earnings of the separated business or failing to identify and effectively address any contingent liabilities resulting from the separation of the acquired business.

The integration efforts related to the DePuy Trauma acquisition and the strategic exploratory work to separate Biomet 3i require significant expenses and involve significant amounts of management’s time that cannot be dedicated to other initiatives. We may not be able to adequately meet these challenges, and any failure to do so could adversely affect our business, financial condition, results of operations and cash flows.

We are increasingly dependent on sophisticated information technology and if we fail to properly maintain the integrity of our data, our business could be adversely affected.

We are increasingly dependent on sophisticated information technology for our products and infrastructure. As a result of technology upgrades, recently enacted regulations, improvements in our system platforms and integration of new business acquisitions, we have been consolidating and integrating the number of systems we operate and have upgraded and expanded our information systems capabilities. Our information systems require an ongoing commitment of significant resources to maintain, protect, and enhance existing systems and keep information technology systems current. In addition, our obligations to protect patient and customer information have increased significantly. Third parties may attempt to hack into our products or systems and may obtain data relating to patients with our products or our proprietary information. If we fail to maintain or protect our information systems and data integrity effectively, we could lose existing customers, have difficulty preventing, detecting, and controlling fraud, have disputes with customers, physicians, and other health care professionals, have regulatory sanctions or penalties imposed, incur expenses or lose revenues as a result of a data privacy breach, or suffer other adverse consequences. There can be no assurance that our process of consolidating the number of systems we operate, upgrading and expanding our information systems capabilities, protecting and enhancing our systems and developing new systems to keep pace with continuing changes in information processing technology will be successful or that additional systems issues will not arise in the future.

Risks Related to Our Indebtedness

Our substantial level of indebtedness could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes in our business and our ability to incur additional indebtedness to fund future needs.

We are highly leveraged. As of May 31, 2012, we had total indebtedness of $5,827.8 million. The following chart shows our level of indebtedness as of May 31, 2012:

(in millions)
Non-U.S. facility	$3.5
Term loan facilities	3,274.3
Cash flow revolving credit facilities	—
Asset-based revolving credit facility	—
Senior cash pay notes	761.0
Senior PIK toggle notes	771.0
Senior subordinated notes	1,015.0
Premium on debt	3.0

Total	$5,827.8

As of May 31, 2012, we had outstanding approximately $3,274.3 million in aggregate principal amount of indebtedness under our senior secured credit facilities that bears interest at a floating rate. The principal amount outstanding under our term loan facilities will be due and payable in full at maturity, seven and a half years from September 25, 2007. The principal amount outstanding under our senior secured cash flow revolving credit facilities will be due and payable in full at maturity, six years from September 25, 2007. The principal amount under our senior secured asset-based revolving credit facility will be due and payable in full at maturity, six years from September 25, 2007. On August 2, 2012, we entered into an amendment and restatement agreement that amended our existing senior secured credit facilities. The amendment (i) extends the maturity of approximately $1,007.2 million of our U.S. dollar-denominated term loans and approximately €631.3 million of our euro-denominated term loans under the credit facility to July 25, 2017 and (ii) refinances and replaces the existing alternative currency revolving credit commitments under the credit facility with a new class of alternative currency revolving credit commitments in an aggregate amount of $165.0 million and refinances and replaces the existing U.S. dollar revolving credit commitments under the credit facility with a new class of U.S. dollar-denominated revolving credit commitments in an aggregate amount of $165.0 million. The new revolving credit commitments will mature on April 25, 2017, except that if as of December 23, 2014, there is an outstanding aggregate principal amount of non-extended U.S. dollar and euro term loans in excess of $200.0 million, then such revolving credit commitments will mature on December 24, 2014. The remaining term loans of the lenders under the senior secured credit facilities who did not elect to extend such loans will continue to mature on March 25, 2015.

On August 8, 2012 we completed our offering of $1.0 billion aggregate principal amount of new 6.500% senior notes. We expect to use the net proceeds of this offering to fund a tender offer for any and all of our outstanding senior toggle notes, including related fees and expenses, and to purchase, redeem, defease or otherwise acquire or retire our outstanding indebtedness.

We have also entered into a series of interest rate swap agreements to fix the interest rates on approximately 50% of the borrowings under our senior secured credit facilities.

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences. For example, it could:

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in an event of default under the indentures governing the notes and the agreements governing such other indebtedness;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other purposes;

•	increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	increase the risk we assess with our counterparties which could affect the fair value of our derivative instruments related to our debt facilities noted above;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	limit our noteholders’ rights to receive payments under the notes if secured creditors have not been paid;

•

limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes; and

•

prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indentures governing the notes.

Restrictions imposed by the indentures governing the notes, our senior secured credit facilities and our other outstanding indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

The agreements governing our indebtedness, including the indentures governing the notes, contain various covenants that limit our discretion in the operation of our business and also require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us. The agreements governing our indebtedness, including the indentures governing the notes, restrict our and our restricted subsidiaries’ ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries;

•	consolidate or merge;

•	create liens; and

•	enter into sale and lease-back transactions.

The terms of our senior secured credit facilities also restrict LVB from conducting any business or operations other than, among others, (i) owning Biomet, Inc., (ii) maintaining its legal existence, (iii) performing its obligations with respect to the senior secured credit facilities and the indentures governing the notes, (iv) publicly offering its common stock, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its subsidiaries and guaranteeing the obligations of its subsidiaries, or (vi) providing indemnification to its officers and directors.

In addition, although the agreements governing our senior secured credit facilities and the indentures governing the notes do not require us to comply with any financial ratio maintenance covenants, if less than $35.0 million (plus 10% of any increased commitments thereunder) were available under our asset-based revolving credit facility at any time, we would not be permitted to borrow any additional amounts under our asset-based revolving credit facility unless we maintain a certain pro forma ratio of (a) Consolidated Adjusted EBITDA minus Capital Expenditures minus Cash Taxes to (b) Consolidated Fixed Charges (as such terms are defined in our asset-based revolving credit facility). In the event of a default under any of our senior secured credit facilities, the lenders could elect to declare all amounts outstanding under the agreements governing our senior secured credit facilities to be immediately due and payable. If the indebtedness under our senior secured credit facilities or the notes were to be accelerated, our assets may not be sufficient to repay such indebtedness in full. In particular, noteholders will be paid only if we have assets remaining after we pay amounts due on our secured indebtedness, including our senior secured credit facilities.

We, including our subsidiaries, have the ability to incur substantially more indebtedness, including senior secured indebtedness, and our noteholders’ right to receive payments on each series of notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our senior secured credit facilities and each guarantor’s obligations under its guarantee of our senior secured credit facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly-owned U.S. subsidiaries and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indentures governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not secured by any of our assets or the equity interests in the guarantors, it is possible that there would be no assets remaining from which noteholders’ claims could be satisfied or, if any assets remained, they might be insufficient to satisfy noteholders’ claims in full.

Subject to the restrictions in our senior secured credit facilities and the indentures governing the notes, we, including our subsidiaries, may incur significant additional indebtedness. As of May 31, 2012:

•	we and the guarantors had approximately $377.8 million available for borrowing under our cash flow revolving credit facilities, which, if borrowed, would be senior secured indebtedness;

•

we and the guarantors had $336.1 million available for borrowing under our asset-based revolving credit facility, subject to borrowing base limitations, which, if borrowed, would be senior secured indebtedness;

•

we and the guarantors have the option to incur additional incremental term loans or increase the cash flow revolving credit facilities commitments under our senior secured credit facilities up to an amount that would cause our Senior Secured Leverage Ratio (as defined in our senior secured credit facilities) to be equal to or less than 4.50 to 1.00, which, if borrowed, would be senior secured indebtedness; and

•

we and the guarantors have the option to increase the asset-based revolving credit facility commitments under our asset-based revolving credit facility by up to $100.0 million, which, if borrowed, would be senior secured indebtedness.

Although the terms of our senior secured credit facilities and the indentures governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional indebtedness, the related risks that we face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indentures governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit facilities and the indentures governing the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Repayment of our debt is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Claims of noteholders will be structurally subordinated to claims of creditors of all our non-U.S. subsidiaries and some of our U.S. subsidiaries because they will not guarantee the notes.

The notes are not guaranteed by any of our non-U.S. subsidiaries or any of our less than wholly-owned U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. Therefore, all obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

For the years ended May 31, 2012, 2011 and 2010, our non-guarantor subsidiaries accounted for $1,068.3 million, or 38% of our consolidated net sales, $1,015.7 million, or 37% of our consolidated net sales, and $987.6 million, or 37% of our consolidated net sales, respectively. As of May 31, 2012 and 2011, our non-guarantor subsidiaries accounted for approximately $2,734.3 million, or 26%, of our consolidated assets and $3,236.1 million, or 28% of our consolidated assets, respectively, and approximately $413.1 million, or 5.3%, of our consolidated liabilities and $587.9 million, or 7.2% of our consolidated liabilities, respectively. All amounts are presented after giving effect to intercompany eliminations.

The lenders under our senior secured credit facilities will have the discretion to release any guarantors under these facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under our senior secured credit facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indentures governing the notes, at the discretion of lenders under our senior secured credit facilities, if the related guarantor is no longer a guarantor of obligations under our senior secured credit facilities or any other indebtedness. The lenders under our senior secured credit facilities will have the discretion to release the guarantees under our senior secured credit facilities in a variety of circumstances. Noteholders will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our senior secured credit facilities and the indentures governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facilities and the indentures governing the notes. In the event of such default:

•

the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	the subordination provisions in the senior subordinated notes may prevent us from paying any obligation with respect to such notes.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, if any. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of our senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indentures governing the notes and a cross default under our senior secured credit facilities. Our senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Any such fluctuation may impact the trading price of the notes. In addition, developments in our business and operations could lead to a ratings downgrade which could adversely affect the trading price of the notes, or the trading market for the notes.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than the rating expected by the noteholders. Ratings agencies also may lower ratings on the notes or any of our other debt in the future. If rating agencies assign a lower than expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the notes could significantly decline.

Certain covenants under the indentures will be suspended for so long as the notes are rated investment grade by both Standard & Poor’s and Moody’s and no default has occurred and is continuing. These covenants restrict, among other things, our and our restricted subsidiaries’ ability to incur or guarantee debt or issue certain stock, pay dividends, make distributions on, or redeem or repurchase, capital stock and enter into transactions with affiliates. Because these restrictions will not apply when the notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the notes. In addition, we will not have to make certain offers to repurchase the notes. These covenants will be reinstated if the credit ratings assigned to the notes later decline below investment grade or a default occurs and is continuing.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, noteholders may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

We are indirectly owned and controlled by the Sponsors, and the Sponsors’ interests as equity holders may conflict with the interests of noteholders as creditors.

The Sponsors have the ability to control our policies and operations. The interests of the Sponsors may not in all cases be aligned with our noteholders’ interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with our noteholders’ interests. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to holders of the notes. Furthermore, the Sponsors may in the future own businesses that directly or indirectly compete with us. The Sponsors also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Risks Related to Our Common Stock

There are risks associated with an investment in our common stock given the generally illiquid nature of our common stock.

There is no public market for our common stock and the common stock, options and restricted stock units are subject to significant restrictions on transfer, including restrictions under the federal and state securities laws, the Management Stockholders’ Agreement for Senior Executives among LVB and the stockholders party thereto, dated as of September 13, 2007 and the Management Stockholders’ Agreement among LVB and the stockholders party thereto, dated as of November 6, 2007 (collectively, the “Stockholders Agreement”), which substantially restrict the liquidity of the securities described herein. See “Description of Registrant’s Securities to be Registered.” In addition, there are no assurances that a liquidity event as described in the Stockholders Agreement will occur, and if it does so when such event occurs or on what terms and conditions. Therefore investors must be prepared to bear the economic risk of holding such securities for an indefinite period of time and without any assurance that the options, restricted stock units or the common stock will generate any investment return.

We do not expect to pay dividends on our common stock in the foreseeable future.

We are a holding company with no business operations of our own. As a result, we depend on our operating subsidiaries for cash to make dividend payments. Deterioration in the financial conditions, earnings or cash flow of our significant subsidiaries for any reason could limit or impair their ability to pay cash dividends or other distributions to LVB. We may also need to contribute additional capital to improve the capital ratios of certain of our subsidiaries, which could also affect the ability of these subsidiaries to pay dividends.

In addition, the terms of certain of the outstanding indebtedness of subsidiaries of LVB substantially restricts our ability to pay dividends. See “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations—Credit Facilities and Notes.” There cannot be any assurance that agreements governing the current and future indebtedness of LVB or its subsidiaries will permit LVB or its subsidiaries to provide LVB’s stockholders with sufficient dividends, distributions or loans. Accordingly, the restrictions above would limit our ability to make dividend payments to our stockholders, and investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur, particularly in view of our transfer restrictions applicable to our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, cash flows, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors the board deems relevant.

Item 1B.	Unresolved Staff Comments.

Not applicable.

Item 2.	Properties.

Our Facilities

Our principal executive offices are at 56 East Bell Drive, Warsaw, Indiana. In addition, we maintain more than 50 other manufacturing facilities, offices and warehouse facilities in various countries, including Canada and numerous countries within Europe, Asia Pacific and Latin America. We believe that all of our facilities are adequate, well maintained and suitable for the development, manufacture, distribution and marketing of all our products. The following is a list of our principal properties as of July 31, 2012:

FACILITY	LOCATION	SQUARE FEET	OWNED/ LEASED

Corporate headquarters of Biomet, Inc.; manufacturing, storage and research and development facilities of Biomet Manufacturing Corporation; manufacturing & storage facilities of Biomet Microfixation, LLC; distribution center and offices of Biomet Orthopedics, LLC; distribution center and offices of Biomet Sports Medicine, LLC; distribution center and offices of Biomet Biologics, LLC and distribution center of EBI, LLC

	(1) Warsaw, Indiana (2) Warsaw, Indiana (3) Milford, Indiana	541,699 13,300 54,880	Owned Leased Leased

Administrative, manufacturing and distribution facility of EBI, LLC and administrative offices of Electro-Biology, LLC	(1) Parsippany, New Jersey (2) Parsippany, New Jersey	22,035 213,750	Leased Leased

Administrative, manufacturing and distribution facility of Biomet Microfixation, LLC	Jacksonville, Florida	82,500	Owned

Office, manufacturing and distribution facility of Biomet 3i, LLC	(1) Palm Beach Gardens, Florida (2) Palm Beach Gardens, Florida (a)	117,000 69,000	Owned Owned

Office, manufacturing and distribution facility of Citra Labs, LLC	Braintree, Massachusetts	32,150	Leased

Manufacturing facility of Biomet Fair Lawn, LLC	Fair Lawn, New Jersey	40,000	Owned

Office and manufacturing facility of Electro-Biology, LLC	Guaynabo, Puerto Rico	34,700	Owned

Office, manufacturing and distribution facilities of Interpore Spine Ltd.	(1) Irvine, California (2) Irvine, California	36,800 2,700	Leased Leased

Office and warehouse facilities of Biomet Europe B.V.	Hazeldonk, The Netherlands	131,320	Leased

Office and research and development facilities for Trauma operations	Miami, Florida	30,850	Leased

Office, manufacturing and warehouse facility of Biomet France Sarl	Valence, France	86,100	Owned

Office, manufacturing and warehouse facilities of Biomet Deutschland GmbH	Berlin, Germany	49,900	Owned

Administrative offices of Biomet Europe B.V. and office and warehouse facility of Biomet Nederland B.V. and Biomet Microfixation Europe B.V.	Dordrecht, The Netherlands	37,700	Owned

Office and manufacturing facility of Biomet Spain Orthopedics S.L.	Valencia, Spain	69,600	Owned

Manufacturing and administrative facilities of Biomet UK Ltd.	(1) Bridgend, South Wales (2) Swindon, England	111,956 54,800	Owned Owned

Manufacturing, administrative and warehouse facilities of Zhejiang Biomet	Jinhua, China	110,000	Owned

Manufacturing, administrative and warehouse facilities of Changzhou Biomet	Changzhou, China	82,000	Owned

Administrative office facilities for China operations	Shanghai, China	6,100	Leased

Manufacturing facility for Trauma operations	Le Locle, Switzerland	115,240	Leased

(a)	Includes 23,000 square feet of space in this facility that is leased to other parties.

Our properties in Warsaw, Indiana and Palm Beach Gardens, Florida secure our obligations under our senior secured cash flow facilities. We believe our headquarters, manufacturing and other facilities are suitable for their respective uses and are, in all material respects, adequate for our present needs. Our properties are subject to various federal, state, foreign and local laws and regulations regulating their operation. We do not believe that compliance with such laws and regulations will materially affect our financial position or results of operations.

Item 3.	Legal Proceedings.

Information with respect to legal proceedings can be found in Note 16, Contingencies, to the consolidated financial statements contained in Part II, Item 8 of this report and is hereby incorporated by reference herein.

Item 4.	Mine Safety Disclosures.

Not applicable.

Part II.

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities.

Market and other information

We are a privately-owned company with no established public trading market for our common stock.

Holders

As of July 31, 2012, there was one holder of Biomet, Inc.’s common stock, LVB Acquisition, Inc., and 202 holders of LVB Acquisition, Inc.’s common stock (or 517 holders on a fully diluted basis). See “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Dividends

We are currently restricted in our ability to pay dividends under various covenants of our debt agreements, including our credit facilities and the indentures governing the notes issued by Biomet, Inc. and did not declare or pay any dividends to our shareholders during the fiscal years ended May 31, 2012 and May 31, 2011. We do not expect for the foreseeable future to pay dividends on our common stock. Any future determination to pay dividends will depend upon, among other factors, our results of operations, financial condition, cash flows, capital requirements, any contractual restrictions and any other considerations our Board of Directors deems relevant.

Securities authorized for issuance under equity compensation plans

As of May 31, 2012

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders
Stock options	34,751,708	$10.00		3,768,292
Restricted Stock Units	3,665,000	$10.00	*	335,000
Equity compensation plans not approved by security holders	—	—		—

Total	38,416,708			4,103,292

*	Value of shares underlying the restricted stock units as of date of grant

Item 6.	Selected Financial Data.

The Transactions

On December 18, 2006, Biomet, Inc. entered into the Merger Agreement with LVB and Purchaser. Pursuant to the Merger Agreement, on June 13, 2007, Purchaser commenced the Offer to purchase all of our outstanding Shares, without par value, at the Offer Price without interest and less any required withholding taxes. The Offer was made pursuant to Purchaser’s offer to purchase dated June 13, 2007 and the related letter of transmittal. The Offer expired on July 11, 2007, with approximately 82% of the outstanding Shares having been tendered to Purchaser. At a special meeting of shareholders held on September 5, 2007, more than 91% of Biomet, Inc.’s shareholders voted to approve the Merger, and LVB acquired Biomet, Inc. on September 25, 2007 through a reverse subsidiary merger with Biomet, Inc. being the surviving company. Subsequent to the acquisition, Biomet, Inc. became a subsidiary of LVB, which is controlled by Holding, an entity controlled by the Sponsors and their Co-Investors.

The Offer for Biomet, Inc.’s Shares was completed successfully on July 11, 2007. Although Biomet, Inc. continues as the same legal entity after the Merger, LVB’s cost of acquiring Biomet, Inc. was used to establish a new accounting basis for Biomet, Inc. Accordingly, the financial information in the tables and discussion below for the year ended May 31, 2008 is presented separately for the period prior to the completion of the Offer (the fiscal period from June 1, 2007 through July 11, 2007, the “Predecessor Period”) and the period after the completion of the Offer (July 12, 2007 through May 31, 2008 and the fiscal years ended May 31, 2012, 2011, 2010 and 2009, or the “Successor Period”). In connection with the Transactions, we received significant equity contributions from Holding and incurred significant indebtedness and became highly leveraged; see “Liquidity and Capital Resources.” In addition, the purchase price paid in connection with the acquisition was allocated to state the acquired assets and liabilities at fair value. We allocated the purchase price to the fair value of the assets and liabilities of Biomet, Inc. based on estimated fair values utilizing generally accepted valuation methodologies. Both assets and liabilities were valued as of July 11, 2007. As noted in the purchase price allocation, in-process research and development projects were acquired. The most significant projects acquired occurred in the hip, knee and spine divisions. The purchase accounting adjustments increased the carrying value of our property and equipment, inventory and established intangible assets for the Successor Period (such as corporate and product trade names, core and completed technology and customer relationships), among other things. Subsequent to the Transactions, interest expense and non-cash depreciation and amortization charges have significantly increased. As a result, our financial statements for the Successor Period are not comparable to our financial statements for the Predecessor Period.

The purchase price allocation was based on information currently available to us, and expectations, assumptions and valuation methodologies deemed reasonable by our management. No assurance can be given, however, that the underlying assumptions used to estimate expected technology-based product revenues, development costs or profitability, or the events associated with such technology, will occur as projected. Certain other fair value estimates related to intellectual property and other matters, investments, and inventory and instruments associated with brands we are considering to discontinue were also performed.

Statement of Operations Data

Fiscal Years Ended 2012, 2011, 2010 and 2009 and Periods July 12, 2007 to May 31, 2008 and June 1, 2007 to July 11, 2007

	Fiscal Year Ended May 31,				July 12, 2007	June 1, 2007
					to	to
(in millions)	2012 (Successor)	2011 (Successor)	2010 (Successor)	2009 (Successor)	May 31, 2008 (Successor)	July 11, 2007 (Predecessor) (1)
Net sales	$2,838.1	$2,732.2	$2,698.0	$2,504.1	$2,134.5	$248.8
Cost of sales	894.4	838.7	819.9	828.4	814.7	102.3

Gross profit	1,943.7	1,893.5	1,878.1	1,675.7	1,319.8	146.5
Selling, general and administrative expense	1,053.3	1,041.7	1,042.3	1,003.6	1,097.6	194.2
Research and development expense	126.8	119.4	106.6	93.5	82.2	34.0
In-process research and development	—	—	—	—	479.0	—
Amortization	327.2	367.9	372.6	375.8	329.3	0.5
Goodwill and intangible assets impairment charge	529.8	941.4	—	551.1	—	—

Operating income (loss)	(93.4)	(576.9)	356.6	(348.3)	(668.3)	(82.2)
Interest expense	479.8	498.9	516.4	550.3	516.3	0.3
Other (income) expense	17.6	(11.2)	(18.1)	21.8	9.7	(0.6)

Loss before income taxes	(590.8)	(1,064.6)	(141.7)	(920.4)	(1,194.3)	(81.9)
Benefit from income taxes	(132.0)	(214.8)	(94.1)	(171.2)	(230.1)	(27.3)

Net loss	$(458.8)	$(849.8)	$(47.6)	$(749.2)	$(964.2)	$(54.6)

(1)	The amounts disclosed for the predecessor period are for Biomet, Inc. Prior to July 12, 2007, LVB existed as a shell acquisition company but did not have any material financial or operational activity until the completion of the Offer. The successor and predecessor periods together are not comparable to the preceding Predecessor period presented above due to a new basis of accounting as of the completion of the Offer on July 12, 2007.

Balance Sheet Data

(in millions)	May 31, 2012	May 31, 2011	May 31, 2010	May 31, 2009	May 31, 2008
Current assets less current liabilities	$1,200.8	$1,079.0	$786.5	$756.9	$785.2
Total assets	10,420.4	11,357.0	11,969.0	12,600.9	13,781.8
Total debt	5,827.8	6,020.3	5,896.5	6,212.7	6,300.8
Shareholders’ equity	2,682.1	3,175.1	3,733.5	3,840.3	4,836.3

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion reflects the results of operations and financial condition of Biomet, Inc., which are materially the same as the results of operations and financial condition of LVB. Therefore, the discussions provided are applicable to each of LVB and Biomet, Inc., unless otherwise noted. The principal difference in the financial statements of LVB and Biomet, Inc. relates to the fact that while LVB is a guarantor under our senior secured credit facilities, it is not a guarantor under the indentures governing the notes.

The following discussion and analysis of our financial condition and results of operations contains forward-looking statements, which are subject to numerous risks and uncertainties, including, but not limited to, those described in “Risk Factors” and “Forward-Looking Statements” of this annual report. Actual results may differ materially from those contained in any forward-looking statements.

Executive Overview

Our net sales increased 4% for the year ended May 31, 2012 to $2,838.1 million, compared to $2,732.2 million for the year ended May 31, 2011. The effect of foreign currency fluctuations positively impacted reported net sales for fiscal 2012 by $15.3 million, with Europe reported net sales positively impacted by $2.9 million and International reported net sales positively impacted by $12.4 million. Global pricing was slightly negative with volume being favorable. The following represents key sales growth statistics for the year ended May 31, 2012 compared to the year ended May 31, 2011:

•	Large Joint Reconstructive product sales increased 4% worldwide and 3% in the U.S.

•	Sports, Extremities and Trauma (“S.E.T.”) product sales increased 13% worldwide and 13% in the U.S.

•	Spine & Bone Healing product sales decreased 4% worldwide and 5% in the U.S.

•	Dental product sales decreased 1% worldwide and increased 8% in the U.S.

•	Other product sales increased 6% worldwide and increased 1% in the U.S.

Net cash provided by operating activities was $377.3 million for the year ended May 31, 2012, as compared to net cash provided of $380.1 million for the year ended May 31, 2011. Cash generated by operating activities continued to be a source of funds for deleveraging and investing in our growth. The decrease in cash provided by operating activities of $2.8 million was primarily due to an increase in cash paid for taxes due to net operating losses being fully utilized in the United States and an increase in accounts receivable due to increased sales with an increase in days sales outstanding, which was partially offset by favorability in inventory and accounts payable.

Our Business

We design, manufacture and market a comprehensive range of both surgical and non-surgical products used primarily by orthopedic surgeons and other musculoskeletal medical specialists. We operate in one reportable business segment, musculoskeletal products, which includes the design, manufacture and marketing of products in five major product categories: Large Joint Reconstructive, S.E.T., Spine & Bone Healing, Dental and Other Products. We have three geographic markets: United States, Europe and International. Our current product categories include:

Large Joint Reconstructive Products, which represented 60% of our net sales for the fiscal year ended May 31, 2012, include knees and hips. We also produce some of the associated instruments required by orthopedic surgeons to implant our reconstructive products, as well as bone cements and cement delivery systems. Orthopedic reconstructive implants are used to replace joints that have deteriorated as a result of disease (principally osteoarthritis) or injury. Reconstructive joint surgery involves the modification of the area surrounding the affected joint and the implantation of one or more manufactured components, and may involve the use of bone cement.

S.E.T. Products, which represented 12% of our net sales for the fiscal year ended May 31, 2012, include sports medicine, extremity, and trauma products. Our sports medicine products are used in minimally-invasive orthopedic surgical procedures. Extremity products include reconstructive implants that are used to replace joints, other than hips and knees, that have deteriorated as a result of disease or injury. Our primary reconstructive joint in this product category is the shoulder, but we produce other joints as well. Trauma devices are used for setting and stabilizing damaged bones to support and/or augment the body’s natural healing process. Trauma products include internal fixation devices (such as nails, plates, screws, pins and wires designed to stabilize traumatic bone injuries) and external fixation devices (utilized to stabilize fractures when alternative methods of fixation are not suitable).

Spine & Bone Healing Products, which represented 11% of our net sales for the fiscal year ended May 31, 2012, include spinal fixation systems for cervical, thoracolumbar, deformity correction and spacer applications; implantable and non-invasive electrical stimulation devices for spinal applications; and osteobiologics, including bone substitute materials, as well as allograft services for spinal applications. Bone Healing products include electrical stimulation devices used for trauma indications, offering implantable and non-invasive options to stimulate bone growth, as well as orthopedic support products (also referred to as bracing products).

Dental Products, which represented 9% of our net sales for the fiscal year ended May 31, 2012, include dental reconstructive devices and associated instrumentation that are used for oral rehabilitation through the replacement of teeth and repair of hard and soft tissues. We also offer crown and bridge products.

Other Products, which represented 8% of our net sales for the fiscal year ended May 31, 2012, include microfixation products, autologous therapies, operating room supplies, casting materials, general surgical instruments, wound care products and other surgical products.

We have operations in over 50 locations, distribute our products in approximately 90 countries throughout the world and manage our operations through three geographic markets mentioned above. We are the fourth largest competitor in the U.S. orthopedic reconstructive market and have maintained this position for over a decade. We supply products to over 60% of U.S. hospitals performing joint replacement surgery. In addition, we are a leading provider in manufacturing and marketing of dental reconstructive devices worldwide, electrical stimulation and craniomaxillofacial fields. We have a long history of innovation, engineering quality and successful new product launches.

Opportunities and Challenges

Our results of operations could be substantially affected not only by global economic conditions, but also by local operating and economic conditions, which can vary substantially by market. Unfavorable conditions can depress sales in a given market and may result in actions that adversely affect our margins, constrain our operating flexibility or result in charges which are unusual or non-recurring. Certain macroeconomic events, such as the current adverse conditions in the global economy, could have a more wide-ranging and prolonged impact on the general business environment, which could also adversely affect us.

In the United States, healthcare providers that purchase our products (e.g., hospitals, physicians, dentists and other health care providers) generally rely on payments from third-party payors (principally federal Medicare, state Medicaid and private health insurance plans) to cover all or a portion of the cost of our musculoskeletal products. In March 2010, comprehensive health care reform legislation was enacted through the Patient Protection and Affordable Health Care Act (H.R. 3590) and the Health Care and Education Reconciliation Act (H.R. 4872). Among other initiatives, these bills impose a 2.3% excise tax on domestic sales of medical devices following December 31, 2012, which is estimated to contribute approximately $20 billion to healthcare reform. Various healthcare reform proposals have also emerged at the state level. Except for the excise tax, which will impact results of operations following December 31, 2012, we cannot predict with certainty what healthcare initiatives, if any, will be implemented at the state level, or what the ultimate effect of federal health care reform or any future legislation or regulation will have on us. However, an expansion in government’s role in the U.S. healthcare industry may lower reimbursements for our products, reduce medical procedure volumes and adversely affect our business and results of operations, possibly materially.

Outside the United States, reimbursement systems vary significantly from country to country. If adequate levels of reimbursement from third-party payors outside the United States are not obtained, international sales of our products may decline. Many foreign markets, including Canada and some European and Asian countries, have decreased reimbursement rates. Our ability to continue to sell certain products profitably in these markets may diminish if the government-managed healthcare systems continue to reduce reimbursement rates, which can decrease pricing and procedural volume.

European Sovereign Debt Crisis

We continue to monitor economic conditions, including the volatility associated with international sovereign economies, and associated impacts on the financial markets and our business, especially in light of the global economic downturn and European sovereign debt crisis. We believe the credit and economic conditions within Greece, Ireland, Italy, Portugal and Spain, among other European Union countries, have continued to deteriorate. These conditions have resulted in, and may continue to result in, an increase in the average length of time that it takes to collect on our accounts receivable outstanding in these countries. As of May 31, 2012, our orthopedic net accounts receivable in these six countries totaled over $70.0 million. We currently hold Greek bonds with a fair value of $6.3 million at May 31, 2012. Further, there have been widely publicized concerns with respect to the overall stability of the Euro as a single currency, given the economic and political challenges facing the Eurozone countries described above. The collapse of the Euro as a common European currency, the withdrawal of one or more member countries from the EU or continuing deterioration in the creditworthiness of the Eurozone countries could adversely affect the Company’s revenues, financial condition or results of operations.

Seasonality

Our business is somewhat seasonal in nature, as many of our products are used in elective procedures, which typically decline during the summer months, particularly in European countries, and the winter holiday season.

Impact of Inflation

We attempt to minimize the annual effects of inflation through appropriate planning, operating practices, and product pricing. Inflation during fiscal years 2012, 2011 and 2010 was not material to our results of operations.

Results of Operations

For the Year Ended May 31, 2012 Compared to the Year Ended May 31, 2011

(in millions, except percentages)	Year Ended May 31, 2012	Percentage of Net Sales	Year Ended May 31, 2011	Percentage of Net Sales	Percentage Increase/ (Decrease)
Net sales	$2,838.1	100%	$2,732.2	100%	4%
Cost of sales	894.4	32	838.7	31	7

Gross profit	1,943.7	68	1,893.5	69	3
Selling, general and administrative expense	1,053.3	37	1,041.7	38	1
Research and development expense	126.8	4	119.4	4	6
Amortization	327.2	12	367.9	13	(11)
Goodwill & intangible assets impairment charge	529.8	19	941.4	34	*

Operating loss	(93.4)	(3)	(576.9)	(21)	*
Interest expense	479.8	17	498.9	18	(4)
Other (income) expense	17.6	1	(11.2)	—	*

Other expense, net	497.4	18	487.7	18	2

Loss before income taxes	(590.8)	(21)	(1,064.6)	(39)	*
Benefit from income taxes	(132.0)	(5)	(214.8)	(8)	*

Net loss	$(458.8)	(16)%	$(849.8)	(31)%	*

*	The percentage change is not as meaningful as the change in the dollar value.

Sales

Net sales were $2,838.1 million for the year ended May 31, 2012, and $2,732.2 million for the year ended May 31, 2011. The following tables provide net sales by geography and product category:

Geography Sales Summary

(in millions, except percentages)	Year Ended May 31, 2012	Percentage of Net Sales	Year Ended May 31, 2011	Percentage of Net Sales	Percentage Increase/ (Decrease)
United States	$1,713.3	60%	$1,659.2	61%	3%
Europe	702.7	25	697.8	26	1
International (1)	422.1	15	375.2	13	13

Total	$2,838.1	100%	$2,732.2	100%	4%

(1)	International primarily includes Canada, South America, Mexico and the Asia Pacific region.

Product Category Summary

(in millions, except percentages)	Year Ended May 31, 2012	Percentage of Net Sales	Year Ended May 31, 2011(1)	Percentage of Net Sales	Percentage Increase/ (Decrease)
Large Joint Reconstructive	$1,698.8	60%	$1,630.6	60%	4%
Sports, Extremities, Trauma (S.E.T.)	354.4	12	312.3	11	13
Spine & Bone Healing	314.0	11	327.4	12	(4)
Dental	267.7	9	269.5	10	(1)
Other	203.2	8	192.4	7	6

Total	$2,838.1	100%	$2,732.2	100%	4%

(1)	New product categories were adopted in order to more closely represent the way we report sales and market products. Certain amounts have been reclassified to conform to the current presentation.

Large Joint Reconstructive

Net sales of large joint reconstructive products for the year ended May 31, 2012 was $1,698.8 million, or 60% of net sales, representing a 4% increase compared to net sales of $1,630.6 million, also 60% of net sales, during the year ended May 31, 2011.

Knee product sales increased 3% worldwide and increased 1% in the United States during the year ended May 31, 2012, compared to the year ended May 31, 2011. The worldwide knee sales growth was primarily due to increased sales in Europe and our International countries. Europe knee sales increased primarily due to sales growth of primary and revision components of our Vanguard® Knee, as well as demand for the Orthopaedic Salvage System. Knee sales grew in our International countries principally from increased demand for our Vanguard® Complete Knee System. Worldwide knee sales growth was partially offset by decreased partial knee sales. We believe partial knee sales have declined due to macroeconomic conditions impacting patients and competitive activities with partial knee product offerings in the market place the last several years.

Hip product sales increased 6% worldwide and in the United States during the year ended May 31, 2012, compared to the year ended May 31, 2011. We believe the sales increase was primarily driven by the strong market acceptance of the new Arcos® Modular Femoral Revision System, our Taperloc® Complete Hip Stem, E1® Antioxidant Infused Acetabular Liners and the new Active Articulation™ E1® Hip System. Our worldwide hip sales growth was impacted by the industry-wide erosion of metal-on-metal hip sales.

Sales of bone cement and other reconstructive products increased 5% worldwide and 8% in the United States during the year ended May 31, 2012, compared to the year ended May 31, 2011. Sales of Cobalt™ Bone Cement with Gentamicin, the Optipac™ Pre-packed Vacuum Mixing System (not available in the U.S.) and our StageOne™ Hip and Knee Cement Spacer Molds, particularly the StageOne™ Select Modular Hip Spacer Molds, contributed to our sales growth in the bone cement and other reconstructive product category.

S.E.T.

Worldwide net sales of S.E.T. products for the year ended May 31, 2012 were $354.4 million, or 12% of net sales, representing a 13% increase compared to net sales of $312.3 million, or 11% of net sales, during the year ended May 31, 2011.

Sports medicine sales increased 18% worldwide, with a 12% sales increase in the United States, during the year ended May 31, 2012, compared to the year ended May 31, 2011. The primary contributor of sales growth was the JuggerKnot™ Soft Anchor due to increased volumes from strong market acceptance. During the fourth fiscal quarter, we completed the commercial launch of the JuggerKnot™ Short Soft Anchor used for foot and ankle repair, which also contributed to the growth.

Extremity product sales increased 18% worldwide and 22% in the United States during the year ended May 31, 2012, compared to the year ended May 31, 2011. The Comprehensive® Primary and Reverse Shoulder Systems continued to drive strong sales growth for the extremity product category. During the fourth fiscal quarter we launched a couple of line extensions, including a small base plate for the reverse shoulder and E1® bearings which contributed to our extremity sales.

Trauma product sales decreased 2% worldwide, with a 4% sales decrease in the United States, during the year ended May 31, 2012, compared to the year ended May 31, 2011. External fixation sales declined due to a continued market shift from external fixation to internal fixation products and competitive pressures, partially offset by increased internal fixation sales. The increased internal fixation sales were primarily due to sales growth for the OptiLock® VL Distal Radius Plating System, the OptiLock® Humeral Plating System, and the Phoenix™ Ankle Arthrodesis Nail System.

Spine & Bone Healing

Worldwide net sales of spine & bone healing products for the year ended May 31, 2012 were $314.0 million, or 11% of net sales, representing a 4% decrease compared to net sales of $327.4 million, or 12% of net sales, for the year ended May 31, 2011. We believe the spine market continued to be affected by mid-single-digit price erosion, soft volumes due to the general economy, a challenging reimbursement environment for some fusion procedures, and a trend toward physician-owned distributorships.

Spine product sales decreased 3% both worldwide and in the United States during the year ended May 31, 2012, compared to the year ended May 31, 2011.

Sales of bone healing products decreased 7% both worldwide and in the United States during the year ended May 31, 2012, compared to the year ended May 31, 2011.

Dental

Worldwide net sales of dental products for the year ended May 31, 2012 were $267.7 million, or 9% of net sales, representing a 1% decrease compared to net sales of $269.5 million, or 10% of net sales, during the year ended May 31, 2011. The decreased dental sales were primarily due to weakness in the European market due to the economic uncertainty in the regions where we currently have the largest market share, which were partially offset by sales growth in the U.S. driven, in part, by increased average selling prices.

Other

Worldwide net sales of other products for the year ended May 31, 2012 were $203.2 million, or 8% of net sales, representing a 6% increase compared to net sales of $192.4 million, or 7% of net sales, during the year ended May 31, 2011. Our microfixation product sales increased both worldwide and in the United States during fiscal year 2012, and were partially offset by a decrease in sales of autologous therapies.

Gross Profit

Gross profit for the year ended May 31, 2012 increased to $1,943.7 million, compared to gross profit for the year ended May 31, 2011 of $1,893.5 million, or 68% and 69% of net sales, respectively. Gross profit as a percentage of net sales was slightly down compared to the year ended May 31, 2011 primarily due to a decrease in average selling prices, unfavorable manufacturing variances as production volumes were lower, higher instrument depreciation expense related to new product launches and costs related to the closure of the Swindon, United Kingdom plant that commenced during the second quarter of fiscal 2012, which were partially offset by our ability to leverage fixed costs.

Selling, General and Administrative Expense

Selling, general and administrative expense for the year ended May 31, 2012 and May 31, 2011 was $1,053.3 million and $1,041.7 million, respectively, or 37% and 38% of net sales, respectively. The expense increased during the year ended May 31, 2012 primarily due to costs to implement the restructuring plan that commenced in the first quarter of fiscal 2012 and costs related to settlement of the FCPA investigation as compared to the year ended May 31, 2011, which were partially offset by a legal settlement related to the Heraeus litigation described in “Note 16 —Contingencies” to the consolidated financial statements contained in Part II, Item 8 of this report.

Research and Development Expense

Research and development expense during the year ended May 31, 2012 and May 31, 2011 was $126.8 million and $119.4 million, respectively, or 4% of net sales for both periods. The slight increase in research and development expense for the year ended May 31, 2012 primarily related to our ongoing commitment to increase investment in clinical research and regulatory affairs within our business. Our principal research and development efforts relate to primary and revision large joint reconstructive devices, S.E.T. products, spinal products, dental products, resorbable technologies, biomaterial products and autologous therapies.

Amortization

Amortization expense for the year ended May 31, 2012 was $327.2 million, or 12% of net sales, compared to $367.9 million for the year ended May 31, 2011, or 13% of net sales. This decrease was primarily due to the intangible asset impairment charge taken in the fourth quarter of fiscal 2012 related to our spine & bone healing and dental reconstructive reporting units and the intangible asset impairment charge taken in the fourth quarter of fiscal 2011 related to our Europe business, both described below.

Goodwill and Intangible Assets Impairment Charge

During the fourth quarter of fiscal 2012, we recorded a $529.8 million goodwill and definite and indefinite-lived intangible assets impairment charge primarily related to our spine & bone healing and dental reconstructive reporting units, due primarily to evidence of declining industry market growth rates in certain European and Asia Pacific markets and unfavorable margin trends resulting from changes in product mix in our dental reconstructive reporting unit and growth rate declines as compared to the original purchase accounting assumptions at the time of the Merger for our spine & bone healing reporting unit. During the fourth quarter of fiscal 2011, we recorded a $941.4 million goodwill and definite and indefinite-lived intangible assets impairment charge primarily related to our Europe business due to the continued market slowdown in Europe relative to our original purchase accounting assumptions at the time of the Merger due to the continued financial and credit challenges in some European countries, which continue to impact our sales growth.

Interest Expense

Interest expense was $479.8 million for the year ended May 31, 2012, compared to interest expense of $498.9 million for the year ended May 31, 2011. The change in interest expense was primarily due to a lower average interest rate on our term loan facilities as our interest rate swaps continue to mature, moving more of our term loan facilities from fixed to floating rate debt.

Other (Income) Expense

Other (income) expense was expense of $17.6 million for the year ended May 31, 2012, compared to income of $11.2 million for the year ended May 31, 2011. The decrease is primarily due to an other-than-temporary impairment that was recorded on the Greek bonds of $20.1 million for the year ended May 31, 2012 and $7.1 million of expense was due to revaluation of our foreign cash accounts.

Benefit from Income Taxes

The effective income tax rate was 22.3% for the year ended May 31, 2012 compared to 20.2% for the year ended May 31, 2011. The primary factor in determining the effective tax rate is the mix of various jurisdictions in which profits are projected to be earned and taxed. The effective tax rate was also impacted by non-deductible goodwill impairment. In fiscal 2012 and fiscal 2011, $291.9 million and $422.8 million of goodwill impairment charges, respectively, were treated as non-deductible permanent differences and contributed significantly to the effective tax rate being lower than U.S. statutory tax rates. Other items impacting the effective tax rate for the year ended May 31, 2012 include decreases due to income inclusions related to U.S. anti-deferral provisions and updated assertions regarding the permanent reinvestment of earnings of foreign operations, offset by settlements relating to uncertain tax benefits and changes in statutory tax rates (particularly in the United Kingdom). The May 31, 2011 effective tax rate was decreased due to an increase in valuation allowance relating to state and foreign net operating loss carryforwards and an increase in liabilities for uncertain tax benefits, offset by reductions to the company’s state effective tax rate (primarily due to New Jersey’s change to single-sales factor) as well as the reduction in United Kingdom corporate tax rates.

For the Year Ended May 31, 2011 Compared to the Year Ended May 31, 2010

(in millions, except percentages)	Year Ended May 31, 2011	Percentage of Net Sales	Year Ended May 31, 2010	Percentage of Net Sales	Percentage Increase/ (Decrease)
Net sales	$2,732.2	100%	$2,698.0	100%	1%
Cost of sales	838.7	31	819.9	30	2

Gross profit	1,893.5	69	1,878.1	70	1
Selling, general and administrative expense	1,041.7	38	1,042.3	39	—
Research and development expense	119.4	4	106.6	4	12
Amortization	367.9	13	372.6	14	(1)
Goodwill & intangible assets impairment charge	941.4	34	—	—	*

Operating income (loss)	(576.9)	(21)	356.6	13	*
Interest expense	498.9	18	516.4	19	(3)
Other (income) expense	(11.2)	—	(18.1)	(1)	(38)

Other expense, net	487.7	18	498.3	18	(2)

Loss before income taxes	(1,064.6)	(39)	(141.7)	(5)	*
Benefit from income taxes	(214.8)	(8)	(94.1)	(3)	*

Net loss	$(849.8)	(31)%	$(47.6)	(2)%	*

*	The percentage change is not as meaningful as the change in the dollar value.

Sales

Net sales were $2,732.2 million for the year ended May 31, 2011, and $2,698.0 million for the year ended May 31, 2010. The following tables provide net sales by geography and product category:

Geography Sales Summary

(in millions, except percentages)	Year Ended May 31, 2011	Percentage of Net Sales	Year Ended May 31, 2010 (1)	Percentage of Net Sales	Percentage Increase/ (Decrease)
United States	$1,659.2	61%	$1,644.1	61%	1%
Europe	697.8	26	724.5	27	(4)
International (2)	375.2	13	329.4	12	14

Total	$2,732.2	100%	$2,698.0	100%	1%

(1)	Certain amounts have been adjusted to conform to the current presentation. Specifically, International net sales increased, and Europe net sales decreased, $4.3 million for the year ended May 31, 2010. The current presentation aligns with how the Company presently manages and markets its products.

(2)	International primarily includes Canada, South America, Mexico and the Asia Pacific region.

Product Category Summary

(in millions, except percentages)	Year Ended May 31, 2011 (1)	Percentage of Net Sales	Year Ended May 31, 2010 (1)	Percentage of Net Sales	Percentage Increase/ (Decrease)
Large Joint Reconstructive	$1,630.6	60%	$1,615.7	60%	1%
Sports, Extremities, Trauma (S.E.T.)	312.3	11	283.7	11	10
Spine & Bone Healing	327.4	12	345.3	13	(5)
Dental	269.5	10	265.2	10	2
Other	192.4	7	188.1	6	2

Total	$2,732.2	100%	$2,698.0	100%	1%

(1)	New product categories were adopted in order to more closely represent the way we currently report sales and market products. Certain amounts have been reclassified to conform to the current presentation.

Large Joint Reconstructive

Net sales of large joint reconstructive products for the year ended May 31, 2011 was $1,630.6 million, or 60% of net sales, representing a 1% increase compared to net sales of $1,615.7 million, also 60% of net sales, during the year ended May 31, 2010.

Our growth rates for knee and hip product sales were in the low single digits during the year ended May 31, 2011, compared to high single to low double-digit growth rates in prior periods. Certain events, such as the current adverse conditions in the global economy, including high unemployment rates, employed patients’ concerns about taking medical leave during the slow economy, increased deductibles and co-pays and the expiration of COBRA subsidies have contributed to the decelerating growth rates. In addition, the litigious environment in the industry surrounding metal-on-metal hips, as well as our inability to market our Signature™ Personalized Patient Care System to new customers for most of the first three quarters of fiscal 2011, also impacted growth rates. In July 2010, we received a Warning Letter from the FDA regarding the Signature™ Personalized Patient Care system, alleging that we did not have appropriate clearance or approval to market the system in the United States. In September 2010, we met with the FDA and we agreed on a course of corrective action and an additional 510(k) application for our Signature™ Personalized Patient Care System was submitted to the FDA in September 2010. During the FDA’s review of the 510(k), we ceased all promotional activities regarding the system as well as sales to new customers in the United States. The FDA granted the 510(k) clearance in a letter sent to Materialise NV, the manufacturer of the Signature™ system, on February 8, 2011, which resolved the warning letter sent to Biomet in July 2010.

Knee product sales increased 1% worldwide and were flat in the United States during the year ended May 31, 2011, compared to the year ended May 31, 2010. Increased knee sales, including sales growth of primary and revision components of the Vanguard® Knee, along with E1® Antioxidant Infused Tibial Bearings, were partially offset by decreased sales of our partial knee systems.

Hip product sales increased 1% worldwide and in the United States during the year ended May 31, 2011, compared to the year ended May 31, 2010. Strong market acceptance of the new Arcos® Modular Femoral Revision System and sales growth of E1® Antioxidant Infused Acetabular Liners were key contributors to hip sales growth, partially offset by decreased metal-on-metal hip sales.

S.E.T.

Worldwide net sales of S.E.T. products for the year ended May 31, 2011 were $312.3 million, or 11% of net sales, representing a 10% increase compared to net sales of $283.7 million, or 11% of net sales, during the year ended May 31, 2010.

The contributors of our double digit sales growth in sports medicine during the year ended May 31, 2011 primarily consisted of procedure specific devices, including the JuggerKnot™ Soft Anchor, the ComposiTCP™ Interference Screw, the MaxFire™ MarXmen™ Meniscal Repair Device, the ToggleLoc™ Femoral Fixation Device with ZipLoop™ Technology, and the ALLthread™ Knotless Suture Anchor.

Extremity product sales increased 20% worldwide, with a 30% sales increase in the United States, during the year ended May 31, 2011, compared to the year ended May 31, 2010. The Comprehensive® Primary, Reverse and Fracture Shoulder Systems continued to drive strong growth for the extremity product category.

Spine & Bone Healing

Worldwide net sales of spine & bone healing products for the year ended May 31, 2011 were $327.4 million, or 12% of net sales, representing a 5% decrease compared to net sales of $345.3 million, or 13% of net sales, for the year ended May 31, 2010. We believe the spine market continued to be affected by mid-single-digit price erosion, the slowdown in volumes due to the general economy, a challenging reimbursement environment for some fusion procedures, and the continued trend toward physician-owned distributorships.

Dental

Worldwide net sales of dental products for the year ended May 31, 2011 were $269.5 million, or 10% of net sales, representing a 2% increase compared to net sales of $265.2 million, also 10% of net sales, during the year ended May 31, 2010. The OSSEOTITE® product line, our flagship dental reconstructive implant system, was a key contributor to our fiscal year dental sales growth.

Other

Worldwide net sales of other products for the year ended May 31, 2011 were $192.4 million, or 7% of net sales, representing a 2% increase compared to net sales of $188.1 million, or 6% of net sales, during the year ended May 31, 2010. Our microfixation product sales grew both worldwide and in the United States during fiscal year 2011, and were partially offset by a decrease in sales of autologous therapies.

Gross Profit

Gross profit for the year ended May 31, 2011 increased to $1,893.5 million compared to gross profit for the year ended May 31, 2010 of $1,878.1 million, or 69% and 70% of net sales, respectively. Gross profit as a percentage of net sales was slightly down due to a decrease in average selling prices compared to the year ended May 31, 2010.

Selling, General and Administrative Expense

Selling, general and administrative expense during the years ended May 31, 2011 and 2010 was $1,041.7 million and $1,042.3 million, respectively, or 38% and 39% of net sales, respectively. The expense was slightly down year over year due to continued cost containment strategies worldwide.

Research and Development Expense

Research and development expense during the years ended May 31, 2011 and 2010 was $119.4 million and $106.6 million, respectively, or 4% of net sales for both periods. This increase in research and development expenses for the year ended May 31, 2011 primarily related to our ongoing commitment to increase investment in clinical research and regulatory affairs within our business. Our principal research and development efforts relate to primary and revision orthopedic reconstructive devices, spinal fixation products, dental reconstructive devices, sports medicine products, resorbable technology, biomaterial products and autologous therapies. Expenses during the year ended May 31, 2011 have primarily been related to the following research and development projects: E1® Antioxidant Infused Technology Tibial bearings (Reconstructive-Knees), Vanguard® SSK 360 Revision System (Reconstructive-Knees), Arcos® Modular Revision Hip System (Reconstructive-Hips), Taperloc® Complete Hip System (Reconstructive-Hips) OrthoPak® and SpinalPak® stimulation platform technologies (Fixation-Stimulation) and iQ® Intelligent Delivery System (Fixation-Craniomaxillofacial).

Amortization

Amortization expense for the year ended May 31, 2011 was $367.9 million or 13% of net sales, compared to $372.6 million for the year ended May 31, 2010, or 14% of net sales. This decrease is primarily due to the accelerated method for amortizing customer relationship intangibles as the value for those relationships is greater at the beginning of their life cycle and the decrease in amortization in the fourth quarter due to the intangible impairment charge taken in the fourth quarter of fiscal 2011 related to our Europe business and described below.

Goodwill and Intangible Assets Impairment Charge

During the fourth quarter of fiscal 2011, we recorded a $941.4 million goodwill and definite and indefinite-lived intangible assets impairment charge primarily related to our Europe business due to the continued market slowdown in Europe relative to our original purchase accounting assumptions at the time of the Merger due to the continued financial and credit challenges in some European countries, which continue to impact our sales growth.

Interest Expense

Interest expense was $498.9 million for the year ended May 31, 2011, compared to interest expense of $516.4 million for the year ended May 31, 2010. The decrease in interest expense was primarily due to a lower average interest rate on our outstanding floating rate debt.

Other (Income) Expense

Other (income) expense was income of $11.2 million for the year ended May 31, 2011, compared to income of $18.1 million for the year ended May 31, 2010. The decrease is primarily due to a decrease in currency transaction gains of $5.6 million.

Benefit from Income Taxes

Our effective income tax rate decreased to 20.2% for the year ended May 31, 2011 compared to 66.4% for the year ended May 31, 2010. The fiscal 2011 tax rate is lower than statutory tax rates due to amounts deducted for financial reporting purposes that are not deductible for tax purposes. In fiscal 2011, $422.8 million of the $941.4 million impairment charge taken on the European business unit was a non-deductible permanent difference. This rate also decreased due to an increase in valuation allowance relating to state and foreign net operating loss carryforwards and an increase in uncertain tax benefits, offset by reductions to our state effective tax rate (primarily due to New Jersey’s change to single-sales factor) as well as the reduction in United Kingdom corporate tax rates. The Company’s effective tax rate in fiscal 2010 was higher than statutory rates primarily due to the Company’s mix of profits and losses in certain foreign and domestic jurisdictions, specifically a higher pre-tax loss in the United States as a percent of the total worldwide loss before income taxes.

Liquidity and Capital Resources

Cash Flows

Our cash and cash equivalents were $492.4 million as of May 31, 2012 compared to $327.8 million as of May 31, 2011. We generally maintain our cash and cash equivalents and investments in money market funds, corporate bonds and debt instruments. Cash and cash equivalents held outside of the United States were $302.3 million as of May 31, 2012. If we were to repatriate this cash back to the United States, additional tax of up to 35%, the maximum federal tax rate, could be incurred. In addition, we require a certain amount of cash to support on-going operations outside the United States.

The following is a summary of the cash flows by activity for the years ended May 31, 2012, 2011, and 2010:

(in millions)	Year Ended May 31, 2012	Year Ended May 31, 2011	Year Ended May 31, 2010

Net cash from (used in):
Operating activities	$377.3	$380.1	$321.5
Investing activities	(144.0)	(205.0)	(182.0)
Financing activities	(38.1)	(51.4)	(159.9)
Effect of exchange rate changes on cash	(30.6)	15.0	(6.1)

Change in cash and cash equivalents	$164.6	$138.7	$(26.5)

For the Year Ended May 31, 2012 Compared to the Year Ended May 31, 2011

Our cash and cash equivalents were $492.4 million as of May 31, 2012 compared to $327.8 million as of May 31, 2011. We maintain our cash and cash equivalents and investments in money market funds, corporate bonds and debt instruments. We are exposed to interest rate risk on certain debt instruments.

Operating Cash Flows

Net cash provided by operating activities was $377.3 million for the year ended May 31, 2012, compared to cash flows provided of $380.1 million for the year ended May 31, 2011. Cash generated by operating activities continued to be a source of funds for deleveraging and investing in our growth. The decrease in cash provided by operating activities of $2.8 million was primarily due to an increase in cash paid for taxes due to net operating losses being fully utilized in the United States and an increase in accounts receivable due to increased sales with an increase in days sales outstanding, which was offset by favorability in inventory and accounts payable.

Investing Cash Flows

Net cash used in investing activities was $144.0 million for the year ended May 31, 2012 and $205.0 million for the year ended May 31, 2011. The decrease in cash used in investing activities year-over-year was primarily related to the investment in time deposits. During the fiscal year ended May 31, 2011 we invested in $78.7 million in time deposits and received proceeds of $44.3 million also related to the time deposits. During the fiscal year ended May 31, 2012 we received $33.4 million in proceeds related to the time deposits, but did not make any additional investments.

Financing Cash Flows

Net cash used in financing activities was $38.1 million for the year ended May 31, 2012, compared to $51.4 million for the year ended May 31, 2011. The decrease in cash used in financing activities year-over-year was primarily related to a discretionary repurchase of $10.0 million par value of senior cash pay notes for $11.2 million in the fiscal year ended May 31, 2011.

Balance Sheet Metrics

Cash flows from operations are impacted by profitability and changes in operating working capital. Management monitors operating working capital with particular focus on certain metrics, including days sales outstanding (“DSO”) and inventory turns. The following is a summary of our DSO and inventory turns.

	May 31, 2012	May 31, 2011
Days Sales Outstanding (1)	62.5	62.3
Inventory Turns (2)	1.59	1.54

(1)	DSO is calculated by dividing the year-over-year average accounts receivable balance by the last twelve months net sales multiplied by 365 days.

(2)	Inventory turns are calculated by dividing the last twelve months cost of sales by the year-over-year average inventory balance.

We use DSO as a measure that places emphasis on how quickly we collect our accounts receivable balances from customers. Our higher DSO is the result of a global slowdown in customer payments, specifically in Europe. We are unable to continue factoring receivables in Spain as we have reached our limit on our current factoring facility, which is causing our DSO to increase. We use inventory turns as a measure that places emphasis on how efficiently we are managing our inventory levels. These measures may not be computed the same as similarly titled measures used by other companies.

We use inventory turns as a measure that places emphasis on how quickly we turn over our inventory. The favorability when comparing May 31, 2012 to May 31, 2011 was primarily driven by continued improvements in our global supply chain and field inventory management.

For the Year Ended May 31, 2011 Compared to the Year Ended May 31, 2010

Our cash and cash equivalents were $327.8 million as of May 31, 2011 compared to $189.1 million as of May 31, 2010. We maintain our cash and cash equivalents and investments in money market funds, time deposits, corporate bonds and debt instruments. We are exposed to interest rate risk on certain debt instruments.

Operating Cash Flows

Net cash provided by operating activities was $380.1 million for the year ended May 31, 2011, compared to cash flows provided of $321.5 million for the year ended May 31, 2010. Cash generated by operating activities continued to be a source of funds for deleveraging and investing in our growth. The increase in cash provided by operating activities of $58.6 million was primarily due to working capital improvement initiatives and the prior year being negatively impacted by $53.0 million related to a previously disclosed litigation settlement. Net cash provided by operating activities for the year ended May 31, 2011 included a net loss of $849.8 million, offset by non-cash amounts of $1,222.1 million (primarily goodwill and intangible asset impairment charge, depreciation and amortization, and partially offset by deferred income taxes), and cash provided by working capital of $7.8 million. Net cash provided by operating activities for the year ended May 31, 2010 included a net loss of $47.6 million, offset by non-cash amounts of $460.4 million (primarily depreciation and amortization and stock based compensation, partially offset by deferred income taxes), and cash used in working capital of $91.3 million.

Investing Cash Flows

Net cash used in investing activities was $205.0 million for the year ended May 31, 2011 and $182.0 million for the year ended May 31, 2010. Cash generated by operating activities continued to be a source of funds for deleveraging and investing in our growth. Net cash used in investing activities for the years ended May 31, 2011 and 2010 primarily related to capital expenditures of $174.0 million and $186.4 million, respectively, and purchases of investments of $78.7 million and $13.3 million, respectively, partially offset by proceeds from the sale/maturity of investments of $59.3 million and $24.9 million, respectively.

Financing Cash Flows

Net cash used in financing activities was $51.4 million for the year ended May 31, 2011, compared to $159.9 million for the year ended May 31, 2010. Net cash used in financing activities for the year ended May 31, 2011 primarily related to required payments under the senior secured credit facilities of $34.8 million and a discretionary repurchase of $10.0 million par value of senior cash pay notes for $11.2 million. Net cash used in financing activities for the year ended May 31, 2010 primarily related to required payments under the senior secured credit facilities of $35.8 million, discretionary payments under the revolving credit facilities of $68.9 million, and discretionary payments under the asset-based revolving credit facility of $65.2 million, partially offset by proceeds under the revolving credit facilities of $20.4 million.

Non-GAAP disclosures

We use certain non-GAAP financial measures to evaluate our performance using information that differs from what is required under GAAP. These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP.

The senior secured leverage ratio provides a measure of our financial ability to meet our debt service obligations. The ratio level determines the interest rate charged on our asset-based revolving credit facility, cash flow revolving credit facilities, and letters of credit fees. In addition to determining the current interest rate on our revolving credit facilities, the ratio is also used as a benchmark in our credit agreements to determine maximum levels of additional indebtedness we may incur. We believe the directional trend of this ratio provides valuable insight to understanding our operational performance and financial position with respect to our debt obligations.

(in millions, except ratios)	May 31, 2012	May 31, 2011	May 31, 2010
USD Term Loan B	$2,234.7	$2,258.1	$2,281.5
EUR Term Loan B	1,039.6	1,206.3	1,047.3

Consolidated Senior Secured Debt	3,274.3	3,464.4	3,328.8
Cash and Cash Equivalents (1)	492.4	360.9	189.1

Consolidated Senior Secured Debt Net of Cash and Cash Equivalents (1)	$2,781.9	$3,103.5	$3,139.7

LTM Adjusted EBITDA	$1,031.1	$1,010.4	$1,000.0
“Run Rate” Cost Savings (2)	—	—	12.6

LTM Adjusted EBITDA, plus cost savings	$1,031.1	$1,010.4	$1,012.6
Senior Secured Leverage Ratio (3)	2.70	3.07	3.10

(1)	Cash and cash equivalents as defined by the credit agreement includes $33.1 million of time deposits at May 31, 2011.

(2)	As defined by the Credit Agreement dated September 25, 2007.

(3)	Our senior secured leverage ratio is defined by our credit agreement as total consolidated senior secured debt net of cash and cash equivalents, as defined by our credit agreement, divided by the total of the last twelve months, or “LTM,” Adjusted EBITDA, plus cost savings.

The decrease in the senior secured leverage ratio at May 31, 2012 as compared to May 31, 2011 is primarily due to the weakening of the euro against the U.S. dollar, debt service payments and an increased Adjusted EBITDA in fiscal year 2012.

The decrease in the senior secured leverage ratio at May 31, 2011 as compared to May 31, 2010 is primarily due to debt service payments and an increase in cash and cash equivalents, partially offset by the strengthening of the euro against the U.S. dollar.

We use Adjusted EBITDA, among other measures, to evaluate the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and to evaluate our performance period-over-period, including for incentive program purposes. The term “as adjusted,” a non-GAAP financial measure, refers to financial performance measures that exclude certain income statement line items, such as interest, taxes, depreciation or amortization, other (income) expense and/or exclude certain expenses as defined by our credit agreement, such as restructuring charges, non-cash impairment charges, integration and facilities opening costs or other business optimization expenses, new systems design and implementation costs, certain start-up costs and costs related to consolidation of facilities, certain non-cash charges, advisory fees paid to the private equity owners, certain severance charges, purchase accounting costs, stock-based compensation, new business development, litigation costs and settlements, and other related charges.

Adjusted EBITDA for the fiscal years ended May 31, 2012, 2011 and 2010 is calculated as follows:

(in millions)	Year Ended May 31, 2012	Year Ended May 31, 2011	Year Ended May 31, 2010
Operating income (loss)	$(93.4)	$(576.9)	$356.6
Depreciation	182.2	181.1	175.0
Amortization	327.2	367.9	372.6
Special items adjustments:
Stock-based compensation expense (1)	16.0	12.7	22.4
Litigation settlements and reserves and other legal fees (2)	8.6	12.5	10.7
DePuy trauma acquisition (3)	4.6
Operational restructuring and consulting expenses related to operational initiatives (severance, building impairments, abnormal manufacturing variances and other related costs) (4)	45.8	61.6	43.3
Sponsor fee (5)	10.3	10.1	10.1
Greece bad debt expense (6)	—	—	9.3
Goodwill and intangible assets impairment charge (7)	529.8	941.4	—

Adjusted EBITDA (8)	$1,031.1	$1,010.4	$1,000.0

(1)	Stock-based compensation expense is excluded from non-GAAP financial measures primarily because it is a non-cash expense. We believe that excluding this item is useful to investors in that it facilitates comparisons to competitors’ operating results.

(2)	We exclude certain litigation-related expenses and settlements from non-GAAP financial measures that are not reflective of our ongoing operational performance. We believe this information is useful to investors in that it provides period-over-period comparability.

(3)	We exclude acquisition-related expenses for the DePuy trauma acquisition from non-GAAP financial measures that are not reflective of the Company’s ongoing operational performance. The Company further believes this information is useful to investors in that it provides period-over-period comparability.

(4)	Restructuring charges relate principally to employee severance and facility consolidation costs resulting from the closure of facilities and other workforce reductions attributable to our efforts to reduce costs. Operational restructuring charges also include abnormal manufacturing variances related to temporary redundant overhead costs within our plant network as we continue to rationalize and move production to our larger operating locations in order to increase manufacturing efficiency. We exclude these costs from non-GAAP financial measures primarily because they are not reflective of the ongoing operating results and they are not used by management to assess ongoing operational performance. We believe the exclusion of this information in the applicable non-GAAP financial measure is useful to investors in that it provides period-over-period comparability.

(5)	Upon completion of the Merger, we entered into a management services agreement with certain affiliates of the Sponsors, pursuant to which such affiliates of the Sponsors or their successors, assigns, affiliates, officers, employees, and/or representatives and third parties (collectively, the “Managers”) provide management, advisory, and consulting services to us. Pursuant to such agreement, the Managers received a transaction fee equal to 1% of total enterprise value of the Transactions for the services rendered by such entities related to the Transactions upon entering into the agreement, and the Sponsors receive an annual monitoring fee equal to 1% of our annual Adjusted EBITDA (as defined by our credit agreement) as compensation for the services rendered and reimbursement for out-of-pocket expenses incurred by the Managers in connection with the agreement and the Transactions. We exclude these costs from non-GAAP financial measures primarily because they are not reflective of the ongoing operating results and they are not used by management to assess ongoing operational performance.

(6)	This charge is related to the proposal the Greek government announced on June 15, 2010 to settle their outstanding debts from 2007 through 2009 primarily by issuing zero-coupon bonds. We exclude this charge from non-GAAP measures primarily because it is not reflective of ongoing operating results.

(7)	During fiscal 2012, we recorded at $529.8 million goodwill and definite and indefinite-lived intangible asset impairment charge primarily associated with our dental reconstructive and spine & bone healing reporting units and in fiscal 2011, we recorded a $941.4 million goodwill and definite and indefinite-lived intangible asset impairment charge primarily associated with our Europe reporting unit. We exclude this non-cash charge from non-GAAP financial measures because it is not reflective of our ongoing operational performance or liquidity. We believe the exclusion of this information in the applicable non-GAAP financial measure is useful to investors in that it provides period-over-period comparability

(8)	As defined in our credit agreement.

Adjusted EBITDA growth has historically generally been in line with the growth in net sales. The fall through from net sales to Adjusted EBITDA has slowed due to a decline in gross margin percentage.

Credit Facilities and Notes

Senior Secured Credit Facilities. On September 25, 2007, we entered into a credit agreement and related security and other agreements providing for (a) a $2,340.0 million U.S. dollar-denominated term loan facility and a €875.0 million (approximately $1,207.4 million at September 25, 2007) euro-denominated term loan facility and (b) $400.0 million cash flow revolving credit facilities with Bank of America, N.A. as administrative agent and collateral agent. We refer to our term loan facilities and our cash flow revolving credit facilities collectively as the “senior secured credit facilities.”

We borrowed the full amount available under our term loan facilities on September 25, 2007. During the year ended May 31, 2012 and 2011, we repaid $23.4 million and $23.4 million, respectively, of outstanding loans under our U.S. dollar-denominated term loan facility and $12.0 million and $11.4 million, respectively, of outstanding loans under the euro-denominated term loan facility.

The cash flow revolving credit facilities include a $100.0 million sub-facility for letters of credit and a $100.0 million sub-capacity for borrowings on same-day notice, referred to as swingline loans. We borrowed approximately $131.0 million under our cash flow revolving credit facilities on September 25, 2007 to pay a portion of the Transactions. As of May 31, 2012, we had no outstanding borrowings under our cash flow revolving credit facilities.

Borrowings under our cash flow revolving credit facilities bear interest at a rate per annum equal to an applicable margin plus, at our option, either (1) a base rate determined by reference to the higher of (a) the prime rate of Bank of America, N.A. and (b) the federal funds effective rate plus 1/2 of 1.00% or (2) a LIBOR or Eurocurrency rate determined by reference to the cost of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. At May 31, 2012, the applicable margin for borrowings under our term loan facilities was 2.00% with respect to base rate borrowings and 3.00% with respect to LIBOR or Eurocurrency borrowings, and our cash flow revolving credit facilities were 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR or Eurocurrency borrowings. In connection with our term loan facilities, we entered into a series of interest rate swap agreements and at May 31, 2012 had (1) an aggregate notional amount of $1,295.0 million to fix the interest rates on a portion of the borrowings under the $2,340.0 million U.S. dollar-denominated term loan facility and (2) an aggregate notional amount of €270.0 million (approximately $335.9 million outstanding at May 31, 2012) to fix the interest rates on a portion of the borrowings under the €875.0 million (approximately $1,039.6 million outstanding at May 31, 2012) euro-denominated term loan facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk.”

The credit agreement governing our senior secured credit facilities requires us to prepay outstanding term loans, subject to certain exceptions: (1) after our first full fiscal year after the Closing Date, 50% (which percentage may be reduced to 25% if our senior secured leverage ratio is less than a specified ratio and may be further reduced to 0% if our senior secured leverage ratio is less than a specified ratio) of our annual excess cash flow (as defined in our senior secured credit facilities); (2) if our senior secured leverage ratio is greater than a specified ratio, 100% (which percentage may be reduced to 50% if our senior secured leverage ratio is less than a specified ratio and may be further reduced to 0% if our senior secured leverage ratio is less than a specified ratio) of the net cash proceeds of certain non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest those proceeds in assets to be used in our business or to make certain other permitted investments; and (3) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under our senior secured credit facilities. All obligations under our senior secured credit facilities are unconditionally guaranteed by LVB, and, subject to certain exceptions, each of Biomet, Inc.’s existing and future direct and indirect wholly-owned domestic subsidiaries. All obligations under our senior secured credit facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of LVB and the subsidiary guarantors. No prepayments on the above mentioned debt were required under the credit agreement in fiscal 2012.

Our senior secured credit facilities contain a number of covenants that, among other things are subject to certain exceptions, will restrict our ability and the ability of our restricted subsidiaries to: (1) incur additional indebtedness; (2) pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness; (3) make investments, loans, advances and acquisitions; (4) create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries; (5) engage in transactions with our affiliates;

(6) sell assets, including capital stock of our subsidiaries; (7) consolidate or merge; (8) create liens; and (9) enter into sale and lease-back transactions. The credit agreement governing our senior secured credit facilities does not require us to comply with any financial ratio maintenance covenants. As of May 31, 2012, we were in compliance with our covenants and intend to maintain compliance.

The credit agreement governing our senior secured credit facilities also contains certain customary affirmative covenants and events of default.

On August 2, 2012, we entered into an amendment and restatement agreement that amended our existing senior secured credit facilities. The amendment (i) extends the maturity of approximately $1,007.2 million of our U.S. dollar-denominated term loans and approximately €631.3 million of our euro-denominated term loans under the credit facility to July 25, 2017 and (ii) refinances and replaces the existing alternative currency revolving credit commitments under the credit facility with a new class of alternative currency revolving credit commitments in an aggregate amount of $165.0 million and refinances and replaces the existing U.S. dollar revolving credit commitments under the credit facility with a new class of U.S. dollar-denominated revolving credit commitments in an aggregate amount of $165.0 million. The new revolving credit commitments will mature on April 25, 2017, except that if as of December 23, 2014, there is an outstanding aggregate principal amount of non-extended U.S. dollar and euro term loans in excess of $200.0 million, then such revolving credit commitments will mature on December 24, 2014. The remaining term loans of the lenders under the senior secured credit facilities who did not elect to extend such loans will continue to mature on March 25, 2015.

Asset-based Revolving Credit Facility. On September 25, 2007, we entered into a credit agreement and related security and other agreements for an asset-based revolving credit facility with Bank of America, N.A. as administrative agent and collateral agent. Our asset-based revolving credit facility provides senior secured financing of up to $350.0 million, subject to borrowing base limitations. The borrowing base at any time will equal the sum of 85% of eligible accounts receivable and 85% of the net orderly liquidation value of eligible inventory (not to exceed 65% of the borrowing base), less certain reserves and subject to certain limitations on consigned inventory and accounts receivable owed by non-U.S. persons. Our asset-based revolving credit facility includes a $100.0 million sub-facility for letters of credit and a $35.0 million sub-facility for borrowings on same-day notice, referred to as swingline loans. We did not draw on our asset-based revolving credit facility at the closing of the Transactions. As of May 31, 2012, the amount available under our asset-based revolving credit facility was $336.1 million, which is net of borrowing base limitations relating to the asset-based revolving credit facility.

Borrowings under our asset-based revolving credit facility bear interest at a rate per annum equal to the applicable margin plus, at our option, either (1) a base rate determined by reference to the higher of (a) the prime rate of Bank of America, N.A. and (b) the federal funds effective rate plus 1/2 of 1.00% or (2) a LIBOR or Eurocurrency rate determined by reference to the cost of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under our asset-based revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR or Eurocurrency borrowings. The applicable margin may be reduced based on our achievement of certain specified ratios.

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under our asset-based revolving credit facility exceeds the lesser of (1) the commitment amount and (2) the borrowing base, we will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the aggregate amount available under our asset-based revolving credit facility and our cash flow revolving credit facilities is less than $75.0 million plus 10% of any additional commitments under this facility or certain events of default have occurred under our asset-based revolving credit facility, we will be required to repay outstanding loans and cash collateralize letters of credit with the cash we are required to deposit daily in a collection account maintained with the agent under the facility. All obligations under our asset-based revolving credit facility are unconditionally guaranteed by LVB. All obligations under our asset-based revolving credit facility are secured, subject to certain exceptions, by a first-priority security interest in substantially all of our assets and the assets of the subsidiary borrowers that consist of all accounts receivable, inventory, cash, deposit accounts and certain related intangible assets and proceeds of the foregoing.

Like our senior secured credit facilities described above, our asset-based revolving credit facility contains a number of covenants that restrict us, Biomet, Inc. and its restricted subsidiaries. The covenants limiting (1) dividends and other restricted payments, (2) investments, loans, advances and acquisitions and (3) prepayments or redemptions of other indebtedness, each permit the restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that we must have at least $112.5 million plus 15% of any additional commitments under this facility of pro forma excess availability under our asset-based revolving credit facility and our cash flow revolving credit facilities in the aggregate, and that Biomet, Inc. must be in pro forma compliance with the fixed charge coverage ratio described in the next sentence. Although the credit agreement governing our asset-based revolving credit facility does not require us to comply with any financial ratio maintenance covenants, if less than $35.0 million plus 10% of any additional commitments under this facility were available under our asset-based revolving credit facility at any time, we would not be permitted to borrow any additional amounts unless Biomet, Inc.’s pro forma ratio of (a) Consolidated adjusted EBITDA minus Capital Expenditures minus Cash Taxes to (b) Fixed Charges (as such terms are defined in the credit agreement and in each case for the most recently ended four quarter period) were at least 1.0 to 1.0. The credit agreement governing our asset-based revolving credit facility also contains certain customary affirmative covenants and events of default. As of May 31, 2012, we were in compliance with our covenants and intend to maintain compliance.

Notes. We issued an aggregate of $2,348.0 million of original notes on September 25, 2007 and an aggregate of $217.0 million of original notes on October 16, 2007 (which were issued at a premium above par of $6.0 million). The notes are our unsecured obligations, with $1,550.0 million being our senior obligations (consisting of $775.0 million of senior cash pay notes and $775.0 million of senior PIK toggle notes) and $1,015.0 million being our senior subordinated obligations. All of the notes were issued by Biomet, Inc. and are guaranteed by each of its existing and future wholly-owned domestic subsidiaries that guarantee our obligations under our senior secured credit facilities. Interest is payable in cash.

On August 8, 2012 we completed our offering of $1.0 billion aggregate principal amount of new 6.500% senior notes. We expect to use the net proceeds of this offering to fund a tender offer for any and all of our outstanding senior toggle notes, including related fees and expenses, and to purchase, redeem, defease or otherwise acquire or retire our outstanding indebtedness.

The indentures governing the notes, among other things, limit Biomet, Inc.’s and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred stock, pay dividends and make other restricted payments, make certain investments, sell assets, create liens, consolidate, merge or sell all or substantially all of our assets, enter into transactions with affiliates and designate subsidiaries as unrestricted subsidiaries. These covenants are subject to important exceptions during any period of time for which (i) the respective notes have received investment grade ratings from certain specified rating agencies and (ii) no default has occurred and is continuing under the indentures that govern the respective notes. As of May 31, 2012, we were in compliance with our covenants and intend to maintain compliance.

Non-U.S. Facility. As of May 31, 2012, we had a loan in Spain referred to as the non-U.S. facility. During the month of November 2011, ABN AMRO Bank terminated the European revolver facility due to the limited use of the facility. As of May 31, 2012, we had $3.5 million in outstanding borrowings under our non-U.S. facility.

Future Financing Activities

As of May 31, 2012, we had (1) approximately $377.8 million available for borrowing under our cash flow revolving credit facilities, (2) $336.1 million available for borrowing under our asset-based revolving credit facility, (3) the option to incur additional incremental term loans or increase the cash flow revolving credit facilities commitments under our senior secured credit facilities of up to an amount that would cause our senior secured leverage ratio (as defined in our senior secured credit facilities) to be equal to or less than 4.50 to 1.00 and (4) the option to increase the asset-based revolving credit commitments under our asset-based revolving credit facility by up to $100.0 million. However, our ongoing ability to meet our substantial debt service and other obligations will be dependent upon our future performance, which will be subject to business, financial and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flows will be sufficient to allow us to pay principal and interest on our debt, support our operations and meet our other obligations. If we do not have sufficient liquidity, we may be required to refinance all or part of our existing debt, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.

We intend to use the net proceeds from the offering of our new senior notes to fund the tender offer for any and all of our $771.0 million principal amount outstanding senior toggle notes, including related fees, expenses, and to purchase, redeem, defease or otherwise acquire or retire our outstanding indebtedness.

Capital Expenditures and Investments

We maintain our cash and investments in money market funds, certificates of deposit, equity securities and Greek bonds. We are exposed to interest rate risk on our corporate bonds and debt instruments. We see the growth prospects in our markets and intend to invest in an effort to improve our worldwide market position. We expect to spend in excess of $500.0 million over the next two fiscal years for capital expenditures (including instrumentation issued to the field) and research and development costs in an effort to develop products and technologies that further enhance musculoskeletal procedures. Funding of these and other activities is expected to come from currently available funds, cash flows generated from operations, and currently available credit lines.

Contractual Obligations

Summarized in the table below are our long-term obligations and commitments as of May 31, 2012. We have issued notes, entered into senior secured credit facilities, including term loan facilities and cash flow revolving credit facilities, and an asset-based revolving facility, all of which are primarily classified as long-term obligations. There were no borrowings under our asset-based revolving facility as of May 31, 2012. Our term loan facilities require payments each year in an amount equal to 1% of the original principal in equal quarterly installments for the first seven years and three months. As of May 31, 2012, required principal payments of $34.3 million are due within the next twelve months.

Our revolving borrowing base available under all debt facilities at May 31, 2012 was $713.9 million, which is net of the remaining $22.3 million commitment of the subsidiaries of Lehman Brothers Holding Inc. (which we expect will not be funded) and borrowing base limitations relating to the asset-based revolving credit facility.

(in millions)	Total	2013	2014 and 2015	2016 and 2017	2018 and Thereafter
Contractual obligations (1)
Projected future pension benefit payments	$60.9	$4.9	$10.9	$11.7	$33.4
Long-term debt (including current maturities)	5,827.8	35.6	3,240.0	—	2,552.2
Interest payments (2)	1,924.1	441.1	797.8	548.2	137.0
Material purchase commitments	86.6	38.5	23.2	17.9	7.0
Outsourcing contract obligation	6.0	5.5	0.5	—	—
DePuy trauma acquisition purchase price commitment	280.0	280.0	—	—	—

Total contractual obligations	$8,185.4	$805.6	$4,072.4	$577.8	$2,729.6

(1)	The total amounts of capital lease obligations and operating lease obligations are not significant.

(2)	Amounts include the effect of interest rate swaps currently in place.

In addition, due to the uncertainty with respect to the timing of future cash flows associated with our unrecognized tax benefits at May 31, 2012, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authorities. Therefore, $63.0 million of unrecognized tax benefits have been excluded from the contractual obligations table above.

Please refer to our subsequent events section in “Note 6—Debt” in Part II, Item 8 of this report for more information on our debt offering and amendment of our existing secured senior cash flow credit facility.

We believe that our cash, other liquid assets and operating cash flow, together with available borrowings and potential access to credit and capital markets, will be sufficient to meet our operating expenses, research and development costs, capital expenditures and to service our debt requirements as they become due. However, our ongoing ability to meet our substantial debt service and other obligations will be dependent upon our future performance, which will be subject to business, financial, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and regulatory changes in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, support our operations and meet our other obligations. If we do not have sufficient liquidity, we may be required to refinance all or part of our existing debt, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives. See “Risk Factors—Risks Related to Our Indebtedness.”

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial position and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Our significant accounting policies are discussed in Note 1 of the notes to our consolidated financial statements included elsewhere in this annual report. In management’s opinion, our critical accounting policies include revenue recognition, excess and obsolete inventory, goodwill and intangible assets, legal proceedings and other loss contingencies and income taxes.

Revenue Recognition

We sell product through four principal channels: (1) direct to healthcare institutions, referred to as direct channel accounts, (2) through stocking distributors and healthcare dealers, (3) indirectly through insurance companies and (4) directly to dental practices and dental laboratories. Sales through the direct and distributor/dealer channels account for a majority of net sales. Through these channels, inventory is consigned to sales agents or customers so that products are available when needed for surgical procedures. Revenue is not recognized upon the placement of inventory into consignment as we retain title and maintain the inventory on the balance sheet; however, it is recognized upon implantation and receipt of proper purchase order and/or purchase requisition documentation. Pricing for products is predetermined by contracts with customers, agents acting on behalf of customer groups or by government regulatory bodies, depending on the market. Price discounts under group purchasing contracts are linked to volume of implant purchases by customer healthcare institutions within a specified group. At negotiated thresholds within a contract buying period, price discounts may increase.

At certain locations we record a contractual allowance that is offset against revenue for each sale to a non-contracted payor so that revenue is recorded at the estimated determinable price at the time of the sale. Those non-contracted payors and insurance companies in some cases do not have contracted rates for products sold, but may have pricing available for certain products through their respective web sites. We will invoice at its list price and establish the contractual allowance to estimate what the non-contracted payor will settle the claim for based on the information available as noted above. At certain locations, revenue is recognized on sales to stocking distributors, healthcare dealers, dental practices and dental laboratories when title to product passes to them, generally upon shipment. Certain subsidiaries allow customers to return product in the event that we terminate the relationship. Under those circumstances, we record an estimated sales return in the period in which constructive notice of termination is given to a distributor. Product returns were not significant for any period presented.

We also maintain a separate allowance for doubtful accounts for estimated losses based on our assessment of the collectability of specific customer accounts and the aging of the accounts receivable. We analyze accounts receivable and historical bad debts, customer concentrations, customer solvency, current economic and geographic trends, and changes in customer payment terms and practices when evaluating the adequacy of our current and future allowance. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, a specific allowance for bad debt is estimated and recorded, which reduces the recognized receivable to the estimated amount we believe will ultimately be collected. We monitor and analyze the accuracy of the allowance for doubtful accounts estimate by reviewing past collectability and adjust it for future expectations to determine the adequacy of our current and future allowance. Our reserve levels have generally been sufficient to cover credit losses.

Excess and Obsolete Inventory

In our industry, inventory is routinely placed at hospitals to provide the healthcare provider with the appropriate product when needed. Because product usage tends to follow a bell curve, larger and smaller sizes of inventory are provided, but infrequently used. In addition, the musculoskeletal market is highly competitive, with new products, raw materials and procedures being introduced continually, which may make those products currently on the market obsolete. We make estimates regarding the future use of these products, which are used to adjust inventory to the lower of cost or market. If actual product life cycles, product demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required which would affect future operating results.

Goodwill and Other Intangible Assets

We operate in one reportable segment and evaluate goodwill for impairment at the reporting unit level. Effective September 1, 2011, in connection with our global reorganization, we made changes to our reporting unit structure. The reorganization eliminated three reporting units (U.S. Orthopedics, Sports Medicine and Biologics) and established a new reporting unit (U.S. Reconstructive). We formerly had eight, and now have six, identified reporting units for the purpose of testing goodwill for impairment. The reporting units are based on our current administrative organizational structure and the availability of discrete financial information.

During the fourth quarter of fiscal year 2012, we recorded a $529.8 million goodwill and definite and indefinite-lived intangible asset impairment charge primarily associated with our spine & bone healing and dental reconstructive reporting units. As of February 29, 2012, we concluded that certain indicators were present that suggested impairment may exist for our dental reconstructive reporting unit’s goodwill and intangible assets. The indicators of impairment in our dental reconstructive reporting unit included evidence of declining industry market growth rates in certain European and Asia Pacific markets and unfavorable margin trends resulting from change in product mix. The impact of these recent items resulted in management initiating an interim preliminary impairment test as of February 29, 2012. However, the preliminary result of this interim test of impairment for the dental reconstructive reporting unit’s goodwill and intangibles was inconclusive during the third quarter of fiscal year 2012. We finalized impairment test during the fourth quarter of fiscal year 2012. During the annual impairment test, described below, our spine and bone healing reporting unit failed step one. The indicators were primarily due to growth rate declines as compared to prior assumptions.

During the fourth quarter of fiscal year 2011, we recorded a $941.4 million goodwill and definite and indefinite-lived intangible asset impairment charge primarily associated with our Europe reporting unit. As of February 28, 2011, we concluded that certain indicators were present that suggested impairment may exist for our Europe reporting unit’s goodwill and intangibles. The indicators of potential impairment in our Europe reporting unit included:

•	recent reductions in revenue growth rates for the reporting unit’s knee and hip products;

•	recent market pressure resulting in reduced average selling prices of the reporting unit’s products;

•	evidence of declining industry market growth rates for many countries; and

•	certain European governments actively pursuing healthcare spend restructuring programs.

The impact of these recent items resulted in management initiating an interim preliminary impairment test as of February 28, 2011. However, the preliminary result of this interim test of impairment for the Europe reporting unit’s goodwill and intangibles was inconclusive during the third quarter of fiscal year 2011. We finalized the impairment tests during the fourth quarter of fiscal year 2011.

We used only the income approach, specifically the discounted cash flow method, to determine the fair value of the dental reconstructive, spine & bone healing and Europe reporting units and the associated amount of the impairment charges. This approach calculates fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. This methodology is consistent with how we estimate the fair value of our reporting units during our annual goodwill and indefinite lived intangible asset impairment tests. In applying the income approach to calculate the fair value of the dental reconstructive, spine & bone healing and Europe reporting units, we used assumptions about future revenue contributions and cost structures. In addition, the application of the income approach for both goodwill and intangibles requires judgment in determining a risk-adjusted discount rate at the reporting unit level. We based this determination on estimates of the weighted-average costs of capital of market participants. We performed a peer company analysis and considered the industry the weighted-average return on debt and equity from a market participant perspective.

To calculate the amount of the impairment charge related to the dental reconstructive, spine & bone healing and Europe reporting units, we allocated the reporting unit’s fair value to all of its assets and liabilities, including certain unrecognized intangible assets, in order to determine the implied fair value of goodwill. This allocation process required judgment and the use of additional valuation assumptions in deriving the individual fair values of our dental reconstructive, spine & bone healing and Europe reporting unit’s assets and liabilities as if the reporting units had been acquired in a business combination.

We also performed our annual assessment for impairment as of March 31, 2012 for all six reporting units. We utilized discount rates ranging from 9.2% to 13.5%. Based on the discount rate used in our most recent test for impairment, if the discount rate increased by 1% the fair value of the consolidated company could be lower by approximately $1.3 billion and a decrease in the discount rate of 1% results in an increase in fair value of $1.8 billion. The step one test also includes assumptions derived from competitor market capitalization and beta values as well as the twenty year Treasury bill rate as of March 31, 2012. The only reporting unit that failed step one and was required to complete a step two analysis was the spine & bone healing reporting unit.

The estimates and assumptions underlying the fair value calculations used in our annual impairment tests are uncertain by their nature and can vary significantly from actual results. Factors that management must estimate include, but are not limited to, industry and market conditions, sales volume and pricing, raw material costs, capital expenditures, working capital changes, cost of capital, royalty rates and tax rates. These factors are especially difficult to predict when global financial markets are volatile. The estimates and assumptions used in our impairment tests are consistent with those we use in our internal planning. These estimates and assumptions may change from period to period. If we use different estimates and assumptions in the future, future impairment charges may occur and could be material.

We have identified a total of four reporting units with a material amount of goodwill that are at a higher risk of potential failure of step one of the goodwill impairment test in the future. These reporting units include our U.S. Reconstructive reporting unit ($2,971.9 million of goodwill), our International reporting unit ($555.5 million of goodwill), our dental reconstructive reporting unit ($298.6 million of goodwill) and our Europe reporting unit ($223.0 million). The level of excess fair value over carrying value for these higher risk reporting units were each less than 10% for the latest step one impairment test.

Other Loss Contingencies

We accrue anticipated costs of settlement, damages, and loss of product liability claims based on historical experience or to the extent specific losses are probable and estimable. If the estimate of a probable loss is in a range and no amount within the range is more likely, we accrue the minimum amount of the range. Such estimates and any subsequent changes in estimates may result in adjustments to our operating results in the future. We have self-insured reserves against product liability claims with insurance coverage above the retention limits. There are various other claims, lawsuits and disputes with third parties, investigations and pending actions involving various allegations against it. Product liability claims are routinely reviewed by our insurance carriers and management routinely reviews all claims for purposes of establishing ultimate loss estimates.

Income Taxes

There are inherent risks that could create uncertainties related to our income tax estimates. We adjust estimates based on normal operating circumstances and conclusions related to tax audits. While we do not believe any audit finding could materially affect our financial position, however, there could be a material impact on our consolidated results of operations and cash flows of a given period.

Our operations are subject to the tax laws, regulations and administrative practices of the United States, U.S. state jurisdictions and other countries in which we do business. We must make estimates and judgments in determining the provision for taxes for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits, and deductions, and in the calculation of certain tax assets and liabilities that arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as the interest and penalties related to uncertain tax positions. Significant changes in these estimates may result in an increase or decrease to our tax provision in a subsequent period.

The calculation of our tax liabilities involves accounting for uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax benefits (“UTBs”) based on a two-step process. We recognize the tax benefit from an UTB only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The amount of UTBs is measured as appropriate for changes in facts and circumstances, such as significant amendments to existing tax law, new regulations or interpretations by the taxing authorities, new information obtained during a tax examination, or resolution of an examination. We believe our estimates for UTBs are appropriate and sufficient for any assessments that may result from examinations of our tax returns. We recognize both accrued interest and penalties, where appropriate, related to UTBs as a component of income tax expense.

Certain items are included in our tax return at different times than they are reflected in our financial statements. Such timing differences create deferred tax assets and liabilities. Deferred tax assets are generally items that can be used as a tax deduction or credit in the tax return in future years but for which we have already recorded the tax benefit in the financial statements. We have recorded valuation allowances against certain of our deferred tax assets, primarily those that have been generated from net operating losses and tax credit carryforwards in certain taxing jurisdictions. In evaluating whether we would more likely than not recover these deferred tax assets, we have not assumed any future taxable income or tax planning strategies in the jurisdictions associated with these carryforwards where history does not support such an assumption. Implementation of tax planning strategies to recover these deferred tax assets or future income generation in these jurisdictions could lead to the reversal of these valuation allowances and a reduction of income tax expense. Deferred tax liabilities are either: (i) a tax expense recognized in the financial statements for which payment has been deferred; or (ii) an expense for which we have already taken a deduction on the tax return, but have not yet recognized the expense in the financial statements.

We have not historically provided for U.S. or additional foreign taxes on the excess of the amount of financial reporting over the tax basis of investments in non-U.S. subsidiaries. A company is not required to recognize a deferred tax liability for the outside basis difference of an investment in a non-U.S. subsidiary or a non-U.S. corporate joint venture that is essentially permanent in duration, unless it becomes apparent that such difference will reverse in the foreseeable future. The excess of financial reporting basis over tax basis of investments in non-U.S. subsidiaries is primarily attributable to the financial restatement of the carrying amount of these investments due to the Merger, adjusted for subsequent accumulation of earnings and losses. It is our practice and intention to continue to permanently reinvest a substantial portion of the reported earnings of our non-U.S. subsidiaries in non-U.S. operations. Currently, there are no plans to divest any of our investments in non-U.S. subsidiaries. It is not practicable to estimate the amount of deferred tax liability related to excess of financial reporting basis over tax basis in these non-U.S. subsidiaries. Our non-U.S. subsidiaries have not accumulated positive reported earnings subsequent to the Merger. However, to the extent it is determined that any amounts of excess cash will be repatriated, we will record a deferred tax liability reflecting the estimated amount of tax that will be payable due to such repatriation. If future events, including material changes in estimates of cash, working capital and long-term investment requirements necessitate repatriation of portions of the earnings currently treated as permanently reinvested, under current tax laws an additional tax provision may be required which could have a material effect on our financial results.

Recent Accounting Pronouncements

Comprehensive Income—In June 2011, the FASB issued an update to Topic 220, Comprehensive Income, which will supersede some of the guidance in Topic 220. This update requires companies to present comprehensive income in either one or two consecutive financial statements and eliminates the option under current accounting standards that permits the presentation of other comprehensive income in the statement of changes in equity. In December 2011, the FASB issued an additional update to Topic 220 that defers certain disclosure requirements originally included in the June update. In particular, the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income has been deferred. Early adoption is permitted. We adopted the provisions of this new guidance in May 2012. The adoption of the new provisions did not have any impact on our financial condition or results of operations.

Goodwill Impairment Testing—In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”). The new guidance is intended to simplify how entities test goodwill for impairment. It includes provisions that permit an entity to first assess qualitative factors in determining whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. The new guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The changes to Topic 350 will be effective for us beginning June 1, 2012 and will be applied prospectively. The changes are not expected to have a material impact on our consolidated financial statements.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

In the normal course of business, our operations are exposed to fluctuations in interest rates and foreign currencies. These fluctuations can vary the cost of financing, investment yields and our operations.

Interest Rate Risk

Our principal exposure to interest rate risk arises from variable rates associated with our credit facilities and we periodically enter into interest rate swap agreements to manage our exposure to these fluctuations. For a description of these facilities, refer to Note 8 to the consolidated financial statements included in this annual report.

During January 2012, we entered into four additional interest rate swap agreements with a total notional amount of $1,160.0 million to fix the interest rates on a portion of the borrowings under the $2,340.0 million U.S. dollar-denominated term loan facility and we entered into two additional interest rate swap agreements with a total notional amount of €400.0 million to fix the interest rates on a portion of the borrowings under the €875.0 million euro-denominated term loan facility. As of May 31, 2012, the fair value of the interest rate swap agreements relating to our U.S. dollar-denominated term loan facility was a $53.3 million net unrealized loss, and the fair value of the interest rate swap agreements relating to our euro-denominated term loan facility was a €19.1 million (approximately $23.7 million) net unrealized loss. Net of our $0.8 million credit valuation adjustment, we have a liability of $76.2 million.

Our trading securities are invested in equity securities. Our non-trading investments, excluding cash and cash equivalents, are equity securities and Greek bonds. These financial instruments are subject to market risk in that changes in interest rates would impact the market value of such investments.

Based on our overall interest rate exposure at May 31, 2012, including variable rate debt, a hypothetical 10% increase or decrease in interest rates applied to the fair value of the financial instruments discussed above as of May 31, 2012 would cause a $5.5 million increase in or savings in interest expense.

Foreign Currency Risk

Certain assets, liabilities and forecasted transactions are exposed to foreign currency risk, primarily the fluctuation of the U.S. dollar against European currencies. We face transactional currency exposures that arise when our foreign subsidiaries (or the Company itself) enter into transactions, primarily on an intercompany basis, denominated in currencies other than their local currency. We also face currency exposure that arises from translating the results of our global operations to the U.S. dollar at exchange rates that have fluctuated from the beginning of the period. We have hedged a portion of our net investment in our European subsidiaries with the issuance of €875.0 million (approximately $1,207.4 million at September 25, 2007) principal amount euro term loan on September 25, 2007. Our net investment in our European subsidiaries at the hedging date of September 25, 2007 was $1,690.0 million (€1,238.0 million). As of May 31, 2012, the Company’s net investment in European subsidiaries totaled €1,808.9 million ($2,250.4 million) and the outstanding principal balance of the euro term loan was €835.6 million ($1,039.6 million). The difference of €973.3 million ($1,210.8 million) is unhedged as of May 31, 2012. Hedge effectiveness is tested quarterly to determine whether hedge treatment is still appropriate. We test effectiveness on this net investment hedge by determining if the net investment in our European subsidiaries is greater than the outstanding euro-denominated debt balance. Any amount of a derivative instrument designated as a hedge determined to be ineffective is recorded as other (income) expense.

Based on our overall exposure for foreign currency at May 31, 2012, a hypothetical 10% change up or down in foreign currency rates would have a $5.0 million effect on interest expense. We do not consider this effect material to our consolidated financial position, results of operations or cash flows.

Price Risk

We regularly purchase raw material commodities such as cobalt chromium, titanium, stainless steel, polyethylene powder and sterile packaging. We generally enter into 12 to 24 month term supply contracts, when possible, on these commodities to alleviate the effect of market fluctuation in prices. As part of our risk management program, we perform sensitivity analyses on potential commodity price changes. A 10% change across all of these commodities would not have a material effect on our consolidated financial position, results of operations or cash flows.

Item 8.	Financial Statements and Supplementary Data

LVB ACQUISITION, INC. AND BIOMET, INC.

Schedules other than those listed above are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of LVB Acquisition, Inc.

Warsaw, Indiana

We have audited the accompanying consolidated balance sheets of LVB Acquisition, Inc. and subsidiaries (the “Company”) as of May 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the three years in the period ended May 31, 2012. Our audit also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of LVB Acquisition, Inc. and subsidiaries as of May 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

August 20, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Biomet, Inc.

Warsaw, Indiana

We have audited the accompanying consolidated balance sheets of Biomet, Inc. and subsidiaries (the “Company”) as of May 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, shareholder’s equity, and cash flows for each of the three years in the period ended May 31, 2012. Our audit also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Biomet, Inc. and subsidiaries as of May 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

August 20, 2012

LVB Acquisition, Inc. and Subsidiaries Consolidated Balance Sheets.

(in millions)

	May 31, 2012	May 31, 2011
Assets
Current assets:
Cash and cash equivalents	$492.4	$327.8
Accounts receivable, less allowance for doubtful accounts receivables of $36.5 ($38.2 at May 31, 2011)	491.6	480.1
Investments	2.5	41.4
Income tax receivable	5.0	5.4
Inventories	543.2	582.5
Deferred income taxes	52.5	71.5
Prepaid expenses and other	124.1	109.7

Total current assets	1,711.3	1,618.4
Property, plant and equipment, net	593.6	638.4
Investments	13.9	33.1
Intangible assets, net	3,930.4	4,534.4
Goodwill	4,114.4	4,470.1
Other assets	56.8	62.6

Total assets	$10,420.4	$11,357.0

Liabilities & Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$35.6	$37.4
Accounts payable	116.2	91.1
Accrued interest	56.5	64.1
Accrued wages and commissions	122.0	105.0
Other accrued expenses	180.2	241.8

Total current liabilities	510.5	539.4
Long-term liabilities:
Long-term debt, net of current portion	5,792.2	5,982.9
Deferred income taxes	1,257.8	1,487.6
Other long-term liabilities	177.8	172.0

Total liabilities	7,738.3	8,181.9
Commitments and contingencies	—	—
Shareholders’ equity:
Common stock, par value $0.01 per share; 740,000,000 shares authorized; 552,308,376 and 552,531,316 shares issued and outstanding	5.5	5.5
Contributed and additional paid-in capital	5,623.3	5,608.6
Accumulated deficit	(3,069.6)	(2,610.8)
Accumulated other comprehensive income	122.9	171.8

Total shareholders’ equity	2,682.1	3,175.1

Total liabilities and shareholders’ equity	$10,420.4	$11,357.0

The accompanying notes are an integral part of the consolidated financial statements.

LVB Acquisition, Inc. and Subsidiaries Consolidated Statements of Operations and Comprehensive Loss.

(in millions)

	For the Year Ended May 31,
	2012	2011	2010
Net sales	$2,838.1	$2,732.2	$2,698.0
Cost of sales	894.4	838.7	819.9

Gross profit	1,943.7	1,893.5	1,878.1
Selling, general and administrative expense	1,053.3	1,041.7	1,042.3
Research and development expense	126.8	119.4	106.6
Amortization	327.2	367.9	372.6
Goodwill and intangible assets impairment charge	529.8	941.4	—

Operating income (loss)	(93.4)	(576.9)	356.6
Interest expense	479.8	498.9	516.4
Other (income) expense	17.6	(11.2)	(18.1)

Other expense, net	497.4	487.7	498.3

Loss before income taxes	(590.8)	(1,064.6)	(141.7)
Benefit from income taxes	(132.0)	(214.8)	(94.1)

Net loss	(458.8)	(849.8)	(47.6)

Other comprehensive income (loss), net of tax:
Change in unrealized holding value on available for sale securities	4.3	(6.0)	1.8
Interest rate swap unrealized gain	13.1	19.5	11.3
Foreign currency related gains (losses)	(62.1)	264.4	(96.5)
Unrecognized actuarial gain (loss) on pension assets	(4.2)	4.5	3.5

Net loss	(48.9)	282.4	(79.9)

Comprehensive loss	$(507.7)	$(567.4)	$(127.5)

The accompanying notes are an integral part of the consolidated financial statements.

LVB Acquisition, Inc. and Subsidiaries Consolidated Statements of Shareholders’ Equity.

(in millions, except for share data)

	Common Shares	Common Stock	Contributed and Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at May 31, 2009	553,255,717	$5.5	$5,578.9	$(1,713.4)	$(30.7)	$3,840.3
Net loss		—	—	(47.6)	—	(47.6)
Change in unrealized holding value on available for sale securities, net of $1.3 tax effect		—	—	—	1.8	1.8
Interest rate swap unrealized gain, net of $7.2 tax effect		—	—	—	11.3	11.3
Foreign currency related losses		—	—	—	(96.5)	(96.5)
Unrecognized actuarial gain on pension assets, net of $2.9 tax effect		—	—	—	3.5	3.5

Comprehensive loss		—	—	—	—	(127.5)

Stock-based compensation expense		—	22.4	—	—	22.4
Repurchase of LVB Acquisition, Inc. shares	(184,667)	—	(1.7)	—	—	(1.7)

Balance at May 31, 2010	553,071,050	5.5	5,599.6	(1,761.0)	(110.6)	3,733.5
Net loss		—	—	(849.8)	—	(849.8)
Change in unrealized holding value on available for sale securities, net of ($0.9) tax effect		—	—	—	(6.0)	(6.0)
Interest rate swap unrealized gain, net of $13.6 tax effect		—	—	—	19.5	19.5
Foreign currency related gains		—	—	—	264.4	264.4
Unrecognized actuarial gain on pension assets, net of $0.2 tax effect		—	—	—	4.5	4.5

Comprehensive loss						(567.4)

Stock-based compensation expense		—	12.7	—	—	12.7
Repurchase of LVB Acquisition, Inc. shares	(539,734)	—	(3.7)	—	—	(3.7)

Balance at May 31, 2011	552,531,316	5.5	5,608.6	(2,610.8)	171.8	3,175.1
Net loss		—	—	(458.8)	—	(458.8)
Change in unrealized holding value on available for sale securities		—	—	—	4.3	4.3
Interest rate swap unrealized gain, net of $7.8 tax effect		—	—	—	13.1	13.1
Foreign currency related losses		—	—	—	(62.1)	(62.1)
Unrecognized actuarial loss on pension assets, net of $0.8 tax effect		—	—	—	(4.2)	(4.2)

Comprehensive loss						(507.7)

Stock-based compensation expense		—	16.0	—	—	16.0
Repurchase of LVB Acquisition, Inc. shares	(229,940)	—	(1.3)	—	—	(1.3)

Balance at May 31, 2012	552,308,376	$5.5	$5,623.3	$(3,069.6)	$122.9	$2,682.1

The accompanying notes are an integral part of the consolidated financial statements.

LVB Acquisition, Inc. and Subsidiaries Consolidated Statements of Cash Flows.

(in millions)

	For the Year Ended May 31,
	2012	2011 (1)	2010 (1)
Cash flows provided by (used in) operating activities:
Net loss	$(458.8)	$(849.8)	$(47.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	509.4	549.0	547.6
Amortization of deferred financing costs	11.1	11.2	11.3
Stock-based compensation expense	16.0	12.7	22.4
Recovery of doubtful accounts receivable	(5.3)	(6.2)	(7.0)
Realized gain on investments	(2.0)	(4.9)	(4.3)
Loss on impairment of investments	20.1	—	—
Goodwill and intangible assets impairment charge	529.8	941.4	—
Property, plant and equipment impairment charge	0.4	17.0	7.8
Deferred income taxes	(204.3)	(271.3)	(120.1)
Loss on extinguishment of debt	—	1.2	—
Other	(4.5)	(28.0)	2.7
Changes in operating assets and liabilities:
Accounts receivable	(36.6)	14.5	(5.6)
Inventories	13.4	(43.9)	(29.4)
Prepaid expenses	(12.3)	(4.5)	6.2
Accounts payable	28.9	(0.8)	(9.5)
Income taxes	(29.0)	46.0	9.0
Accrued interest	(7.6)	(6.1)	(2.9)
Accrued expenses and other	8.6	2.6	(59.1)

Net cash provided by operating activities	377.3	380.1	321.5
Cash flows provided by (used in) investing activities:
Proceeds from sales/maturities of investments	42.1	59.3	24.9
Purchases of investments	(0.4)	(78.7)	(13.3)
Net proceeds from sale of property and equipment	14.7	6.8	3.0
Capital expenditures	(179.3)	(174.0)	(186.4)
Acquisitions, net of cash acquired	(21.1)	(18.4)	(10.2)

Net cash used in investing activities	(144.0)	(205.0)	(182.0)
Cash flows provided by (used in) financing activities:
Debt:
Proceeds under European facilities	—	0.3	—
Payments under European facilities	(1.4)	(2.0)	—
Proceeds under revolving credit agreements	—	—	20.4
Payments under revolving credit agreements	—	—	(134.1)
Payments under senior secured credit facilities	(35.4)	(34.8)	(35.8)
Repurchases of senior notes	—	(11.2)	(8.7)
Equity:
Repurchase of LVB Acquisition, Inc. shares	(1.3)	(3.7)	(1.7)

Net cash used in financing activities	(38.1)	(51.4)	(159.9)
Effect of exchange rate changes on cash	(30.6)	15.0	(6.1)

Increase (decrease) in cash and cash equivalents	164.6	138.7	(26.5)
Cash and cash equivalents, beginning of period	327.8	189.1	215.6

Cash and cash equivalents, end of period	$492.4	$327.8	$189.1

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$477.1	$494.1	$508.6

Income taxes	$95.0	$42.3	$29.3

(1)	Certain amounts have been adjusted to conform to the current presentation.

The accompanying notes are an integral part of the consolidated financial statements.

Biomet, Inc. and Subsidiaries Consolidated Balance Sheets.

(in millions)

	May 31, 2012	May 31, 2011
Assets
Current assets:
Cash and cash equivalents	$492.4	$327.8
Accounts receivable, less allowance for doubtful accounts receivables of $36.5 ($38.2 at May 31, 2011)	491.6	480.1
Investments	2.5	41.4
Income tax receivable	5.0	5.4
Inventories	543.2	582.5
Deferred income taxes	52.5	71.5
Prepaid expenses and other	124.1	109.7

Total current assets	1,711.3	1,618.4
Property, plant and equipment, net	593.6	638.4
Investments	13.9	33.1
Intangible assets, net	3,930.4	4,534.4
Goodwill	4,114.4	4,470.1
Other assets	56.8	62.6

Total assets	$10,420.4	$11,357.0

Liabilities & Shareholder’s Equity
Current liabilities:
Current portion of long-term debt	$35.6	$37.4
Accounts payable	116.2	91.1
Accrued interest	56.5	64.1
Accrued wages and commissions	122.0	105.0
Other accrued expenses	180.2	241.8

Total current liabilities	510.5	539.4
Long-term liabilities:
Long-term debt, net of current portion	5,792.2	5,982.9
Deferred income taxes	1,257.8	1,487.6
Other long-term liabilities	177.8	172.0

Total liabilities	7,738.3	8,181.9
Commitments and contingencies	—	—
Shareholder’s equity:
Common stock, par value $0.00 per share; 1,000 shares authorized; 1,000 shares issued and outstanding	—	—
Contributed and additional paid-in capital	5,628.8	5,614.1
Accumulated deficit	(3,069.6)	(2,610.8)
Accumulated other comprehensive income	122.9	171.8

Total shareholder’s equity	2,682.1	3,175.1

Total liabilities and shareholder’s equity	$10,420.4	$11,357.0

The accompanying notes are an integral part of the consolidated financial statements.

Biomet, Inc. and Subsidiaries Consolidated Statements of Operations and Comprehensive Loss.

(in millions)

	For the Year Ended May 31,
	2012	2011	2010
Net sales	$2,838.1	$2,732.2	$2,698.0
Cost of sales	894.4	838.7	819.9

Gross profit	1,943.7	1,893.5	1,878.1
Selling, general and administrative expense	1,053.3	1,041.7	1,042.3
Research and development expense	126.8	119.4	106.6
Amortization	327.2	367.9	372.6
Goodwill and intangible assets impairment charge	529.8	941.4	—

Operating income (loss)	(93.4)	(576.9)	356.6
Interest expense	479.8	498.9	516.4
Other (income) expense	17.6	(11.2)	(18.1)

Other expense, net	497.4	487.7	498.3

Loss before income taxes	(590.8)	(1,064.6)	(141.7)
Benefit from income taxes	(132.0)	(214.8)	(94.1)

Net loss	(458.8)	(849.8)	(47.6)

Other comprehensive income (loss), net of tax:
Change in unrealized holding value on available for sale securities	4.3	(6.0)	1.8
Interest rate swap unrealized gain	13.1	19.5	11.3
Foreign currency related gains (losses)	(62.1)	264.4	(96.5)
Unrecognized actuarial gain (loss) on pension assets	(4.2)	4.5	3.5

Net loss	(48.9)	282.4	(79.9)

Comprehensive loss	$(507.7)	$(567.4)	$(127.5)

The accompanying notes are an integral part of the consolidated financial statements.

Biomet, Inc. and Subsidiaries Consolidated Statements of Shareholder’s Equity.

(in millions, except for the share data)

	Common Shares	Contributed and Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
Balance at May 31, 2009	1,000	$5,584.4	$(1,713.4)	$(30.7)	$3,840.3
Net loss		—	(47.6)	—	(47.6)
Change in unrealized holding value on available for sale securities, net of $1.3 tax effect		—	—	1.8	1.8
Interest rate swap unrealized gain, net of $7.2 tax effect		—	—	11.3	11.3
Foreign currency related losses		—	—	(96.5)	(96.5)
Unrecognized actuarial gain on pension assets, net of $2.9 tax effect		—	—	3.5	3.5

Comprehensive loss		—	—	—	(127.5)

Stock-based compensation expense		22.4	—	—	22.4
Repurchase of LVB Acquisition, Inc. shares		(1.7)	—	—	(1.7)

Balance at May 31, 2010	1,000	5,605.1	(1,761.0)	(110.6)	3,733.5
Net loss		—	(849.8)	—	(849.8)
Change in unrealized holding value on available for sale securities, net of ($0.9) tax effect		—	—	(6.0)	(6.0)
Interest rate swap unrealized gain, net of $13.6 tax effect		—	—	19.5	19.5
Foreign currency related gains		—	—	264.4	264.4
Unrecognized actuarial gain on pension assets, net of $0.2 tax effect		—	—	4.5	4.5

Comprehensive loss					(567.4)

Stock-based compensation expense		12.7	—	—	12.7
Repurchase of LVB Acquisition, Inc. shares		(3.7)	—	—	(3.7)

Balance at May 31, 2011	1,000	5,614.1	(2,610.8)	171.8	3,175.1
Net loss		—	(458.8)	—	(458.8)
Change in unrealized holding value on available for sale securities		—	—	4.3	4.3
Interest rate swap unrealized gain, net of $7.8 tax effect		—	—	13.1	13.1
Foreign currency related losses		—	—	(62.1)	(62.1)
Unrecognized actuarial loss on pension assets, net of $0.8 tax effect		—	—	(4.2)	(4.2)

Comprehensive loss					(507.7)

Stock-based compensation expense		16.0	—	—	16.0
Repurchase of LVB Acquisition, Inc. shares		(1.3)	—	—	(1.3)

Balance at May 31, 2012	1,000	$5,628.8	$(3,069.6)	$122.9	$2,682.1

The accompanying notes are an integral part of the consolidated financial statements.

Biomet, Inc. and Subsidiaries Consolidated Statements of Cash Flows.

(in millions)

	For the Year Ended May 31,
(in millions)	2012	2011 (1)	2010 (1)
Cash flows provided by (used in) operating activities:
Net loss	$(458.8)	$(849.8)	$(47.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	509.4	549.0	547.6
Amortization of deferred financing costs	11.1	11.2	11.3
Stock-based compensation expense	16.0	12.7	22.4
Recovery of doubtful accounts receivable	(5.3)	(6.2)	(7.0)
Realized gain on investments	(2.0)	(4.9)	(4.3)
Loss on impairment of investments	20.1	—	—
Goodwill and intangible assets impairment charge	529.8	941.4	—
Property, plant and equipment impairment charge	0.4	17.0	7.8
Deferred income taxes	(204.3)	(271.3)	(120.1)
Loss on extinguishment of debt	—	1.2	—
Other	(4.5)	(28.0)	2.7
Changes in operating assets and liabilities:
Accounts receivable	(36.6)	14.5	(5.6)
Inventories	13.4	(43.9)	(29.4)
Prepaid expenses	(12.3)	(4.5)	6.2
Accounts payable	28.9	(0.8)	(9.5)
Income taxes	(29.0)	46.0	9.0
Accrued interest	(7.6)	(6.1)	(2.9)
Accrued expenses and other	8.6	2.6	(59.1)

Net cash provided by operating activities	377.3	380.1	321.5
Cash flows provided by (used in) investing activities:
Proceeds from sales/maturities of investments	42.1	59.3	24.9
Purchases of investments	(0.4)	(78.7)	(13.3)
Net proceeds from sale of property and equipment	14.7	6.8	3.0
Capital expenditures	(179.3)	(174.0)	(186.4)
Acquisitions, net of cash acquired	(21.1)	(18.4)	(10.2)

Net cash used in investing activities	(144.0)	(205.0)	(182.0)
Cash flows provided by (used in) financing activities:
Debt:
Proceeds under European facilities	—	0.3	—
Payments under European facilities	(1.4)	(2.0)	—
Proceeds under revolving credit agreements	—	—	20.4
Payments under revolving credit agreements	—	—	(134.1)
Payments under senior secured credit facilities	(35.4)	(34.8)	(35.8)
Repurchases of senior notes	—	(11.2)	(8.7)
Equity:
Repurchase of LVB Acquisition, Inc. shares	(1.3)	(3.7)	(1.7)

Net cash used in financing activities	(38.1)	(51.4)	(159.9)
Effect of exchange rate changes on cash	(30.6)	15.0	(6.1)

Increase (decrease) in cash and cash equivalents	164.6	138.7	(26.5)
Cash and cash equivalents, beginning of period	327.8	189.1	215.6

Cash and cash equivalents, end of period	$492.4	$327.8	$189.1

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$477.1	$494.1	$508.6

Income taxes	$95.0	$42.3	$29.3

(1)	Certain amounts have been adjusted to conform to the current presentation.

The accompanying notes are an integral part of the consolidated financial statements.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies and Nature of Operations.

The accompanying consolidated financial statements include the accounts of LVB Acquisition, Inc. (“LVB” or “Parent”) and Biomet, Inc. and its subsidiaries (individually and collectively with its subsidiaries referred to as “Biomet”, and together with LVB, the “Company”, “we”, “us”, or “our”). Biomet is a wholly-owned subsidiary of LVB. LVB has no other operations beyond its ownership of Biomet. Intercompany accounts and transactions have been eliminated in consolidation.

Transactions with the Sponsor Group

On December 18, 2006, Biomet, Inc. entered into an Agreement and Plan of Merger with LVB Acquisition, LLC, a Delaware limited liability company, which was subsequently converted to a corporation, LVB Acquisition, Inc., and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of Parent (“Purchaser”), which agreement was amended and restated as of June 7, 2007 and which we refer to as the “Merger Agreement.” Pursuant to the Merger Agreement, on June 13, 2007, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of Biomet, Inc.’s outstanding common shares, without par value (the “Shares”) at a price of $46.00 per Share (the “Offer Price”) without interest and less any required withholding taxes. The Offer was made pursuant to Purchaser’s offer to purchase dated June 13, 2007 and the related letter of transmittal, each of which was filed with the SEC on June 13, 2007. In connection with the Offer, Purchaser entered into a credit agreement dated as of July 11, 2007 for a $6,165.0 million senior secured term loan facility (the “Tender Facility”), maturing on June 6, 2008, and pursuant to which it borrowed approximately $4,181.0 million to finance a portion of the Offer and pay related fees and expenses. The Offer expired at midnight, New York City time, on July 11, 2007, with approximately 82% of the outstanding Shares having been tendered to Purchaser. At Biomet, Inc.’s special meeting of shareholders held on September 5, 2007, more than 91% of Biomet, Inc.’s shareholders voted to approve the proposed merger, and Parent acquired Biomet, Inc. on September 25, 2007 through a reverse subsidiary merger with Biomet, Inc. being the surviving company (the “Merger”). Subsequent to the acquisition, Biomet, Inc. became a subsidiary of Parent, which is controlled by LVB Acquisition Holding, LLC, or “Holding”, an entity controlled by a consortium of private equity funds affiliated with The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co., and TPG Global, LLC (each a “Sponsor” and collectively, the “Sponsors”), and certain investors who agreed to co-invest with the Sponsors (the “Co-Investors”). These transactions, including the Merger and the Company’s payment of any fees and expenses related to these transactions, are referred to collectively as the “Transactions.”

General—Biomet, Inc. is the wholly owned subsidiary of LVB. LVB has no other operations beyond its ownership of Biomet. The authorized capital of LVB consists of 750,000,000 shares, par value $0.01 per share, consisting of 740,000,000 shares of common stock and 10,000,000 shares of preferred stock, all of which are presently undesignated to a series. The Company is one of the largest orthopedic medical device companies in the United States and worldwide with operations in over 50 locations throughout the world and distribution in approximately 90 countries. The Company designs, manufactures and markets a comprehensive range of both surgical and non-surgical products used primarily by orthopedic surgeons and other musculoskeletal medical specialists. For over 30 years, the Company has applied advanced engineering and manufacturing technology to the development of highly durable joint replacement systems.

Basis of Presentation—The accompanying consolidated financial statements include the accounts of LVB and its subsidiaries (individually and collectively referred to as “Biomet” or the “Company”). The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Products—The Company operates in one reportable business segment, musculoskeletal products, which includes the design, manufacture and marketing of products in five major categories: Large Joint Reconstructive,

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 1—Summary of Significant Accounting Policies and Nature of Operations, Continued.

Sports, Extremities, Trauma (“S.E.T.”), Spine & Bone Healing, Dental and Other Products. The Company has three geographic markets: United States, Europe and International.

Large Joint Reconstructive—Orthopedic reconstructive implants are used to replace joints that have deteriorated as a result of disease (principally osteoarthritis) or injury. Reconstructive joint surgery involves the modification of the area surrounding the affected joint and the implantation of one or more manufactured components, and may involve the use of bone cement. The Company’s large orthopedic reconstructive joints are knees and hips. The Company also produces bone cements and cement delivery systems.

S.E.T.—The Company manufactures and distributes a number of sports medicine products (used in minimally-invasive orthopedic surgical procedures). Extremity reconstructive implants are used to replace joints other than hips and knees that have deteriorated as a result of disease or injury. The Company’s key reconstructive joint in this product category is the shoulder, but it produces other joints as well. Trauma devices are used for setting and stabilizing bone fractures to support and/or augment the body’s natural healing process. Trauma products include internal fixation devices (such as nails, plates, screws, pins and wires designed to stabilize traumatic bone injuries) and external fixation devices (utilized to stabilize fractures when alternative methods of fixation are not suitable).

Spine & Bone Healing—The Company’s spine products include spinal fixation systems for cervical, thoracolumbar, deformity correction and spacer applications; implantable and non-invasive electrical stimulation devices for spinal applications; and osteobiologics, including bone substitute materials, as well as allograft services for spinal applications. Bone healing products include electrical stimulation devices used for trauma indications, offering implantable and non-invasive options to stimulate bone growth, as well as orthopedic support products (also referred to as bracing products).

Dental—Dental reconstructive devices and associated instrumentation are used for oral rehabilitation through the replacement of teeth and repair of hard and soft tissues. The Company also offers crown and bridge products.

Other—The Company manufactures and distributes a number of other products, including microfixation products, autologous therapies, operating room supplies, casting materials, general surgical instruments, wound care products and other surgical products.

Effect of Foreign Currency—Assets and liabilities of foreign subsidiaries are translated at rates of exchange in effect at the close of their calendar month end. Revenues and expenses are translated at the average exchange rates during the period. Translation gains and losses are accumulated within accumulated other comprehensive income (loss) as a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in other (income) expense.

Cash and Cash Equivalents—The Company considers all investments that are highly liquid at the date acquired and have original maturities of three months or less to be cash equivalents.

Investments—The Company invests the majority of its excess cash in money market funds. The Company also holds Greek bonds, time deposits, corporate securities, and common stocks. The Company accounts for its investments in equity securities in accordance with guidance issued by the Financial Accounting Standards Board (“FASB”), which requires certain securities to be categorized as trading, available-for-sale or held-to-maturity. The Company also accounts for its investments under guidance for fair value measurements, which establishes a framework for measuring fair value, clarifies the definition of fair value within that framework, and expands disclosures about fair value measurements. Available-for-sale securities are carried at fair value with unrealized

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 1—Summary of Significant Accounting Policies and Nature of Operations, Continued.

gains and losses, net of tax, recorded within accumulated other comprehensive income (loss) as a separate component of shareholders’ equity. The Company has no held-to-maturity investments. Trading securities are carried at fair value with the realized gains and losses, recorded within other (income) expense. The cost of investment securities sold is determined by the specific identification method. Dividend and interest income are accrued as earned. The Company reviews its investments quarterly for declines in fair value that are other-than-temporary. Investments that have declined in market value that are determined to be other-than-temporary are charged to other (income) expense, by writing that investment down to fair value. Investments are classified as short-term for those expected to mature or be sold within twelve months and the remaining portion is classified in long-term investments.

Interest Rate Instruments—The Company uses interest rate swap agreements (cash flow hedges) in both U.S. dollars and euros as a means of fixing the interest rate on portions of its floating-rate debt instruments. As of May 31, 2012, the Company had swap liabilities of $76.2 million, which consisted of $36.0 million short-term, and $41.0 million long-term, partially offset by a $0.8 million credit valuation adjustment. As of May 31, 2011, the Company had swap liabilities of $96.8 million, which consisted of $62.6 million short-term, and $34.8 million long-term, partially offset by a $0.6 million credit valuation adjustment.

Other Comprehensive Income (Loss)—Other comprehensive income (loss) includes net loss, currency translation adjustments, certain derivative-related activity, changes in the value of available-for-sale investments, and changes in prior service cost from pension plans. The Company generally deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from translating the investment in a foreign currency to U.S. dollars. When the Company determines that a foreign investment is no longer permanent in nature, estimated taxes are provided for the related deferred tax liability (asset), if any, resulting from currency translation adjustments. As of May 31, 2012, foreign investments were all permanent in nature.

Concentrations of Credit Risk and Allowance for Doubtful Receivables—The Company provides credit, in the normal course of business, to hospitals, private and governmental institutions and healthcare agencies, insurance providers, dental practices and laboratories, and physicians. The Company maintains an allowance for doubtful receivables based on estimated collection rates and charges actual losses to the allowance when incurred. The determination of estimated collection rates requires management judgment.

Other Loss Contingencies—In accordance with guidance issued by the FASB for contingencies, the Company accrues anticipated costs of settlement, damages, and loss of product liability claims based on historical experience or to the extent specific losses are probable and estimable. If the estimate of a probable loss is in a range and no amount within the range is more likely, the Company accrues the minimum amount of the range. Such estimates and any subsequent changes in estimates may result in adjustments to the Company’s operating results in the future. The Company has self-insured reserves against product liability claims with insurance coverage above the retention limits. There are various other claims, lawsuits and disputes with third parties, investigations and pending actions involving various allegations against it. Product liability claims are routinely reviewed by the Company’s insurance carriers and management routinely reviews all claims for purposes of establishing ultimate loss estimates.

Revenue Recognition—The Company sells product through four principal channels: (1) direct to healthcare institutions, referred to as direct channel accounts, (2) through stocking distributors and healthcare dealers, (3) indirectly through insurance companies and (4) directly to dental practices and dental laboratories. Sales through the direct and distributor/dealer channels account for a majority of net sales. Through these channels, inventory is consigned to sales agents or customers so that products are available when needed for surgical procedures. Revenue is not recognized upon the placement of inventory into consignment as the Company retains

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 1—Summary of Significant Accounting Policies and Nature of Operations, Continued.

title and maintains the inventory on the balance sheet; rather, it is recognized upon implantation and receipt of proper purchase order and/or purchase requisition documentation. Pricing for products is predetermined by contracts with customers, agents acting on behalf of customer groups or by government regulatory bodies, depending on the market. Price discounts under group purchasing contracts are linked to volume of implant purchases by customer healthcare institutions within a specified group. At negotiated thresholds within a contract buying period, price discounts may increase.

At certain locations, the Company records a contractual allowance that is offset against revenue for each sale to a non-contracted payor so that revenue is recorded at the estimated determinable price at the time of the sale. Those non-contracted payors and insurance companies in some cases do not have contracted rates for products sold, but may have pricing available for certain products through their respective web sites. The Company will invoice at its list price and establish the contractual allowance to estimate what the non-contracted payor will settle the claim for based on the information available as noted above. At certain locations, revenue is recognized on sales to stocking distributors, healthcare dealers, dental practices and dental laboratories when title to product passes to them, generally upon shipment. Certain subsidiaries allow customers to return product in the event that the Company terminates the relationship. Under those circumstances, the Company records an estimated sales return in the period in which constructive notice of termination is given to a distributor. Product returns were not significant for any period presented.

The Company also maintains a separate allowance for doubtful accounts for estimated losses based on its assessment of the collectability of specific customer accounts and the aging of the accounts receivable. The Company analyzes accounts receivable and historical bad debts, customer concentrations, customer solvency, current economic and geographic trends, and changes in customer payment terms and practices when evaluating the adequacy of its current and future allowance. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific allowance for bad debt is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. The Company monitors and analyzes the accuracy of the allowance for doubtful accounts estimate by reviewing past collectability and adjusts it for future expectations to determine the adequacy of the Company’s current and future allowance. The Company’s reserve levels have generally been sufficient to cover credit losses.

Excess and Obsolete Inventory—In the Company’s industry, inventory is routinely placed at hospitals to provide the healthcare provider with the appropriate product when needed. Because product usage tends to follow a bell curve, larger and smaller sizes of inventory are provided, but infrequently used. In addition, the musculoskeletal market is highly competitive, with new products, raw materials and procedures being introduced continually, which may make those products currently on the market obsolete. The Company makes estimates regarding the future use of these products which are used to adjust inventory to the lower of cost or market. If actual product life cycles, product demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required which would affect future operating results.

Accounting for Shipping and Handling Revenue, Fees and Costs—The Company classifies amounts billed for shipping and handling as a component of net sales. The related shipping and handling fees and costs are included in cost of sales.

Research and Development—Research and development costs are charged to expense as incurred.

Income Taxes—There are inherent risks that could create uncertainties related to the Company’s income tax estimates. The Company adjusts estimates based on normal operating circumstances and conclusions related to

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 1—Summary of Significant Accounting Policies and Nature of Operations, Continued.

tax audits. While the Company does not believe any audit finding could materially affect its financial position, there could be a material impact on its consolidated results of operations and cash flows of a given period.

The Company’s operations are subject to the tax laws, regulations and administrative practices of the United States, U.S. state jurisdictions and other countries in which it does business. The Company must make estimates and judgments in determining the provision for taxes for financial reporting purposes. These estimates and judgments occur in the calculation of tax credits, benefits, and deductions, and in the calculation of certain tax assets and liabilities that arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as the interest and penalties related to uncertain tax positions. Significant changes in these estimates may result in an increase or decrease to the Company’s tax provision in a subsequent period.

The calculation of the Company’s tax liabilities involves accounting for uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax benefits (“UTBs”) based on a two-step process. The Company recognizes the tax benefit from an UTB only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The amount of UTBs is measured as appropriate for changes in facts and circumstances, such as significant amendments to existing tax law, new regulations or interpretations by the taxing authorities, new information obtained during a tax examination, or resolution of an examination. The Company believes its estimates for UTBs are appropriate and sufficient for any assessments that may result from examinations of its tax returns. The Company recognizes both accrued interest and penalties, where appropriate, related to UTBs as a component of income tax expense.

Certain items are included in the Company’s tax return at different times than they are reflected in its financial statements. Such timing differences create deferred tax assets and liabilities. Deferred tax assets are generally items that can be used as a tax deduction or credit in the tax return in future years but for which the Company has already recorded the tax benefit in the financial statements. The Company has recorded valuation allowances against certain of its deferred tax assets, primarily those that have been generated from net operating losses and tax credit carryforwards in certain taxing jurisdictions. In evaluating whether the Company would more likely than not recover these deferred tax assets, it has not assumed any future taxable income or tax planning strategies in the jurisdictions associated with these carryforwards where history does not support such an assumption. Implementation of tax planning strategies to recover these deferred tax assets or future income generation in these jurisdictions could lead to the reversal of these valuation allowances and a reduction of income tax expense. Deferred tax liabilities are either: (i) a tax expense recognized in the financial statements for which payment has been deferred; or (ii) an expense for which the Company has already taken a deduction on the tax return, but have not yet recognized the expense in the financial statements.

The Company has not historically provided for U.S. or additional foreign taxes on the excess of the amount of financial reporting over the tax basis of investments in non-U.S. subsidiaries. A company is not required to recognize a deferred tax liability for the outside basis difference of an investment in a non-U.S. subsidiary or a non-U.S. corporate joint venture that is essentially permanent in duration, unless it becomes apparent that such difference will reverse in the foreseeable future. The excess of financial reporting basis over tax basis of investments in non-U.S. subsidiaries is primarily attributable to the financial restatement of the carrying amount of these investments due to the Merger, adjusted for subsequent accumulation of earnings and losses. It is the Company’s practice and intention to continue to permanently reinvest a substantial portion of the reported earnings of its non-U.S. subsidiaries in non-U.S. operations. Currently, there are no plans to divest any of the Company’s investments in non-U.S. subsidiaries. It is not practicable to estimate the amount of deferred tax liability related to excess of financial reporting basis over tax basis in these non-U.S. subsidiaries. The

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 1—Summary of Significant Accounting Policies and Nature of Operations, Continued.

Company’s non-U.S. subsidiaries have not accumulated positive reported earnings subsequent to the Merger. However, to the extent it is determined that any amounts of excess cash will be repatriated, the Company will record a deferred tax liability reflecting the estimated amount of tax that will be payable due to such repatriation. If future events, including material changes in estimates of cash, working capital and long-term investment requirements necessitate repatriation of portions of the earnings currently treated as permanently reinvested, under current tax laws an additional tax provision may be required which could have a material effect on our financial results.

Goodwill and Other Intangible Assets—The Company operates in one reportable segment and evaluates goodwill for impairment at the reporting unit level. Effective September 1, 2011, in connection with the Company’s global reorganization, the Company made changes to its reporting unit structure. The reorganization eliminated three reporting units (U.S. Orthopedics, Sports Medicine and Biologics) and established a new reporting unit (U.S. Reconstructive). The Company formerly had eight, and now has six, identified reporting units for the purpose of testing goodwill for impairment. The reporting units are based on the Company’s current administrative organizational structure and the availability of discrete financial information.

The Company tests its goodwill and indefinite lived intangible asset balances as of March 31 of each fiscal year for impairment. The Company tests these balances more frequently if indicators are present or changes in circumstances suggest that impairment may exist. In performing the test on goodwill, the Company utilizes the two-step approach prescribed under guidance issued by the FASB for goodwill and other intangible assets. The first step under this guidance requires a comparison of the carrying value of the reporting units, of which the Company has identified six in total, to the fair value of these units. The Company generally uses the income approach to determine the fair value of each reporting unit. This approach calculates fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. To derive the carrying value of the Company’s reporting units, the Company assigns assets and liabilities, including goodwill, to the reporting units. These would include corporate assets, which relate to a reporting unit’s operations, and would be considered in determining fair value. The Company allocates assets and liabilities not directly related to a specific reporting unit, but from which the reporting unit benefits, based primarily on the respective revenue contribution of each reporting unit. If the carrying value of a reporting unit exceeds its fair value, the Company performs the second step of the goodwill impairment test to measure the amount of impairment loss, if any.

The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill to its carrying value. If the Company is unable to complete the second step of the test prior to the issuance of its financial statements and an impairment loss is probable and could be reasonably estimated, the Company recognizes its best estimate of the loss in its current period financial statements and discloses that amount as an estimate. The Company then recognizes any adjustment to that estimate in subsequent reporting periods, once the Company has finalized the second step of the impairment test.

The Company determines the fair value of intangible assets using an income based approach to determine the fair value. The approach calculates fair value by estimating the after-tax cash flows attributable to the asset and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. The calculated fair value is compared to the carrying value to determine if any impairment exists.

If events or circumstances change, a determination is made by management to ascertain whether property and equipment and finite-lived intangibles have been impaired based on the sum of expected future undiscounted cash flows from operating activities. If the estimated undiscounted net cash flows are less than the carrying

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 1—Summary of Significant Accounting Policies and Nature of Operations, Continued.

amount of such assets, an impairment loss is recognized in an amount necessary to write down the assets to fair value as determined from expected future discounted cash flows.

Management’s Estimates and Assumptions—In preparing the financial statements in accordance with accounting principles generally accepted in the United States of America, management must often make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex. Consequently, actual results could differ from those estimates.

Recent Accounting Pronouncements

Comprehensive Income-In June 2011, the FASB issued an update to Topic 220, Comprehensive Income, which will supersede some of the guidance in Topic 220. This update requires companies to present comprehensive income in either one or two consecutive financial statements and eliminates the option under current accounting standards that permits the presentation of other comprehensive income in the statement of changes in equity. Subsequently in December 2011, the FASB issued an additional update to Topic 220 that defers certain disclosure requirements originally included in the June update. In particular, the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income has been deferred. Early adoption is permitted. The Company adopted the provisions of this new guidance in May 2012. The adoption of the new provisions did not have any impact on our financial condition or results of operations.

Goodwill Impairment Testing-In September 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”). The new guidance is intended to simplify how entities test goodwill for impairment. It includes provisions that permit an entity to first assess qualitative factors in determining whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. The new guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The changes to Topic 350 will be effective for the Company beginning June 1, 2012 and will be applied prospectively. The changes are not expected to have a material impact on the Company’s consolidated financial statements.

Note 2—Inventories.

Inventories are stated at the lower of cost or market, with cost determined under the first-in, first-out method. The Company reviews inventory on hand and writes down excess and slow-moving inventory based on an assessment of future demand and historical experience. Inventories consisted of the following:

(in millions)	May 31, 2012	May 31, 2011
Raw materials	$78.3	$85.0
Work-in-process	42.4	44.8
Finished goods	422.5	452.7

Inventories	$543.2	$582.5

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 3—Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life. Depreciation of instruments is included within cost of sales. Related maintenance and repairs are expensed as incurred.

The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows relating to the asset, or asset group, are less than its carrying value, with the amount of the loss equal to the excess of carrying value of the asset, or asset group, over the estimated fair value.

Useful lives by major product category consisted of the following:

Useful life
Land improvements	20 years
Buildings and leasehold improvements	30 years
Machinery and equipment	5-10 years
Instruments	4 years

Property, plant and equipment consisted of the following:

(in millions)	May 31, 2012	May 31, 2011
Land and land improvements	$40.2	$43.5
Buildings and leasehold improvements	89.9	110.9
Machinery and equipment	342.3	328.6
Instruments	633.3	573.0
Construction in progress	29.1	30.8

Total property, plant and equipment	1,134.8	1,086.8
Accumulated depreciation	(541.2)	(448.4)

Total property, plant and equipment, net	$593.6	$638.4

The Company recorded a property, plant and equipment impairment charge of $17.0 million during the year ended May 31, 2011, relating to an administrative, manufacturing and distribution facility located in Parsippany, New Jersey. The amount of impairment charge recorded within cost of sales and selling, general and administrative expense was $6.5 million and $10.5 million, respectively. The impairment charge reflects the Company’s change in intended use of this facility.

Note 4—Investments.

At May 31, 2012, the Company’s investment securities were classified as follows:

		Unrealized
(in millions)	Amortized Cost	Gains	Losses	Fair Value
Available-for-sale:
Equity securities	$0.4	$—	$(0.2)	$0.2
Time deposit	9.5	—	—	9.5
Greek bonds	6.3	—	—	6.3

Total available-for-sale investments	$16.2	$—	$(0.2)	$16.0

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 4—Investments, Continued.

		Realized
	Amortized Cost	Gains	Losses	Fair Value
Trading:
Equity securities	$0.4	$—	$—	$0.4

Total trading investments	$0.4	$—	$—	$0.4

At May 31, 2011, the Company’s investment securities were classified as follows:

		Unrealized
(in millions)	Amortized Cost	Gains	Losses	Fair Value
Available-for-sale:
Equity securities	$0.5	$0.1	$(0.2)	$0.4
Money market funds	9.5	—	—	9.5
Time deposit	33.1	—	—	33.1
Greek bonds	35.6	—	(4.5)	31.1
Other investments	0.3	—	—	0.3

Total available-for-sale investments	$79.0	$0.1	$(4.7)	$74.4

		Realized
	Amortized Cost	Gains	Losses	Fair Value
Trading:
Equity securities	$0.1	$—	$—	$0.1

Total trading investments	$0.1	$—	$—	$0.1

The Company recorded proceeds on the sales/maturities of investments of $42.1 million, $59.3 million and $24.9 million for the years ended May 31, 2012, 2011 and 2010, respectively. The Company recorded realized gains of $2.0 million, $4.9 million and $4.3 million for the years ended May 31, 2012, 2011 and 2010, respectively, which was included in other (income) expense.

The Company received $45.5 million face value zero coupon bonds in December 2010 from the Greek government as payment for an outstanding accounts receivable balance from calendar years 2007-2009 related to certain government sponsored institutions in a non-cash transaction. Upon receipt, the bonds had a fair value of $33.8 million, with maturity dates of one to three years. The bonds are designated as available-for-sale securities. The Company recorded realized losses of $20.1 million on the Greek bonds related to other-than-temporary impairment for the year ended May 31, 2012, which is included in other (income) expense with no other-than-temporary impairment recorded for the year ended May 31, 2011. The one year bonds matured in December 2011 and the Company received the full par value of approximately $8.4 million. On March 9, 2012 the Greek government finalized the private sector involvement in the Greek debt restructuring. All holders of Greek government bonds were required to exchange the existing bonds to new bonds. The new bonds have maturities ranging from 1 to 30 years. At May 31, 2012 the face value of the bonds was $15.7 million.

The Company reviews impairments to investment securities quarterly to determine if the impairment is “temporary” or “other-than-temporary.” The Company reviews several factors to determine whether losses are other-than-temporary, including but not limited to (1) the length of time each security was in an unrealized loss

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 4—Investments, Continued.

position, (2) the extent to which fair value was less than cost, (3) the financial condition and near-term prospects of the issuer, and (4) the Company’s intent and ability to hold each security for a period of time sufficient to allow for any anticipated recovery in fair value.

The Company offered a new deferred compensation plan as of January 1, 2011. The investments held by the Company mirror the investment selections of the participants. The investments are held in various equity securities and are considered trading with the realized gain and realized loss being recorded through other (income) expense.

Investment income on available-for-sale securities (included in other (income) expense) consists of the following:

(in millions)	Year Ended May 31, 2012	Year Ended May 31, 2011	Year Ended May 31, 2010
Interest income	$0.4	$0.6	$0.3
Dividend income	0.2	0.1	0.1
Net realized gains	2.0	2.6	4.3

Total investment income	$2.6	$3.3	$4.7

Note 5—Goodwill and Other Intangible Assets.

The Company operates in one reportable segment and evaluates goodwill for impairment at the reporting unit level. Effective September 1, 2011, in connection with the Company’s global reorganization, the Company made changes to its reporting unit structure. The reorganization eliminated three reporting units (U.S. Orthopedics, Sports Medicine and Biologics) and established a new reporting unit (U.S. Reconstructive). The Company formerly had eight, and now has six, identified reporting units for the purpose of testing goodwill for impairment. The reporting units are based on the Company’s current administrative organizational structure and the availability of discrete financial information.

During the fourth quarter of fiscal year 2012, the Company recorded a $529.8 million goodwill and definite and indefinite-lived intangible asset impairment charge primarily associated with its spine & bone healing and dental reconstructive reporting units. As of February 29, 2012, the Company concluded that certain indicators were present that suggested impairment may exist for its dental reconstructive reporting unit’s goodwill and intangible assets. The indicators of impairment in the Company’s dental reconstructive reporting unit included evidence of declining industry market growth rates in certain European and Asia Pacific markets and unfavorable margin trends resulting from change in product mix. The impact of these recent items resulted in management initiating an interim preliminary impairment test as of February 29, 2012. However, the preliminary result of this interim test of impairment for the dental reconstructive reporting unit’s goodwill and intangibles was inconclusive during the third quarter of fiscal year 2012. The Company finalized the impairment test during the fourth quarter of fiscal year 2012. During the annual impairment test, described below, the Company’s spine and bone healing reporting unit failed step one. The indicators were primarily due to growth rate declines as compared to prior assumptions.

During the fourth quarter of fiscal year 2011, the Company recorded a $941.4 million goodwill and definite and indefinite-lived intangible asset impairment charge primarily associated with its Europe reporting unit. As of February 28, 2011, the Company concluded that certain indicators were present that suggested impairment may exist for its Europe reporting unit’s goodwill and intangibles. The indicators of potential impairment in the Company’s Europe reporting unit included:

•	recent reductions in revenue growth rates for the reporting unit’s knee and hip products;

•	recent market pressure resulting in reduced average selling prices of the reporting unit’s products;

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 5—Goodwill and Other Intangible Assets, Continued.

•	evidence of declining industry market growth rates for many countries; and

•	certain European governments actively pursuing healthcare spend restructuring programs.

The impact of these recent items resulted in management initiating an interim preliminary impairment test as of February 28, 2011. However, the preliminary result of this interim test of impairment for the Europe reporting unit’s goodwill and intangibles was inconclusive during the third quarter of fiscal year 2011. The Company finalized the impairment tests during the fourth quarter of fiscal year 2011.

The Company used only the income approach, specifically the discounted cash flow method, to determine the fair value of the dental reconstructive, spine & bone healing and Europe reporting units and the associated amount of the impairment charges. This approach calculates fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. This methodology is consistent with how the Company estimates the fair value of its reporting units during its annual goodwill and indefinite lived intangible asset impairment tests. In applying the income approach to calculate the fair value of the dental reconstructive, spine & bone healing and Europe reporting units, the Company used assumptions about future revenue contributions and cost structures. In addition, the application of the income approach for both goodwill and intangibles requires judgment in determining a risk-adjusted discount rate at the reporting unit level. The Company based this determination on estimates of the weighted-average costs of capital of market participants. The Company performed a peer company analysis and considered the industry the weighted-average return on debt and equity from a market participant perspective.

To calculate the amount of the impairment charge related to the dental reconstructive, spine & bone healing and Europe reporting units, the Company allocated the reporting unit’s fair value to all of its assets and liabilities, including certain unrecognized intangible assets, in order to determine the implied fair value of goodwill. This allocation process required judgment and the use of additional valuation assumptions in deriving the individual fair values of the Company’s dental reconstructive, spine & bone healing and Europe reporting unit’s assets and liabilities as if the reporting units had been acquired in a business combination.

The Company determines the fair value of intangible assets using an income based approach to determine the fair value. The approach calculates fair value by estimating the after-tax cash flows attributable to the asset and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. The calculated fair value is compared to the carrying value to determine if any impairment exists.

The Company also performed its annual assessment for impairment as of March 31, 2012 for all six reporting units. The Company utilized discount rates ranging from 9.2% to 13.5%. Based on the discount rate used in its most recent test for impairment, if the discount rate increased by 1% the fair value of the consolidated company could be lower by approximately $1.3 billion and a decrease in the discount rate of 1% results in an increase in fair value of $1.8 billion. The step one test also includes assumptions derived from competitor market capitalization and beta values as well as the twenty year Treasury bill rate as of March 31, 2012. The only reporting unit that failed step one and was required to complete a step two analysis was the spine & bone healing reporting unit.

The Company tested goodwill of these two reporting units with a carrying value of $597.1 million and under step two recorded an impairment charge of $291.9 million. The implied fair value of the goodwill of these two reporting units was $305.2 million. The Company tested definite-lived intangibles that failed step 1 with a carrying value of $432.4 million and under step two recorded an impairment charge of $229.8 million as the fair value of these definite-lived intangible assets was $202.6 million. The Company tested indefinite-lived intangibles with a carrying value of $75.1 million and under step two took an impairment charge of $8.1 million

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 5—Goodwill and Other Intangible Assets, Continued.

as the fair value of these indefinite-lived assets was $67.0 million. All of these fair values would be classified as Level 3 in the fair value hierarchy.

The estimates and assumptions underlying the fair value calculations used in the Company’s annual impairment tests are uncertain by their nature and can vary significantly from actual results. Factors that management must estimate include, but are not limited to, industry and market conditions, sales volume and pricing, raw material costs, capital expenditures, working capital changes, cost of capital, royalty rates and tax rates. These factors are especially difficult to predict when global financial markets are volatile. The estimates and assumptions used in its impairment tests are consistent with those the Company use in its internal planning. These estimates and assumptions may change from period to period. If the Company uses different estimates and assumptions in the future, future impairment charges may occur and could be material.

The Company has identified a total of four reporting units with a material amount of goodwill that are at a higher risk of potential failure of step one of the goodwill impairment test in the future. These reporting units include its U.S. Reconstructive reporting unit ($2,971.9 million of goodwill), its International reporting unit ($555.5 million of goodwill), its dental reconstructive reporting unit ($298.6 million of goodwill) and its Europe reporting unit ($223.0 million). The level of excess fair value over carrying value for these higher risk reporting units were each less than 10% for the latest step one impairment test.

The Company uses an accelerated method for amortizing customer relationship intangibles as the value for those relationships is greater at the beginning of their life. The decrease in the net intangible asset balance during fiscal year 2012 is primarily due to the impairment charge, amortization and the weakening of the euro against the U.S. dollar.

The following tables summarize the changes in the carrying amount of goodwill:

(in millions)	May 31, 2012	May 31, 2011	May 31, 2010
Beginning of period	$4,470.1	$4,707.5	$4,780.5
Goodwill acquired	—	—	—
Currency translation	(63.8)	185.4	(73.0)
Impairment charge	(291.9)	(422.8)	—

End of period	$4,114.4	$4,470.1	$4,707.5

(in millions)	May 31, 2012	May 31, 2011	May 31, 2010
Gross carrying amount	$5,324.7	$5,388.5	$5,203.1
Accumulated impairment losses	(1,210.3)	(918.4)	(495.6)

Net carrying amount	$4,114.4	$4,470.1	$4,707.5

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 5—Goodwill and Other Intangible Assets, Continued.

Intangible assets consist of the following at May 31, 2012 and 2011:

(in millions)	May 31, 2012
	Gross Carrying Amount	Impairment Charge	New Carrying Amount	Accumulated Amortization	Impairment Charge	Net Carrying Amount
Core technology	$1,856.1	$(185.7)	$1,670.4	$(457.7)	$74.3	$1,287.0
Completed technology	594.2		594.2	(206.7)	—	387.5
Product trade names	184.5	—	184.5	(52.6)	—	131.9
Customer relationships	2,666.1	(306.8)	2,359.3	(859.3)	191.6	1,691.6
Non-compete contracts	4.6	—	4.6	(3.1)	—	1.5

Sub-total	5,305.5	(492.5)	4,813.0	(1,579.4)	265.9	3,499.5
Corporate trade names	323.5	(11.3)	312.2	—	—	312.2
Currency translation	147.2	—	147.2	(28.5)	—	118.7

Total	$5,776.2	$(503.8)	$5,272.4	$(1,607.9)	$265.9	$3,930.4

(in millions)	May 31, 2011
	Gross Carrying Amount	Impairment Charge	New Carrying Amount	Accumulated Amortization	Impairment Charge	Net Carrying Amount
Core technology	$2,092.6	$(243.1)	$1,849.5	$(416.9)	$53.4	$1,486.0
Completed technology	664.9	(70.7)	594.2	(183.9)	21.8	432.1
Product trade names	183.7	—	183.7	(41.0)	—	142.7
Customer relationships	2,944.6	(300.4)	2,644.2	(778.5)	94.5	1,960.2
Non-compete contracts	4.6	—	4.6	(2.1)	—	2.5

Sub-total	5,890.4	(614.2)	5,276.2	(1,422.4)	169.7	4,023.5
Corporate trade names	397.6	(74.1)	323.5	—	—	323.5
Currency translation	232.4	—	232.4	(45.0)	—	187.4

Total	$6,520.4	$(688.3)	$5,832.1	$(1,467.4)	$169.7	$4,534.4

The weighted average useful life of the intangibles at May 31, 2012 is as follows:

Weighted Average Useful Life
Core technology	17 Years
Completed technology	11 Years
Product trade names	15 Years
Customer relationships	16 Years
Non-compete contracts	3 Years
Corporate trade names	Indefinite life

Expected amortization expense, for the intangible assets stated above, for the years ending May 31, 2013 through 2017 is $305.4 million, $295.1 million, $277.4 million, $268.9 million, and $263.7 million, respectively.

DePuy Trauma Acquisition

On May 24, 2012, DePuy Orthopaedics, Inc. accepted the Company’s binding offer to purchase certain assets representing substantially all of DePuy’s worldwide trauma business, which involves researching,

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 5—Goodwill and Other Intangible Assets, Continued.

developing, manufacturing, marketing, distributing and selling products to treat certain bone fractures or deformities in the human body, including certain intellectual property assets, and to assume certain liabilities, for approximately $280.0 million in cash. The Company acquired the DePuy worldwide trauma business to strengthen its trauma business and to continue to build a stronger presence in the global trauma market.

On June 15, 2012, the Company announced the initial closing of the transaction, acquiring DePuy’s trauma operations in the U.S., the United Kingdom, Australia, New Zealand and Japan, as well as DePuy’s trauma manufacturing operations in Le Locle, Switzerland. On July 13, 2012, the Company closed in Belgium, France, Germany, Luxembourg, The Netherlands, Portugal, South Africa, Spain (except for 5 hospitals which will be transferred subsequently) and the Switzerland non-manufacturing unit. Subsequent closings for the remaining countries will occur on a staggered basis and, in general, are expected to be completed within six months of the initial closing. DePuy affiliates will serve as the Company’s interim distributors in these countries until these operations are fully transitioned to the Company.

The pro forma information required under Accounting Standards Codification 805 is impracticable to include due to different fiscal year ends. The carve out financial statements are not aligned to Biomet’s May 31, 2012 fiscal year end and the complexity of the sales information makes the information unavailable.

Note 6—Debt.

The senior secured credit facilities and all of the notes are guaranteed by Biomet, Inc., and subject to certain exceptions, each of its existing and future wholly-owned domestic subsidiaries. The asset-based revolving credit facility is guaranteed by the Company and secured, subject to certain exceptions, by a first-priority security interest in substantially all of the Company’s assets and the assets of subsidiary borrowers that consist of all accounts receivable, inventory, cash, deposit accounts, and certain intangible assets. The facilities and notes bear interest at the rates set forth below. Interest is payable in cash. The terms and carrying value of each debt instrument at May 31, 2012 are set forth below:

(U.S. dollars and euros in millions)	Maturity Date	Interest Rate	Currency	May 31, 2012			May 31, 2011
Debt Instruments
Non-U.S. facility	No Maturity Date	Interest Free	EUR		€2.8			€3.9
					$3.5			$5.6
Term loan facility	March 25, 2015	LIBOR + 3.00%	USD		$2,234.7			$2,258.1
Term loan facility	March 25, 2015	LIBOR + 3.00%	EUR		€835.6			€844.4
					$1,039.6			$1,206.3
Cash flow revolving credit facility	September 25, 2013	LIBOR + 2.00%	USD		—			—
Cash flow revolving credit facility	September 25, 2013	LIBOR + 2.00%	USD/EUR	$/		€ —	$/		€ —
Asset-based revolving credit facility	September 25, 2013	LIBOR + 1.25%	USD		—			—
Senior cash pay notes	October 15, 2017	10%	USD		$761.0			$761.0
Senior PIK toggle notes	October 15, 2017	10 3/8% / 11 1/8%	USD		$771.0			$771.0
Senior subordinated notes	October 15, 2017	11 5/8%	USD		$1,015.0			$1,015.0
Premium on notes					$3.0			$3.3

Total debt					$5,827.8			$6,020.3

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 6—Debt, Continued.

The Company currently elects to use 3-month LIBOR for setting the interest rates on the majority of its U.S. dollar and euro term loans. The 3-month LIBOR rate for the U.S. dollar term loan as of May 31, 2012 was 0.47%. The euro term loan had a 3-month LIBOR rate of 0.72% as of May 31, 2012. The Company’s term loan facilities require payments each year in an amount equal to 1% of the original principal in equal calendar quarterly installments until maturity of the loan on March 25, 2015. Through May 31, 2012, the total amount of required payments under the Company’s term loan facilities was $35.4 million. The cash flow and asset-based revolving credit facilities and the notes do not have terms for mandatory principal pay downs. To calculate the U.S. dollar equivalent on outstanding balances, the Company used a currency conversion rate of 1 euro to $1.2441 and $1.4284, which represents the currency exchange rate from euros to U.S. dollars on May 31, 2012 and May 31, 2011, respectively.

The Company has the option to choose the frequency with which it resets and pays interest on its term loans. The Company currently pays interest on the majority of its term loans and interest rate swaps each calendar quarter. The remaining term loan interest is paid monthly. Interest on the notes is paid semiannually in October and April.

The Company’s revolving borrowing base available under all debt facilities at May 31, 2012 was $713.9 million, which is net of the remaining $22.3 million commitment of the subsidiaries of Lehman Brothers Holding Inc. and borrowing base limitations relating to the asset-based revolving credit facility. During November 2011, ABN AMRO Bank terminated the European revolver facility due to the limited use of the facility.

As of May 31, 2012, $34.5 million of financing fees related to the Company’s credit agreement remained in long-term assets and continue to be amortized through interest expense over the remaining life of the credit agreement.

Each of Biomet, Inc.’s existing wholly owned domestic subsidiaries fully, unconditionally, jointly, and severally guarantee the senior cash pay and PIK toggle notes on a senior unsecured basis and the senior subordinated notes on a senior subordinated unsecured basis, in each case to the extent such subsidiaries guarantee Biomet, Inc.’s senior secured cash flow facilities. LVB Acquisition, Inc. is neither an issuer nor guarantor of the notes described within this footnote.

As of May 31, 2012 and 2011, short-term borrowings consisted of the following:

(in millions)	May 31, 2012	May 31, 2011
Senior secured credit facilities	$34.3	$35.9
Non-U.S. facility	1.3	1.5

Total	$35.6	$37.4

Summarized in the table below are the Company’s long-term obligations as of May 31, 2012:

(in millions)	Total	2013	2014 and 2015	2016 and 2017	2018 and thereafter
Long-term debt (including current maturities)	$5,827.8	$35.6	$3,240.0	$—	$2,552.2

The Company currently is restricted in its ability to pay dividends under various covenants of its debt agreements, including its credit facilities and the indentures governing its notes. The Company does not expect

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 6—Debt, Continued.

for the foreseeable future to pay dividends on its common stock, and did not during fiscal 2012 or fiscal 2011. Any future determination to pay dividends will depend upon, among other factors, its results of operations, financial condition, cash flows, capital requirements, any contractual restrictions and any other considerations the Company’s Board of Directors deems relevant.

Subsequent Events

On August 8, 2012, Biomet, Inc. completed its offering of $1.0 billion aggregate principal amount of new 6.500% senior notes due 2020. The Company expects to use the net proceeds of this offering to fund a tender offer for any and all of its outstanding 103/8% / 11 1/8% Senior Toggle Notes due 2017, including related fees and expenses, and to purchase, redeem, defease or otherwise acquire or retire its outstanding indebtedness.

On August 2, 2012, the Company entered into an amendment and restatement agreement that amended its existing senior secured credit facilities. The amendment (i) extends the maturity of approximately $1,007.2 million of its U.S. dollar-denominated term loans and approximately €631.3 million of its euro-denominated term loans under the credit facility to July 25, 2017 and (ii) refinances and replaces the existing alternative currency revolving credit commitments under the credit facility with a new class of alternative currency revolving credit commitments in an aggregate amount of $165.0 million and refinances and replaces the existing U.S. dollar revolving credit commitments under the credit facility with a new class of U.S. dollar-denominated revolving credit commitments in an aggregate amount of $165.0 million. The new revolving credit commitments will mature on April 25, 2017, except that if as of December 23, 2014, there is an outstanding aggregate principal amount of non-extended U.S. dollar and euro term loans in excess of $200.0 million, then such revolving credit commitments will mature on December 24, 2014. The remaining term loans of the lenders under the senior secured credit facilities who did not elect to extend such loans will continue to mature on March 25, 2015.

Note 7—Fair Value Measurements.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Fair value measurements are principally applied to (1) financial assets and liabilities such as marketable equity securities and debt securities, (2) investments in equity and other securities, and (3) derivative instruments consisting of interest rate swaps. These items are marked-to-market at each reporting period to fair value. The information in the following paragraphs and tables primarily addresses matters relative to these financial assets and liabilities.

•	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities. The Company’s Level 1 assets include money market investments and marketable equity securities.

•

Level 2 – Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly. The Company’s Level 2 assets and liabilities primarily include Greek bonds, time deposits, interest rate swaps, pension plan assets (equity securities, debt securities and other) and foreign currency exchange contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

•

Level 3 – Inputs are unobservable for the asset or liability. The Company’s Level 3 assets include other equity investments. See the section below titled Level 3 Valuation Techniques for further discussion of how the Company determines fair value for investments classified as Level 3.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 7—Fair Value Measurements, Continued.

The following table provides information by level for assets and liabilities that are measured at fair value on a recurring basis at May 31, 2012 and May 31, 2011:

	Fair Value at May 31, 2012	Fair Value Measurements Using Inputs Considered as
(in millions)		Level 1	Level 2	Level 3
Assets:
Money market funds	$303.1	$303.1	$—	$—
Time deposits	36.3	—	36.3	—
Greek bonds	6.3	—	6.3	—
Pension plan assets	108.7	—	108.7	—
Foreign currency exchange contracts	0.2	—	0.2	—
Other	0.2	—	—	0.2

Total assets	$454.8	$303.1	$151.5	$0.2

Liabilities:
Interest rate swaps	$76.2	$—	$76.2	$—
Foreign currency exchange contracts	0.2	—	0.2	—

Total liabilities	$76.4	$—	$76.4	$—

	Fair Value at May 31, 2011	Fair Value Measurements Using Inputs Considered as
(in millions)		Level 1	Level 2	Level 3
Assets:
Corporate debt securities	$0.3	$—	$0.3	$—
Money market funds	132.5	132.5	—	—
Time deposit	47.4	—	47.4	—
Greek bonds	31.1	—	31.1	—
Pension plan assets	104.1	—	104.1	—
Foreign currency exchange contracts	0.2	—	0.2	—
Other	0.5	0.3	—	0.2

Total assets	$316.1	$132.8	$183.1	$0.2

Liabilities:
Interest rate swaps	$96.8	$—	$96.8	$—
Foreign currency exchange contracts	0.1	—	0.1	—

Total liabilities	$96.9	$—	$96.9	$—

Level 3 Valuation Techniques

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial assets also include certain investment securities for which there is limited market activity where the determination of fair value requires significant judgment or estimation. Level 3 investment securities primarily include other equity investments for which there was a decrease in the observation of market pricing. As of May 31, 2012 and May 31, 2011, these securities were valued primarily using internal cash flow valuation that incorporates transaction details such as contractual terms, maturity, timing

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 7—Fair Value Measurements, Continued.

and amount of future cash flows, as well as assumptions about liquidity and credit valuation adjustments of marketplace participants.

The following table provides a reconciliation of the beginning and ending balances of items measured at fair value on a recurring basis in the tables above that used significant unobservable inputs (Level 3) as of May 31, 2012 and May 31, 2011:

(in millions)
Balance at June 1, 2010	$5.7
Total net gains included in earnings	2.6
Total unrealized gains included in other comprehensive income	(2.6)
Total proceeds from sale of Level 3 investments	(5.5)

Balance at May 31, 2011	$0.2

Total net gains included in earnings	—
Total unrealized gains included in other comprehensive income	—
Total proceeds from sale of Level 3 investments	—

Balance at May 31, 2012	$0.2

The estimated fair value of the Company’s long-term debt, including the current portion, at May 31, 2012 was $6,009.1 million, compared to a carrying value of $5,827.8 million. The fair value of the Company’s traded debt was estimated using quoted market prices for the same or similar instruments. The fair value of the Company’s variable rate term debt was estimated using the carrying value as this debt has rates which approximate market interest rates. In determining the fair values and carrying values, the Company considers the terms of the related debt and excludes the impacts of debt discounts and interest rate swaps.

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

During the year ended May 31, 2012, the Company measured nonfinancial long-lived assets and liabilities at fair value in conjunction with the impairment of the spine & bone healing and dental reporting units. The Company used the income approach to measure the fair value of the reporting units and related intangible assets. See Note 5 for a full description of key assumptions. The inputs used in the impairment fair value analysis fall within Level 3 due to the significant unobservable inputs used to determine fair value. During the year ended May 31, 2011, the Company measured nonfinancial long-lived assets and liabilities at fair value in conjunction with the impairment of the Europe reporting unit. The Company used the income approach to measure the fair value of the Europe reporting unit and related intangible assets. Please refer to Note 5 for more information. The inputs used in the impairment fair value analysis fall within Level 3 due to the significant unobservable inputs used to determine fair value.

The Company is exposed to certain market risks relating to its ongoing business operations, including foreign currency risk, interest rate risk and commodity price risk. The Company currently manages foreign currency risk and interest rate risk through the use of derivatives.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 8—Derivative Instruments and Hedging Activities.

The Company is exposed to certain market risks relating to its ongoing business operations, including foreign currency risk, interest rate risk and commodity price risk. The Company currently manages foreign currency risk and interest rate risk through the use of derivatives.

Derivatives Designated as Hedging Instruments

Foreign Currency Instruments—Certain assets, liabilities and forecasted transactions are exposed to foreign currency risk, primarily the fluctuation of the U.S. dollar against the euro. The Company has hedged a portion of its net investment in its European subsidiaries with the issuance of a €875.0 million (approximately $1,207.4 million at September 25, 2007) principal amount euro term loan on September 25, 2007. The Company’s net investment in its European subsidiaries at the hedging date of September 25, 2007 was €1,238.0 million ($1,690.0 million). As of May 31, 2012, the Company’s net investment in European subsidiaries totaled €1,808.9 million ($2,250.4 million) and the outstanding principal balance of the euro term loan was €835.6 million ($1,039.6 million). The difference of €973.3 million ($1,210.8 million) is unhedged as of May 31, 2012. Hedge effectiveness is tested quarterly to determine whether hedge treatment is still appropriate. The Company tests effectiveness on this net investment hedge by determining if the net investment in its European subsidiaries is greater than the outstanding euro-denominated debt balance. Any amount of a derivative instrument designated as a hedge determined to be ineffective is recorded as other (income) expense.

Interest Rate Instruments—The Company uses interest rate swap agreements (cash flow hedges) in both U.S. dollars and euros as a means of fixing the interest rate on portions of its floating-rate debt instruments. As of May 31, 2012, the Company had a swap liability of $76.2 million, which consisted of $36.0 million short-term, and $41.0 million long-term, partially offset by a $0.8 million credit valuation adjustment. As of May 31, 2011, the Company had a swap liability of $96.8 million, which consisted of $62.6 million short-term, and $34.8 million long-term, partially offset by a $0.6 million credit valuation adjustment.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 8—Derivative Instruments and Hedging Activities, Continued.

The table below summarizes existing swap agreements:

(U.S. dollars and euros in millions) Structure	Currency	Notional Amount	Effective Date	Termination Date	Fair Value at May 31, 2012 Asset (Liability)	Fair Value at May 31, 2011 Asset (Liability)
4 year	EUR	€75.0	September 25, 2007	September 25, 2011	$—	$(1.7)
4 year	EUR	40.0	March 25, 2008	March 25, 2012	—	(1.4)
5 year	EUR	230.0	September 25, 2007	September 25, 2012	(3.5)	(13.6)
5 year	EUR	40.0	March 25, 2008	March 25, 2013	(1.4)	(2.5)
5 year	EUR	200.0	September 25, 2012	September 25, 2017	(9.5)	—
5 year	EUR	200.0	September 25, 2012	September 25, 2017	(9.3)	—
4 year	USD	$195.0	September 25, 2007	September 25, 2011	—	(3.1)
4 year	USD	140.0	March 25, 2008	March 25, 2012	—	(3.0)
5 year	USD	585.0	September 25, 2007	September 25, 2012	(8.9)	(37.3)
5 year	USD	190.0	March 25, 2008	March 25, 2013	(4.2)	(9.3)
5 year	USD	325.0	December 26, 2008	December 25, 2013	(9.0)	(13.3)
5 year	USD	195.0	September 25, 2009	September 25, 2014	(10.5)	(12.2)
2 year	USD	190.0	March 25, 2013	March 25, 2015	(1.0)	—
3 year	USD	270.0	December 27, 2013	September 25, 2016	(3.8)	—
5 year	USD	350.0	September 25, 2012	September 25, 2017	(8.0)	—
5 year	USD	350.0	September 25, 2012	September 25, 2017	(7.9)	—
Credit valuation adjustment					0.8	0.6

Total interest rate instruments					$(76.2)	$(96.8)

The interest rate swaps are recorded in other accrued expenses and other long-term liabilities. As a result of cash flow hedge treatment being applied, all unrealized gains and losses related to the derivative instruments are recorded in accumulated other comprehensive income (loss) and are reclassified into operations in the same period in which the hedged transaction affects earnings. Hedge effectiveness is tested quarterly to determine if hedge treatment is still appropriate. The amount of ineffectiveness was not material for any period presented. The tables below summarize the effective portion and ineffective portion of the Company’s interest rate swaps for the years ended May 31, 2012 and 2011:

(in millions) Derivatives in cash flow hedging relationship	Year Ended May 31, 2012	Year Ended May 31, 2011	Year Ended May 31, 2010
Interest rate swaps:
Amount of gain (loss) recognized in OCI	$20.5	$33.1	$18.5
Amount of (gain) loss reclassified from accumulated OCI into interest expense (effective portion)	—	—	—
Amount (gain) loss recognized in other income (expense) (ineffective portion and amount excluded from effectiveness testing)	—	—	—

As of May 31, 2012, the effective interest rate, including the applicable lending margin, on 57.95% ($1,295.0 million) of the outstanding principal of the Company’s U.S. dollar term loan was fixed at 6.84%

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 8—Derivative Instruments and Hedging Activities, Continued.

through the use of interest rate swaps. The effective interest rate on 32.31% (€270.0 million) of the outstanding principal of the Company’s euro term loan was fixed at 7.36% through the use of interest rate swaps. The remaining unhedged balances of the U.S. dollar and euro term loans had effective interest rates of 3.24% and 3.34%, respectively. As of May 31, 2012 and May 31, 2011, the Company’s effective weighted average interest rate on all outstanding debt, including the interest rate swaps, was 7.80% and 7.96%, respectively.

Derivatives Not Designated as Hedging Instruments

Foreign Currency Instruments—The Company faces transactional currency exposures that arise when it or its foreign subsidiaries enter into transactions, primarily on an intercompany basis, denominated in currencies other than their functional currency. The Company enters into short-term forward currency exchange contracts in order to mitigate the currency exposure related to these intercompany payables and receivables arising from intercompany trade. The Company does not designate these contracts as hedges; therefore, all forward currency exchange contracts are recorded at their fair value each period, with the resulting gains and losses recorded in other (income) expense. Any foreign currency remeasurement gains or losses recognized in a period are generally offset with gains or losses on the forward currency exchange contracts. As of May 31, 2012, the fair value of the Company’s derivatives not designated as hedging instruments on a gross basis were assets of $0.2 million recorded in prepaid expenses and other and liabilities of $0.2 million recorded in other accrued expenses.

Note 9—Retirement and Pension Plans.

The Company has a defined contribution profit sharing plan which covers substantially all of the employees, or team members, within the continental U.S. and allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company currently matches 100% of the team member’s contribution, up to a maximum amount equal to 6% of the team member’s compensation. The amounts expensed under this profit sharing plan for the years ended May 31, 2012, 2011 and 2010 were $11.6 million, $10.9 million and $8.1 million, respectively.

During fiscal year 2012 the Company’s European executive officers in certain countries were eligible to participate in Europe’s defined contribution plan. Each year, in the Company’s sole discretion, the Company may contribute a percentage of employees’ pensionable salaries based on their age at January 1st. The amounts expensed under this profit sharing plan for the years ended May 31, 2012, 2011 and 2010 were $7.2 million, $6.9 million and $5.7 million, respectively.

The Company sponsors various retirement and pension plans, including defined benefit plans, for some of its foreign operations. Many foreign employees are covered by government sponsored programs for which the direct cost to the Company is not significant. Retirement plan benefits are primarily based on the employee’s compensation during the last several years before retirement and the employee’s number of years of service for the Company. Some foreign subsidiaries have plans under which funds are deposited with trustees, annuities are purchased under group contracts or reserves are provided. The Company used May 31, 2012 and 2011 as the measurement date for the foreign pension plans.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 9—Retirement and Pension Plans, Continued.

Net periodic benefit costs for the Company’s defined benefit plans include the following components:

(in millions)	Year Ended May 31, 2012	Year Ended May 31, 2011	Year Ended May 31, 2010
Net periodic benefit costs:
Service costs	$0.6	$0.8	$0.6
Interest costs	6.3	6.8	6.9
Expected return on plan assets	(5.6)	(5.1)	(3.9)
Recognized actuarial losses	1.6	1.1	3.3

Net periodic benefit costs:	$2.9	$3.6	$6.9

The following table sets forth information related to the benefit obligation and the fair value of plan assets at May 31, 2012 and 2011 for the Company’s defined benefit retirement plans. The Company maintains no post-retirement medical or other post-retirement plans in the United States.

(in millions)	May 31, 2012	May 31, 2011
Change in Benefit Obligation
Projected benefit obligation—beginning of year	$125.3	$111.6
Service costs	0.6	0.8
Interest costs	6.3	6.8
Actuarial (gains)/losses	10.2	(7.7)
Benefits paid from plan	(5.2)	(2.2)
Effect of exchange rates	(9.1)	16.0

Projected benefit obligation—end of year	$128.1	$125.3

Accumulated benefit obligation	$127.2	$124.2

Change in Plan Assets
Plan assets at fair value—beginning of year	$104.1	$82.1
Actual return on plan assets	10.2	6.2
Company contribution	6.3	6.1
Plan participant contribution	—	—
Benefits paid from plan	(5.0)	(2.1)
Effect of exchange rates	(6.9)	11.8

Plan assets at fair value—end of year	$108.7	$104.1

Unfunded status at end of year	$19.4	$21.2

Amounts recognized in the Company’s consolidated balance sheets consist of the following:

(in millions)	May 31, 2012	May 31, 2011
Deferred income tax asset	$6.3	$(0.9)
Employee related obligations	19.4	21.2
Other comprehensive income (loss)	(3.0)	1.2

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 9—Retirement and Pension Plans, Continued.

Year Ended May 31, 2013
Amounts expected to be recognized in Net Periodic Cost in the coming year for the Company’s defined benefit retirement plans (in millions)
Amortization of net actuarial losses	$1.0

The weighted-average assumptions in the following table represent the rates used to develop the actuarial present value of the projected benefit obligation for periods presented and also the net periodic benefit cost for the following years.

	Year Ended May 31, 2012	Year Ended May 31, 2011	Year Ended May 31, 2010
Discount rate	4.57%	5.50%	5.46%
Expected long-term rate of return on plan assets	4.51%	5.57%	5.54%
Rate increase in compensation levels	2.58%	2.89%	2.89%

The projected future benefit payments from the Company’s defined benefit retirement plans are $4.9 million for fiscal 2013, $5.1 million for fiscal 2014, $5.8 million for fiscal 2015, $5.6 million for fiscal 2016, $6.1 million for fiscal 2017 and $33.4 million for fiscal 2018 to 2021. The Company expects to pay $2.4 million into the plans during fiscal 2013. In certain countries, the funding of pension plans is not a common practice. Consequently, the Company has several pension plans which are not funded.

The Company’s retirement plan asset allocation at May 31, 2012 was 48% to debt securities, 40% to equity securities, and 12% to other. The Company’s retirement plan asset allocation at May 31, 2011 was 48% to debt securities, 40% to equity securities, and 12% to other.

Strategic asset allocations are determined by country, based on the nature of the liabilities and considering demographic composition of the plan participants (average age, years of service and active versus retiree status). The Company’s plans are considered non-mature plans and the long-term strategic asset allocations are consistent with these types of plans. Emphasis is placed on diversifying on a broad basis combined with currency matching the fixed income assets.

Note 10—Accumulated Other Comprehensive Income (Loss).

Other comprehensive income (loss) includes net loss, currency translation adjustments, certain derivative-related activity, changes in the value of available-for-sale investments, and changes in prior service cost from pension plans. The Company generally deems its foreign investments to be essentially permanent in nature and does not provide for taxes on currency translation adjustments arising from translating the investment in a foreign currency to U.S. dollars. When the Company determines that a foreign investment is no longer permanent in nature, estimated taxes are provided for the related deferred tax liability (asset), if any, resulting from currency translation adjustments.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 10—Accumulated Other Comprehensive Income (Loss), Continued.

Accumulated other comprehensive income (loss) and the related components are included in the table below:

(in millions)	May 31, 2012	May 31, 2011
Unrecognized actuarial gain (loss) on pension assets, net of tax	$(3.0)	$1.2
Foreign currency translation adjustments	173.7	235.8
Unrealized gain (loss) on interest rate swaps, net of tax	(47.3)	(60.4)
Unrealized loss on available-for-sale securities, net of tax	(0.5)	(4.8)

Accumulated other comprehensive income	$122.9	$171.8

Note 11—Share-based Compensation and Stock Plans.

The Company expenses all share-based payments to employees and non-employee distributors, including stock options and restricted stock units, based on the grant date fair value over the required award service period using the graded vesting attribution method. For awards with a performance vesting condition, the Company recognizes expense when the performance condition is considered probable to occur. Share-based compensation expense recognized for the years ended May 31, 2012, 2011 and 2010 was $16.0 million, $12.7 million and $22.4 million, respectively.

Stock Options

The Company grants stock option awards under the LVB Acquisition, Inc. 2007 Management Equity Incentive Plan (the “2007 LVB Plan”). When the 2007 LVB Plan became effective, there were 37,520,000 shares of LVB common stock reserved for issuance in connection with LVB Awards to be granted thereunder. Effective December 31, 2010, the 2007 LVB Plan was amended to increase the authorized share pool by 1,000,000 shares. During the year ended May 31, 2012, stock options were granted with an exercise price of $10.00 and a fair value of the underlying stock of $7.88 on the date of the grant and have 10-year terms. The fair value is determined by taking the average value assigned to the Company on a quarterly basis by its Sponsors, three of which have SEC periodic reporting requirements. Vesting of employee stock options are split into two categories: 1) time based options-75% of option grants generally vesting ratably over 5 years and 2) performance based options-25% of stock option grants generally vesting over 5 years, contingent upon the Company achieving certain Adjusted EBITDA targets in each of those years. As of May 31, 2012, there were 3,768,292 shares available for issuance under the 2007 LVB Plan.

In 2008, the Board of Directors of LVB adopted an addendum to the 2007 LVB Plan, which provides for the grant of leveraged equity awards in LVB under the 2007 LVB Plan (the “LVB Leveraged Awards,” and together with the LVB Options, the “LVB Awards”) to certain of the Company’s European employees. LVB Leveraged Awards permit participants to purchase shares of LVB common stock using the proceeds of non-recourse loans from LVB, which shares remain subject to forfeiture and other restrictions prior to the participant’s repayment of the loan. LVB leveraged award shares outstanding were 504,500 shares, 504,500 shares and 769,500 shares as of May 31, 2012, 2011 and 2010, respectively. All changes to the outstanding shares are due to forfeitures.

Upon termination of a participant’s employment, the 2007 LVB Plan provides that any unvested portion of a participant’s LVB Award will be forfeited, and that the vested portion of his or her LVB Award will expire on

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 11—Share-based Compensation and Stock Plans, Continued.

the earliest of (1) the date the participant’s employment is terminated for cause, (2) 30 days following the date the participant resigns without good reason, (3) 90 days after the date the participant’s employment is terminated either by us for any reason other than cause, death or disability or by the participant with good reason, (4) one year after the date the participant’s employment is terminated by reason of death or disability, or (5) the tenth anniversary of the grant date of the LVB Award.

In May 2009, the Board of Directors of LVB authorized an exchange offer relating to employee options outstanding at May 6, 2009 (including the options held by the Company’s named executive officers). Outstanding distributor options were not included in the exchange offer. The exchange offer was expected to provide the holders of such options with the opportunity to surrender the options for cancellation in exchange for replacement options, the terms of which were (1) different from the surrendered options with respect to the performance based and accreting exercise price options, and (2) the same as the surrendered options with respect to the time based options. The terms of the performance based and accreting exercise price options were modified in the replacement options as follows:

•

New Performance Vesting Options (which replaced the surrendered performance based options)—Beginning in fiscal 2010, the remaining unvested options vest ratably over four to six years (depending on the date of grant) instead of the three to five years remaining under the terms of the original performance based options. The remaining options continue to vest contingent upon the Company achieving certain reduced Adjusted EBITDA targets in each of those years.

•

New Extended Time Vesting Options (which replaced the surrendered accreting exercise price options)—These options were converted into time vesting options similar to the previously outstanding time based options. The exercise price reverted to $10.00 per share (i.e., the original grant date exercise price before it began accreting) and will no longer increase by 10% on an annual basis. The remaining unvested options vest ratably over four to six years (depending on the date of grant) instead of the three to five years remaining under the terms of the original accreting exercise price options.

The goal of the exchange offer was to provide employees who elected to participate with new options, the terms of which preserve the original incentive effect of the Company’s option program in light of market-wide economic conditions. In October 2009, the exchange offer was completed with all active employees electing to participate. Beginning July 2009, new option grants subsequent to, and not in connection with the exchange offer, split options into 2 categories: 1) time based options: 75% of option grants generally vesting ratably over 5 years and 2) performance based options: 25% of stock option grants generally vesting over 5 years, contingent upon the Company achieving certain Adjusted EBITDA targets in each of those years.

Prior to receiving shares of LVB common stock (whether pursuant to the exercise of LVB Options, purchased pursuant to an LVB Leveraged Award or otherwise), participants must execute a Management Stockholders’ Agreement, which provides that the shares are subject to certain transfer restrictions, put and call rights, and tag along and drag along rights (and, with respect to certain senior members of management, limited re-offer registration and preemptive rights).

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 11—Share-based Compensation and Stock Plans, Continued.

The following table summarizes stock option activity for the years ended May 31, 2012, 2011 and 2010:

	Stock Options	Weighted Average Exercise Price
Outstanding, May 31, 2009	32,989,833	$10.00
Granted	4,296,500	10.00
Forfeitures	(1,999,833)	10.00

Outstanding, May 31, 2010	35,286,500	$10.00
Granted	2,274,000	10.00
Forfeitures	(2,535,875)	10.00

Outstanding, May 31, 2011	35,024,625	$10.00
Granted	2,594,500	10.00
Forfeitures	(2,867,417)	10.00

Outstanding, May 31, 2012	34,751,708	$10.00

The weighted average fair value of options granted during the years ended May 31, 2012, 2011 and 2010, was $1.76, $3.21 and $3.28, respectively. The Company estimates the fair value of each option primarily using the Black-Scholes option pricing model. Expected volatilities for grants are generally based on historical volatility of the Company’s competitors’ stock. The risk-free rates for periods within the expected life of the option are based on the U.S. Treasury yield curve in effect at the time of grant. As of May 31, 2012, there was approximately $7.8 million of unrecognized share-based compensation expense related to nonvested employee stock options granted under the Company’s plan and is expected to be recognized over a weighted average period of 1.6 years.

The fair value estimates are based on the following weighted average assumptions:

	May 31, 2012	May 31, 2011
Risk-free interest rate	0.87%	1.85%
Dividend yield	—	—
Expected volatility	30.55%	31.58%
Expected life in years	6.00	6.00

The following table summarizes information about outstanding stock options, as of May 31, 2012 and 2011, that were (a) vested and (b) exercisable:

	Outstanding Stock Options Already Vested and Expected to Vest		Options that are Exercisable
	2012	2011	2012	2011
Number of outstanding options	34,751,708	35,024,625	21,266,528	19,488,874
Weighted average remaining contractual life	6.1 years	7.1 years	5.7 years	6.8 years
Weighted average exercise price per share	$10.00	$10.00	$10.00	$10.00
Intrinsic value	$—	$—	$—	$—

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 11—Share-based Compensation and Stock Plans, Continued.

Restricted Stock Units

Effective February 10, 2011, the Board of Directors of LVB adopted and approved a Restricted Stock Unit Plan (the “RSU Plan”). The purpose of the RSU Plan is to provide executives and certain key employees with the opportunity to receive stock-based performance incentives to retain qualified individuals and to align their interests with the interests of the stockholders. The maximum number of shares of common stock, par value $0.01 per share, that may be issued under the RSU Plan is 4,000,000, subject to adjustment as described in the RSU Plan. Under the terms of the RSU Plan, the Compensation Committee of the Board of Directors may grant participants restricted stock units each of which represents the right to receive one share of common stock, subject to certain vesting restrictions and risk of forfeiture. Once granted, the restricted stock units will be expensed over the required award service period. The restricted stock units vest under certain time-vesting and liquidity event conditions.

The following table summarizes RSU activity for the years ended May 31, 2012 and 2011:

	RSUs	Weighted Average Grant Date Fair Value
Outstanding at June 1, 2010	—	$—
Granted	3,835,000	10.00
Vested	—	—
Forfeited	—	—

Oustanding at May 31, 2011	3,835,000	10.00
Granted	30,000	10.00
Vested	—	—
Forfeited	(200,000)	10.00

Oustanding at May 31, 2012	3,665,000	$10.00

The restricted stock units are measured at their grant date fair value. The expense is recognized for the restricted stock units ultimately expected to vest, using the straight line method over the service period, which is estimated at approximately five years from the initial grant date for the grants made in the year ended May 31, 2011. As of May 31, 2012, there was approximately $29.3 million of unrecognized share-based compensation expense related to nonvested restricted stock units granted under the RSU Plan and is expected to be recognized over a weighted average period of 4.0 years.

Subsequent Events

On July 2, 2012, LVB launched a tender offer to eligible employees to exchange all of the stock options and restricted stock units held by such employees for new stock options and restricted stock units. Following the expiration of the tender offer on July 30, 2012, LVB accepted for exchange eligible options to purchase an aggregate of 29,532,500 shares of common stock of LVB and eligible restricted stock units underlying an aggregate of 3,665,000 shares of common stock of LVB. In accordance with the terms and conditions of the tender offer, on July 31, 2012, LVB granted 29,532,500 new options and 10,795,000 new restricted stock units in exchange for the cancellation of such tendered options and restricted stock units.

The objective of the tender offer was to provide employees who elected to participate with new options and new restricted stock units, the terms of which preserve the original incentive effect of the Company’s equity

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 11—Share-based Compensation and Stock Plans, Continued.

incentive programs in light of market and industry-wide economic conditions. The terms of the new stock options differed in respect to the tendered options principally with respect to:

•	Exercise Price—The exercise price for the new stock options was lowered to the current fair value of $7.88 per share.

•

Vesting Periods—All prior options that were vested as of the completion date of the tender offer remain vested. All time-vesting options which were unvested as of the completion date of the tender offer will continue to vest on the same schedule on which they were originally granted. All unvested replacement extended time vesting options and modified performance options will vest on a schedule which is generally two years longer than the original vesting schedule, but in no case will the vesting schedule be extended past 2017.

•

Performance Vesting Threshold—The new modified performance options will vest over the new vesting period if, as of the end of the Company’s most recent fiscal year ending on or prior to such vesting date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Compensation Committee of the Board of Directors of the Company on or before the ninetieth (90th) day of such fiscal year and consistent with the Company’s business plan.

The terms of the new restricted stock units are different from the tendered restricted stock units with respect to the vesting schedule, performance conditions and settlement. The new restricted stock units will be granted subject to either a time-based vesting or a performance-based vesting requirement. Unlike the exchanged restricted stock units, the new restricted stock units will not vest in full on May 31, 2016 regardless of satisfaction of the vesting conditions. In addition, following the termination of employment with the Company, new restricted stock units, whether vested or unvested, will be forfeited if such employee provides services to any competitor of the Company. In addition, participants holding new restricted stock units will also receive new awards called management dividend awards representing the right to receive a cash payment. Management dividend awards vest on a one-to-one basis with each new time-based restricted stock unit. Vested management dividend awards will be paid by cash distributions promptly following each anniversary of the grant date until the earlier of an initial public offering of the Company or the fifth anniversary of the grant date, subject to withholding taxes. Upon termination of employment for any reason, management dividend awards will be forfeited. The new restricted stock units will be granted under the Company’s 2012 Restricted Stock Unit Plan, which was adopted by LVB on July 31, 2012. The maximum number of shares of common stock, par value $0.01 per share, that may be issued under the Company’s 2012 Restricted Stock Unit Plan is 14,000,000, subject to adjustment as described in the Plan.

Note 12—Income Taxes

The components of loss before income taxes are as follows:

(in millions)	Year Ended May 31, 2012	Year Ended May 31, 2011	Year Ended May 31, 2010
Domestic	$(796.1)	$(238.2)	$(201.7)
Foreign	205.3	(826.4)	60.0

Total	$(590.8)	$(1,064.6)	$(141.7)

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 12—Income Taxes, Continued.

The income tax benefit is summarized as follows:

(in millions)	Year Ended May 31, 2012	Year Ended May 31, 2011	Year Ended May 31, 2010
Current:
Federal	$(9.5)	$(13.3)	$3.9
State	3.0	11.1	0.9
Foreign	42.6	53.9	50.2

Subtotal	36.1	51.7	55.0
Deferred:
Federal	(83.6)	(43.1)	(98.7)
State	(0.9)	(51.2)	(15.7)
Foreign	(83.6)	(172.2)	(34.7)

Subtotal	(168.1)	(266.5)	(149.1)

Total income tax benefit	$(132.0)	$(214.8)	$(94.1)

A reconciliation of the statutory federal income tax rate to the Company’s U.S. effective tax rate is as follows:

	Year Ended May 31, 2012	Year Ended May 31, 2011	Year Ended May 31, 2010
U.S. statutory income tax rate	(35.0)%	(35.0)%	(35.0)%
State taxes, net of federal deduction	(0.5)	(0.6)	(8.4)
Effect of foreign taxes	(1.1)	(2.8)	(19.8)
Tax credits and other carryovers	0.1	(0.1)	(4.3)
Change in liability for uncertain tax positions	(3.7)	1.7	9.6
Adjustment of prior estimates, net of valuation allowance	(4.1)	5.2	(5.6)
Goodwill impairment	17.3	13.9	—
Change in tax laws and rates	(2.6)	(4.4)	(7.1)
Nondeductible / nontaxable items	(3.0)	2.6	7.0
Tax on foreign earnings, net of foreign tax credits	8.9	0.5	(0.4)
Other	1.4	(1.2)	(2.4)

Effective tax rate	(22.3)%	(20.2)%	(66.4)%

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 12—Income Taxes, Continued.

The components of the net deferred income tax assets and liabilities at May 31, 2012 and 2011 are as follows:

(in millions)	2012	2011
Deferred income tax assets:
Accounts receivable	$22.5	$19.1
Inventories	62.8	47.5
Accrued expenses	48.9	50.1
Tax benefit of net operating losses, tax credits and other carryforwards	74.9	41.5
Future benefit of uncertain tax positions	12.1	20.3
Stock-based compensation	39.1	33.3
Swap liability	29.0	36.9
Other	0.7	33.5

Deferred income tax assets	$290.0	$282.2
Less: Valuation allowance	(45.7)	(38.1)

Total deferred income tax assets	$244.3	$244.1
Deferred income tax liabilities:
Property, plant, equipment and Intangibles	(1,390.4)	(1,642.0)
Unremitted foreign earnings	(36.6)	—
Other	(22.6)	(18.2)

Total deferred income tax liabilities	(1,449.6)	(1,660.2)

Total net deferred income tax liabilities	$(1,205.3)	$(1,416.1)

The Company’s deferred tax assets include federal, state, and foreign net operating loss carryforwards of $5.9 million, $57.1 million ($37.1 million, net of federal benefit) and $4.8 million, respectively. Federal net operating loss carryforwards available are $16.7 million, which begin to expire in 2029. The Company believes it is more likely than not that it will be able to utilize the federal net operating loss carryforwards. The state and foreign net operating loss carryforwards are from various jurisdictions with various carryforward periods.

Deferred tax assets related to tax credits and other carryforwards total $27.1 million as of May 31, 2012. This includes a deferred tax asset for foreign tax credit carryforwards in the amount of $21.3 million, which begin to expire in 2018. The Company believes it is more likely than not that it will be able to utilize the foreign tax credit carryforwards.

As of May 31, 2012, the Company has a $45.7 million valuation allowance against deferred tax assets. This valuation allowance consists of $5.6 million relating to net deferred tax assets for unrealized losses on investments and $40.1 million for net deferred tax assets related to state and foreign net operating losses that management believes, more likely than not, will not be realized.

A deferred tax liability is required to be established for the U.S. tax impact of undistributed earnings of non-U.S. subsidiaries unless management asserts that these earnings will be indefinitely reinvested outside the U.S. or will be remitted in a tax-free liquidation. During the fiscal year ended May 31, 2012, the Company accumulated additional cash of $136.7 million at its non-U.S. subsidiaries for which it has no specific plans for permanent reinvestment. This cash is expected to be repatriated to the United States in the form of a taxable

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 12—Income Taxes, Continued.

distribution. Accordingly, the Company established a deferred tax liability of $36.6 million at May 31, 2012. As of May 31, 2012 and May 31, 2011, all other undistributed earnings of non-U.S. subsidiaries are considered to be permanently reinvested. It is not practicable to estimate the amount of deferred tax liability related to these permanently reinvested earnings.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	May 31, 2012	May 31, 2011	May 31, 2010
Unrecognized tax benefits, beginning of period	$90.9	$73.8	$63.1
Addition based on tax positions related to the current year	10.9	20.0	13.8
Addition (Reduction) for tax positions of prior periods	(14.8)	5.2	(2.7)
Reduction related to settlements with tax authorities	(0.1)	—	(0.2)
Reduction related to lapse of statute of limitations	(23.9)	(8.1)	(0.2)

Unrecognized tax benefits, end of period	$63.0	$90.9	$73.8

Included in the amount of unrecognized tax benefits at May 31, 2012 and 2011 are $61.5 million and $82.9 million, respectively, of tax benefits that would impact the Company’s effective tax rate, if recognized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Related to unrecognized tax benefits noted above, the Company accrued interest of $(1.7) million and $3.1 million during the years ended May 31, 2012 and 2011, respectively. The interest benefit for the year ended May 31, 2012 is primarily due to the reduction in accrued interest from the decrease in unrecognized tax benefits due to the lapse of statute of limitations. As of May 31, 2012 and 2011, the Company has recognized a liability for interest of $10.6 million and $12.3 million, respectively. The Company accrued and recognized an immaterial amount of penalties for the years disclosed.

The Company conducts business globally and, as a result, certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Australia, Canada, France, Germany, Japan, Netherlands, Spain, the United Kingdom and the United States. In addition, certain state and foreign tax returns are under examination by various regulatory authorities. The Company is no longer subject to U.S. federal income tax examinations for the fiscal years prior to and including the year ended May 31, 2002, as well as May 31, 2005 through May 31, 2008.

The Company regularly reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, the Company will adjust its reserves accordingly to reflect these settlements. As of May 31, 2012, the Company does not anticipate a significant change in its worldwide gross liabilities for unrecognized tax benefits within the succeeding twelve months.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 12—Income Taxes, Continued.

Puerto Rico Tax Legislation

On October 25, 2010, the government of Puerto Rico passed legislation that established a new excise tax on the purchases of products manufactured in Puerto Rico, effective January 1, 2011. Puerto Rico has subsequently provided an exemption to the excise tax provided certain employment levels are met. Management anticipates meeting these employment levels and thus expects the Company to be subject to an alternative income tax rather than the excise tax. Management does not expect this new alternative income tax to have a material impact on its financial statements.

United States Tax Legislation

Congress approved, and President Obama signed into law, The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, enacted December 17, 2010. This legislation includes temporary extensions of several business tax incentives, including the research and experimentation tax credit, the New Markets Tax Credit, 15-year straight-line cost recovery for qualified leasehold improvements, the exception for active financing income under Subpart F and look-through treatment of payments between related controlled foreign corporations. As a result, these extensions were included, where applicable, in determining the Company’s effective tax rate for the year ended May 31, 2011.

Note 13—Segment Reporting.

The Company operates in one reportable segment, musculoskeletal products, which includes the designing, manufacturing and marketing of large joint reconstructive; sports, extremities and trauma (“S.E.T.”); spine & bone healing; dental and other products. Other products consist primarily of microfixation products, autologous therapies, general instruments and operating room supplies. The Company operates in various geographies. These geographic markets are comprised of the United States, Europe and International. Major markets included in the International geographic market are Canada, South America, Mexico and the Asia Pacific region.

Net sales by product category for the years ended May 31, 2012, 2011 and 2010 were as follows:

(in millions)	Year Ended May 31, 2012	Year Ended May 31, 2011(1)	Year Ended May 31, 2010(1)
Net sales by product:
Large Joint Reconstructive	$1,698.8	$1,630.6	$1,615.7
Sports, Extremities, Trauma (S.E.T.)	354.4	312.3	283.7
Spine & Bone Healing	314.0	327.4	345.3
Dental	267.7	269.5	265.2
Other	203.2	192.4	188.1

Total	$2,838.1	$2,732.2	$2,698.0

(1)	New product categories were adopted in order to more closely represent the way the Company reports sales and markets products. Certain amounts have been reclassified to conform to the current presentation.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 13—Segment Reporting, Continued.

Net sales by geography for the years ended May 31, 2012, 2011 and 2010 were as follows:

(in millions)	Year Ended May 31, 2012	Year Ended May 31, 2011	Year Ended May 31, 2010(1)
Net sales by geography:
United States	$1,713.3	$1,659.2	$1,644.1
Europe	702.7	697.8	724.5
International(2)	422.1	375.2	329.4

Total	$2,838.1	$2,732.2	$2,698.0

(1)	Certain amounts have been adjusted to conform to the current presentation. Specifically, International net sales increased, and Europe net sales decreased, $4.3 million for the year ended May 31, 2010. The current presentation aligns with how the Company presently manages and markets its products.

(2)	International primarily includes Canada, South America, Mexico and the Asia Pacific region.

Long-term assets by geography as of May 31, 2012 and 2011 were as follows:

(in millions)	May 31, 2012	May 31, 2011
Long-term assets (1) by geography:
United States	$6,817.5	$7,199.7
Europe	722.7	1,233.7
International	1,098.2	1,209.5

Total	$8,638.4	$9,642.9

(1)	Defined as property, plant and equipment, intangibles and goodwill.

Note 14—Guarantor and Non-guarantor Financial Statements.

Each of Biomet, Inc.’s existing wholly owned domestic subsidiaries fully, unconditionally, jointly, and severally guarantee the senior cash pay and PIK toggle notes on a senior unsecured basis and the senior subordinated notes on a senior subordinated unsecured basis, in each case to the extent such subsidiaries guarantee Biomet, Inc.’s senior secured cash flow facilities. Certain amounts reported in the prior year elimination column have been corrected to more accurately reflect the allocation of intercompany profit between the guarantor and the non-guarantor subsidiaries and to conform to the current period presentation. The Company believes such amounts are immaterial. LVB Acquisition, Inc. is neither an issuer nor guarantor of the notes described in Note 6.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 14—Guarantor and Non-guarantor Financial Statements, Continued.

The following financial information illustrates the composition of the combined guarantor subsidiaries:

CONDENSED CONSOLIDATING BALANCE SHEETS

	May 31, 2012
(in millions)	Biomet, Inc.	Guarantors	Non-Guarantors	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$190.1	$302.3	$—	$492.4
Accounts receivable, net	—	227.6	264.0	—	491.6
Investments	—	—	2.5	—	2.5
Income tax receivable	—	2.1	2.9	—	5.0
Inventories, net	—	288.7	254.5	—	543.2
Deferred income taxes	—	42.3	10.2	—	52.5
Prepaid expenses and other	—	48.8	75.3	—	124.1

Total current assets	—	799.6	911.7	—	1,711.3
Property, plant and equipment, net	—	320.1	273.5	—	593.6
Investments	—	10.1	3.8		13.9
Investment in subsidiaries	8,562.9	—	—	(8,562.9)	—
Intangible assets, net	—	3,239.3	691.1	—	3,930.4
Goodwill	—	3,271.4	843.0	—	4,114.4
Other assets	—	45.6	11.2	—	56.8

Total assets	$8,562.9	$7,686.1	$2,734.3	$(8,562.9)	$10,420.4

Liabilities & Shareholder’s Equity
Current liabilities:
Current portion of long-term debt	$34.3	$—	$1.3	$—	$35.6
Accounts payable	—	71.5	44.7	—	116.2
Accrued interest	56.5	—	—	—	56.5
Accrued wages and commissions	—	69.5	52.5	—	122.0
Other accrued expenses	—	106.1	74.1	—	180.2

Total current liabilities	90.8	247.1	172.6	—	510.5
Long-term debt	5,790.0	—	2.2	—	5,792.2
Deferred income taxes	—	1,065.7	192.1	—	1,257.8
Other long-term liabilities	—	131.6	46.2	—	177.8

Total liabilities	5,880.8	1,444.4	413.1	—	7,738.3
Shareholder’s equity	2,682.1	6,241.7	2,321.2	(8,562.9)	2,682.1

Total liabilities and shareholder’s equity	$8,562.9	$7,686.1	$2,734.3	$(8,562.9)	$10,420.4

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 14—Guarantor and Non-guarantor Financial Statements, Continued.

	May 31, 2011
(in millions)	Biomet, Inc.	Guarantors	Non-Guarantors	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$176.4	$151.4	$—	$327.8
Accounts receivable, net	—	221.6	258.5	—	480.1
Investments	—	33.4	8.0	—	41.4
Income tax receivable	—	4.1	1.3	—	5.4
Inventories, net	—	292.1	290.4	—	582.5
Deferred income taxes	—	60.3	11.2	—	71.5
Prepaid expenses and other	—	57.1	52.6	—	109.7

Total current assets	—	845.0	773.4	—	1,618.4
Property, plant and equipment, net	—	332.2	306.2	—	638.4
Investments	—	10.0	23.1	—	33.1
Investment in subsidiaries	9,253.9	—	—	(9,253.9)	—
Intangible assets, net	—	3,416.6	1,117.8	—	4,534.4
Goodwill	—	3,460.8	1,009.3	—	4,470.1
Other assets	—	56.3	6.3	—	62.6

Total assets	$9,253.9	$8,120.9	$3,236.1	$(9,253.9)	$11,357.0

Liabilities & Shareholder’s Equity
Current liabilities:
Current portion of long-term debt	$35.9	$—	$1.5	$—	$37.4
Accounts payable	—	48.1	43.0	—	91.1
Accrued interest	64.1	—	—	—	64.1
Accrued wages and commissions	—	56.7	48.3	—	105.0
Other accrued expenses	—	153.5	88.3	—	241.8

Total current liabilities	100.0	258.3	181.1	—	539.4
Long-term debt	5,978.8	—	4.1	—	5,982.9
Deferred income taxes	—	1,126.1	361.5	—	1,487.6
Other long-term liabilities	—	130.8	41.2	—	172.0

Total liabilities	6,078.8	1,515.2	587.9	—	8,181.9
Shareholder’s equity	3,175.1	6,605.7	2,648.2	(9,253.9)	3,175.1

Total liabilities and shareholder’s equity	$9,253.9	$8,120.9	$3,236.1	$(9,253.9)	$11,357.0

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 14—Guarantor and Non-guarantor Financial Statements, Continued.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended May 31, 2012
(in millions)	Biomet, Inc.	Guarantors	Non-Guarantors	Eliminations	Total
Net sales	$—	$1,769.8	$1,068.3	$—	$2,838.1
Cost of sales	—	491.9	402.5	—	894.4

Gross profit	—	1,277.9	665.8	—	1,943.7
Goodwill and intangible asset impairment charge	—	264.3	265.5	—	529.8
Operating expenses	—	1,023.7	483.6	—	1,507.3

Operating income (loss)	—	(10.1)	(83.3)	—	(93.4)
Other (income) expense, net	477.1	3.1	17.2	—	497.4

Income (loss) before income taxes	(477.1)	(13.2)	(100.5)	—	(590.8)
Tax expense (benefit)	(181.3)	86.8	(37.5)	—	(132.0)
Equity in earnings of subsidiaries	(163.0)	—	—	163.0	—

Net income (loss)	$(458.8)	$(100.0)	$(63.0)	$163.0	$(458.8)

Other comprehensive income (loss)	$13.1	$—	$(62.0)	$—	$(48.9)
Total comprehensive income (loss)	$(445.7)	$(100.0)	$(125.0)	$163.0	$(507.7)

	Year Ended May 31, 2011
(in millions)	Biomet, Inc.	Guarantors	Non-Guarantors	Eliminations	Total
Net sales	$—	$1,716.5	$1,015.7	$—	$2,732.2
Cost of sales	—	399.7	439.0	—	838.7

Gross profit	—	1,316.8	576.7	—	1,893.5
Goodwill and intangible asset impairment charge	—	—	941.4	—	941.4
Operating expenses	—	1,002.3	526.7	—	1,529.0

Operating income (loss)	—	314.5	(891.4)	—	(576.9)
Other (income) expense, net	493.9	(9.8)	3.6	—	487.7

Income (loss) before income taxes	(493.9)	324.3	(895.0)	—	(1,064.6)
Tax expense (benefit)	(187.2)	101.0	(128.6)	—	(214.8)
Equity in earnings of subsidiaries	(543.1)	—	—	543.1	—

Net income (loss)	$(849.8)	$223.3	$(766.4)	$543.1	$(849.8)

Other comprehensive income (loss)	$19.5	$(4.0)	$266.9	$—	$282.4
Total comprehensive income (loss)	$(830.3)	$219.3	$(499.5)	$543.1	$(567.4)

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 14—Guarantor and Non-guarantor Financial Statements, Continued.

	Year Ended May 31, 2010
(in millions)	Biomet, Inc.	Guarantors	Non-Guarantors	Eliminations	Total
Net sales	$—	$1,710.4	$987.6	$—	$2,698.0
Cost of sales	—	405.2	414.7	—	819.9

Gross profit	—	1,305.2	572.9	—	1,878.1
Operating expenses	—	996.4	525.1	—	1,521.5

Operating income (loss)	—	308.8	47.8	—	356.6
Other (income) expense, net	514.1	(4.0)	(11.8)	—	498.3

Income (loss) before income taxes	(514.1)	312.8	59.6	—	(141.7)
Tax expense (benefit)	(200.5)	98.5	7.9	—	(94.1)
Equity in earnings of subsidiaries	266.0	—	—	(266.0)	—

Net income (loss)	$(47.6)	$214.3	$51.7	$(266.0)	$(47.6)

Other comprehensive income (loss)	$11.3	$1.8	$(93.0)	$—	$(79.9)
Total comprehensive income (loss)	$(36.3)	$216.1	$(41.3)	$(266.0)	$(127.5)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended May 31, 2012
(in millions)	Biomet, Inc.	Guarantor	Non-Guarantors	Eliminations	Total
Cash flows provided by (used in) operating activities	$(455.6)	$384.9	$285.0	$163.0	$377.3
Proceeds from sales/maturities of investments	—	42.1	—	—	42.1
Capital expenditures	—	(89.9)	(89.4)	—	(179.3)
Other	492.3	(323.2)	(12.9)	(163.0)	(6.8)
Cash flows provided by (used in) investing activities	492.3	(371.0)	(102.3)	(163.0)	(144.0)
Payments under senior secured credit facilities	(35.4)	—	—	—	(35.4)
Other	(1.3)	—	(1.4)	—	(2.7)
Cash flows used in financing activities	(36.7)	—	(1.4)	—	(38.1)
Effect of exchange rate changes on cash	—	—	(30.6)	—	(30.6)

Increase in cash and cash equivalents	—	13.9	150.7	—	164.6
Cash and cash equivalents, beginning of period	—	176.4	151.4	—	327.8

Cash and cash equivalents, end of period	$—	$190.3	$302.1	$—	$492.4

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 14—Guarantor and Non-guarantor Financial Statements, Continued.

	Year Ended May 31, 2011
(in millions)	Biomet, Inc.	Guarantor	Non-Guarantors	Eliminations	Total
Cash flows provided by (used in) operating activities	$(844.6)	$432.7	$244.9	$543.1	$380.1
Proceeds from sales/maturities of investments	—	59.3	—	—	59.3
Purchases of investments	—	(78.7)	—	—	(78.7)
Capital expenditures	—	(81.4)	(92.6)	—	(174.0)
Other	894.3	(263.0)	(99.8)	(543.1)	(11.6)
Cash flows provided by (used in) investing activities	894.3	(363.8)	(192.4)	(543.1)	(205.0)
Payments under senior secured credit facilities	(34.8)	—	—	—	(34.8)
Other	(14.9)	—	(1.7)	—	(16.6)
Cash flows used in financing activities	(49.7)	—	(1.7)	—	(51.4)
Effect of exchange rate changes on cash	—	—	15.0	—	15.0

Increase in cash and cash equivalents	—	72.9	65.8	—	138.7
Cash and cash equivalents, beginning of period	—	103.5	85.6	—	189.1

Cash and cash equivalents, end of period	$—	$176.4	$151.4	$—	$327.8

	Year Ended May 31, 2010
(in millions)	Biomet, Inc.	Guarantor	Non-Guarantors	Eliminations	Total
Cash flows provided by (used in) operating activities	$(40.0)	$457.2	$170.3	$(266.0)	$321.5
Capital expenditures	—	(94.7)	(91.7)	—	(186.4)
Other	151.4	(437.9)	24.9	266.0	4.4
Cash flows provided by (used in) investing activities	151.4	(532.6)	(66.8)	266.0	(182.0)
Payments under revolving credit agreements	(65.2)	—	(68.9)	—	(134.1)
Payments under senior secured credit facilities	(35.8)	—	—	—	(35.8)
Other	(10.4)	—	20.4	—	10.0
Cash flows used in financing activities	(111.4)	—	(48.5)	—	(159.9)
Effect of exchange rate changes on cash	—	—	(6.1)	—	(6.1)

Increase (decrease) in cash and cash equivalents	—	(75.4)	48.9	—	(26.5)
Cash and cash equivalents, beginning of period	—	178.9	36.7	—	215.6

Cash and cash equivalents, end of period	$—	$103.5	$85.6	$—	$189.1

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 15—Restructuring

The Company recorded $17.9 million, $10.0 million and $6.2 million in employee severance costs during the years ended May 31, 2012, 2011 and 2010, respectively. The expense during fiscal 2012 resulted primarily from the global reconstructive products reorganization program and the planned closure of the Swindon, United Kingdom manufacturing facility. The expense during fiscal 2011 resulted primarily from the transition of our trauma hardware business from our Parsippany, New Jersey operations to our Warsaw, Indiana-based U.S. Orthopedics division. The expense during fiscal 2010 resulted primarily from the global cost savings program to better manage the Company’s cost base in response to the slowdown in consumer spending which was negatively affecting sales and operating margins that was initiated in fiscal 2009. These restructuring charges were recorded within cost of sales, selling, general and administrative expense, and research and development expense and other accrued expenses. A summary of the severance and benefit costs in the periods presented is as follows:

(in millions)	Employee Severance and Benefit Costs
Restructuring Accrual:
Balance at May 31, 2009	$5.6
Costs incurred and charged to expense	6.2
Costs paid or otherwise settled	(8.6)
Non-cash adjustments (1)	(0.4)

Balance at May 31, 2010	2.8
Costs incurred and charged to expense	10.0
Costs paid or otherwise settled	(7.0)
Non-cash adjustments (1)	0.1

Balance at May 31, 2011	5.9
Costs incurred and charged to expense	17.9
Costs paid or otherwise settled	(14.2)
Non-cash adjustments (1)	(1.7)

Balance at May 31, 2012	$7.9

(1)	Primarily related to foreign currency fluctuations.

Note 16—Contingencies.

The Company is involved in various proceedings, legal actions and claims arising in the normal course of business, including proceedings related to product liability, governmental investigations, intellectual property, commercial litigation and other matters. The outcomes of these matters will generally not be known for an extended period of time. In certain of the legal proceedings, the claimants seek damages, as well as other compensatory relief, which could result in the payment of significant claims and settlements. For legal matters for which management has sufficient information to reasonably estimate the Company’s future obligations, a liability representing management’s best estimate of the probable cost, or the minimum of the range of probable losses when a best estimate within the range is not known, for the resolution of these legal matters is recorded. The estimates are based on consultation with legal counsel, previous settlement experience and settlement strategies. The Company’s accrual for contingencies at May 31, 2012 and May 31, 2011 of $25.5 million and $30.6 million, respectively, primarily relate to product liability claims, the Massachusetts U.S. Department of Justice EBI products investigation and the Foreign Corrupt Practices Act (“FCPA”) investigation discussed below for which the Company is subject to self-insured limits and has estimated a probable settlement amount, and in the case of the FCPA investigation has settled as described below.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 16—Contingencies, Continued.

Based on the advice of the Company’s counsel in these matters, it is unlikely that the resolution of any of these matters and any liabilities in excess of amounts provided will be material to the Company’s financial position, results of operations or cash flows.

Other than the Massachusetts U.S. Department of Justice EBI products investigation, for which the estimated loss is included in the accrual referenced above, given the relatively early stages of the other governmental investigations described below and the preliminary nature of the trade secret litigation discussed below, and the complexities involved in these matters, the Company is unable to estimate a possible loss or range of possible loss for such matters until the Company knows, among other factors, (i) what claims, if any will survive dispositive motion practice, (ii) the extent of the claims, including the size of any potential class, particularly when damages are not specified or are indeterminate, (iii) how the discovery process will affect the litigation, (iv) the settlement posture of the other parties to the litigation and (v) any other factors that may have a material effect on the litigation.

U.S. Department of Justice Consulting Agreement Investigation

On September 27, 2007, Biomet entered into a Deferred Prosecution Agreement with the U.S. Attorney’s Office for the District of New Jersey. The agreement concluded the government’s investigation into whether consulting agreements between the largest orthopedic manufacturers and orthopedic surgeons who use joint reconstruction and replacement products may have violated the federal Anti-Kickback Statute.

Through the agreement, the U.S. Attorney’s Office agreed not to prosecute Biomet in connection with this matter, provided that Biomet satisfied its obligations under the agreement over the 18 months following the date of the Deferred Prosecution Agreement. The agreement called for the appointment of an independent monitor to review Biomet’s compliance with the agreement, particularly in relation to its consulting agreements. On March 27, 2009, the Deferred Prosecution Agreement expired and the complaint was dismissed with prejudice.

As part of the resolution of this matter, Biomet also entered into a Corporate Integrity Agreement with the Office of the Inspector General of the U.S. Department of Health and Human Services. The agreement requires the Company for five years subsequent to September 27, 2007 to continue to adhere to its Code of Business Conduct and Ethics and certain other provisions, including reporting requirements.

U.S. Department of Justice EBI Products Investigations and Other Matters

In February 2010, Biomet received a subpoena from the Office of the Inspector General of the U.S. Department of Health and Human Services requesting various documents relating to agreements or arrangements between physicians and the Company’s Interpore Cross subsidiary for the period from 1999 through the present and the marketing and sales activities associated with Interpore Cross’ spinal products. Biomet is cooperating with the request of the Office of the Inspector General. The Company can make no assurances as to the time or resources that will be needed to devote to this inquiry or its final outcome.

In April 2009, Biomet received an administrative subpoena from the U.S. Attorney’s Office for the District of Massachusetts requesting various documents relating primarily to the Medicare reimbursement of and certain business practices related to the Company’s EBI subsidiary’s non-invasive bone growth stimulators. It is the Company’s understanding that competitors in the non-invasive bone growth stimulation market received similar subpoenas. The Company received subsequent subpoenas in connection with the investigation in September 2009, June 2010, February 2011 and March 2012 along with several informal requests for information. Biomet has produced responsive documents and is fully cooperating in the investigation.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 16—Contingencies, Continued.

In April 2009, the Company became aware of a qui tam complaint alleging violations of the federal and various state False Claims Acts filed in the United States District Court for the District of Massachusetts, where it is currently pending. Biomet, Parent, and several of the Company’s competitors in the non-invasive bone growth stimulation market were named as defendants in this action. The allegations in the complaint are similar in nature to certain categories of requested documents in the above-referenced administrative subpoenas. The U.S. government has not intervened in the action. The Company is vigorously defending this matter and intends to continue to do so.

U.S. Department of Justice Civil Division Investigation

In September 2010, Biomet, received a Civil Investigative Demand (“CID”) issued by the U.S. Department of Justice—Civil Division pursuant to the False Claims Act. The CID requests that the Company provide documents and testimony related to allegations that Biomet, OtisMed Corp. and Stryker Corp. have violated the False Claims Act relating to the marketing of, and payment submissions for, OtisMed’s OtisKneeTM (a registered trademark of OtisMed) knee replacement system. The Company has produced responsive documents and is fully cooperating in the investigation.

U.S. Securities and Exchange Commission (“SEC”) Informal Investigation

On September 25, 2007, Biomet received a letter from the SEC informing the Company that it is conducting an informal investigation regarding possible violations of the Foreign Corrupt Practices Act in the sale of medical devices in certain foreign countries by companies in the medical devices industry. The Foreign Corrupt Practices Act prohibits U.S. companies and their officers, directors, employees, or shareholders acting on their behalf and agents from offering, promising, authorizing or making payments to foreign officials for the purpose of obtaining or retaining business abroad or otherwise obtaining favorable treatment and this law requires companies to maintain records which fairly and accurately reflect transactions and to maintain internal accounting controls. In many countries, hospitals and clinics are government-owned and healthcare professionals employed by such hospitals and clinics, with whom the Company regularly interacts, may meet the definition of a foreign official for purposes of the Foreign Corrupt Practices Act. On November 9, 2007, the Company received a letter from the Department of Justice requesting any information provided to the SEC be provided to the Department of Justice on a voluntary basis.

On March 26, 2012, Biomet entered into a Deferred Prosecution Agreement (“DPA”) with the U.S. Department of Justice (“DOJ”) and a Consent to Final Judgment (“Consent Agreement”) with the SEC related to these investigations by the DOJ and the SEC. Pursuant to the DPA, the DOJ has agreed not to prosecute the Company in connection with this matter, provided that the Company satisfies its obligations under the agreement over the next three years. In addition, pursuant to the terms of the DPA, an independent external compliance monitor will be appointed to review the Company’s compliance with the DPA, particularly in relation to the Company’s international sales practices, for at least the first 18 months of the three year term of the DPA. The Company has also agreed to pay a monetary penalty of $17.3 million to resolve the charges brought by the DOJ, which was paid in the fourth fiscal quarter of 2012. The terms of the DPA and the associated monetary penalty reflect the Company’s full cooperation throughout the investigation.

The Company has contemporaneously reached a Consent Agreement with the SEC to settle civil claims related to this matter. As part of the Consent Agreement, Biomet has agreed to the SEC’s entry of a Final Judgment requiring Biomet to disgorge profits and pay prejudgment interest in the aggregate amount of $5.6 million, which was paid in the fiscal fourth quarter of 2012.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 16—Contingencies, Continued.

Other Matters

In January 2009, Heraeus Kulzer GmbH initiated legal proceedings in Germany against Biomet and its subsidiary, Biomet Europe BV, alleging that the Company and Biomet Europe BV misappropriated Heraeus Kulzer trade secrets when developing its new lines of European bone cements, which were first marketed in 2005. The lawsuit seeks damages in excess of €30 million and injunctive relief to preclude the Company from producing its current line of European bone cements. The Company is vigorously defending this matter and intends to continue to do so.

There are various other claims, lawsuits, disputes with third parties, investigations and pending actions involving various allegations against the Company incident to the operation of its business, principally product liability and intellectual property cases. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company accrues for losses that are deemed to be probable and subject to reasonable estimate.

Note 17—Related Parties.

Management Services Agreement

Upon completion of the Transactions, Biomet entered into a management services agreement with certain affiliates of the Sponsors, pursuant to which such affiliates of the Sponsors or their successors assigns, affiliates, officers, employees, and/or representatives and third parties (collectively, the “Managers”) provide management, advisory, and consulting services to the Company. Pursuant to such agreement, the Managers received a transaction fee equal to 1% of total enterprise value of the Transactions for the services rendered by such entities related to the Transactions upon entering into the agreement, and the Sponsors receive an annual monitoring fee equal to 1% of the Company’s annual Adjusted EBITDA (as defined in the credit agreement) as compensation for the services rendered and reimbursement for out-of-pocket expenses incurred by the Managers in connection with the agreement and the Transactions. The Company is required to pay the Sponsors the monitoring fee on a quarterly basis in arrears. The total amount of Sponsor fees was $10.3 million, $10.1 million and $10.1 million for the years ended May 31, 2012, 2011 and 2010, respectively. The Company may also pay certain subsequent fees to the Managers for advice rendered in connection with financings or refinancings (equity or debt), acquisitions, dispositions, spin-offs, split-offs, dividends, recapitalizations, an initial underwritten public offering and change of control transactions involving the Company or any of its subsidiaries. The management services agreement includes customary exculpation and indemnification provisions in favor of the Managers and their affiliates.

Amended and Restated Limited Liability Company Operating Agreement of Holding

On September 27, 2007, certain investment funds associated with or designated by the Sponsors (the “Sponsor Funds”) entered into an amended and restated limited liability company operating agreement, or the “LLC Agreement,” in respect of Holding. The LLC Agreement contains agreements among the parties with respect to the election of the Company’s directors and the directors of its parent companies, restrictions on the issuance or transfer of interests in the Company and other corporate governance provisions (including the right to approve various corporate actions).

Pursuant to the LLC Agreement, each of the Sponsors has the right to nominate, and has nominated, two directors to Biomet’s and LVB’s Board of Directors and also is entitled to appoint one non-voting observer to the Board of Directors for so long as such Sponsor remains a member of Holding. In addition to their right to appoint non-voting observers to the Board of Directors, certain of the Sponsor Funds have certain other management

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 17—Related Parties, Continued.

rights to the extent that any such Sponsor Fund is required to operate as a “venture capital operating company” as defined in the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations. Each Sponsor’s right to nominate directors is freely assignable to funds affiliated with such Sponsor, and is assignable to non-affiliates of such Sponsor only if the assigning Sponsor transfers its entire interest in Holding not previously transferred and only with the prior written consent of the Sponsors holding at least 70% of the membership interests in Holding, or “requisite Sponsor consent”. In addition to their rights under the LLC Agreement, the Sponsors may also appoint one or more persons unaffiliated with any of the Sponsors to the Board of Directors. Following Purchaser’s purchase of the Shares tendered in the Offer, the Sponsors jointly appointed Dane A. Miller, Ph.D. and Jeffrey R. Binder to the Board of Directors in addition to the two directors appointed by each of the Sponsors.

Pursuant to the LLC Agreement, each director has one vote for purposes of any Board of Directors action, and all decisions of the Board of Directors require the approval of a majority of the directors designated by the Sponsors. In addition, the LLC Agreement provides that certain major decisions regarding the Company or its parent companies require the requisite Sponsor consent.

The LLC Agreement includes certain customary agreements with respect to restrictions on the issuance or transfer of interests in Biomet and LVB, including preemptive rights, tag-along rights and drag-along rights.

The Co-Investors have also been admitted as members of Holding, both directly and through Sponsor-controlled investment vehicles. Although the Co-Investors are therefore parties to the LLC Agreement, they have no rights with respect to the election of Biomet’s or LVB’s directors or the approval of its corporate actions.

The Sponsors have also caused Holding and Parent to enter into an agreement with the Company obligating the Company and Parent to take all actions necessary to give effect to the corporate governance, preemptive rights, transfer restriction and certain other provisions of the LLC Agreement, and prohibiting the Company and Parent from taking any actions that would be inconsistent with such provisions of the LLC Agreement.

Registration Rights Agreements

The Sponsor Funds and the Co-Investors also entered into a registration rights agreement with Holding, LVB and Biomet upon the closing of the Transactions. Pursuant to this agreement, the Sponsor Funds have the power to cause Holding, LVB and Biomet to register their, the Co-Investors’ and certain other persons’ equity interests under the Securities Act and to maintain a shelf registration statement effective with respect to such interests. The agreement also entitles the Sponsor Funds and the Co-Investors to participate in any future registration of equity interests under the Securities Act that Holding, LVB or Biomet may undertake.

On October 16, 2007, Goldman, Sachs & Co. and the other initial purchasers of the existing senior notes entered into a registration rights agreement with Biomet. Pursuant to this agreement, Biomet is obligated, for the sole benefit of Goldman, Sachs & Co. in connection with its market-making activities with respect to the existing senior notes, to file a registration statement under the Securities Act in a form approved by Goldman, Sachs & Co. and to keep such registration statement continually effective for so long as Goldman, Sachs & Co. may be required to deliver a prospectus in connection with transactions in the existing senior notes and to supplement or make amendments to such registration statement as when required by the rules and regulations applicable to such registration statement. On August 8, 2012, Goldman, Sachs & Co. and the other initial purchasers of the new senior notes entered into a registration rights agreement with Biomet providing for similar registration rights with respect to the new senior notes.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 17—Related Parties, Continued.

Management Stockholders’ Agreements

On September 13, 2007 and November 6, 2007, Holding, LVB and the Sponsor Funds entered into stockholders agreements with certain of the Company’s senior executives and other management stockholders. Pursuant to the terms of the LVB Acquisition, Inc. Management Equity Incentive Plan, LVB Acquisition, Inc. Restricted Stock Unit Plan and LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan, participants who exercise their vested options or settle their vested RSUs are required to become parties to the agreement dated November 6, 2007. The stockholder agreements contain agreements among the parties with respect to restrictions on the transfer and issuance of shares, including preemptive, drag-along, tag-along, and call/put rights.

Consulting Agreements

On January 14, 2010, Biomet entered into a consulting agreement with Dr. Dane A. Miller Ph.D., pursuant to which it will pay Dr. Miller a consulting fee of $0.25 million per fiscal year for Dr. Miller’s consulting services and will reimburse Dr. Miller for out-of-pocket fees and expenses relating to an off-site office and administrative support in an amount of $0.1 million per year. The term of the agreement extends through the earlier of September 1, 2011, an initial public offering or a change of control. The agreement also contains certain restrictive covenants prohibiting Dr. Miller from competing with the Company and soliciting employees of the Company during the term of the agreement and for a period of one year following such term. On September 6, 2011, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to increase the expenses relating to an off-site office and administrative support from $0.1 million per year to $0.15 million per year and extend the term of the agreement through the earlier of September 1, 2013, an initial public offering or a change of control. Dr. Miller received payments under the consulting agreement of $0.4 million, $0.25 million and $0.4 million for the years ended May 31, 2012, 2011 and 2010, respectively.

Indemnification Priority Agreement

On January 11, 2010, Biomet and LVB entered into an indemnification priority agreement with the Sponsors (or certain affiliates designated by the Sponsors) pursuant to which Biomet and LVB clarified certain matters regarding the existing indemnification and advancement of expenses rights provided by Biomet and LVB pursuant to their respective charters and the management services agreement described above. In particular, pursuant to the terms of the indemnification agreement, Biomet acknowledged that as among Biomet, LVB and the Sponsors and their respective affiliates, the obligation to indemnify or advance expenses to any director appointed by any of the Sponsors will be payable in the following priority: Biomet will be the primary source of indemnification and advancement; LVB will be the secondary source of indemnification and advancement; and any obligation of a Sponsor-affiliated indemnitor to indemnify or advance expenses to such director will be tertiary to Biomet’s and, then, LVB obligations. In the event that either Biomet or LVB fails to indemnify or advance expenses to any such director in contravention of its obligations, and any Sponsor-affiliated indemnitor makes any indemnification payment or advancement of expenses to such director on account of such unpaid liability, such Sponsor-affiliated indemnitor will be subrogated to the rights of such director under any such Biomet or LVB indemnification agreement.

Equity Healthcare

Effective January 1, 2009, Biomet entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Because of the combined purchasing power of its client participants,

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 17—Related Parties, Continued.

Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to the Company, the Company pays Equity Healthcare a fee of $2 per participating employee per month (“PEPM Fee”). As of May 31, 2012, the Company had approximately 3,200 employees enrolled in its health benefit plans in the United States.

Equity Healthcare may also receive a fee (“Health Plan Fees”) from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. If and when Equity Healthcare reaches the point at which the aggregate of its receipts from the PEPM Fee and the Health Plan Fees have covered all of its allocated costs, it will apply the incremental revenues derived from all such fees to (a) reduce the PEPM Fee otherwise payable by the Company; (b) avoid or reduce an increase in the PEPM Fee that might otherwise have occurred on contract renewal; or (c) arrange for additional services to the Company at no cost or reduced cost.

Equity Healthcare is an affiliate of Blackstone, with whom Michael Dal Bello and David McVeigh, members of the Company’s Board of Directors, are affiliated and in which they may have an indirect pecuniary interest.

There were payments of $0.1 million and $0.1 million made during the years ended May 31, 2012 and 2011, respectively, and no payments made during the fiscal year ended May 31, 2010.

Core Trust Purchasing Group Participation Agreement

Effective May 1, 2007, Biomet entered into a 5-year participation agreement (“Participation Agreement”) with Core Trust Purchasing Group, a division of HealthTrust Purchasing Corporation (“CPG”), designating CPG as the Company’s exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, the Company must purchase 80% of the requirements of its participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract. In connection with purchases by its participants (including the Company), CPG receives a commission from the vendors in respect of such purchases. The total amount of fees paid to CPG were $0.5 million, $0.2 million and $0.2 million for the years ended May 31, 2012, 2011 and 2010, respectively.

Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating Biomet’s participation in CPG and monitoring the services CPG provides to the Company, CPG remits a portion of the commissions received from vendors in respect of the Company’s purchases under the Participation Agreement to an affiliate of Blackstone, with whom Michael Dal Bello and David McVeigh, members of the Company’s Board of Directors, are affiliated and in which they may have an indirect pecuniary interest.

LVB Acquisition, Inc.

Biomet, Inc.

Notes to Consolidated Financial Statements (continued)

Note 17—Related Parties, Continued.

Other

Biomet currently holds interest rate swaps with Goldman Sachs. As part of this relationship, the Company receives information from Goldman Sachs that allows it to perform a regression on the swaps as part of its required effectiveness testing on a quarterly basis.

Biomet, Inc. may from time to time, depending upon market conditions, seek to purchase debt securities issued by Biomet or its subsidiaries in open market or privately negotiated transactions or by other means. Biomet understands that its indirect controlling stockholders may from time to time also seek to purchase debt securities issued by the Company or its subsidiaries in open market or privately negotiated transactions or by other means.

The Company engaged Capstone Consulting LLC, a consulting company that works exclusively with KKR and its portfolio companies to provide analysis for certain restructuring initiatives. The Company or its affiliates paid Capstone $1.9 million and $0.7 million during the years ended May 31, 2012 and 2011, respectively, with no payments during the fiscal year ended May 31, 2010.

Capital Contributions and Share Repurchases

At the direction of LVB, Biomet funded the repurchase of common shares of its parent company of $1.3 million, $3.7 million and $1.7 million for the years ended May 31, 2012, 2011 and 2010, respectively, from former employees pursuant to the LVB Acquisition, Inc. Management Stockholders’ Agreement. There were no additional contributions for the years ended May 31, 2012, 2011 and 2010.

Note 18—Subsequent Events

Biomet 3i Dental Business

On June 4, 2012, the Company announced its decision to pursue strategic exploratory work to separate the Biomet 3i dental business in a tax-free spin-off. Any such transaction would be subject to customary conditions, including receipt of regulatory approvals, an opinion from tax counsel and a favorable ruling from the Internal Revenue Service to ensure the tax-free status of the spin-off, execution of intercompany agreements, further due diligence as appropriate, and final approval by the board of directors. There can be no assurance that the evaluation of a potential separation of the Company’s Biomet 3i dental business will result in a separation.

Financial Statement Schedules

LVB Acquisition, Inc. and Biomet, Inc. and Subsidiaries Schedule II—Valuation and Qualifying Accounts

For the years ended May 31, 2012, 2011 and 2010:

		Additions
(in millions) Description	Balance at Beginning of Period	Charged to Costs and Expenses		Charged to Other Accounts		Deductions		Balance at End of Year
Allowance for doubtful receivables:
For the year ended
May 31, 2012	$38.2	$15.7		$(16.2	)(B)	$(1.2	)(A)	$36.5

For the year ended
May 31, 2011	$40.6	$13.8		$(12.3	)(B)	$(3.9	)(A)	$38.2

For the year ended
May 31, 2010	$48.9	$22.8	(C)	$(11.3	)(B) (C)	$(19.8	)(A)	$40.6

Notes:

(A)	Uncollectible accounts written off.

(B)	Primarily effect of foreign currency translation.

(C)	For the year ended May 31, 2010, $38.9 million of net accounts receivables related to Greece were reclassified to long-term assets due to the proposal of the Greek government to settle certain debts with the issuance of zero-coupon bonds not expected to be settled in the next twelve months. These net accounts receivables included $8.4 million of Greece allowance for doubtful receivables, which is included above in the effect of foreign currency translation amount, and also included above in the deductions amount.

Quarterly Results (Unaudited)

Fiscal 2012

•

Net loss for the fourth quarter of fiscal 2012 was impacted by a goodwill and intangible asset impairment charge of $529.8 million primarily related to evidence of declining industry market growth rates in certain European and Asia Pacific markets and unfavorable margin trends resulting from change in product mix in our dental reconstructive reporting unit and declining growth rates as compared to the original merger assumptions for our spine & bone healing reporting unit.

	Quarter ended
(in millions)	August 31, 2011	November 30, 2011	February 29, 2012	May 31, 2012	Fiscal year ended May 31, 2012
Fiscal 2012
Net sales	$664.6	$725.1	$708.9	$739.5	$2,838.1
Gross profit	449.3	490.2	489.2	515.0	1,943.7
Net loss	(39.2)	(14.0)	(16.5)	(389.1)	(458.8)

Fiscal 2011

•

Net loss for the fourth quarter of fiscal 2011 was impacted by a goodwill and intangible asset impairment charge of $941.4 million related primarily to the continued market slowdown in Europe relative to our original purchase accounting assumptions at the time of the Merger.

	Quarter ended
(in millions)	August 31, 2010	November 30, 2010	February 28, 2011	May 31, 2011	Fiscal year ended May 31, 2011
Fiscal 2011
Net sales	$640.7	$698.3	$678.0	$715.2	$2,732.2
Gross profit	446.7	490.8	469.9	486.1	1,893.5
Net loss	(17.8)	(7.6)	(11.6)	(812.8)	(849.8)

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 9A.	Controls and Procedures.

(a) Evaluation of Disclosure Controls and Procedures. Each of LVB Acquisition, Inc. and Biomet, Inc. maintain disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Act”)) that are designed to provide reasonable assurance that information required to be disclosed by LVB Acquisition, Inc. and Biomet, Inc., including LVB Acquisition, Inc. and Biomet, Inc.’s consolidated entities, in the reports that LVB Acquisition, Inc. and Biomet, Inc. files or submits under the Act, is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to management, including the President and Chief Executive Officer (the “Principal Executive Officer”) and the Chief Financial Officer (the “Principal Financial Officer”), as appropriate, to allow timely decisions regarding required disclosure. Prior to the filing of this report, LVB Acquisition, Inc. and Biomet, Inc. each completed an evaluation under the supervision and with the participation of senior management, including LVB Acquisition, Inc. and Biomet, Inc.’s Principal Executive Officer and its Principal Financial Officer, of the effectiveness of the design and operation of LVB Acquisition, Inc.’s and Biomet, Inc.’s respective disclosure controls and procedures as of May 31, 2012. Based on this evaluation, LVB Acquisition, Inc.’s and Biomet, Inc.’s Principal Executive Officer and its Principal Financial Officer concluded that LVB Acquisition, Inc.’s and Biomet, Inc.’s disclosure controls and procedures were effective as of May 31, 2012.

(b) Management’s Report on Internal Control over Financial Reporting. Management of each of LVB Acquisition, Inc. and Biomet, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). LVB Acquisition, Inc.’s and Biomet, Inc.’s respective internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of LVB Acquisition, Inc. and Biomet, Inc., respectively; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of LVB Acquisition, Inc. and Biomet, Inc., respectively are being made only in accordance with authorizations of management and directors of LVB Acquisition, Inc. and Biomet, Inc. as the case may be; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of LVB Acquisition, Inc.’s and Biomet, Inc.’s assets that could have a material effect on the interim or annual consolidated financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Each of LVB Acquisition, Inc.’s and Biomet, Inc.’s management conducted an assessment of the effectiveness of LVB Acquisition, Inc.’s and Biomet, Inc.’s respective internal control over financial reporting as of May 31, 2012. In making this assessment, management used the criteria established in the report entitled “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Report”). LVB Acquisition, Inc.’s and Biomet, Inc.’s management concluded that each of LVB Acquisition, Inc. and Biomet, Inc. did maintain effective internal control over financial reporting as of May 31, 2012, based on the criteria established in the COSO Report.

This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

(c) Changes in Internal Control. There were no changes in either LVB Acquisition, Inc. or Biomet, Inc.’s internal control over financial reporting in the fourth fiscal quarter that have materially affected, or are reasonably likely to materially affect, LVB Acquisition, Inc.’s and Biomet, Inc.’s respective internal control over financial reporting.

Item 9B.	Other Information.

Not applicable.

Part III.

Item 10.	Directors, Executive Officers and Corporate Governance.

Directors

The following information sets forth, with respect to each individual, the name, age as of July 31, 2012, business address and current principal occupation or employment, and business experience for the past five years of Biomet’s Board of Directors.

Jeffrey R. Binder, age 49	Director since 2007

Mr. Binder has been President and Chief Executive Officer since February 2007. Prior to this appointment, Mr. Binder served as Senior Vice President of Diagnostic Operations of Abbott Laboratories from January 2006 to February 2007. Mr. Binder previously served as President of Abbott Spine from June 2003 to January 2006, and as President and Chief Executive Officer of Spinal Concepts, Inc. from 2000 to June 2003.

Jonathan J. Coslet, age 47	Director since 2007

Mr. Coslet has been a Partner of TPG since 1993 and is currently a senior partner and member of the firm’s Executive, Management and Investment Committees. Mr. Coslet serves on the board of directors of IASIS Healthcare Corp., The Neiman Marcus Group, Inc., PETCO Animal Supplies, Inc. and Quintiles Transnational Corp.

Michael Dal Bello, age 41	Director since 2007

Mr. Dal Bello is a Managing Director in the Private Equity Group of The Blackstone Group and has been with Blackstone since 2002. Mr. Dal Bello serves on the board of directors of Alliant, Apria Healthcare Group, Catalent Pharma Solutions, Inc., Emdoen, Team Health Finance LLC and Vanguard Health Systems, Inc.

Adrian Jones, age 48	Director since 2007

Mr. Jones has been a Managing Director of Goldman, Sachs & Co. since 2002 and has worked at Goldman, Sachs & Co. since 1994. Mr. Jones serves on the board of directors of Dollar General Corporation, Education Management Corporation, HealthMarkets, Inc. and Michael Foods, Inc.

Max C. Lin, age 31	Director since 2011

Mr. Lin is a Principal in the health care industry team at Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”). Mr. Lin joined KKR in 2005 and has been involved with the firm’s investments in HCA Holdings, Inc. and The Nielsen Company. Prior to working at KKR, he was with Morgan Stanley in its Financial Sponsors Group.

David McVeigh, age 45	Director since 2007

Mr. McVeigh is an executive director at Blackstone in the private equity group. Mr. McVeigh joined Blackstone in 2006 from McKinsey & Company, where he spent 12 years and was a partner. At McKinsey, Mr. McVeigh was one of the leaders of the North American Chemicals practice and the Northeast Energy and Materials practice. Mr. McVeigh serves on the board of directors of HealthMarkets, Inc. and RGIS, LLC.

Michael Michelson, age 61	Director since 2007

Mr. Michelson has been a member of KKR Management LLC, the general partner of KKR & Co. L.P. since October 1, 2009. Previously, he was a member of the limited liability company, which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. He has been employed by KKR since 1981. Mr. Michelson serves on the board of directors of HCA Holdings, Inc.

Dane A. Miller, Ph.D., age 66	Director since 2007

Dr. Miller is one of our four founders and served as our President, Chief Executive Officer and a director from 1977 until 2006. Dr. Miller serves on the board of directors of ForeTravel, Inc., the Indiana Economic Development Corporation, the University of Chicago Health Systems and the World Craniofacial Foundation.

Andrew Y. Rhee, age 35	Director since 2009

Mr. Rhee is a Vice President in the Merchant Banking Division of Goldman, Sachs & Co., and has been with Goldman since 1998. Mr. Rhee serves on the board of directors of AssuraMed, Inc. and Drayer Physical Therapy Institute, LLC.

Todd Sisitsky, age 40	Director since 2007

Mr. Sisitsky has been a Partner of TPG since 2007. From 2003 until 2007, he was an Investor at TPG. From 2001 until 2003, he was an Investor/Associate at Forstmann Little & Co. Mr. Sisitsky serves on the board of directors of IASIS Healthcare Corp., Fenwal, Inc., Surgical Care Affiliates, IMS Health, Immucor, Healthscope and Aptalis Pharma.

LVB’s Board of Directors consists of ten directors. Pursuant to the amended and restated limited liability company agreement of Holding, each of Biomet’s Sponsors has the right to nominate, and have nominated, two directors to serve on the Board of Directors. Following Purchaser’s purchase of the Biomet’s shares tendered in the Offer, the Sponsors jointly appointed Dr. Miller and Jeffrey R. Binder to the Board of Directors in addition to the two directors appointed by each of the Sponsors. Biomet’s Board of Directors presently considers none of our directors to be independent (as independence is defined by Rule 4200(a)(15) of the NASDAQ Stock Market LLC marketplace rules). As discussed in “Executive Compensation” below, following the Transactions Biomet’s common stock was no longer listed on the NASDAQ National Market. For more information regarding the rights of the Sponsors to nominate directors and other related arrangements, see “Certain Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Operating Agreement of LVB Acquisition Holding, LLC.” Because of these requirements, together with Parent’s 100% ownership of our common stock, we do not currently have a policy or procedures with respect to shareholder recommendations for nominees to our Board of Directors.

Each of Messrs. Coslet, Dal Bello, Jones, Lin, McVeigh, Michelson, Rhee and Sisitsky is a partner, member or employee of an entity affiliated with one of the investment funds that indirectly own the majority of the equity interests in LVB Acquisition Holding, LLC and generally is entitled to be indemnified by such entity for his service on LVB’s Board pursuant to such entities’ governing documents or other arrangements, in each case in accordance with such entities’ policies.

None of the directors (other than Mr. Binder) currently holds any position with LVB or Biomet. Except as described below, none of the directors or any of their affiliates (1) has a familial relationship with any directors or executive officers of LVB or Biomet or (2) has been involved in any transactions with LVB or Biomet or any of its directors, officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the SEC, except as may be disclosed herein.

Director Qualifications

Messrs. Coslet, Dal Bello, Jones, Lin, McVeigh, Michelson, Rhee and Sisitsky were appointed to the Board as a consequence of their respective relationships with investment funds affiliated with the Sponsors. They are collectively referred to as the “Sponsor Directors.” Messrs. Binder and Miller are collectively referred to as the “Management Directors.”

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the Board members’ and nominees’ biographical information set forth above.

Each of the Company’s directors and director nominees possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of our stakeholders. In addition, our directors are knowledgeable and experienced in one or more business, governmental or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at Biomet over time.

Each of the Sponsor Directors was elected to the Board pursuant to the Amended and Restated Limited Liability Company Agreement of Holding. Pursuant to such agreement, Messrs. Coslet and Sisitsky were appointed to the Board as a consequence of their respective relationships with TPG Capital, Messrs. Michelson and Lin were appointed to the Board as a consequence of their respective relationships with Kohlberg Kravis Roberts & Co., Messrs. McVeigh and Dal Bello were appointed to the Board as a consequence of their respective relationships with The Blackstone Group, and Messrs. Jones and Rhee were appointed to the Board as a consequence of their respective relationships with Goldman Sachs & Co.

As a group, the Sponsor Directors possess experience in owning and managing enterprises like the Company and are familiar with corporate finance, strategic business planning activities and issues involving stakeholders more generally.

The Management Directors bring leadership, extensive business, operating and policy experience, and tremendous knowledge of Biomet and our industry, to the Board. In addition, the Management Directors bring their broad strategic vision for Biomet to the Board. Mr. Binder’s service as the Chief Executive Officer of the Company and Mr. Miller’s long-time former service as Chairman and Chief Executive Officer creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having the Chief Executive Officer on our Board provides Biomet with ethical, decisive and effective leadership.

The Amended and Restated Limited Liability Company Agreement of Holding provides that each Sponsor has the right to designate two directors, and that the Board will include Biomet’s chief executive officer and one independent director who is approved by the holders of at least 70% of the membership units of Holding held by the Sponsors. Any directors nominated to fill the directorships selected by the Sponsors are chosen by the applicable Sponsor.

Audit Committee Financial Expert

Our Audit Committee is composed of Max C. Lin, David McVeigh, Dane A. Miller, Ph.D., Andrew Rhee and Todd Sisitsky. In light of our status as a privately held company and the absence of a public listing or trading market for our common stock, our Board has not designated any member of the Audit Committee as an “audit committee financial expert.” Though not formally considered by our Board given that our securities are not traded on any national securities exchange, based upon the listing standards of the NASDAQ National Market, the national securities exchange upon which our common stock was listed prior to the Merger, we do not believe that any of Messrs. Lin, McVeigh, Rhee or Sisitsky would be considered independent because of their relationships with certain affiliates of the Sponsors which hold significant interests in Holding, which owns 97% of our outstanding common stock, and, in the case of Dr. Miller, other relationships with us. See Item 13, “Certain Relationships and Related Transactions.”

Executive Officers

The following table sets forth the name, age and position of our executive officers as of July 31, 2012.

Name	Age	Position
Jeffrey R. Binder	49	President and Chief Executive Officer
Daniel P. Florin	48	Senior Vice President and Chief Financial Officer
Adam Johnson	35	Senior Vice President; President of EBI, LLC
Jon C. Serbousek	51	Senior Vice President; Group President of Biomet Orthopaedics
Maggie Anderson	47	Senior Vice President; President of Biomet 3i
Renaat Vermeulen	55	Senior Vice President; President of Biomet Europe, Middle East and Africa
Bradley J. Tandy	53	Senior Vice President; General Counsel and Secretary
Daniel P. Hann	57	Senior Vice President; Business Development
Margaret M. Taylor	56	Senior Vice President; Human Resources
Robert E. Durgin	53	Senior Vice President; Quality, Regulatory and Clinical Affairs
Robin T. Barney	51	Senior Vice President; World Wide Operations
Sujata Dayal	49	Corporate Vice President and Chief Compliance Officer

Jeffrey R. Binder has been a director and President and Chief Executive Officer since February 2007. Prior to this appointment, Mr. Binder served as Senior Vice President of Diagnostic Operations of Abbott Laboratories from January 2006 to February 2007. Mr. Binder previously served as President of Abbott Spine from June 2003 to January 2006, and as President and Chief Executive Officer of Spinal Concepts, Inc. from 2000 to June 2003.

Daniel P. Florin has been Senior Vice President and Chief Financial Officer since June 2007 and is currently serving as the Company’s principal accounting officer. Prior thereto, Mr. Florin served as Vice President and Corporate Controller for Boston Scientific Corporation since 2001. Prior to being appointed as Corporate Controller in 2001, Mr. Florin served in financial leadership positions within Boston Scientific Corporation and its various business units since July 1995.

Adam Johnson has been Senior Vice President; President of EBI, LLC since June 2012 and is currently serving as the President of Biomet Microfixation and has been in that role since August 2007. Mr. Johnson served as the Vice President of Global Marketing for Biomet Microfixation from 2006 until his promotion in August 2007. Prior to that Mr. Johnson was the Director of Global Marketing for RTI Biologics.

Jon C. Serbousek has been Senior Vice President; Group President of Biomet Orthopedics since May 2011 and prior thereto served as Senior Vice President; President of Biomet Orthopedics, LLC since March 2008. For the previous eight years, Mr. Serbousek held diverse general management roles with Medtronic in the areas of Spinal Reconstruction, International, New Technology Development and most recently, worldwide Vice-President and General Manager, Biologics.

Margaret L. Anderson has been Senior Vice President; President of Biomet 3i, LLC since August 2009. Prior to that she was a Director at TPG Capital from 2006 to 2009 and a Director at AlixPartners from 2001 to 2006. Ms. Anderson started her career as an engineer at General Motors Powertrain Division, and took roles of increasing responsibility there in operations and new product development from 1988 to 1998.

Renaat Vermeulen has been Senior Vice President; President of Biomet EMEA since July 2010. Since his arrival at the Company in 1994, Mr. Vermeulen has held many positions of increasing responsibility until his most recent position of Vice President—Sales, Marketing and R&D, Biomet Europe.

Bradley J. Tandy has been Senior Vice President, General Counsel and Secretary since April 2007. Prior thereto, Mr. Tandy served as Senior Vice President, Acting General Counsel and Secretary from January 2007 to April 2007, and Senior Vice President, Acting General Counsel, Secretary and Corporate Compliance Officer from March 2006 to January 2007. Mr. Tandy previously served as Vice President, Assistant General Counsel and Corporate Compliance Officer at Biomet, Inc. from January 1999 to March 2006.

Daniel P. Hann has been Senior Vice President, Business Development since January 2011. Prior thereto, Mr. Hann served as an independent consultant to Biomet, Inc. from March 2007 to January 2011. Mr. Hann previously served as Executive Vice President of Administration of Biomet, Inc. from February 2007 to March 2007, Interim President and Chief Executive Officer of Biomet, Inc. from March 2006 to February 2007 and as Senior Vice President, General Counsel and Secretary of Biomet, Inc. from 1989 to March 2006.

Margaret M. Taylor has been Senior Vice President, Human Resources since August 2007. Prior thereto, Ms. Taylor served as Vice President of Human Resources for the Diagnostics Division of Abbott Laboratories from April 2000 to August 2007.

Robert E. Durgin has been Senior Vice President, Quality/Regulatory/Clinical Affairs since January 2009. Prior thereto, Mr. Durgin served as Corporate Vice President, Global Quality/Clinical/Regulatory Affairs from June 2007 to January 2009, and Corporate Vice President, Global Regulatory Affairs from May 2006 to June 2007. Mr. Durgin previously served as Vice President, Regulatory Affairs and Quality Assurance from September 2003 to May 2006 and in positions in Biomet’s legal department from June 1998 to September 2003.

Robin T. Barney has been Senior Vice President, World Wide Operations since September 2008. Prior to joining Biomet in 2007, Ms. Barney served as Vice President, Worldwide Operations of DePuy, a Johnson & Johnson company. Ms. Barney joined Johnson & Johnson in 1992 and held various leadership roles within Operations for their Codman & Shurtleff, DePuy Orthopeadics and DePuy Spine units.

Sujata T. Dayal has been Corporate Vice President and Chief Compliance Officer since February 2009. Prior thereto, Ms. Dayal was a Partner at Karmact, LLC, a regulatory and compliance consulting firm from July 2008 to February 2009. Prior thereto, she was an Ethics and Compliance Officer—Pharmaceutical Products, Abbot Laboratories from September 2003 to May 2008.

Code of Ethics

We have a Code of Business Conduct and Ethics which applies to all employees of Biomet, Inc. and its subsidiaries and is applicable to all of our directors, officers and team members (the “Code of Conduct”). The Code of Conduct is available on the Corporate Compliance pages of Biomet, Inc.’s website at www.biomet.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers of our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on Biomet, Inc.’s website or report the same on a Current Report on Form 8-K. Our Code of Conduct is available free of charge upon request to our Investor Relations Department at 56 East Bell Drive, Warsaw, IN 46582.

Item 11.	Executive Compensation.

Introduction

Compensation and related matters during the 2012 fiscal year were reviewed and approved by the Compensation Committees of LVB and Biomet, Inc. which we refer to, collectively or individually as the context requires, as the Compensation Committee.

Compensation Discussion and Analysis

This section includes information regarding, among other things, the overall objectives of our compensation programs and each element of compensation that we provided, in each case with respect to the 2012 fiscal year. The goal of this section is to provide a summary of our executive compensation practices and the decisions that we made during this period concerning the compensation package payable to our executive officers, including the five executives in the Summary Compensation Table. Each of the five executives listed in the Summary Compensation Table is referred to herein as a “named executive officer.” This “Compensation Discussion and Analysis” should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation Tables” below.

Compensation Methodology

During the 2012 fiscal year, the Compensation Committee was responsible for administering the compensation and benefit programs for our team members, including our named executive officers. The Compensation Committee annually reviews and evaluates cash compensation and equity award recommendations for our executive officers along with the rationale for such recommendations, as well as summary information regarding the aggregate compensation provided to our executive officers. The Compensation Committee examines these recommendations in relation to our overall objectives and risk profile. Our President and Chief Executive Officer was not a member of the Compensation Committee during the 2012 fiscal year and did not participate in the decisions as to his compensation package.

The most significant development in our executive compensation philosophy following the consummation of the Transactions, including during the 2012 fiscal year, has been a greater emphasis on correlating compensation to long-term equity growth. The Compensation Committee has provided significant equity investment opportunities in LVB tied to financial objectives through (1) offering certain of our employees one-time opportunities to purchase shares of LVB at a purchase price equal to the higher of fair market value and $10.00 per share (subject to the employee’s execution of a Management Stockholders’ Agreement, as described below under “The Elements of Biomet’s Compensation Program—Stock Options and Restricted Stock Units”), (2) granting of options to purchase shares of LVB, and modifying the structure of non-equity awards to provide greater incentives for management performance and (3) granting of restricted stock units of LVB. The philosophy and target levels of each of the other compensation elements, including base salary, perquisites, health and welfare and retirement benefits during the 2012 fiscal year have largely continued to correspond to the levels of such awards, for periods prior to the Transactions. The Compensation Committee’s decisions for the 2012 fiscal year, specifically with respect to merit increases for base salary amounts for the Chief Executive Officer and his reports, including the other named executive officers, were made after considering input from the Sponsors on their general experience of current compensation practices with their respective portfolio companies of similar size and other companies in the orthopedics industry, including Zimmer Holdings, Inc., Stryker Corp. and Medtronic, Inc. This consideration was not made in the context of any benchmarking process. We refer to this group of companies throughout this annual report on Form 10-K as our “informal peer group”, which we use as an anecdotal tool and not for purposes of quantitative benchmarking.

Executive Compensation Philosophy and Objectives

Our executive compensation practices are affected by the highly competitive nature of the orthopedics industry and the location of our executive offices in Warsaw, Indiana. The fact that a number of the leading orthopedic manufacturers in the world have significant operations in and around Warsaw, Indiana means that there are continuing opportunities for experienced orthopedic executives who reside in this area. On the other hand, the fact that Warsaw, Indiana, is a small town in a predominantly rural area can present challenges to attracting executive talent from other industries and parts of the country.

Our executive compensation policies and practices during the 2012 fiscal year reflected the compensation philosophies of our founders and were designed to help achieve the superior performance of our executive officers and management team by accomplishing the following goals:

•	attracting, retaining and rewarding highly qualified and productive persons;

•	relating compensation to company, business unit and individual performance;

•	encouraging strong performance without incentivizing inappropriate or excessive risk-taking;

•	establishing compensation levels that are internally equitable and externally competitive; and

•	encouraging an ownership interest and instilling a sense of pride in Biomet.

This compensation methodology was based upon one of our founding philosophies: equity incentives in the form of stock options and RSUs are an excellent motivation for all team members, including executive officers, and serve to align the interests of team members, management and our equity investors.

Based on these objectives, the compensation package of our executive officers during the 2012 fiscal year was intended to meet each of the following three criteria: (1) market levels competitive with companies of similar size and performance to us; (2) performance based, “at risk” pay that is based on both short and long-term goals; and (3) incentives that are structured to create alignment between our equity investors and executives.

The Elements of Biomet’s Compensation Program

As a result of our compensation philosophies and objectives, the compensation package of our executive officers during the 2012 fiscal year consisted of five primary elements: (1) base salary, (2) non-equity incentive plan awards, (3) stock options and restricted stock units, (4) participation in employee benefit plans, and (5) deferred compensation elections. Consistent with prior fiscal years, our practice during the 2012 fiscal year was to provide total cash compensation (consisting of base salary plus annual cash incentive awards) at amounts we believed to be generally comparable with, or average to, the amounts paid to executives with companies of similar size and performance to us, in each case with responsibilities similar to the responsibilities of our executives.

Base Salary. The Compensation Committee reviewed our performance, the executive officers’ performance, our future objectives and challenges and the current competitive environment and set the base salary for each executive officer at the beginning of the fiscal year. Mr. Binder’s base salary for fiscal year 2012 remained constant by his election. The Chief Executive Officer was given relatively broad latitude by the Compensation Committee to adjust the merit increase percentage upward or downward for his direct reports on the basis of Mr. Binder’s assessment of job performance for the preceding fiscal year. All named executive officer merit increases were deferred in fiscal year 2012. One named executive officer received a base pay adjustment to maintain market competitiveness as identified by quantitative analysis of market data for orthopedic medical device (SIRS®) and global top executive markets (Towers Watson).

Non-equity Incentive Plan. Annual cash incentive awards to our named executive officers for the 2012 fiscal year were paid under the terms of a non-equity incentive plan approved by our Compensation Committee following consummation of the Transactions. The principal objective sought to be achieved by our non-equity incentive plan is to align awards with predetermined objectives and thereby improve performance in specific areas. Payments under the plan are calculated based upon a target percentage of the executive’s base salary determined by position at the Company. Potential payments under the non-equity incentive plan for the 2012 fiscal year could have ranged from 0% to 180% of each named executive officer’s base salary based on corporate, business unit and individual performance with Mr. Binder’s target bonus set at 100% of base salary and the target bonus of each of the other named executive officers set at a range of 60% to 80% of base salary.

For fiscal year 2012, the Compensation Committee chose corporate and business unit incentive metrics that it considered important valuation metrics that would effectively measure our performance. Corporate and business unit criteria for the 2012 fiscal year consisted of (i) adjusted EBITDA, (ii) net sales, (iii) adjusted operating free cash flow as a percentage of net sales (“FCF/Net Sales %”), (iv) value creation, (v) service level and (vi) health hazard evaluation (“HHE”)/field actions targets. For these purposes, adjusted EBITDA is defined as net income/loss before interest expense, income tax, depreciation and amortization, and adjusted for certain expenses as defined by our bank agreement, such as restructuring charges, non-cash impairment charges, integration and facilities opening costs or other business optimization expenses, new systems design and implementation costs, certain start-up costs and costs related to consolidation of facilities, certain non-cash charges, advisory fees paid to the private equity owners, certain severance charges, purchase accounting costs, stock-based compensation and payments, payments to distributors that are not in the ordinary course of business, litigation costs and settlements and other related charges. All adjustments are reviewed and approved by the Compensation Committee. See table below for additional definitions.

The Compensation Committee also established the weighting for each financial metric and approved a grid for each metric to determine the percentage of the target bonus that would be paid in respect of such metric (“percentage payout”) based upon the percentage of target performance actually achieved. Target performance goals for each financial metric were generally established consistent with the Company’s operating plan for the fiscal year 2012.

The following table details the percentage payouts by bonus metric:

Bonus Pay out Percentages (1)
(percentage of business plan target)	0%	200% (2)
Jeffrey R. Binder
Daniel P. Florin
Bradley J. Tandy
Company Adjusted EBITDA	below 95%	107.5% or greater
Company Sales	below 95%	107.5% or greater
Company FCF/Company Sales	below 95%	107.5% or greater

Jon C. Serbousek
Company Adjusted EBITDA	below 95%	107.5% or greater
Orthopedics Adjusted EBITDA	below 95%	107.5% or greater
Orthopedics Sales	below 95%	107.5% or greater
Global Orthopedics FCF/Global Orthopedic Sales	below 95%	107.5% or greater

Robin T. Barney
Company Adjusted EBITDA	below 95%	107.5% or greater
Company Sales	below 95%	107.5% or greater
Value Creation	below 95%	115.0% or greater
Service Level	below 97%	102.0% or greater
Field Actions	less than a 17% reduction	66% or greater reduction(3)
Free Cash Flow	below 90%	120.0% or greater

(1)	The payments are calculated based on straight line interpolation from (a) 0%, for performance below the threshold set forth in the 0% bonus payout percentage column above, to 100%, for achievement of 100% of the applicable performance metric, and (b) 100% to 200%, for performance at or above the threshold set forth in the 200% bonus payout percentage column above.

(2)	The maximum payout for the service level metric and field actions metric is 120%.

(3)	The field actions metric is based on decreasing the level of field actions and as such it is presented differently in the table.

The Compensation Committee also set quantitative and qualitative individual goals for Mr. Binder for fiscal year 2012, the achievement of which would equal 20% of Mr. Binder’s target bonus. Similarly, Mr. Binder established twenty (20) quarterly, or five goals per fiscal quarter, for each of the other executive officers, including the other named executive officers. The achievement of each such goal at target would equal 1% (or less) of such executive’s officer’s target bonus, or 20% (or less) in the aggregate. The individual performance of Mr. Binder was determined by the Compensation Committee after considering his leadership ability and contributions to the business during the 2012 fiscal year, including by reference to such individual goals. With respect to named executive officers other than the Chief Executive Officer, the Compensation Committee reviewed and approved the Chief Executive Officer’s assessment of their individual performance in determining an individual named executive officer’s performance for fiscal 2012. The Compensation Committee does not consider any one individual goal as material to the determination of any named executive officer’s annual cash award.

The Compensation Committee established different weightings for corporate, business unit and individual performance for each named executive officer in recognition of his or her role in driving the Company’s overall performance. The Compensation Committee also retained the authority to reduce or award an additional bonus amount at its discretion (a “leadership/discretionary” award). The Company awarded additional bonus amounts to both Mr. Florin and Mr. Tandy to increase their bonus payouts to 100% of their targets, which amounted to $11,995 and $7,265, respectively. The Company reduced a portion of Mr. Serbosek’s bonus to decrease his bonus payout to 100% of his target, which amounted to $18,381.

The following chart shows the financial metrics and their weighting, targets, actual performance against the targets and resulting payout percentage for each of the Company and business unit performance goals discussed above:

(in millions, except percentages)	Target Performance (1)	Actual Performance (1)		Financial Metrics Payout
Jeffrey R. Binder
Daniel P. Florin
Bradley J. Tandy
Company Adjusted EBITDA (40%)	$1,028.4	$1,023.6	(2)	38.13%
Company Sales (25%)	$2,802.2	$2,785.5		23.51%
Company FCF(3)/Company Sales (15%)	27.0%	27.1%		15.81%
Total (taking into account weighting)				77.45%

Jon C. Serbousek
Company Adjusted EBITDA (10%)	$1,028.4	$1,023.6	(2)	9.53%
Global Orthopedics Adjusted EBITDA (30%)	$907.5	$921.1		35.96%
Global Orthopedics Sales (25%)	$2,049.5	$2,072.2		27.77%
Global Orthopedics FCF(4)/Global Orthopedic Sales (15%)	36.2%	35.9%		13.54%
Total (taking into account weighting)				86.80%

Robin T. Barney
Company Adjusted EBITDA (15%)	$1,028.4	$1,023.6	(2)	14.30%
Company Sales (15%)	$2,802.2	$2,785.5		14.11%
Value Creation(5) (10%)	$134.6	$154.2		19.70
Service Level(6) (5%)	$93.6	$94.6		6.00%
Field Actions(7) (5%)	19-38	35		5.00%
Free Cash Flow(8) (15%)	$177.9	$146.3		26.91%
Total (taking into account weighting)				86.02%

(1)	All dollar targets and actual performance at budget foreign exchange rates except actual Company adjusted EBITDA.

(2)	Includes a reduction of $7.5 million due to foreign currency exchange benefits.

(3)	Free Cash Flow represents adjusted EBITDA at actual foreign currency rates less capital expenditures at actual foreign currency rates plus or minus the change in working capital less special charges both at actual foreign currency rates.

(4)	Free Cash Flow represents adjusted EBITDA at budget foreign currency rates less capital expenditures at budget foreign currency rates plus or minus the change in working capital at budget foreign currency rates.

(5)	Value creation is defined as manufacturing cost savings generated through strategic sourcing, cost reductions and plant optimization initiatives.

(6)	Service level is defined as the timely order fulfillment ensuring that inventory that is needed is not on back order.

(7)	Health hazard evaluations are product evaluation that identifies a potential manufacturing related issue requiring further investigation to determine whether action is necessary. The evaluations may result in no action or a variety of actions such as advisory notices, field corrections or recalls. Field actions do not necessarily reflect a determination that the issue poses a risk to health as field actions are taken for a variety of reasons.

(8)	Free Cash Flow represents capital expenditures at budget foreign currency rates plus or minus the change in inventory at budget foreign currency rates.

The following chart shows the weighting assigned to the various corporate, business unit and individual performance goals discussed above as percentage of base salary for each named executive officer:

	Jeffrey R. Binder		Daniel P. Florin		Jon C. Serbousek		Bradley J. Tandy		Robin T. Barney
Goals	Target	Max	Target	Max	Target	Max	Target	Max	Target	Max
Company Financials	80%	160%	64%	128%	16%	29%	48%	96%	24%	43%
Business Unit Financials	—	—	—	—	48%	86%	—	—	40%	72%
Individual Performance Objectives	20%	20%	16%	16%	16%	29%	12%	12%	16%	29%

TOTAL	100%	180%	80%	144%	80%	144%	60%	108%	80%	144%

Leadership /Discretionary	+/-10%		+/-10%		+/-10%		+/-10%		+/-10%

The chart below includes information about the named executive officers’ 2012 fiscal year non-equity incentive plan target and maximum award opportunities and actual payouts including as a percentage of base salary.

	Non-Equity Incentive Plan Target		Non-Equity Incentive Plan Maximum		Non-Equity Incentive Plan Payout (Paid in July 2012)
	% of Base Salary	Amounts ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)
Jeffrey R. Binder	100%	$717,036	180%	$1,290,665	96%	$687,982
Daniel P. Florin	80%	337,694	144%	607,850	80%	337,695
Jon C. Serbousek	80%	331,065	144%	595,917	80%	331,065
Bradley J. Tandy	60%	238,040	108%	428,472	60%	238,040
Robin T. Barney	80%	252,346	144%	454,224	85%	267,933

The Compensation Committee and management believe that the metrics for the non-equity incentive plan align well with our objective of relating compensation to company, business unit and individual performance.

Stock Options and Restricted Stock Units. In 2007, the Board of Directors of LVB adopted the LVB Acquisition, Inc. 2007 Management Equity Incentive Plan (the “2007 LVB Plan”), which provides for the grant of non-qualified stock options to purchase shares of common stock of LVB (the “LVB Options”) to our and our affiliates’ key employees, directors, service providers and consultants. Prior to the exchange offer relating to employee options described below, 50% of the LVB Options granted to employees vested based on continued employment, 25% vested based on continued employment and had an exercise price that increased by 10% per annum, and 25% vested based on the achievement of annual adjusted EBITDA-performance criteria established by the Compensation Committee. Following the exchange offer, generally 75% of the LVB Options granted to employees vest based on continued employment and 25% vest based on the achievement of annual adjusted EBITDA-performance criteria established by the Compensation Committee. We have also granted LVB Options to certain of our distributors, which are eligible to vest based on the achievement of specified sales targets.

In May 2009, the Board of Directors of LVB authorized an exchange offer relating to employee options outstanding at May 6, 2009 (including the options held by our named executive officers). Outstanding distributor options were not included in the exchange offer. The exchange offer provided the holders of such options with the opportunity to surrender the options for cancellation in exchange for replacement options, the terms of which were (1) different from the surrendered options with respect to the performance based and accreting exercise price options, and (2) the same as the surrendered options with respect to the time based options. The terms of the performance based and accreting exercise price options were modified in the replacement options as follows:

•

New Performance Vesting Options (which replaced the surrendered performance based options)—Beginning in fiscal 2010, the remaining unvested options vest ratably over four to six years (depending on the date of grant) instead of the three to five years remaining under the terms of the then outstanding performance based options. The remaining options continue to vest contingent upon the Company achieving certain reduced adjusted EBITDA targets in each of those years (new options granted subsequent to, and not in connection with, the exchange program vest ratably over five years following the grant date contingent upon the Company achieving certain adjusted EBITDA targets with respect to each such year).

•

New Extended Time Vesting Options (which replaced the surrendered accreting exercise price options)—These options are similar to the then outstanding time based options. The exercise price reverts to $10.00 per share (i.e., the original grant date exercise price before it began accreting) and no longer increases by 10% on an annual basis. The remaining unvested options vest ratably over four to six years (depending on the date of grant) instead of the three to five years remaining under the terms of the then outstanding accreting exercise price options.

The goal of the exchange offer was to provide employees who elected to participate with new options, the terms of which preserved the original incentive effect of our option program in light of current market-wide economic conditions. Although the Board of Directors of LVB authorized the option exchange program in May 2009, we did not conduct the exchange offer until our 2010 fiscal year. Therefore, the exchange offer is reflected in the 2010 fiscal year compensation tables below and the financial information contained in this annual report on Form 10-K. All of our employees elected to participate in the exchange offer.

Upon termination of a participant’s employment, the 2007 LVB Plan provides that any unvested portion of a participant’s LVB Award will be forfeited, and that the vested portion of his or her LVB Award will expire on the earliest of (1) the date the participant’s employment is terminated for cause, (2) 30 days following the date the participant resigns without good reason, (3) 90 days after the date the participant’s employment is terminated either by us for any reason other than cause, death or disability, or by the participant with good reason, (4) one year after the date the participant’s employment is terminated by reason of death or disability or (5) the tenth anniversary of the grant date of the LVB Award. In no event will any option remain outstanding after the tenth anniversary of the original grant date of such option.

Prior to receiving shares of LVB’s common stock, participants must execute a Management Stockholders’ Agreement, which provides that the shares are subject to certain transfer restrictions, put and call rights, and tag-along and drag-along rights (and, with respect to certain senior members of management, limited registration and preemptive rights).

The Compensation Committee is responsible for administering the 2007 LVB Plan and authorizing the grant of LVB Awards pursuant thereto, and may amend the 2007 LVB Plan (and any LVB Awards) at any time. LVB Awards may not be granted under the 2007 LVB Plan on or after November 16, 2017. When the 2007 LVB Plan became effective, there were 37,520,000 shares of LVB common stock reserved for issuance in connection with LVB Awards to be granted thereunder. Effective December 31, 2010, the 2007 LVB Plan was amended to increase the authorized share pool by 1,000,000 shares. As of May 31, 2012, there were 2,916,750 shares available for issuance under the 2007 LVB Plan.

The Company does not have a regular program of annual equity grants. The Compensation Committee makes awards to team members in its discretion as it deems necessary or appropriate. While the Company has historically granted stock options as its equity incentives, the Board of Directors and stockholders of LVB adopted and approved a Restricted Stock Unit Plan effective December 31, 2010, for executives and other key team members. In consultation with management, the Compensation Committee determined that such a plan would provide a valuable retention tool in the context of challenging market conditions and the resulting decrease in value of previously granted stock options, while at the same time continuing to align the interests of management and stockholders. In deciding to expand its equity incentives to include restricted stock units (“RSUs”), the Compensation Committee also noted the market trend toward RSUs in light of its need to continue to attract and retain talented people from competitors. The maximum number of shares of common stock, par value $0.01 per share, that may be issued under this plan is 4,000,000, subject to adjustment as described in the plan. Under the terms of the plan, the Compensation Committee may grant participants RSUs, each of which represents the right to receive one share of common stock, subject to certain vesting restrictions and risk of forfeiture. The restricted stock units vest under certain time-vesting and liquidity event conditions. RSUs representing substantially all of the shares available under the plan were granted to recipients in a one-time retention award to participants on February 10, 2011, and as of May 31, 2011, there were 335,000 restricted stock units remaining available for issuance.

The number of RSUs granted to the Chief Executive Officer was determined by the Compensation Committee, which based its determination on the size of the available pool of RSUs and the retention benefit of the award amount. With respect to the other named executive officers and other recipients, the Compensation Committee delegated to the Chief Executive Officer broad latitude to determine the number of RSUs to be granted to such individuals, subject to the final review and approval by the Compensation Committee. The Chief Executive Officer, in consultation with the Senior Vice President—Human Resources, made his determination of the number of RSUs granted to the other named executive officers based on the size of the available pool of RSUs and several subjective factors, including level of responsibility, job performance, importance to the future success of the Company and retention risk.

On July 2, 2012, LVB launched a tender offer to eligible employees to exchange all of the stock options and restricted stock units held by such employees for new stock options and restricted stock units. Following the expiration of the tender offer on July 30, 2012, LVB accepted for exchange eligible options to purchase an aggregate of 29,532,500 shares of common stock of LVB and eligible restricted stock units underlying an aggregate of 3,665,000 shares of common stock of LVB. In accordance with the terms and conditions of the tender offer, on July 31, 2012, LVB granted 29,532,500 new options and 10,795,000 new restricted stock units in exchange for the cancellation of such tendered options and restricted stock units.

The new plan offered a one-for-one exchange on the existing options. The new RSUs for the named executive officers is included in the table below:

		New RSU Plan
	Original RSUs	Time	Performance
Jeffrey R. Binder	850,000	1,880,000	920,000
Daniel P. Florin	175,000	380,000	185,000
Jon C. Serbousek	175,000	240,000	120,000
Bradley J. Tandy	110,000	230,000	110,000
Robin T. Barney	140,000	260,000	130,000

The objective of the tender offer was to provide employees who elected to participate with new options and new restricted stock units, the terms of which preserve the original incentive effect of our equity incentive programs in light of market and industry-wide economic conditions. The terms of the new stock options differed in respect to the tendered options principally with respect to:

•	Exercise Price—The exercise price for the new stock options was lowered to the current fair value of $7.88 per share.

•

Vesting Periods—All prior options that were vested as of the completion date of the tender offer remain vested. All time-vesting options which were unvested as of the completion date of the tender offer will continue to vest on the same schedule on which they were originally granted. All unvested replacement extended time vesting options and modified performance options will vest on a schedule which is generally two years longer than the original vesting schedule, but in no case will the vesting schedule be extended past 2017.

•

Performance Vesting Threshold—The new modified performance options will vest over the new vesting period if, as of the end of the Company’s most recent fiscal year ending on or prior to such vesting date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Compensation Committee of the Board of Directors of the Company on or before the ninetieth (90th) day of such fiscal year and consistent with the Company’s business plan.

The terms of the new restricted stock units are different from the tendered restricted stock units with respect to the vesting schedule, performance conditions and settlement. The new restricted stock units will be granted subject to either a time-based vesting or a performance-based vesting requirement. Unlike the exchanged restricted stock units, the new restricted stock units will not vest in full on May 31, 2016 regardless of satisfaction of the vesting conditions. In addition, following the termination of employment with the Company, new restricted stock units, whether vested or unvested, will be forfeited if such employee provides services to any of our competitors. In addition, participants holding new restricted stock units will also receive new awards called management dividend awards representing the right to receive a cash payment. Management dividend awards vest on a one-to-one basis with each new time-based restricted stock unit. Vested management dividend awards will be paid by cash distributions promptly following each anniversary of the grant date until the earlier of an initial public offering of the Company or the fifth anniversary of the grant date, subject to withholding taxes. Upon termination of employment for any reason, management dividend awards will be forfeited. The new restricted stock units will be granted under LVB’s 2012 Restricted Stock Unit Plan, which was adopted by LVB on July 31, 2012. The maximum number of shares of common stock, par value $0.01 per share, that may be issued under the 2012 Restricted Stock Unit Plan is 14,000,000, subject to adjustment as described in the Plan.

We paid a special bonus amount during the fourth quarter of fiscal year 2012 to our employees who were allocated restricted stock units under LVB’s 2012 Restricted Stock Unit Plan in recognition of the delayed rollout of the Plan.

Retirement Plans. During the 2012 fiscal year our executive officers in the U.S. were eligible to participate in our 401(k) plan (the “401(k) Plan”). Each year we, in our sole discretion, may match 100% of each team member’s contributions, up to a maximum amount equal to 6% of the team member’s annual cash compensation. All contributions to the 401(k) Plan are allocated to accounts maintained on behalf of each participating team member and, to the extent vested, are available for distribution to the team member or beneficiary upon retirement, death, disability or termination of service.

During the 2012 fiscal year our European executive officers in certain countries were eligible to participate in a defined contribution plan. Each year we contribute a percentage of employees’ pensionable salaries based on their age at January 1st.

We do not sponsor or maintain any pension plans applicable to our named executive officers.

Deferred Compensation. We maintain the Biomet, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), a non-qualified deferred compensation plan, which is available for our senior management. The Deferred Compensation Plan allows eligible participants to defer pre-tax compensation to reduce current tax liability and assist those team members in their planning for retirement and other long-term savings goals in a tax effective manner. We do not make any contributions to the Deferred Compensation Plan. Under the Deferred Compensation Plan, eligible participants may defer up to 100% of their base salary and annual cash incentive award. Participants receive scheduled distributions from the Deferred Compensation Plan, which are treated as ordinary income subject to federal and state income taxation at the time of distribution. Except in circumstances of hardship, unscheduled withdrawals are not permitted. Amounts contributed to the Deferred Compensation Plan are at the participant’s election and are treated as “deemed investments,” which means that the participants have no ownership interest in the investment alternative selected. The participants’ deferrals and any notional investment gains thereon are reflected on our financial statements and are part of our unsecured general assets. The Deferred Compensation Plan is an unfunded “future promise to pay” by us. Neither Biomet nor the Deferred Compensation Plan record keeper provides any guarantee of investment return. We do not pay above-market interest rates on deferred amounts of compensation. None of our named executive officers participates in the current Deferred Compensation Plan.

Perquisites. We believe that our approach to perquisites has historically been, and continues to be, generally comparable to other companies in our informal peer group discussed above. Our President and Chief Executive Officer and other named executive officers generally have been permitted, when practical and consistent with historical practice, to use company aircraft for business and personal travel for security reasons. On a case by case basis, we have historically reimbursed certain executives for social club dues, offered to provide a travel allowance in connection with Biomet related travel, and offered to provide relocation assistance to certain members of our senior management team who relocate their principal residence at our request. For example, we have historically, at times, provided reimbursement of moving expenses and protection against a loss on the sale of the executive’s home.

Health and Welfare Benefits. Named executive officers have historically received similar benefits to those provided to all other salaried U.S. employees, such as medical, dental, vision, life insurance and disability coverage.

Employment Agreements. We have entered into employment agreements with each of our named executive officers to help ensure the retention of those executives critical to our future success. These agreements contain severance and change in control provisions which provide for potential future compensation depending on the circumstances of their departure from Biomet.

Policy with Respect to Deductibility of Compensation over $1 Million. Section 162(m) of the Code generally limits to $1.0 million the tax deductibility of annual compensation paid by publicly held corporations (as defined in the Code) to certain executives. However, performance based compensation can be excluded from this limit if it meets certain requirements. Prior to the Transactions, Biomet’s Compensation Committee’s policy was historically to consider the impact of Section 162(m) in establishing compensation for our senior executives. However, the committee historically retained the discretion to establish compensation, even if such compensation was not deductible under Section 162(m), if, in the committee’s judgment, such compensation was in our best interest and was reasonably expected to increase shareholder value. Following the Transactions and through the 2012 fiscal year, because we were not a publicly held corporation (as defined in the Code) with publicly held equity, the restrictions of Section 162(m) have not applied to us. During fiscal year 2012, LVB filed a registration statement on Form 10 pursuant to Section 12(g) of the Securities Exchange Act of 1934 because there were more than 500 holders of stock options representing the right to acquire shares of LVB common stock, par value $0.01 per share, as of the end of LVB’s fiscal year ended May 31, 2011, which means that LVB is now a publicly held corporation for purposes of Section 162(m) of the Code. The Compensation Committee will therefore consider the impact of Section 162(m) of the Internal Revenue Code in the design of its compensation strategies going forward. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Compensation Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders. Other than with respect to the grandfather period for existing performance based compensation arrangements, until such time as the Compensation Committee or a designated subcommittee is comprised of a majority of outside directors (as defined in the Code), we will not be able to qualify for the exclusions of performance based compensation from the $1 million limit.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this annual report on Form 10-K.

Compensation Committee

Jonathan J. Coslet

Adrian Jones

Michael Dal Bello

Michael Michelson

Executive Compensation Tables

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during the 2010, 2011 and 2012 fiscal years by our named executive officers. The total compensation presented below does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers during the 2010, 2011 and 2012 fiscal years.

The individual components of the total compensation calculation reflected in the Summary Compensation Table with respect to fiscal 2012 are broken out below:

Salary. Base salary earned during the 2012 fiscal year. Refer to “The Elements of Biomet’s Compensation Program—Base Salary” above for further information concerning this element of our compensation program.

Bonus. Each named executive officer earned an annual performance-based cash incentive award as described under “Non-equity Incentive Plan Compensation” below.

Equity-Based Awards. The awards disclosed under the heading “Stock Awards” consist of restricted stock units granted under the Restricted Stock Unit Plan and the awards disclosed under the heading “Option Awards” consist of grants of stock options awarded under the 2007 LVB Plan. For further information about our equity-based award programs, refer to “The Elements of Biomet’s Compensation Program—Stock Options and Restricted Stock Units” above. In addition, details about equity-based awards made during the 2012 fiscal year are included in the Grants of Plan-Based Awards Table below. The dollar amounts for the awards in the Summary Compensation Table below reflect the grant date fair value of award grants made in the fiscal year. The increase in the value of the equity awards in fiscal 2011 is reflective of the fact that grants are determined by number of shares, not dollar amounts and a different valuation for our restricted stock units as compared to our stock options, primarily due to the absence of an exercise price for our restricted stock units. A description of the valuation methodology for our restricted stock units and stock options is included in Note 11, Share-based Compensation and Stock Plans, to our consolidated financial statements for each of the three years in the period ended May 31, 2012 contained in Item 8 of this annual report. The recognized compensation expense of the equity-based awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the named executive officer based on a number of factors. The factors include our actual operating performance, common share price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

Non-equity Incentive Plan Compensation. Our named executive officers earned annual cash incentive awards for the 2012 fiscal year. Refer to “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan” above for further information concerning this element of our compensation program.

All Other Compensation. The amounts included under the “All Other Compensation” heading represent the sum of: (1) certain perquisites and other personal benefits; (2) Biomet-paid contributions to defined contribution and other retirement plans; (3) Biomet-paid insurance premiums; (4) certain tax reimbursements made by us; and (5) certain other amounts more fully described in footnote (2) to the Summary Compensation Table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)	Total ($)
Jeffrey R. Binder,	2012	$717,036	$—	$—	$687,982	$689,205	$2,094,223
President and Chief Executive Officer	2011	717,036	8,500,000	—	416,310	393,875	10,027,221
	2010	696,150	—	3,026,988	649,949	413,218	4,786,305

Daniel P. Florin,	2012	422,118	—	—	337,695	65,876	825,689
Senior Vice President and	2011	422,118	1,750,000	—	208,054	33,216	2,413,388
Chief Financial Officer	2010	409,824	—	714,420	305,280	13,063	1,442,587

Jon C. Serbousek	2012	413,831	—	—	331,065	53,468	798,364
Group President	2011	413,831	1,750,000	—	180,066	19,430	2,363,327
Biomet Orthopedics	2010	401,778	—	465,423	357,686	164,358	1,389,245

Bradley J. Tandy	2012	396,733	—	—	238,040	51,395	686,168
Senior Vice President; General Counsel and Secretary

Robin T. Barney	2012	315,433	—	—	267,933	53,576	636,942
Senior Vice President, World Wide Operations

(1)	For each named executive officer listed in the Summary Compensation Table above, the Stock Award’s and Option Award’s value reflects the grant date fair value of grants made in the fiscal year.

(2)	The table below presents an itemized account of “All Other Compensation” provided during the 2010, 2011 and 2012 fiscal years. For each named executive officer listed below, the sum of the amounts listed in the columns in the table below reflects the total value included under the “All Other Compensation” heading in the table above.

	Year	Life Insurance Premiums ($)	Retirement Plan Contributions ($)	Travel Allowance ($) (1)	Personal Use of Company Aircraft ($) (2)	Other ($)		Total ($)
Jeffrey R. Binder	2012	$176	$13,200	$13,000	$474,829	$188,000	(a)	$689,205
	2011	63	14,700	13,000	366,112	—		393,875
	2010	63	—	13,000	400,155	—		413,218

Daniel P. Florin	2012	176	14,700	13,000	—	38,000	(a)	65,876
	2011	63	14,033	13,000	6,120	—		33,216
	2010	63	—	13,000	—	—		13,063

Jon C. Serbousek	2012	176	16,292	13,000	—	24,000	(a)	53,468
	2011	63	6,367	13,000	—	—	(c)	19,430
	2010	63	—	13,000	1,295	150,000	(b)	164,358

Bradley J. Tandy	2012	176	15,219	13,000	—	23,000	(a)	51,395

Robin T. Barney	2012	176	14,400	13,000	—	26,000	(a)	53,576

(1)	Represents the cost to us of providing a car allowance to Messrs. Binder, Florin, Serbousek and Tandy and Ms. Barney.

(2)	Represents our incremental costs incurred for personal use of our aircraft. This amount is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time used for an empty return flight. Variable operating costs are based on industry standard rates of our variable operating costs, including fuel and oil costs, maintenance and repairs, landing/ramp fees and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our named executive officers on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our named executive officers any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

Pursuant to the employment agreement between us and Mr. Binder, dated June 11, 2008, we agreed to arrange, at our expense, for Mr. Binder to fly once per week to and from Mr. Binder’s Texas home and our headquarters or such other location as may be reasonably specified by us during the term of the employment agreement. We will not provide Mr. Binder with a “gross up” for taxes incurred in connection with these benefits. If, however, Mr. Binder uses a commercial flight and the income imputed in connection with the commercial flight exceeds the amount that would have been imputed to Mr. Binder if he had used our aircraft, we will provide to Mr. Binder a “gross up” for taxes incurred on the amount of such excess. No gross ups were paid for the periods presented. Our incremental costs associated with extending these benefits to Mr. Binder are capped at $500,000 in any twelve-month period. For the purposes of applying this limitation, our incremental cost for commercial flights shall be the cost of Mr. Binder’s tickets, and for flights on Biomet-operated aircraft shall be the incremental per-hour cost associated with Mr. Binder’s flights and other incremental costs related to such flights, such as landing fees, transportation and housing costs of aircrew and other similar costs. The amount that appears under the Personal Use of Company Aircraft heading reflects the amount of this rolling twelve-month allowance that Mr. Binder used during fiscal 2012, 2011 and 2010.

During fiscal 2010, pending Mr. Serbousek’s relocation to the Warsaw, Indiana area, we arranged for him to fly, at our expense, between his Tennessee home and our headquarters. Our incremental cost associated with providing this benefit to Mr. Serbousek were calculated as described above with respect to Mr. Binder.

(a)	We paid a special bonus amount to our employees who were allocated restricted stock units under LVB’s 2012 Restricted Stock Unit Plan in recognition of the delayed rollout of the Plan.

(b)	We paid Mr. Serbousek a $150,000 relocation bonus in June 2010.

(c)	Also pursuant to Mr. Serbousek’s employment agreement dated March 3, 2008, we agreed to purchase Mr. Serbousek’s prior residence in Tennessee at its appraised value, as determined by an independent appraiser, up to $650,000. As a result of the independent appraisal, we purchased Mr. Serbousek’s prior residence on June 25, 2010 for less than the maximum amount specified above, and Mr. Serbousek has not recognized any gain on the sale of his prior residence to us. As a result, the amount paid by us to Mr. Serbousek is not reflected in the amount shown in the table above for Mr. Serbousek under the “All Other Compensation” heading. In addition, because Mr. Serbousek recognized a loss on the sale of his house, we have not paid any “gross up” amounts to Mr. Serbousek in connection with the sale of his house.

Grants of Plan-Based Awards Table

During the 2012 fiscal year, we granted cash incentive awards to our named executive officers under our non-equity incentive plan. Information with respect to each of these payments is set forth in the table below. For additional discussion of our non-equity incentive plan, refer to “The Elements of Biomet’s Compensation Program—Non-Equity Incentive Plan.” During the 2012 fiscal year, no grants of equity-based awards were made to our named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant-Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey R. Binder		—	$717,036	$1,290,665	—	—	—	—	—	$—	$—

Daniel P. Florin		—	337,694	607,850	—	—	—	—	—	—	—

Jon C. Serbousek		—	331,065	595,917	—	—	—	—	—	—	—

Bradley J. Tandy		—	238,040	428,472	—	—	—	—	—	—	—

Robin T. Barney		—	252,346	454,224	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End Table

For further information on our equity-based awards and their material terms, refer to “The Elements of Biomet’s Compensation Program—Stock Options and Restricted Stock Units.”

The following table shows the equity awards granted to our named executive officers, which are comprised of stock option awards under the 2007 LVB Plan (vested and unvested) and restricted stock units under the Restricted Stock Unit Plan (vested and unvested) that were outstanding as of the end of the 2012 fiscal year prior to the tender offer in July 2012 described above under “—Stock Options and Restricted Stock Units.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (3)		Option Exercise Price ($) (4)	Option Expiration Date (5)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey R. Binder	2,415,000	735,000	(a)	—		$10.00	July 11, 2017	850,000	$6,693,750	—	$—
	577,500	—		472,500	(b)	10.00	July 11, 2017	—	—	—	—

Daniel P. Florin	382,376	116,374	(a)	—		10.00	July 11, 2017	175,000	1,378,125	—	—
	91,438	—		74,812	(b)	10.00	July 11, 2017	—	—	—	—
	25,500	38,250	(a)	—		10.00	October 5, 2019	—	—	—	—
	4,250	—		17,000	(b)	10.00	October 5, 2019	—	—	—	—

Jon C. Serbousek	484,500	153,000	(a)	—		10.00	May 1, 2018	175,000	1,378,125	—	—
	76,500	—		136,000	(b)	10.00	May 1, 2018	—	—	—	—

Bradley J. Tandy	287,500	87,500	(a)	—		10.00	July 11, 2017	110,000	866,250	—	—
	68,750	—		56,250	(b)	10.00	July 11, 2017	—	—	—	—

Robin T. Barney	382,374	116,376	(a)	—		10.00	July 11, 2017	140,000	1,102,500	—	—
	91,437	—		74,813	(b)	10.00	July 11, 2017	—	—	—	—

(1)	On an award-by-award basis, reflects the number of common shares underlying unexercised options that are exercisable and that are not reported in Column 3—“Number of Securities Underlying Unexercised Unearned Options.”

(2)	On an award-by-award basis, reflects the number of common shares underlying unexercised options that are unexercisable and that are not reported in Column 3—“Number of Securities Underlying Unexercised Unearned Options.” The vesting schedules of the outstanding unvested options are listed below:

With respect to Mr. Binder, represents the outstanding unvested portion of the time-based option granted on October 5, 2009. The unvested portion is scheduled to vest in increments of 577,500 common shares on July 11, 2012, and 157,500 on July 11, 2013.

With respect to Mr. Florin, represents the outstanding unvested portion of the time-based option granted on October 5, 2009 and October 16, 2009. The unvested portion is scheduled to vest in increments of 91,438 common shares on July 11, 2012, 24,936 on July 11, 2013, and 12,750 on October 1 in each of 2012, 2013 and 2014.

With respect to Mr. Serbousek, represents the outstanding unvested portion of the time-based option granted on October 5, 2009. The unvested portion is scheduled to vest in increments of 119,000 common shares on May 1, 2013, and 34,000 on May 1, 2014.

With respect to Mr. Tandy, represents the outstanding unvested portion of the time-based option granted on October 5, 2009. The unvested portion is scheduled to vest in increments of 68,750 common shares on July 11, 2012 and 18,750 on July 11, 2013.

With respect to Ms. Barney, represents the outstanding unvested portion of the time-based option granted on October 5, 2009. The unvested portion is scheduled to vest in increments of 91,437 common shares on July 11, 2012 and 24,939 on July 11, 2013.

(3)	Represents, on an award-by-award basis, the total number of common shares underlying unexercised options awarded under any equity incentive plan that have not been earned. Performance awards vest based on our achievement of adjusted EBITDA targets established by the Compensation Committee.

With respect to Mr. Binder, represents the outstanding unvested portion of the performance-based option granted on October 5, 2009. The unvested portion is eligible to vest in increments of 157,500 common shares on July 11 in each of 2012 and 2013.

With respect to Mr. Florin, represents the outstanding unvested portion of the performance-based option granted on October 5, 2009 and October 16, 2009. The unvested portion is eligible to vest in increments of 91,438 common shares on July 11, 2012, 24,936 common shares on July 11, 2013, and 4,250 common shares on October 1 in each of 2012, 2013 and 2014.

With respect to Mr. Serbousek, represents the outstanding unvested portion of the performance-based option granted on October 5, 2009. The unvested portion is eligible to vest in increments of 34,000 common shares on July 11 in each of 2013 and 2014.

With respect to Mr. Tandy, represents the outstanding unvested portion of the performance-based option granted on October 5, 2009. The unvested portion is eligible to vest in increments of 18,750 common shares on July 11 in each of 2012 and 2013.

With respect to Ms. Barney, represents the outstanding unvested portion of the performance-based option granted on October 5, 2009. The unvested portion is eligible to vest in increments of 24,937 common shares on July 11, 2012 and 24,939 on July 11, 2013.

(4)	The exercise price, as it was recorded in the applicable stock option award agreement at the time of grant, for each option reported in Columns 1 and 2—“Number of Securities Underlying Unexercised Options” and Column 3—“Number of Securities Underlying Unexercised Unearned Options.”

(5)	Represents the tenth year anniversary for each option award reported in Columns 1 and 2—“Number of Securities Underlying Unexercised Options” and Column 3—“Number of Securities Underlying Unexercised Unearned Options.” For information on the vesting schedule of unvested portions of outstanding option awards, see sub-footnotes (a)-(b) of footnote (2), and footnote (3), above.

(6)	The market value of shares or units of stock that have not vested is calculated by multiplying the number of shares or units of stock that have not vested by $7.875, which was the fair value of each common share underlying each option or stock unit.

(a)	Represents time-based options, which generally vest ratably over 5 years or 6 years for modified accreting exercise price options.

(b)	Represents performance-based options, which generally vest ratably over 5 years. The performance criteria for options vesting based on the fiscal 2011 and 2012 results did not meet the target and did not vest.

Option Exercises and Stock Vested Table

During the 2012 fiscal year, no equity-based awards were exercised by, and no stock awards vested to, Biomet’s named executive officers.

Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans

Nonqualified Deferred Compensation

Our frozen Deferred Compensation Plan is a non-qualified deferred compensation plan, which was available for members of our senior management. The Plan allowed eligible participants to defer pre-tax compensation to reduce current tax liability and assisted those team members in their plan for retirement and other long-term savings goals in a tax-effective manner. Under the Plan, eligible participants deferred up to 100% of their base salary and annual cash incentive payments, as well as Board fees for non-employee Directors, as applicable. We did not make any contributions to the Plan.

During the 2012 fiscal year, three of our named executive officers had earnings and maintained a balance in a nonqualified deferred compensation plan. The Plan was frozen during the fiscal year 2011, so there were no contributions by either the employee or Biomet.

Name	Executive contributions ($)	Registrant contributions ($)	Aggregate earnings ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance ($)
Jeffrey R. Binder	$—	$—	$(40,602)	$—	$435,684
Daniel P. Florin	—	—	—	—	—
Jon C. Serbousek	—	—	—	—	—
Bradley J. Tandy	—	—	(7,494)	—	118,649
Robin T. Barney	—	—	66	—	175,307

Employment Agreements and Potential Post-Termination Payments

We have employment agreements with each of Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney, which agreements contain severance and change in control provisions.

Employment Agreement with Jeffrey R. Binder

On June 11, 2008, we entered into an amended and restated employment agreement, which we refer to as the employment agreement, with Mr. Binder, our President and Chief Executive Officer. The employment agreement supersedes our original employment agreement with Mr. Binder dated as of February 26, 2007, which we refer to as the original employment agreement. The employment agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the employment agreement, unless either we or Mr. Binder give prior notice of termination. Mr. Binder will receive a base salary at a rate no less than $650,000 per year, which shall be increased at our discretion. Mr. Binder’s employment agreement provides that he will also have the opportunity to earn an annual cash incentive award in an amount no less than 100% of his base salary for on-target performance, with the possibility of exceeding 100% for high achievement. For a further discussion of our non-equity incentive plan, see “The Elements of Biomet’s Compensation Program—Non-Equity Incentive Plan.”

Mr. Binder’s employment agreement provides that we will arrange, at our expense, for Mr. Binder to fly once per week to and from his Texas home and our headquarters or such other location as may be reasonably specified by us during the term of the employment agreement. We will not provide Mr. Binder with a “gross up” for taxes incurred in connection with these benefits. If, however, Mr. Binder uses a commercial flight and the income imputed in connection with the commercial flight exceeds the amount that would have been imputed to Mr. Binder if he had used our aircraft, we will provide to Mr. Binder a “gross up” for taxes incurred on the amount of such excess. Our incremental costs associated with extending these benefits to Mr. Binder are capped at $500,000 in any twelve month period.

The employment agreement further provides that, upon any termination of Mr. Binder’s employment, his rights with respect to any equity or equity-related awards will be governed by the applicable terms of the related plan or award agreement. Mr. Binder could be entitled to certain severance benefits following a termination of employment prior to a change in control (as defined in the agreement) or within two years following a change in control.

Under the employment agreement, if Mr. Binder’s employment is terminated at any time within the two-year period following a change in control either (1) by us for any reason other than for cause, death or disability, or (2) by Mr. Binder for good reason, then (a) his severance multiple would be increased from 1.5 times his base salary and annual cash incentive award to two times his base salary and annual cash incentive award and (b) his pro rated annual cash incentive award for the year of termination of employment would be based on his target annual cash incentive award for such year rather than the actual annual cash incentive award he would have received for such year (as determined based on the Company’s performance to the date of termination of employment, extrapolated through the end of such fiscal year). The employment agreement further provides that if Mr. Binder is subject to the “golden parachute” excise tax under Section 4999 of the Code, the Company will pay him an additional amount such that he is placed in the same after-tax position as if no excise tax had been imposed. See “—Severance Benefits” below.

Employment Agreement with Daniel P. Florin

On February 28, 2008, we entered into an employment agreement with Mr. Florin, our Senior Vice President and Chief Financial Officer. Mr. Florin’s agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Florin will receive a base salary at a rate no less than $395,850 per year which shall be increased at our discretion. Mr. Florin will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of his base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”

The agreement further provides that Mr. Florin could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in the agreements) or within two years following a change in control. See “—Severance Benefits” below.

Employment Agreement with Jon C. Serbousek

On March 3, 2008, we entered into an employment agreement with Mr. Serbousek, our Senior Vice President and President of Biomet Orthopedics, LLC. The agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Serbousek will receive a base salary at a rate no less than $390,000 per year, which shall be increased at our discretion. Mr. Serbousek will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of his base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”

The agreement further provides that Mr. Serbousek could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in the agreement) or within two years of a change in control. See “—Severance Benefits” below.

Employment Agreement with Bradley J. Tandy

On February 28, 2008, we entered into an employment agreement with Mr. Tandy, our Senior Vice President, General Counsel and Secretary. The agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Tandy will receive a base salary at a rate no less than $345,050 per year, which shall be increased at our discretion. Mr. Tandy will also have the opportunity to earn an annual cash incentive award in an amount no less than 60% of his base salary for on-target performance, with the possibility of exceeding 60% for high achievement. For a further discussion of our non-equity incentive plan, see “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”

The agreement further provides that Mr. Tandy could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in his employment agreement) or within two years of a change in control. See “—Severance Benefits” below.

Employment Agreement with Robin T. Barney

On September 2, 2008, we entered into an employment agreement with Ms. Barney, our Senior Vice President of Worldwide Operations. The agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Ms. Barney will receive a base salary at a rate no less than $275,000 per year, which shall be increased at our discretion. Ms. Barney will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of her base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”

The agreement further provides that Ms. Barney could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in her employment agreement) or within two years of a change in control. See “—Severance Benefits” below.

Severance Benefits

Each of our employment agreements with Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney contains provisions which entitle the executive to certain severance benefits following termination of employment prior to a change in control (as defined in each of their employment agreements) or within two years following a change in control.

The following summary provides a description of the severance arrangements contained in our employment agreements with Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney. Other than with respect to Mr. Binder as described in “Termination Within Two Years Following a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason,” the following summary does not discuss the executives’ rights with respect to any equity related awards, as such awards are governed by the applicable terms of the related plan or award agreement.

Termination Prior to a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason

With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney, in the event of a termination of the executive’s employment prior to a change in control either (1) by us for any reason other than for “cause” (which generally includes the executive’s failure to substantially perform the executive’s duties, willful misconduct or gross negligence, willful or grossly negligent breach of the executive’s fiduciary duties to Biomet, commission of any felony or other serious crime involving moral turpitude, material breach of any agreement between the executive and Biomet or material breach of our written policies), executive’s death or executive’s disability, or (2) by executive for “good reason” (which generally includes any material diminution in duties and responsibilities (but does not include, in the case of Mr. Serbousek, Mr. Tandy and Ms. Barney, a change in duties and responsibilities that results from becoming a part of a larger organization following a change in control), reduction in base salary or bonus opportunity or relocation of primary work location by more than 50 miles), our employment agreements with Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney, provide that such executive would be entitled to the following:

•

An amount equal to (a) 1.5 times the executive’s base salary in effect at the date of termination (with respect to Messrs. Florin, Serbousek and Tandy, and Ms. Barney, the “Severance Benefit,” and with respect to Mr. Binder, the “Base Component”) plus, with respect to Mr. Binder, (b) 1.5 times the average of (x) the annual cash incentive award earned by Mr. Binder for the preceding fiscal year and (y) the annual cash incentive award Mr. Binder would have received for the current fiscal year had his employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year (the “Bonus Component,” and with respect to Mr. Binder, together with the Base Component, the “Severance Benefit”). The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with our regular payroll policies over the course of the 18 month non-compete period provided for in the agreement. If Mr. Binder becomes employed by another employer during that period, the Bonus Component will cease and his Severance Benefit will be limited to the Base Component;

•

An amount equal to the pro rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current fiscal year. The total amount of the pro rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•

If the executive is eligible for and elects continuation coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse the executive for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan;

•

Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive; and

•	With respect to Mr. Binder, continued payment of Mr. Binder’s company-provided car allowance, if any, for a period of 12 months from the termination date.

Termination Within Two Years After a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason

With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney, in the event of a termination of the executive’s employment within two years after a change in control either (1) by us for any reason other than for cause, executive’s death or executive’s disability, or (2) by executive for good reason, such executive would be entitled to the following:

•

An amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the average of (x) the annual cash incentive award earned by executive for the preceding fiscal year and (y) the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year (collectively, the “Change-in-Control Severance Benefit”). The total amount of the Change-in-Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the termination of the executive’s employment;

•

An amount equal to the pro rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year. The total amount of the pro rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•

If the executive is eligible for and elects continuation coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse executive for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan;

•

Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive; and

•

With respect to Mr. Binder, continued payment of Mr. Binder’s company-provided car allowance, if any, for a period of 12 months from the termination date and immediate vesting of any unvested options held by Mr. Binder as of the date his employment is terminated.

To receive the severance benefits provided under the agreement, the executive must sign a general release of claims. The agreement contains customary confidentiality, non-competition and non-solicitation provisions. Messrs. Binder’s, Florin’s, Serbousek’s and Tandy’s, and Ms. Barney’s non-competition period is 18 months following the date of termination of employment.

Furthermore, in the event that any payments made to Mr. Binder in connection with a termination of employment would be subject to excise taxes under the Code, subject to certain conditions, Biomet will “gross up” his compensation to fully offset such excise taxes.

Termination Due to Death or Disability

If any of Messrs. Binder, Florin, Serbousek or Tandy’s, or Ms. Barney’s employment is terminated due to the executive’s death or disability, the executive is entitled to receive the following:

•	the executive’s base salary in effect through the date of termination;

•

a pro-rated portion (based on the percentage of our fiscal year preceding the date of termination) of the average of (x) the annual cash incentive award earned by such executive for the preceding year and (y) the annual cash incentive award such executive would have received in the current year if the executive’s employment had not been terminated, based on our performance to the date of termination extrapolated through the end of the then current fiscal year; and

•	any “accrued benefits” (as defined in the respective employment agreement).

Termination With Cause or Without Good Reason

If any of Messrs. Binder, Florin, Serbousek or Tandy’s, or Ms. Barney’s employment is terminated with “cause” or without “good reason” (as defined in the employment agreement) we will pay such executive’s base salary in effect through the termination date and any “accrued benefits” (as defined in the respective employment agreement) when due.

Potential Payments Upon Certain Terminations

This table shows the potential compensation that we would have to pay to certain named executive officers upon a termination of employment—related or unrelated to a change in control—by us without “cause” or by the executive with “good reason” (as defined in the applicable agreements), due to the executive’s death or disability, and by us with “cause” or by the executive without “good reason” (as defined in the applicable agreements). The table excludes certain amounts payable pursuant to plans that are available generally to all salaried employees. In the event of the death or disability of any of the named executive officers listed in the following table, the deceased or disabled named executive officer, or his designated beneficiaries, would also receive a payment pursuant to the terms of Biomet-funded life or disability plans, respectively, in addition to the amounts set forth below. The amounts shown assume that termination of employment was effective May 31, 2012. The amounts shown are only estimates of the amounts that would be payable to the executives upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and do not represent the actual amount an executive would receive if an eligible termination event were to occur.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments Upon Termination or Termination in Connection With a Change in Control

	Termination in Connection with a Change in Control				Termination in Absence of a Change in Control
Name of Executive Officer	Termination without Cause or with Good Reason (1)	Termination with Cause or Resignation without Good Reason (2)	Disability (3)	Death (4)	Termination without Cause or with Good Reason (5)	Termination with Cause or Resignation without Good Reason (6)	Disability (7)	Death (8)
Jeffrey R. Binder
Estimated Value of Non-Equity Benefits and Accrued Obligations	$3,255,185	$—	552,146	552,146	$2,620,594	$—	552,146	552,146

Estimated Value of Options & Equity Awards	6,693,750	—	—	—	—	—	—	—
Total	9,948,935	—	552,146	552,146	2,620,594	—	552,146	552,146

Daniel P. Florin
Estimated Value of Non-Equity Benefits and Accrued Obligations	1,743,520	—	272,875	272,875	986,712	—	272,875	272,875

Estimated Value of Options & Equity Awards	1,378,125	—	—	—	—	—	—	—
Total	3,121,645	—	272,875	272,875	986,712	—	272,875	272,875

Jon C. Serbousek
Estimated Value of Non-Equity Benefits and Accrued Obligations	1,685,698	—	255,566	255,566	967,651	—	255,566	255,566

Estimated Value of Options & Equity Awards	1,378,125	—	—	—	—	—	—	—
Total	3,063,823	—	255,566	255,566	967,651	—	255,566	255,566

Bradley J. Tandy
Estimated Value of Non-Equity Benefits and Accrued Obligations	1,424,975	—	188,911	188,911	848,786	—	188,911	188,911

Estimated Value of Options & Equity Awards	866,250	—	—	—	—	—	—	—
Total	2,291,225	—	188,911	188,911	848,786	—	188,911	188,911

Robin T. Barney
Estimated Value of Non-Equity Benefits and Accrued Obligations	1,376,631	—	234,455	234,455	750,005	—	234,455	234,455

Estimated Value of Options & Equity Awards	1,102,500	—	—	—	—	—	—	—
Total	2,479,131	—	234,455	234,455	750,005	—	234,455	234,455

(1)	With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the average of (x) the annual cash incentive award earned by the executive for the preceding fiscal year and (y) the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage until the earlier of (a) the end of the 18-month period during which executive agrees, under the executive’s employment agreement, not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive; and (v) with respect to Mr. Binder, continued payment of Mr. Binder’s company provided car allowance, if any, for a period of 12 months from the termination date.

With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2012 with respect to any vested options held by the executive as of May 31, 2012 and the value of their RSUs as of May 31, 2012.

(2)	With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Non-Equity Benefits and Accrued Obligations represents (i) base salary in effect through the termination date and (ii) any “accrued benefits” (as defined in the employment agreements), which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

(3)	With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Non-Equity Benefits and Accrued Obligations represents: (i) the executive’s base salary in effect through date of termination; (ii) a pro-rated portion (based on the percentage of our fiscal year preceding the date of termination) of the average of (x) the annual cash incentive award bonus earned by the executive for the preceding year and (y) the annual cash incentive award the executive would have received in the current year if the executive’s employment had not been terminated, based on our performance to the date of termination extrapolated through the end of the current year; and (iii) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2012 with respect to any vested options held by the executive as of May 31, 2012.

(4)	With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Non-Equity Benefits and Accrued Obligations represents the payments as described in footnote 3 of this table.

With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2012 with respect to any vested options held by the executive as of May 31, 2012.

(5)	With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) 1.5 times the executive’s base salary in effect at the date of termination plus, with respect to Mr. Binder (b) 1.5 times the average of (x) the annual cash incentive award earned by executive for the preceding fiscal year and (y) the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage (or reimbursement to the executive for such premiums) until the earlier of (a) the end of the 18-month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive; and (v) with respect to Mr. Binder, continued payment of Mr. Binder’s company provided car allowance, if any, for a period of 12 months from the termination date and immediate vesting of any unvested options held by Mr. Binder as of the date his employment is terminated.

With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2012 with respect to any vested options held by the executive as of May 31, 2012.

(6)	With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Non-Equity Benefits and Accrued Obligations represents: (i) base salary in effect through the termination date and (ii) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

(7)	With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Non-Equity Benefits and Accrued Obligations represents: (i) the executive’s base salary in effect through date of termination; (ii) a pro-rated portion (based on the percentage of our fiscal year preceding the date of termination) of the average of (x) the annual cash incentive award earned by the executive for the preceding year and (y) the annual cash incentive award the executive would have received in the current year if the executive’s employment had not been terminated, based on our performance to the date of termination extrapolated through the end of the current year; and (iii) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2012 with respect to any vested options held by the executive as of May 31, 2012.

(8)	With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Non-Equity Benefits and Accrued Obligations represents the payments described in footnote 4 of this table.

With respect to Messrs. Binder, Florin, Serbousek and Tandy, and Ms. Barney:

Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2012 with respect to any vested options held by the executive as of May 31, 2012.

Non-Employee Director Compensation and Benefits

Our directors have not received cash retainers, committee fees, or stock option awards for their services as our directors.

Business Expenses

The directors are reimbursed for their business expenses related to their attendance at our meetings, including room, meals and transportation to and from Board and committee meetings. On rare occasions, a director’s spouse may accompany a director when traveling on Biomet business. At times, a director may travel to and from our meetings on our corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified director education programs.

Director and Officer Liability (or D&O) Insurance and Travel Accident Insurance

D&O insurance individually insures our directors and officers against certain losses that they are legally required to bear as a result of their actions while performing duties on our behalf. Our D&O insurance policy does not break out the premium for directors versus officers and, therefore, a dollar amount cannot be assigned to the coverage provided for individual directors.

We also maintain an Aviation Insurance Policy that provides benefits to each director in the event of death or disability (permanent and total) during travel on our corporate aircraft. This policy also covers employees and others while traveling on our corporate aircraft and, therefore, a dollar amount cannot be assigned to the coverage provided for individual directors.

Non-Employee Directors’ Compensation Table

The following table shows information regarding the compensation of our non-employee directors for the 2012 fiscal year. Mr. Binder is not included in the table below because, as President and Chief Executive Officer, disclosure in respect of his compensation is presented in the Summary Compensation Table. Furthermore, as an employee director, Mr. Binder did not receive compensation in his capacity as a director.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jonathon J. Coslet(2)	$—	$—	$—	$—	$—	$—	$—
Michael Dal Bello(2)	—	—	—	—	—	—	—
Adrian Jones(2)	—	—	—	—	—	—	—
Michael Michelson(2)	—	—	—	—	—	—	—
Dane A. Miller, Ph.D.(1)	—	—	—	—	—	387,500	387,500
Max Lin(2)	—	—	—	—	—	—	—
Todd Sisitsky(2)	—	—	—	—	—	—	—
David McVeigh(2)	—	—	—	—	—	—	—
Andrew Y. Rhee(2)	—	—	—	—	—	—	—

(1)

On January 14, 2010, the Company entered into a consulting agreement with Dr. Dane A. Miller Ph.D., pursuant to which it will pay Dr. Miller a consulting fee of $0.25 million per fiscal year for Dr. Miller’s consulting services and will reimburse Dr. Miller for out-of-pocket fees and expenses relating to an off-site office and administrative support in an amount of $0.1 million per year. The term of the agreement extends through the earlier of September 1, 2011, an initial public offering or a change of control. The agreement also contains certain restrictive covenants prohibiting Dr. Miller from competing with the Company and soliciting employees of the Company during the term of the agreement and for a period of one year following such term. Dr. Miller received $0.4 million of payment, under the consulting agreement during the year ended May 31, 2012. On September 6, 2011, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to increase the expenses relating to an off-site office and administrative support from $0.1 million per year to $0.15 million per year and extend the term of the agreement through the earlier of September 1, 2013, an initial public offering or a change of control.

(2)	Table excludes payments of an annual fee of $2.575 million that was paid to each of our Sponsors (or one or more of their affiliates) pursuant to our management services agreement for the fiscal year ended May 31, 2012 for services provided thereunder by employees of the Sponsors, which, may from time to time include the directors. No such services required substantial time or resources, nor were any employees specifically identified in the agreement as a service provider. Certain of our directors have relationships with the Sponsor entities which received such fees as follows: Messrs. Coslet and Sisitsky are partners of TPG Capital; Messrs. Dal Bello and McVeigh are officers of certain affiliates of The Blackstone Group L.P.; Mr. Jones is a Managing Director and Mr. Rhee is a Vice President of Goldman, Sachs & Co.; and Messrs. Michelson and Lin are executives of Kohlberg Kravis Roberts & Co. L.P. None of the directors are compensated directly on the basis of fees received by the Sponsors under the management services agreement. Please see “Note 17-Related Parties—Management Services Agreement” in Part II, Item 8 of this report.

In addition, the Company has certain other relationships with the Sponsors from time to time, including a consulting engagement with KKR Capstone (a related party of Kohlberg Kravis Roberts & Co) as described under “Note 17—Related Parties” in Part II, Item 8 of this report. Neither Mr. Michelson nor Mr. Lin is employed by or is a director or officer of KKR Capstone.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Holding owns 97.0% of the issued and outstanding capital stock of LVB. All equity interests in Holding are owned, directly or indirectly, by the Sponsor Funds and the Co-Investors.

The following table sets forth information with respect to the ownership of as of July 31, 2012 for (a) each person known by us to own beneficially more than a 5% equity interest in LVB, (b) each member of our board of directors, (c) each of our named executive officers, and (d) all of our executive officers and directors as a group. LVB has 552.3 million shares of common stock outstanding as of July 31, 2012. Share amounts indicated below reflect beneficial ownership of LVB.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Based solely on its review of the copies of the reports it has received, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended May 31, 2012, except for late Form 3s filed by its executive officers, directors and beneficial owners of more than 10% of LVB’s common stock.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares. Unless otherwise noted, the address of each beneficial owner is c/o Biomet, Inc., 56 East Bell Drive, Warsaw, Indiana 46582.

Name and Address of Beneficial Owner	Beneficial Ownership of LVB Common Shares	Percentage Owned
LVB Acquisition Holding, LLC(1)(2)(3)(4)(5)	536,034,330	97.66%
Jeffrey R. Binder(6)	3,905,500	0.71%
Daniel P. Florin(7)	703,250	0.13%
Jon C. Serbousek(8)	600,000	0.11%
Bradley J. Tandy(9)	560,500	0.10%
Robin T. Barney(10)	646,250	0.12%
Jonathan J. Coslet(11)	0	0.00%
Michael Dal Bello(12)	0	0.00%
Adrian Jones(13)	0	0.00%
Max Lin(14)	0	0.00%
David McVeigh(12)	0	0.00%
Michael Michelson(14)	0	0.00%
Dane A. Miller(15)	12,000,000	2.19%
Andrew Y. Rhee(13)	0	0.00%
Todd Sisitsky(11)	0	0.00%
All executive officers and directors as a group (21 persons)(16)	557,008,593	100.00%

(1)	95.93% of the membership units of Holding are held by The Blackstone Funds (as defined below), The Goldman Sachs Group, Inc., KKR Biomet LLC and TPG Funds (as defined below).

(2)	The Blackstone Funds beneficially own 1,308,419.15815 membership units of Holding, including (i) 610,123.16500 membership units of Holding held by Blackstone Capital Partners V, L.P., (ii) 97,734.55100 membership units of Holding held by Blackstone Capital Partners V-AC L.P., (iii) 289,050.00000 membership units of Holding held by BCP V-S L.P., (iv) 13,731.75000 membership units of Holding held by Blackstone Family Investment Partnership V L.P., (v) 21,712.55300 membership units of Holding held by Blackstone Family Investment Partnership V-SMD L.P., (vi) 2,291.27315 membership units of Holding held by Blackstone Participation Partnership V L.P., and (vii) 273,775.86600 membership units of Holding held by BCP V Co-Investors L.P., (collectively, the “Blackstone Funds”).

Blackstone Management Associates V L.L.C is the general partner of each of Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., BCP V-S L.P., and BCP V Co-Investors L.P. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. BCP V Side-By-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership V L.P. and Blackstone Participation Partnership V L.P. Blackstone Family GP L.L.C. is the general partner of Blackstone Family Investment Partnership V-SMD L.P.

Blackstone Holdings III L.P. is the managing member and the owner of a majority in interest of BMA V L.L.C. and the sole member of BCP V Side-By-Side GP L.L.C. Blackstone Holdings III GP L.P is the general partner of Blackstone Holdings III L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the membership units beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such membership units except to the extent of its or his indirect pecuniary interest therein. The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(3)	The Goldman Sachs Group, Inc. beneficially owns 1,308,419.15815 membership units of Holding, including (i) 433,679.15808 membership units of Holding held by GS Capital Partners VI Fund, L.P., (ii) 15,413.18755 membership units of Holding held by GS Capital Partners VI GmbH & Co. KG, (iii) 360,718.75833 membership units of Holding held by GS Capital Partners VI Offshore Fund, L.P., (iv) 119,253.84819 membership units of Holding held by GS Capital Partners VI Parallel, L.P., (v) 61,875.99000 membership units of Holding held by GS LVB Co-Invest, L.P., (vi) 63,137.95000 membership units of Holding held by Goldman Sachs BMET Investors, L.P., (vii) 184,785.45000 membership units of Holding held by Goldman Sachs BMET Investors Offshore Holdings, L.P., (viii) 44,463.81600 membership units of Holding held by GS PEP Bass Holdings, L.L.C., (ix) 6,309.80000 membership units of Holding held by Goldman Sachs Private Equity Partners, 2004-Direct Investment Fund, L.P., (x) 9,013.20000 membership units of Holding held by Goldman Sachs Private Equity Partners, 2005-Direct Investment Fund, L.P., and (xi) 9,768.00000 membership units of Holding held by Goldman Sachs Private Equity Partners IX-Direct Investment Fund, L.P. (collectively, the “GS Entities”) Affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner, managing partner or manager of the GS Entities. Goldman, Sachs & Co. is the investment manager for certain of the GS Entities. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The GS Entities share voting power and dispositive power with respect to the membership units of Holding beneficially owned by them with certain of their respective affiliates. Adrian Jones is a managing director and Andrew Y. Rhee is a vice president of Goldman, Sachs & Co. Each of Mr. Jones, Mr. Rhee and these entities disclaims beneficial ownership of these membership units, except to the extent of their pecuniary interest therein, if any. The address of the GS Entities and The Goldman Sachs Group, Inc. is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.

(4)	KKR Biomet LLC beneficially owns 1,340,085.82482 membership units of Holding. The address of KKR Biomet, LLC is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. KKR Biomet LLC is owned by the following entities (with percentage ownership of KKR Biomet LLC): KKR 2006 Fund L.P. (83.4%) (the “KKR 2006 Fund”), KKR PEI Investments, L.P. (11.3%)(“PEI Investments”), 8 North America Investor L.P. (3.6%)(“8 North America”), OPERF Co-Investment, LLC (0.7%)(“OPERF”), and KKR Partners III, L.P. (1.0%)(“KKR Partners III”).

As the sole general partner of the KKR 2006 Fund and as the manager of OPERF, KKR Associates 2006 L.P. may be deemed to share voting and dispositive power with respect to any membership units beneficially owned by the KKR 2006 Fund and by OPERF but disclaims beneficial ownership of such membership units . As the sole general partner of KKR Associates 2006 L.P., KKR 2006 GP LLC may also be deemed to share voting and dispositive power with respect to any membership units beneficially owned by the KKR 2006 Fund and by OPERF but disclaims beneficial ownership of such membership units.

As the sole general partner of PEI Investments, KKR PEI Associates, L.P. may be deemed to share voting and dispositive power with respect to any membership units beneficially owned by PEI Investments but disclaims beneficial ownership of such membership units . As the sole general partner of KKR PEI Associates, L.P., KKR PEI GP Limited may also be deemed to share voting and dispositive power with respect to any membership units beneficially owned by PEI Investments but disclaims beneficial ownership of such membership units.

As the sole general partner of 8 North America, KKR Associates 8 NA L.P. may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by 8 North America but disclaims beneficial ownership of such membership units. As the sole general partner of KKR Associates 8 NA L.P., KKR 8 NA Limited may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by 8 North America but disclaims beneficial ownership of such membership units.

Each of KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC and the sole shareholder of KKR PEI GP Limited and KKR 8 NA Limited); KKR Fund Holdings GP Limited (as a

general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by the KKR 2006 Fund, OPERF , PEI Investments and 8 North America . KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P. and KKR Management LLC disclaim beneficial ownership of such membership units.

As the sole general partner of KKR Partners III, KKR III GP LLC may be deemed to share voting and dispositive power with respect to any membership units beneficially owned by KKR Partners III but disclaims beneficial ownership of such membership units.

As the designated members of KKR Management LLC and the managers of KKR III GP LLC, Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by the KKR 2006 Fund, OPERF, 8 North America, PEI Investments and KKR Partners III but disclaim beneficial ownership of such membership units.

(5)	The TPG Funds (as defined below) beneficially owns 1,308,419.15815 membership units of Holding, including (i) 50,000.00000 membership units held by TPG Partners IV, L.P., a Delaware limited partnership (“TPG Partners IV”), whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership (“TPG Holdings”), (ii) 1,015,020.30532 membership units held by TPG Partners V, L.P., a Delaware limited partnership (“TPG Partners V”), whose general partner is TPG GenPar V, L.P., a Delaware limited partnership (“TPG GenPar V”), whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings, (iii) 2,655.60483 membership units held by TPG FOF V-A, L.P., a Delaware limited partnership (“TPG FOF A”), whose general partner is TPG GenPar V, (iv) 2,141.61680 membership units held by TPG FOF V-B, L.P., a Delaware limited partnership (“TPG FOF B”), whose general partner is TPG GenPar V, (v) 235,843.63020 membership units held by TPG LVB Co-Invest LLC, a Delaware limited liability company (“TPG Co-Invest I”), whose managing member is TPG GenPar V, (vi) 2,758.00100 membership units held by TPG LVB Co-Invest II LLC, a Delaware limited liability company (“TPG Co-Invest II”, and together with TPG Partners IV, TPG Partners V, TPG FOF A, TPG FOF B and TPG Co-Invest I, the “TPG Funds”), whose managing member is TPG GenPar V. The general partner of TPG Holdings is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“TPG Advisors”). David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Advisors and may therefore be deemed to be the beneficial owners of the membership units held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of TPG Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(6)	LVB common shares shown as beneficially owned by Mr. Binder reflect an aggregate of the following: (i) 147,500 common shares owned outright and (ii) 3,758,000 shares issuable upon (a) exercise of vested options and options that will vest within 60 days of this filing and (b) settlement of vested RSUs and RSUs that will settle within 60 days of this filing.

(7)	LVB common shares shown as beneficially owned by Mr. Florin reflect an aggregate of the following: (i) 60,000 common shares owned outright and (ii) 643,250 shares issuable upon (a) exercise of vested options and options that will vest within 60 days of this filing and (b) settlement of vested RSUs and RSUs that will settle within 60 days of this filing.

(8)

LVB common shares shown as beneficially owned by Mr. Serbousek reflect an aggregate of the following: (i) 15,000 common shares owned outright and (ii) 585,000 shares issuable upon (a) exercise of vested options and options that will vest within 60 days of this filing and (b) settlement of vested RSUs and RSUs that will settle within 60 days of this filing.

(9)	LVB common shares shown as beneficially owned by Mr. Tandy reflect an aggregate of the following: (i) 112,500 common shares owned outright and (ii) 448,000 shares issuable upon (a) exercise of vested options and options that will vest within 60 days of this filing and (b) settlement of vested RSUs and RSUs that will settle within 60 days of this filing.

(10)	LVB common shares shown as beneficially owned by Ms. Barney reflect an aggregate of the following: (i) 55,000 common shares owned outright and (ii) 591,250 shares issuable upon (a) exercise of vested options and options that will vest within 60 days of this filing and (b) settlement of vested RSUs and RSUs that will settle within 60 days of this filing.

(11)	Jonathan J. Coslet and Todd Sisitsky are each partners of TPG Global, LLC, which is an affiliate of the TPG Funds. Neither Mr. Coslet or Mr. Sisitsky have voting or investment power over and each disclaim beneficial ownership of the membership units held by the TPG Funds and the LVB common shares held by Holding. The address of Messrs. Coslet and Sisitsky is c/o TPG Global, LLC is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(12)	Michael Dal Bello and David McVeigh are officers of affiliates of the Blackstone Funds and each such person disclaims beneficial ownership of the membership units held by the Blackstone Funds and the LVB common shares held by Holding. The address of each of Mr. Dal Bello and Mr. McVeigh is c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154.

(13)	Each of Adrian Jones, managing director, and Andrew Y. Rhee, Vice President, may be deemed to be a beneficial owner of the membership units of Holding held by the GS Entities and the LVB common shares held by Holding due to his status with Goldman, Sachs & Co., and each such person disclaims beneficial ownership of any such interests in which he does not have a pecuniary interest. The address of Mr. Jones and Mr. Rhee is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.

(14)	Michael M. Michelson and Max C. Lin are executives of Kohlberg Kravis Roberts & Co. L.P. Affiliates of Kohlberg Kravis Roberts & Co. L.P. may be deemed to have beneficial ownership of 1,340,085.82482 membership units of Holdings and/or the LVB common shares held by Holding. Messrs. Michelson and Lin disclaim beneficial ownership of such membership units and common shares. The address of Messrs. Michelson and Lin is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(15)	The business address of Dane A. Miller, Ph.D. is 700 Park Avenue, Suite G, Winona Lake, IN 46590.

(16)	Inclusive of 8,112,750 shares issuable upon (a) exercise of vested options and options held by all executive officers and directors as a group that will vest within 60 days of this filing and (b) settlement of vested RSUs and RSUs that will settle within 60 days of this filing held by all executive officers and directors as a group.

Item 13.	Certain Relationships and Related Transactions, and Director Independence.

A description of our Company’s transactions with related persons is included in Note 17 to the consolidated financial statements.

Pursuant to our Code of Business Conduct and Ethics, all employees and directors (including our named executives) are required to avoid any personal or business influences or relationships that affect their ability to act in the best interests of the Company. If any matter exists that might be or creates the appearance of being a conflict of interest, the matter is required to be referred to our Compliance Department for interpretation and resolution. The Compliance Department reviews all such matters under the standard set forth in our Code of Business Conduct and Ethics as described above and does not approve any related party transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party. As part of the resolution of such matters, the Compliance Department may determine that (i) no actual conflict exists, (ii) a conflict does exist which cannot be remediated, resulting in the cessation of the proposed transaction or arrangement, or (iii) a potential conflict does exist but the risk of the potential conflict can be remediated practically by imposing certain limitations on the affected employees or business transaction to ensure that the conflict does not materialize. Additionally, the LLC Agreement requires that affiliated party transactions involving the Sponsors to be approved by a super-majority of Sponsors not involved in the affiliated party transaction.

Other than as described under this heading, we have not adopted any formal policies or procedures for the review, approval or ratification of related-party transactions that may be required to be reported under the SEC’s disclosure rules. Such transactions, if and when they are proposed or have occurred, have traditionally been (and will continue to be) reviewed by one or more of the Board of Directors, the Audit Committee or the Compensation Committee (other than the directors or committee members involved, if any) on a case-by-case basis, depending on whether the nature of the transaction would otherwise be under the purview of the Audit Committee, Compensation Committee or the Board of Directors.

Item 14.	Principal Accountant Fees and Services.

Fees for professional services provided by Biomet’s independent accountants in each of the last two fiscal years, in each of the following categories are:

(in millions)	For the Year Ended May 31, 2012	For the Year Ended May 31, 2011
Audit fees	$2.9	$2.4
Audit-related fees	—	0.5

Total audit and audit related fees	2.9	2.9
Tax fees	1.8	1.4
All other fees	1.2	—

Total fees	$5.9	$4.3

Fees for audit services above include those from Deloitte & Touche LLP (audit and consulting related). Fees for audit services include fees associated with the annual audit of consolidated financial statements, the reviews of the Company’s quarterly reports on Form 10-Q and SEC registration statements, audit-related accounting consultations, audit-related acquisition accounting and statutory audits required internationally. Audit-related fees principally included assistance with implementation of various rules and standards. Tax fees included tax compliance, tax advice and tax planning. All other fees primarily related to due diligence in connection with acquisitions. The Audit Committee has adopted policies and procedures for approving in advance all audit and permitted non-audit services to be performed for the Company by its independent accountants, subject to certain de minimis exceptions approved by the Audit Committee. Prior to the engagement of the independent accountants for the next year’s audit, management, with the participation of the independent accountants, submits to the Audit Committee for approval an aggregate request for services expected to be rendered during that year for various categories of services.

Part IV.

Item 15.	Exhibits, Financial Statement Schedules.

(a) The following financial statements and financial statement schedules are included in Item 8 herein.

(1) Consolidated Financial Statements:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of May 31, 2012 and 2011

Consolidated Statements of Operations for the years ended May 31, 2012, 2011 and 2010

Consolidated Statements of Shareholder’s Equity for the years ended May 31, 2012, 2011 and 2010

Consolidated Statements of Cash Flows for the years ended May 31, 2012, 2011 and 2010

Notes to Consolidated Financial Statements

(2) Financial Statement Schedules:

Schedule II—Valuation and Qualifying Accounts

Quarterly Results (Unaudited)

(3) Exhibits:

Refer to the Index to Exhibits immediately following the signature page of this report, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, LVB Acquisition, Inc. and Biomet, Inc. has duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized on August 20, 2012.

LVB ACQUISITION, INC. BIOMET, INC.

By:	/S/ JEFFREY R. BINDER
Jeffrey R. Binder
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of LVB Acquisition, Inc. and Biomet, Inc. and in the capacities indicated on August 20, 2012.

By:	/S/ JONATHAN J. COSLET
Jonathan J. Coslet, Director

By:	/S/ MICHAEL DAL BELLO
Michael Dal Bello, Director

By:	/S/ JEFFREY R. BINDER
Jeffrey R. Binder, President and Chief Executive Officer and Director (Principal Executive Officer)

By:	/S/ ADRIAN JONES
Adrian Jones, Director

By:	/S/ MAX C. LIN
Max C. Lin, Director

By:	/S/ DAVID MCVEIGH
David McVeigh, Director

By:	/S/ MICHAEL MICHELSON
Michael Michelson, Director

By:	/S/ DANE A. MILLER
Dane A. Miller, Director

By:	/S/ ANDREW Y. RHEE
Andrew Y. Rhee, Director

By:	/S/ TODD SISITSKY
Todd Sisitsky, Director

By:	/S/ DANIEL P. FLORIN
Daniel P. Florin, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of December 18, 2006, amended and restated as of June 7, 2007, among Biomet, Inc., LVB Acquisition, LLC and LVB Acquisition Merger Sub, Inc., incorporated herein by reference to the Company’s Current Report on Form 8-K filed on June 7, 2007.

3.1	Amended and Restated Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 25, 2007.

3.2	Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on September 25, 2007.

4.1	Senior Notes Indenture, dated as of September 25, 2007, among LVB Acquisition Merger Sub, Inc., Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

4.1.1	First Supplemental Senior Notes Indenture, dated as of October 16, 2007, among Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

4.1.2	Form of 10% Senior Notes due 2017, filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

4.1.3	Form of 10 3/8% / 11 1/8% Senior Toggle Notes due 2017, filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

4.2	Senior Subordinated Notes Indenture, dated as of September 25, 2007, among LVB Acquisition Merger Sub, Inc., Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

4.2.1	First Supplemental Senior Subordinated Notes Indenture, dated as of October 16, 2007, among Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

4.2.2	Form of 11 5/8% Senior Subordinated Notes due 2017, filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

4.3	Registration Rights Agreement, dated as of September 25, 2007, among LVB Acquisition Merger Sub, Inc., Biomet, Inc., the Guarantors listed therein, and Banc of America Securities LLC, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC and Bear, Stearns & Co. Inc., filed as Exhibit 4.8 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

4.4	Registration Rights Agreement, dated as of October 16, 2007, among Biomet, Inc., the Guarantors listed therein, and Banc of America Securities LLC, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC and Bear, Stearns & Co. Inc., filed as Exhibit 4.9 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

4.5*	Senior Notes Indenture, dated as of August 8, 2012, among Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee.

Exhibit No.	Exhibit

4.5.1*	Form of Regulation S Global Note, representing up to $1,000,000,000, 6.500% Senior Notes due 2020.

4.5.2*	Form of Rule 144A Global Note, Certificate No. A-1, representing up to $1,000,000,000, 6.500% Senior Notes due 2020.

4.5.3*	Form of Rule 144A Global Note, Certificate No. A-2, representing up to $1,000,000,000, 6.500% Senior Notes due 2020.

4.6*	Registration Rights Agreement, dated as of August 8, 2012, among Biomet, Inc., the Guarantors listed therein, and Goldman, Sachs & Co., Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, HSBC Securities (USA) Inc., ING Financial Markets LLC, Natixis Securities Americas LLC, RBC Capital Markets, LLC, SMBC Nikko Capital Markets Limited, and UBS Securities LLC.

10.1	Credit Agreement, dated as of September 25, 2007, among Biomet, Inc., LVB Acquisition, Inc., Bank of America, N.A. and the Other Lenders party thereto, filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

10.1.1	Guaranty (Cash Flow), dated as of September 25, 2007, among LVB Acquisition, Inc., Certain Subsidiaries of Biomet, Inc. identified therein, and Bank of America, N.A., filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

10.1.2	Pledge and Security Agreement (Cash Flow), dated as of September 25, 2007, among Biomet, Inc., LVB Acquisition, Inc., Certain Subsidiaries of Biomet, Inc. identified therein, and Bank of America, N.A., filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

10.1.3	Intercreditor Agreement, dated as of September 25, 2007, by and among Bank of America, N.A., as ABL Collateral Agent, and Bank of America, N.A., as CF Collateral Agent, filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

10.1.4	Patent Security Agreement, dated as of September 25, 2007, among LVB Acquisition, Inc., Biomet, Inc., Certain Subsidiaries of Biomet, Inc. and Bank of America, N.A., filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

10.1.5	Trademark Security Agreement, dated as of September 25, 2007, among LVB Acquisition, Inc., Biomet, Inc., Certain Subsidiaries of Biomet, Inc. and Bank of America, N.A., filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

10.2	Credit Agreement, dated as of September 25, 2007, among Biomet, Inc., the Several Subsidiary Borrowers Party thereto, LVB Acquisition, Inc., Bank of America, N.A. and the Other Lenders Party thereto, filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

10.2.1	Guaranty (ABL), dated as of September 25, 2007 between LVB Acquisition, Inc. and Bank of America, N.A., filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

Exhibit No.	Exhibit

10.2.2	Pledge and Security Agreement (ABL), dated as of September 25, 2007 among Biomet, Inc., LVB Acquisition, Inc., Certain Subsidiaries of Biomet, Inc. identified therein and Bank of America, N.A., filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

10.3	Corporate Integrity Agreement, dated as of September 27, 2007, by and between the Office of Inspector General of the Department of Health and Human Services and Biomet, Inc., filed as Exhibit 10.24 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

10.3.1	Settlement Agreement, dated as of September 27, 2007, by and between Biomet, Inc. and the Office of Inspector General of the Department of Health and Human Services, filed as Exhibit 10.25 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

10.4†	Biomet, Inc. Deferred Compensation Plan (Post-409A Plan), effective January 1, 2005, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on January 14, 2009 and incorporated herein by reference.

10.5†	LVB Acquisition Management Stockholders’ Agreement for Senior Executives, dated as of September 13, 2007, by and among LVB Acquisition, Inc. and the stockholders party thereto, filed as Exhibit 10.5 in the Company’s Annual Report on Form 10-K filed on August 12, 2011 and incorporated herein by reference.

10.5.1†	LVB Acquisition Management Stockholders’ Agreement, dated as of November 6, 2007, by and among LVB Acquisition, Inc. and the stockholders party thereto, filed as Exhibit 10.5.1 in the Company’s Annual Report on Form 10-K filed on August 12, 2011 and incorporated herein by reference.

10.6	Governance Acknowledgement, dated as of September 25, 2007, by and between LVB Acquisition Holding, LLC, LVB Acquisition, Inc. and Biomet, Inc, filed as Exhibit 10.6 in the Company’s Annual Report on Form 10-K filed on August 25, 2010 and incorporated herein by reference.

10.7	Amended and Restated Registration Rights Agreement, dated as of September 27, 2007, by and among LVB Acquisition Holding, LLC, LVB Acquisition, Inc., Biomet, Inc. and the stockholders party thereto, filed as Exhibit 10.7 in the Company’s Annual Report on Form 10-K filed on August 25, 2010 and incorporated herein by reference.

10.8†	LVB Acquisition, Inc. 2007 Management Equity Incentive Plan, adopted November 16, 2007, filed as Exhibit 10.21 to the Company’s Registration Statement on Form S-4 dated May 6, 2008 and incorporated herein by reference.

10.8.1†	LVB Acquisition, Inc 2007 Management Equity Incentive Plan Amendment No. 1, adopted December 31, 2010, filed as Exhibit 10.1 to the Company’s Form 8-K on January 6, 2011 and incorporated herein by reference.

10.9†	Biomet, Inc. Executive Annual Cash Incentive Plan, effective June 1, 2008, filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K filed on August 28, 2008 and incorporated herein by reference.

10.10†	Employment Agreement, dated as of June 11, 2008, by and among Biomet, Inc. and Jeffrey R. Binder, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 13, 2008 and incorporated herein by reference.

10.10.1†	First Amendment to Employment Agreement, dated as of December 31, 2008, by and between Biomet, Inc. and Jeffrey R. Binder, incorporated herein by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on January 14, 2009.

10.11†	Employment Agreement, dated as of February 28, 2008, by and among Biomet, Inc. and Daniel P. Florin, filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed on August 28, 2008 and incorporated herein by reference.

Exhibit No.	Exhibit

10.11.1†	First Amendment to Employment Agreement, dated as of December 31, 2008, by and between Biomet, Inc. and Daniel P. Florin, filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q on January 14, 2009 and incorporated herein by reference.

10.14†	Employment Agreement, dated as of March 3, 2008, by and between Biomet, Inc. and Jon Serbousek, filed as Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed on August 21, 2009 and incorporated herein by reference.

10.14.1†	First Amendment to Employment Agreement, dated as of December 31, 2008, by and between Biomet, Inc. and Jon Serbousek, filed as Exhibit 10.33 to the Company’s Annual Report on Form 10-K filed on August 21, 2009 and incorporated herein by reference.

10.15†*	Employment Agreement, dated as of February 28, 2008, by and between Biomet, Inc. and Brad Tandy.

10.15.1†*	First Amendment to Employment Agreement, dated as of December 31, 2008, by and between Biomet, Inc. and Bradley J. Tandy.

10.16†	Consulting Agreement dated as of January 14, 2010 between Company and Dane A. Miller, Ph. D., filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on January 14, 2010 and incorporated herein by reference.

10.16.1†*	First Amendment to Consulting Agreement, dated September 6, 2011 between the Company and Dane A. Miller, Ph. D.

10.17	Indemnification Priority Agreement, dated as of January 11, 2010, among the Company, LVB Acquisition, Inc., The Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., L.P. and TPG Capital, L.P. filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on January 14, 2010 and incorporated herein by reference.

10.18†*	Employment Agreement, dated September 2, 2008, by and between Biomet, Inc. and Robin T. Barney.

10.18.1†*	First Amendment to Employment Agreement, dated December 31, 2008, by and between Biomet, Inc. and Robin T. Barney.

10.20†	LVB Acquisition, Inc. Restricted Stock Unit Plan, filed as Exhibit 10.1 to the Company’s Form 8-K filed on February 15, 2011 and incorporated herein by reference.

10.20.1†	LVB Acquisition, Inc. Form Restricted Stock Unit Grant Agreement, filed as Exhibit 10.2 to the Company’s Form 8-K filed on February 15, 2011 and incorporated herein by reference.

10.21	Deferred Prosecution Agreement, dated March 26, 2012, between Biomet, Inc. and the United States Department of Justice, Criminal Division, Fraud Section, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on March 28, 2012 and incorporated herein by reference.

10.22	Asset Purchase Agreement, dated April 2, 2012, between Biomet, Inc. and DePuy Orthopaedics, Inc., filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on April 5, 2012 and incorporated herein by reference.

10.22.1	Amendment No. 1 dated June 1, 2012, between DePuy Orthopaedics, Inc. and Biomet, Inc., to the Asset Purchase Agreement, dated as of April 2, 2012, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on June 5, 2012 and incorporated herein by reference.

10.23†*	LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan dated July 31, 2012.

10.23.1†	LVB Acquisition, Inc. 2012 Form Restricted Stock Unit Grant Agreement, filed as Exhibit (d)(2) to the Company’s Schedule TO on July 2, 2012 and incorporated herein by reference.

Exhibit No.	Exhibit

10.24†	Form of Management Equity Incentive Plan Stock Option Grant Agreement, filed as Exhibit (d)(3) to the Company’s Schedule TO on July 2, 2012 and incorporated herein by reference.

10.25	Amendment and Restatement Agreement dated as of August 2, 2012, among Biomet, Inc., LVB Acquisition, Inc., Bank of America, N.A., and each of the other lenders party thereto, filed as Exhibit 10.1 to the Company’s Current Report on form 8-K on August 6, 2012 and incorporated herein by reference.

10.26†*	Management Services Agreement dated September 25, 2007, by and among LVB Acquisition Merger Sub, Inc., LVB Acquisition Holding, LLC, LVB Acquisition, Inc., Blackstone Management Partners V L.L.C., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P. and TPG Capital, L.P.

12*	Computation of Ratio of Earnings to Fixed Charges.

14	Code of Business Conduct and Ethics, as amended on May 6, 2009, filed as Exhibit 14.1 to the Company’s Current Report on Form 8-K filed on May 12, 2009 and incorporated herein by reference.

21*	Subsidiaries of Biomet, Inc.

23.1*	Consent of Independent Registered Public Accounting Firm.

31.1*	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certifications Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101. PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.

Exhibit 4.5

EXECUTION VERSION

SENIOR NOTES INDENTURE

Dated as of August 8, 2012

Among

BIOMET, INC.,

the Guarantors listed herein

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

6.500% SENIOR NOTES DUE 2020

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 12.02
(d)	7.06
314(a)	4.03; 12.02; 12.05
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 12.02
(c)	7.01
(d)	7.01
(e)	6.14
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12; 9.04
317(a)(l)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	12.01
(b)	N.A.
(c)	12.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

-i-

-ii-

-iii-

EXHIBITS

Exhibit A         Form of Note

Exhibit B         Form of Certificate of Transfer

Exhibit C         Form of Certificate of Exchange

Exhibit D         Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

-iv-

SENIOR NOTES INDENTURE, dated as of August 8, 2012, among Biomet, Inc., an Indiana corporation, the Guarantors (as defined herein) listed on the signature pages hereto and Wells Fargo Bank, National Association, a national banking association, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer (as defined herein) has duly authorized the creation of an issue of $1,000,000,000 aggregate principal amount of the Issuer’s 6.500% senior notes due 2020 (the “Initial Notes”);

WHEREAS, the Issuer and each of the Guarantors has duly authorized the execution and delivery of this Indenture (as defined herein);

NOW, THEREFORE, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“2007 Acquisition” means the transactions pursuant to the Merger Agreement.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Facilities” means the asset-based revolving credit facilities under the Credit Agreement dated as of September 25, 2007 by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof).
“ABL Financing Entity” means the Issuer and certain of its Subsidiaries from time to time named as borrowers or guarantors under the ABL Facilities.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes and other than Exchange Notes issued in exchange for such Initial Notes) issued from time to time subsequent to the Issue Date under this Indenture in accordance with Sections 2.01 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Issuer may enforce such agreement against such participants.

“Applicable Premium” means, with respect to any Note, on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at August 1, 2015 (such redemption price being set forth in the table set forth in Section 3.07(d)), plus (ii) all required remaining scheduled interest payments due on such Note through August 1, 2015 (excluding accrued but unpaid interest to, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions; in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described under Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07 hereof;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by this Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with the ABL Facilities or any Qualified Securitization Facility;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(l) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(q) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“broker-dealer” has the meaning set forth in the Registration Rights Agreement.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, yen, pounds sterling, euros or any national currency of any participating member state of the EMU; or

      (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

      (3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

      (4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

      (5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar funds having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated “AAA-” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(11) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

At any time at which the value, calculated in accordance with GAAP, of all investments of the Issuer and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (11) above exceeds the Indebtedness of the Issuer and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following two conditions: (a) the Qualifying Investment is of a type described in clauses (1) through (11) of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (11) requiring a shorter maturity); and (b) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph, does not exceed two years from the date of such Qualifying Investment.

“CF Credit Facilities” means the term and revolving credit facilities under the Credit Agreement dated as of September 25, 2007 by and among the Issuer, the European subsidiary borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof).

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Clearstream” means Clearstream Banking, Société Anonyme and its successors.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the 2007 Acquisition or any other acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” with respect to the Existing Notes or other securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the 2007 Acquisition or any multi-year strategic initiatives, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans) shall be excluded;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;

(5) the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and, solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 4.07(a) hereof, the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 4.07(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration of payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8) any after-tax effect of income (loss) from the early extinguishment of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Notes and the other Transactions), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, the Existing Notes and the Credit Facilities) and including, in each case, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(12) accruals and reserves that are established within twelve months after the closing of any acquisition (including the 2007 Acquisition) that are so required to be established as a result of such acquisition in accordance with GAAP shall be excluded;

(13) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing 180 days and (b) in fact reimbursed within 365 days of the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365-day period), expenses with respect to liability or casualty events or business interruption shall be excluded;

(14) any non-cash compensation expense resulting from the application of Financial Accounting Standards Board Accounting Standards Codification 718 and 505-50, as applicable, shall be excluded; and

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Financial Accounting Standards Board Accounting Standards Codification 815; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (3)(D) of Section 4.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(D) of Section 4.07(a) hereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially is the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes, foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (15) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus.

(d) [reserved]; plus

(e) the amount of any restructuring charges, integration and facilities opening costs or other business optimization expenses (including cost and expenses relating to business optimization programs and new systems design and implementation costs) or accruals or reserves, including any one-time costs incurred in connection with acquisitions after the Issue Date, project start-up costs and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under Section 4.11 hereof; plus

(i) the amount of “run-rate” cost savings projected by the Issuer in good faith to result from actions either taken or expected to be taken within 12 months after the end of such period (which cost savings shall be subject only to certification by management of the Issuer and calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 12 months of taking such action) (which adjustments may be incremental to pro forma cost savings, operating improvements, synergies and operating expense adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus.

(j) the amount of loss on sale of receivables, Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement or any distributor equity plan or agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m) any net loss from disposed or discontinued operations or from operations expected to be disposed of or discontinued within twelve months after the end of such period; plus

(n) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables; plus

(o) extraordinary losses and unusual or non-recurring charges (including any unusual or non-recurring operating expenses attributable to the implementation of cost-savings initiatives, severance, retention and relocation costs and curtailments and modifications to pension and postretirement employee benefit plans); plus

(p) [reserved]; plus

(q) [reserved]; plus

(r) losses on asset sales (other than asset sales made in the ordinary course of business), disposals and abandonments;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(c) any net income from disposed or discontinued operations (excluding held-for-sale discontinued operations) or from operations expected to be disposed of or discontinued within twelve months after the end of such period; plus

(d) extraordinary gains and unusual or non-recurring gains; plus

(e) gains on asset sales (other than asset sales made in the ordinary course of business), disposals and abandonments.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Notes issued in an Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement as “Exchange Offer”.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement as “Exchange Offer Registration Statement”.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer; in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Existing Notes” means the Existing Senior Notes and the Existing Subordinated Notes.

“Existing Senior Notes” means the Issuer’s $775.0 million 10% Senior Notes due 2017 and $775.0 million 10 3/8% / 11 1/8% Senior PIK Toggle Notes due 2017 (including any increases in the principal amount or issuances of additional notes in connection with the payment of interest due thereunder).

“Existing Subordinated Notes” means the Issuer’s $1,015.0 million 11 5/8% Senior Subordinated Notes due 2017.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio

Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, operating improvements, synergies and operating expense reductions resulting from such Investment, acquisition, merger or consolidation which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the-Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined in accordance with GAAP in good faith by the Issuer, without intercompany eliminations.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f) hereof.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means each Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable;

(d) representing the net obligations under any Hedging Obligations; or

(e) during a Suspension Period only, obligations of the lessee for rental payments in respect of Sale and Lease-Back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to, pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such, first Person, whether or not such Indebtedness is assumed by such first Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities.

“Indenture” means this Senior Notes Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, HSBC Securities (USA) Inc., ING Financial Markets LLC, Natixis Securities Americas LLC, RBC Capital Markets, LLC, SMBC Nikko Capital Markets Limited and UBS Securities LLC.

“Interest Payment Date” means August 1 and February 1 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation;

(b) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., TPG Global, LLC and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means August 8, 2012.

“Issuer” means Biomet, Inc., an Indiana corporation (and not any of its Subsidiaries), and its successors.

“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a place of Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuer and sent to all Holders for use by such Holders in connection with an Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means the management services agreement, dated as of September 25, 2007, between certain of the management companies associated with the Investors or their advisors, if applicable, and the Issuer.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of the Issuer on the Issue Date or will become holders of such Equity Interests in connection with the Acquisition.

“Merger Agreement” means the Agreement and Plan of Merger, dated December 18, 2006 (as amended and restated as of June 7, 2007) by and among the Issuer, the Parent and LVB Acquisition Merger Sub, Inc.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of Section 4.10(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For purposes of this Indenture, unless the context otherwise requires, the term “Notes” shall also include any Additional Notes that are actually issued under this Indenture. For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to the Notes.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Circular” means the confidential offering circular, dated July 25, 2012, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person. Unless otherwise indicated, Officer shall refer to an Officer of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, that meets the requirements set forth in this Indenture. Unless otherwise indicated, Officer’s Certificate shall refer to a certificate of an Officer of the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Parent” means LVB Acquisition, Inc., a Delaware corporation and the direct parent of the Issuer.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 4.10 hereof.

“Permitted Holders” means each of the Investors, Management Stockholders and any of the direct or indirect parent companies of the Issuer (provided such direct or indirect parent companies of the Issuer have no majority holders other than the Investors, Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Management Stockholders and any of the direct or indirect parent companies of the Issuer (provided such direct or indirect parent companies of the Issuer have no majority holders other than the Investors, Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members), collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under Section 4.10 hereof;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(b) in satisfaction of judgments against other Persons; or

(c) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of Section 4.09(b) hereof;

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $450.0 million and (b) 3.0% of Total Assets;

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a) hereof;

(10) guarantees of Indebtedness permitted under Section 4.09(b) hereof;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (2), (5) and (9) of Section 4.11(b));

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $450.0 million and (b) 3.0% of Total Assets;

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(22) repurchases of the Notes.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12)(B), (13), (23) or (24) of Section 4.09(b) hereof; provided that (a) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Refinancing Indebtedness that serves to refund or refinance Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (4) or (12)(B) of Section 4.09(b) hereof, (b) Liens securing Indebtedness permitted to be incurred pursuant to clause (23) extend only to the assets of Foreign Subsidiaries, (c) Liens securing Indebtedness permitted to be incurred pursuant to clause (24) are solely on acquired property or the assets of the acquired entity, as the case may be, and (d) Liens securing Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of Section 4.09(b) hereof extend only to the assets so purchased, leased or improved;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(11) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (a) $100.0 million and (b) 1.0% of Total Assets determined as of the date of incurrence;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) of Section 6.01 hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Senior Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(28) during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the Notes), and Indebtedness represented by Sale and Lease-Back Transactions in an amount not to exceed 15.0% of Total Assets at any one time outstanding;

(29) Liens securing Indebtedness the proceeds of which are used to develop or construct new facilities (or any improvements to existing facilities) or equipment (or any improvements to existing equipment) designed primarily for the purpose of air or water pollution control; provided that such Indebtedness is permitted to be incurred by the terms of this Indenture and such Liens do not extend to any assets of the Issuer or its Restricted Subsidiaries other than the assets developed, constructed or improved with the proceeds of the Indebtedness secured by such Lien;

(30) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(32) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(33) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(34) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(35) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; and

(36) Liens on the assets of non-guarantor Subsidiaries securing Indebtedness of the Issuer or the Restricted Subsidiaries that were permitted by the terms of this Indenture to be incurred.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means the fair market value, of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the board of directors of the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) or (2) constituting a receivables financing facility.

“Qualifying Investment” as defined in the definition of “Cash Equivalents”.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the July 15 and January 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Registration Rights Agreement” means a registration rights agreement with respect to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act:

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment related to the Specified Contract Rights subject to a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Facilities” means the ABL Facilities and the CF Credit Facilities.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Existing Senior Notes (and related guarantees) or the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior Secured Leverage Ratio” means “Senior Secured Leverage Ratio” as defined, together with related definitions, in the CF Credit Facilities as in effect on the Issue Date, provided that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee to treat all or a portion of a revolving commitment under any Credit Facility as incurred and outstanding Indebtedness at the time such commitments are established and for so long as such revolving commitments remain outstanding. As a result of any such election, any subsequent incurrence of Indebtedness under such revolving commitment shall not be deemed an incurrence of additional Indebtedness or an additional Lien at such subsequent event.

“Shelf Registration Statement” has the meaning set forth in the Registration Rights Agreement as “Shelf Registration Statement”.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Specified Contract Rights” means certain intellectual property licenses, agreements or other contracts giving rise to not more than $50.0 million of annual accounts receivable, royalty or other intellectual property revenue streams or other rights to payment.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transactions” means the issuance of the Notes and the related transactions described under “Summary—Concurrent Transactions” in the Offering Circular.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 1, 2015; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means Wells Fargo Bank, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with Section 4.07 hereof; and

(3) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test described in Section 4.09(a) hereof; or

(2) the Fixed Charge Coverage Ratio for the Issuer would be equal to or greater than such ratio for the Issuer immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Applicable Premium Deficit”	8.04
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Charge Coverage Test”	4.07
“incur”	4.09
“Legal Defeasance”	8.02
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Purchase Date”	3.09
“Redemption Date”	3.01
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4 16
“Second Commitment”	4.10
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.16
“Suspension Date”	4.16
“Suspension Period”	4.16
“Treasury Capital Stock”	4.07

SECTION 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and “obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(k) all references to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest.

SECTION 1.05. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments is delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC, that is a Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE II

THE NOTES

SECTION 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued initially in minimum denominations of $1,000 and any integral multiple of $1,000.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the-”Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following (i) the termination of the applicable Restricted Period, (ii) receipt by the Issuer of any certificate or other evidence in a form reasonably acceptable to it as required pursuant to Rule 903(b)(3)(ii)(B) and (iii) the receipt by the Trustee of an Officer’s Certificate from the Issuer, the Trustee shall remove the Regulation S Temporary Global Note Legend from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article III hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 hereof. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture and in connection with such issuance, the Trustee shall receive an Opinion of Counsel stating that such Additional Notes, when authenticated and delivered by the Trustee and issued by the Issuer, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

(e) Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream and this Indenture shall not govern such transfers.

SECTION 2.02. Execution and Authentication. At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual or facsimile signature.

If an Officer of the Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes or Exchange Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes or Exchange Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03. Registrar and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder of a Note will be treated as the owner of the Note for all purposes. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agents. The Issuer initially appoints the Trustee as Paying Agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall, to the extent that it is capable, act as such. The Issuer or any of its domestic Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the global Notes representing the Notes.

The Issuer initially appoints the Trustee to act as the Registrar for the Notes.

SECTION 2.04. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuer shall otherwise comply with Section 312(a) of the Trust Indenture Act.

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note of the same series unless (A) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 20 days, (B) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes (although Regulation S Temporary Global Notes at the Issuer’s election pursuant to this clause may not be exchanged for Definitive Notes prior to (1) the expiration of the applicable Restricted Period and (2) the receipt by the Issuer of any certificate or other evidence in a form reasonably acceptable to it as required pursuant to Rule 903(b)(3)(ii)(B)) or (C) upon the request of a Holder if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in clause (A), (B) or (C) above, Definitive Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in clause (A), (B) or (C) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the applicable Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in subclause (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Issuer of any certificate or other evidence in a form reasonably acceptable to it as required pursuant to Rule 903(b)(3)(ii)(B). Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the applicable Letter of Transmittal or in an Agent’s Message delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (A), (B) or (C) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof,

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Issuer of any certificate or other evidence in a form reasonably acceptable to it as required pursuant to Rule 903(b)(3)(ii)(B), except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clauses (A), (B) or (C) of Section 2.06(a) hereof and if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clause (A), (B) or (C) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement;

(B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes of the same series tendered for acceptance by Persons that certify in the applicable Letters of Transmittal or in an Agent’s Message that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer, and accepted for exchange in the applicable Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes of the same series tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer, and accepted for exchange in the applicable Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer shall execute and the Trustee shall authenticate and mail to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the applicable principal amount. Any Notes that remain outstanding after the consummation of the applicable Exchange Offer, and Exchange Notes issued in connection with such Exchange Offer, shall be treated as a single class of securities under this Indenture.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE AND THE RELATED GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE RELATED GUARANTEES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE RELATED GUARANTEES BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE AND THE RELATED GUARANTEES (OR ANY PREDECESSOR OF THIS NOTE AND THE RELATED GUARANTEES) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSE (C) PRIOR TO THE END OF THE DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (D) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.

THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER ONLY AT THE DIRECTION AND IN THE ABSOLUTE DISCRETION OF THE ISSUER AFTER THE DISTRIBUTION COMPLIANCE PERIOD OR RESALE RESTRICTION TERMINATION DATE, AS APPLICABLE.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange a Note between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note.

(iv) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

(xi) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07. Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss of theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the, Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or a Guarantor or by any Affiliate of the Issuer or a Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.

SECTION 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of all surrendered Notes shall be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP/ISIN Numbers. The Issuer in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

SECTION 2.14. Calculation of Principal Amount of Securities. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with Section 2.08 and Section 2.09 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

ARTICLE III

REDEMPTION

SECTION 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least three Business Days before notice of redemption is required to be delivered to Holders pursuant to Section 3.03 hereof but not more than 60 days before the date of redemption (the “Redemption Date”), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price and a form of redemption notice if the Trustee shall send such notice; provided that such Officer’s Certificate may be withdrawn by the Issuer upon written notice to the Trustee prior to the date such notice of redemption is required to be delivered to Holders.

SECTION 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot and in accordance with the procedures of DTC, Euroclear or Clearstream, as applicable. In the event of partial redemption by lot, the particular ‘Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $1,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. Notice of Redemption. Subject to Section 3.09 hereof, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI hereof. All redemptions or notices may, at the Issuer’s option, be subject to one or more conditions precedent.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and

(i) any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least three Business Days before notice of redemption is required to be delivered to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph and the form of notice to be sent; provided that such Officer’s Certificate may be withdrawn by the Issuer upon written notice to the Trustee prior to the date such notice of redemption is required to be delivered to Holders.

If any Notes are listed on an exchange, and the rules of such exchange so require, the Issuer will notify the exchange of any such redemption and, if applicable, of the principal amount of any Notes outstanding following any partial redemption of Notes.

SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price (except if subject to one or more conditions precedent as provided for in Section 3.03). The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05. Deposit of Redemption Price.

(a) Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06. Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each Note will be in a principal amount of $1,000 and any integral multiple of $1,000 in excess of $1,000. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07. Optional Redemption.

(a) At any time prior to August 1, 2015, the Issuer may redeem all or a part of the Notes, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(b) Until August 1, 2015, the Issuer may, at its option, redeem up to 35.0% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 106.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, the Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that (i) at least 50.0% of the sum of the aggregate principal amount of the Notes issued under this Indenture remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 180 days of the date of closing of each such Equity Offering. Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof. As set forth in Section 3.03, all redemptions or notices may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Equity Offering.

(c) Except pursuant to clause (a) or (b) of this Section 3.07, the Notes will not be redeemable at the Issuer’s option prior to August 1, 2015.

(d) On and after August 1, 2015, the Issuer may redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning August 1 of each of the years indicated below:

Year	Notes Percentage
2015	104.875%
2016	103.250%
2017	101.625%
2018 and thereafter	100.000%

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

SECTION 3.08. Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall deliver electronically or send, by first-class mail, postage prepaid, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $1,000;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in an amount not less than $1,000 are purchased); and

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased. Any Note not so accepted shall be promptly delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g) Prior to 11:00 a.m. (New York City time) on the purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that purchase date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay all applicable Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement and in Section 6.02 hereof.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency. The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered, for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

SECTION 4.03. Reports and Other Information.

(a) Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer shall file with the SEC from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer shall make available such information to prospective purchasers of the Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Issuer shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) of the Securities Act.

(b) In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Issuer shall be permitted to satisfy its obligations under this Section 4.03 by furnishing reports of such parent; provided that the same is accompanied, to the extent material to investors in the Notes, by consolidating financial and other information that explains in reasonable detail the differences between the information in such reports relating to such parent, on the one hand, and the information relating to the Issuer and its consolidated Subsidiaries on a stand-alone basis, on the other hand.

(c) Notwithstanding the foregoing, the requirements of this Section 4.03 shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by (1) the filing with the SEC of the Exchange Offer Registration Statement or Shelf Registration Statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in the Offering Circular, to the extent filed within the time specified above, or (2) posting on its website and providing to the Trustee within 15 days of the time periods after the Issuer would have been required to file annual and interim reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Circular, to the extent filed within the times specified above.

(d) Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of clause (3) of Section 6.01 hereof until 120 days after the date any report is due under this Section 4.03.

(e) The Issuer shall use its commercially reasonable efforts, consistent with its judgment as to what is prudent at the time, to participate in quarterly conference calls to discuss operating results and related matters. The Issuer shall issue a press release which will provide the date and time of any such call and will direct Holders, prospective investors and securities analysts to contact the investor relations office of the Issuer to obtain access to the conference call.

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in Default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than five Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

SECTION 4.05. Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

SECTION 4.06. Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (7) and (8) of Section 4.09(b) hereof; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after September 25, 2007 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(C), (9) and (14) of Section 4.07(b) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(A) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on September 1, 2007 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(B) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after September 25, 2007 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(A) of Section 4.09(b) hereof) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after September 25, 2007 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof; and

(y) Designated Preferred Stock; and (B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any direct or indirect parent company of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof); or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer; provided that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(C) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following September 25, 2007 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(A) of Section 4.09(b) hereof) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(D) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after September 25, 2007; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after September 25, 2007; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after September 25, 2007, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $125.0 million, shall be determined by the board of directors of the Issuer whose resolution with respect thereto will be delivered to the Trustee) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment.

(b) The foregoing provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or (ii) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor, that, in each case, is incurred in compliance with Section 4.09 hereof so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired, defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired; and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or, other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former (A) employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement, including any Equity Interest rolled over by management of the Issuer or any direct or indirect parent company of the Issuer in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause (A) does not exceed $20.0 million in the first fiscal year following the Issue Date (which amount shall be increased by $5.0 million each fiscal year thereafter and, if applicable, will be increased to $40.0 million following the consummation of an underwritten public Equity Offering) (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any fiscal year (which shall increase to $60.0 million subsequent to the consummation of an underwritten public Equity Offering)); and (B) distributor (or its respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any distributor equity plan or agreement; provided that the aggregate amount of Restricted Payments made under this clause (B) does not exceed the greater of (i) $100.0 million and.(ii) 1.0% of Total Assets; provided, further, that each of the amounts in any fiscal year under subclauses (A) and (B) may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any direct or indirect parent company of the Issuer, in each case to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a) hereof; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Issuer from any future, present or former employees, directors, officers, managers, distributors or consultants of the Issuer (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(B) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date, provided that the amount of dividends paid pursuant to this clause (6)(B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 4.07(b);

provided, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed greater of (a) $300.0 million and (b) 3.0% of Total Assets;

(8) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any direct or indirect parent company of the Issuer after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with. all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (a) $300.0 million and (b) 2.75% of Total Assets;

(12) distributions or payments of Securitization Fees;

(13) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 4.11 hereof;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Section 4.10 and Section 4.14 hereof; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(15) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company of the Issuer to pay, in each case without duplication,

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(C) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(E) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent company;

(F) [reserved];

(G) amounts payable pursuant to the Management Fee Agreement, solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries;

(H) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer; and

(I) to finance Investments otherwise permitted to be made pursuant to this Section 4.07; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01 hereof) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of Section 4.07(a) hereof and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 4.07(b) (other than pursuant to clause (10) of this Section 4.07(b)) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof); and

(16) the distribution by dividend, or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the next to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) hereof or under clause (7), (10) or (11) of this Section 4.07(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, Hedging Obligations and the indentures governing the Existing Notes and the related documentation;

(2) this Indenture, the Notes and the guarantees thereof;

(3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) hereof on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof;

(10) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(11) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(12) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; and

(14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to Section 4.09(c) hereof, any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof shall not apply to:

(1) the incurrence by the Issuer or any Restricted Subsidiary pursuant to one or more Credit Facilities, including through the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), of: (x) Indebtedness in an aggregate principal amount up to the sum of $3,165.0 million and €835.0 million and (y) Indebtedness in an aggregate principal amount that could be incurred such that at the time of incurrence and after giving effect thereto the Senior Secured Leverage Ratio would not exceed 4.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom); provided that in calculating the Senior Secured Leverage Ratio solely for purposes of this clause (1), any unsecured Indebtedness incurred under this clause (1) shall be deemed to be Secured Indebtedness solely for purposes of calculating the Senior Secured Leverage Ratio for this clause (1);

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) and the Exchange Notes and related exchange guarantees to be issued in exchange for Notes and the Guarantees pursuant to the Registration Rights Agreement (but excluding any Additional Notes);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (including the Existing Notes) (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b));

(4) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (4), not to exceed 5.0% of Total Assets (in each case, determined at the date of incurrence) at any time outstanding, so long as such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued at the date of such purchase, lease or improvement or within 270 days thereafter;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in-right of payment to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Indenture, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (A) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(B) and (3)(C) of Section 4.07(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clause (1) or (3) of the definition thereof) and (B) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or, subject to Section 4.09(c), any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(B), does not at any one time outstanding exceed the greater of (x) $550.0 million and (y) 5.0% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(B) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (12)(B));

(13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, the issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.09(a) hereof and clauses (2), (3), (4) and (12)(A) of this Section 4.09(b), this clause (13) and clauses (14) and (24) of this Section 4.09(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and, provided, further, that subclause (A) of this clause (13) will not apply to any extension, replacement refunding, refinancing, renewal or defeasance of any Indebtedness outstanding under a Credit Facility and Obligations secured by Permitted Liens.

(14) (A) Indebtedness or Disqualified Stock of the Issuer or, subject to Section 4.09(c) hereof, Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition or (B) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition or merger, either

(1) the Issuer would be permitted to incur at least $l.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(2) the Fixed Charge Coverage Ratio for the Issuer is equal to or greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (A) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with Section 4.15 hereof;

(18) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers, distributors and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or, redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of Section 4.07(b) hereof;

(19) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms on a recourse basis;

(22) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(23) the incurrence of Indebtedness of Foreign Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer in an amount not to exceed at any one time outstanding the greater of (i) $100.0 million and (ii) 5.0% of the Foreign Subsidiary Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for the purpose of this clause (23) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Issuer or such Restricted Subsidiaries could have incurred such Indebtedness under Section 4.09(a) hereof without reliance on this clause (23));

(24) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $100.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (24) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (24) shall cease to be deemed incurred or outstanding for purposes of this clause (24) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.09(a) hereof without reliance on this clause (24)); and

(25) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

(c) Restricted Subsidiaries of the Issuer that are not Guarantors may not incur Indebtedness or Disqualified Stock or Preferred Stock under Section 4.09(a) hereof or clause (12)(B), (14)(A) or (24) of Section 4.09(b) hereof if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors incurred or issued pursuant to Section 4.09(a) hereof and clauses (12)(B), (14)(A) and (24) of Section 4.09(b) hereof, collectively, would exceed $600.0 million.

(d) For purposes of determining compliance with this Section 4.09:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (25) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under Section 4.09(a) hereof; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of Section 4.09(b) hereof; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

For purposes of determining compliance with any U.S. dollar-denominated or euro-denominated, as the case may be, restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent or euro-equivalent, as the case may be, principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable U.S. dollar-denominated or euro-denominated, as the case may be, restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated or euro-denominated, as the case may be, restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding anything to the contrary, the Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 4.10. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing;

(B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $300.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b) Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(A) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(B) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by this Indenture, and to correspondingly reduce commitments with respect thereto;

(C) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Notes by redeeming Notes as provided under Section 3.07 hereof or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in Section 3.09 and Section 4.10(d) hereof) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased; or

(D) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) hereof will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $75.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $75.0 million by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $75.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes on a pro rata basis and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis (with adjustments as needed for selection of authorized minimum denominations) based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

(d) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 4.11. Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b) The provisions of Section 4.11(a) hereof will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by Section 4.07 hereof and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring, advisory and other fees and related expenses pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses accrued in any prior year) and the termination fees pursuant to the Management Fee Agreement, or any amendment thereto so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former employees, directors, officers, managers, distributors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as contemplated by the Offering Circular;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with the ABL Facilities or any Qualified Securitization Facility;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(13) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement or any distributor equity plan or agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(14) investments by any of the Investors in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(15) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(16) payments by the Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(17) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Issuer in good faith;

(18) intellectual property licenses in the ordinary course of business; and

(19) any transition services arrangements, supply arrangements and similar arrangements entered into in connection with or in contemplation of dispositions of assets or Equity Interests in any Restricted Subsidiary not otherwise prohibited by the terms of this Indenture that the Issuer determines in good faith are either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions.

SECTION 4.12. Liens. The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (A) Liens securing the Notes and the related Guarantees, (B) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to clause (1) of

Section 4.09(b) hereof and (C) Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided that, with respect to Liens securing Indebtedness permitted under this subclause (C), at the time of incurrence and after giving pro forma effect thereto, the Senior Secured Leverage Ratio would be no greater than 4.50 to 1.00.

SECTION 4.13. Company Existence. Subject to Article V hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

SECTION 4.14. Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer shall deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $1,000 or any integral multiple of $1,000 in excess of $1,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law:

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

SECTION 4.15. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than a Guarantor, a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of the ABL Facilities by the ABL Financing Entities or of any Qualified Securitization Facility by any Restricted Subsidiary.

SECTION 4.16. Suspension of Covenants.

(a) During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), then Section 4.07 hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, Section 4.15 hereof and clause (4) of Section 5.01(a) hereof shall not be applicable to the Notes (collectively, the “Suspended Covenants”).

(b) During any period that the foregoing covenants have been suspended, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Section 4.16 as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

(d) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with. respect to the Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of Section 4.09(b) hereof.

(e) The Issuer shall deliver promptly to the Trustee an Officer’s Certificates notifying it of any event set forth under this Section 4.16.

ARTICLE V

SUCCESSORS

SECTION 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test described in Section 4.09(a) hereof, or

(B) the Fixed Charge Coverage Ratio for the Issuer would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(B) of Section 5.01(c) hereof shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture, the Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and an Opinion of Counsel that such supplemental indenture is the valid and binding obligation of the Issuer and the Guarantors and enforceable in accordance with its terms.

(b) The Successor Company will succeed to, and be substituted for the Issuer under this Indenture, the Guarantees and the Notes, as applicable. Notwithstanding clauses (3) and (4) of Section 5.01(a) hereof,

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is, not increased thereby.

(c) Subject to Section 10.06 hereof, no Guarantor will, and the Issuer will not permit any such Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and an Opinion of Counsel that such supplemental indenture is the valid and binding obligation of the Successor Person and enforceable in accordance with its terms; or

(2) the transaction is made in compliance with Section 4.10 hereof.

(d) Subject to Section 10.06 hereof, the Successor Person will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (1) merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

SECTION 5.02. Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer or such Guarantor, as applicable, shall refer instead to the Successor Person and not to the Issuer or such Guarantor, as applicable), and may exercise every right and power of the issuer or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer or a Guarantor, as applicable, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in this Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed, by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $75.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $75.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), in a proceeding in which the Issuer or any such Subsidiary, that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(iii) orders the liquidation of the Issuer or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

SECTION 6.02. Acceleration. If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01 hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30.0% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and premium, if any, and interest shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if the Trustee in good faith determines that acceleration is not in the best interests of the Holders.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01 hereof, all outstanding Notes shall be due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes rescind any acceleration with respect to the Notes and its consequences if such rescission would not conflict with any judgment of a court of competent jurisdiction and if all existing Events of Default (except nonpayment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder that has become due solely because of the acceleration) have been cured or waived.

In the event of any Event of Default specified in clause (4) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has-been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Notwithstanding anything to the contrary in this Article VI, the sole remedy for any breach of the Issuer’s obligation under Section 4.03 hereof (including pursuant to Trust Indenture Act Section 314(a)(1)) shall be the payment of liquidated damages, and the Holders will not have any right under this Article VI to accelerate the maturity of the Notes as a result of any such breach. If a breach of our obligation under Section 4.03 hereof (including pursuant to Trust Indenture Act Section 314(a)(1)) continues for 90 days after notice thereof is given in accordance with this Indenture, we will pay liquidated damages to all the Holders at a rate per annum equal to (i) 0.25% per annum of the principal amount of the Notes from the 90th day following such notice to but not including the 180th day following such notice (or such earlier date on which the Event of Default relating to the reporting obligations referred to in this paragraph shall have been cured or waived) and (ii) 0.50% per annum of the principal amount of the Notes from the 180th day following such notice to but not including the 365th day following such notice (or such earlier date on which the Event of Default relating to the reporting obligations referred to in this paragraph shall have been cured or waived). On such 365th day (or earlier, if the Event of Default relating to the reporting obligations referred to in this paragraph shall have been cured or waived prior to such 365th day), such Additional Interest will cease to accrue, and the Notes will be subject to acceleration as provided above if the Event of Default is continuing. The provisions of the Indenture described in this paragraph will not affect the rights of the Holders in the event of the occurrence of any other Event of Default.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults. Subject to Section 6.02 hereof, Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder (except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority. Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.06. Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30.0% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any, determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former-positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses; disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13. Priorities. If the Trustee or any Agent collects any money or property pursuant to this Article VI, it shall pay out the money in the following order:

(i) to the Trustee (including in its capacity as Paying Agent and Registrar), its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only-those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the documents of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such farther inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and its Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on a such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the willful misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) None of the provisions of this Indenture shall, require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless ,written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss or profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) In the event the Issuer is required to pay Additional Interest, the Issuer will provide written notice to the Trustee of the Issuer’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Issuer. The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.

(k) Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(m) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06. Reports by Trustee to Holders. Within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange.

SECTION 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agent and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity; failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

SECTION 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(A) the Trustee fails to comply with Section 7.10 hereof or Trust Indenture Act Section 310;

(B) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(C) a custodian or public officer takes charge of the Trustee or its property; or

(D) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is, subject to Trust Indenture Act Section 310(b).

SECTION 7.11. Preferential Collection of Claims Against Issuer. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02. Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(A) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(B) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(C) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(D) this Section 8.02.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof and clauses (4) and (5) of Section 5.01(a), Sections 5.01(c) and 5.01(d) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(4), 6.01(5), 6.01(6) (solely with respect to the Issuer and its Restricted Subsidiaries), 6.01(7) (solely with respect to the Issuer and its Restricted Subsidiaries) and 6.01(8) hereof shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would-have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Existing Notes, the indentures pursuant to which the Existing Notes were issued or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05. Deposited Money and Governmental Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with Section 5.01 hereof;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a guarantor under this Indenture;

(11) to conform the text of this Indenture, Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Circular to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee or Notes;

(12) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(13) to provide for the issuance of Additional Notes in accordance with this Indenture.

Upon the request of the Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate shall be required in connection with the addition of a Guarantor under this Indenture (other than as required by Section 4.15 hereof) upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

SECTION 9.02. With Consent of Holders. Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Note (other than provisions relating to Section 3.09, Section 4.10 and Section 4.14 hereof) to the extent that any such amendment or waiver does not have the effect of reducing the principal of or changing the fixed final maturity of any such Note or altering or waiving the provisions with respect to the redemption of such Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders.

SECTION 9.03. Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies in all material respects with the Trust Indenture Act as then in effect.

SECTION 9.04. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.05. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment, supplement or waiver until the board of directors of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive, upon request, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof). Notwithstanding the foregoing, except as required by Section 4.15 hereof, neither an Opinion of Counsel nor an Officer’s Certificate will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

SECTION 9.07. Payment for Consent. Neither the Issuer nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE X

GUARANTEES

SECTION 10.01. Guarantee. Subject to this Article X, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general unsecured senior obligation of such Guarantor and shall rank equally in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer of conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President or Treasurer, one of its Vice Presidents or one of its Assistant Vice Presidents.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article X, to the extent applicable.

SECTION 10.04. Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

SECTION 10.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Guarantees. Each Guarantee by a Guarantor will provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (A) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture and the Guarantor is released from its guarantee, if any, of, and all pledges and security, if any, granted in connection with, the Senior Credit Facilities;

(B) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(C) upon the dissolution of such Guarantor; provided that no Default or Event of Default has occurred and is continuing;

(D) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture; or

(E) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate of such Guarantor and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(B) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Existing Notes, the indentures pursuant to which the Existing Notes were issued or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(C) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(D) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

SECTION 11.02. Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as directed by the Issuer, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

SECTION 12.02. Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next-day delivery, to the others’ address: -

If to the Issuer and/or any Guarantor:

Biomet, Inc.

P.O. Box 587

56 East Bell Drive

Warsaw, Indiana 46581-0587

Fax No.: 574-372-1960

Attention: General Counsel

If to the Trustee:

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, New York 10006

Fax No.: 212-515-1589

Attention: Corporate Trust Services – Biomet Administrator

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.03. Communication by Holders with Other Holders. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

SECTION 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(A) An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(B) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:

(A) a statement that the Person making such certificate or opinion has read such covenant or condition;

(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(D) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 12.06. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.07. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.08. Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.09. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.10. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software, or hardware) services.

SECTION 12.11. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.12. Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

SECTION 12.13. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.14. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.15. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.16. Qualification of Indenture. The Issuer and the Guarantors shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Issuer and the Guarantors any such Officer’s Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.

SECTION 12.17. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signatures on following page]

BIOMET, INC., as Issuer

By:	/s/ Michael T. Hodges
Name: Michael T. Hodges Title: Treasurer

Signature Page to Indenture (Senior Notes)

BIOMET 3I, LLC

BIOMET BIOLOGICS, LLC

BIOMET EUROPE LTD.

BIOMET FAIR LAWN LLC

BIOMET INTERNATIONAL LTD.

BIOMET LEASING, INC.

BIOMET MANUFACTURING CORPORATION

BIOMET MICROFIXATION, LLC

BIOMET ORTHOPEDICS, LLC

BIOMET SPORTS MEDICINE, LLC

BIOMET U.S. RECONSTRUCTION, LLC

BIOMET TRAUMA, LLC

BIOLECTRON, INC.

CROSS MEDICAL PRODUCTS, LLC

ELECTRO-BIOLOGY, LLC

EBI HOLDINGS, LLC

EBI, LLC

EBI MEDICAL SYSTEMS, LLC

BIOMET FLORIDA SERVICES, LLC

IMPLANT INNOVATIONS HOLDINGS, LLC

INTERPORE CROSS INTERNATIONAL, LLC

INTERPORE SPINE LTD.

KIRSCHNER MEDICAL CORPORATION

each, as a Guarantor

By:	/s/ Michael Hodges
Name: Michael T. Hodges Title: Treasurer

Signature Page to Indenture (Senior Notes)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko Title: Vice President

Signature Page to Indenture (Senior Notes)

CUSIP[1] [ ] ISIN [ ]	EXHIBIT A

[RULE 144A] [REGULATION S] [GLOBAL] NOTE

representing up to

$1,000,000,000

6.500% Senior Notes due 2020

No.	[$ ]

Biomet, Inc., an Indiana corporation, promises to pay to             or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of             United States Dollars] on August 1, 2020.

Interest Payment Dates: August 1 and February 1, commencing on February 1, 2013

Record Dates: July 15 and January 15

[1]	144A Initial Note CUSIP: 090613 AF7

144A Initial Note ISIN: US090613AF78

Regulation S Initial Note CUSIP: U0903P AA7

Regulation S Initial Note ISIN: USU0903PAA76

A-1-1

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated: August 8, 2012

BIOMET, INC.

By:
Name: Daniel P. Florin Title: Senior Vice President and Chief Financial Officer

A-1-2

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name: Title: Date:

A-1-3

[Back of Note]

6.500% Senior Notes due 2020

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Biomet, Inc., an Indiana corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum of 6.500% from August 8, 2012 until maturity and to pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below or pursuant to Section 6.02 of the Indenture. The Issuer will pay interest on this Note semi-annually in arrears on August 1 and February 1 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding July 15 and January 15 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including August 8, 2012; provided that the first Interest Payment Date shall be February 1, 2013. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under a Senior Notes Indenture, dated as of August 8, 2012 (the “Indenture”), among the Issuer, the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.500% Senior Notes due 2020. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

A-1-4

5. OPTIONAL REDEMPTION.

(a) Except as described below under clauses 5(b), 5(c) and 5(d) hereof, the Notes will not be redeemable at the Issuer’s option.

(b) At any time prior to August 1, 2015, the Issuer may redeem all or a part of the Notes at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(c) Until August 1, 2015, the Issuer may, at its option, on one or more occasions redeem up to 35.0% of the aggregate principal amount of Notes at a redemption price equal to 106.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that at least 50.0% of the sum of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering. Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof. All redemption or notices may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Equity Offering.

(d) On and after August 1, 2015, the Issuer may redeem the Notes, in whole or in part at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2015	104.875%
2016	103.250%
2017	101.625%
2018 and thereafter	100.000%

(e) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. MANDATORY REDEMPTION. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article VIII or Article XI of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. No Notes of less than $1,000 can be redeemed in part, except that if all the Notes of a Holder are to be redeemed, the entire amount of Notes held by such Holder shall be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

8. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

A-1-5

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 in excess of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange of register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture

12. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture, except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, including the right to receive Additional Interest (as defined in the Registration Rights Agreement or as set forth in Section 6.02 of the Indenture).

15. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

16. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

A-1-6

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuer at the following address:

Biomet, Inc.

P.O. Box 587

56 East Bell Drive

Warsaw, Indiana 46581—0587

Fax No.: 574-372-1960

Attention: General Counsel

A-1-7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

                                                                                                                                                   (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                          to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-1-8

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10            [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-1-9

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

A-1-10

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Biomet, Inc.

P.O. Box 587

56 East Bell Drive

Warsaw, Indiana 46581 - 0587

Fax No.: 574-372-1960

Attention: General Counsel

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, New York 10006

Fax No.: 212-515-1589

Attention: Corporate Trust Services – Biomet Administrator

Wells Fargo Bank, National Association

as Trustee and Registrar — DAPS Reorg

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re:	6.500% Senior Notes due 2020

Reference is hereby made to the Senior Notes Indenture, dated as of August 8, 2012 (the “Indenture”), among the Issuer, the Guarantors named therein and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

            (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $            in such Note[s] or interests (the “Transfer”), to(the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [    ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b) [    ] such Transfer is being effected to the Issuer or a subsidiary thereof; or

(c) [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [    ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name: Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([CUSIP: ]1), or

(ii)	[ ] Regulation S Global Note ([CUSIP: ]2), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([CUSIP: ]1), or

(ii)	[ ] Regulation S Global Note ([CUSIP: ]2)or

(iii)	[ ] Unrestricted Global Note ([ ] [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

[1]	Initial Note CUSIP: 090613 AF7
[2]	Initial Note CUSIP: U0903P AA7

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Biomet, Inc.

P.O. Box 587

56 East Bell Drive

Warsaw, Indiana 46581 - 0587

Fax No.: 574-372-1960

Attention: General Counsel

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, New York 10006

Fax No.: 212-515-1589

Attention: Corporate Trust Services – Biomet Administrator

Wells Fargo Bank, National Association

as Trustee and Registrar — DAPS Reorg

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re:	6.500% Senior Notes due 2020

Reference is hereby made to the Senior Notes Indenture, dated as of August 8, 2012 (the “Indenture”), among the Issuer, the Guarantors named therein and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

            (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $            in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated             .

[Insert Name of Transferor]

By:
Name: Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of             , among             (the “Guaranteeing Subsidiary”), a subsidiary of Biomet, Inc., an Indiana corporation (the “Issuer”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee a Senior Notes Indenture (the “Indenture”), dated as of August 8, 2012, providing for the issuance of an unlimited aggregate principal amount of 6.500% Senior Notes due 2020;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all other Guarantors named in the Indenture (including pursuant to any supplemental indentures), to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee thereunder shall be promptly paid in full, all in accordance with the terms thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors and the Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer or any other Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The Guaranteeing Subsidiary hereby waives: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by full payment of the obligations contained in the Notes, the Indenture and this Supplemental Indenture. The Guaranteeing Subsidiary accepts all obligations applicable to a Guarantor under the Indenture, including Article X of the Indenture (which is deemed incorporated in this Supplemental Indenture and applicable to this Guarantee). The Guaranteeing Subsidiary acknowledges that by executing this Supplemental Indenture, it will become a Guarantor under the Indenture and subject to all the terms and conditions applicable to Guarantors contained therein.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors (including the Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between the Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Guarantee.

(h) The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i) Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article X of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Guarantee will not constitute a fraudulent transfer or conveyance.

(j) This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) This Guarantee shall be a general unsecured senior obligation of such Guaranteeing Subsidiary, ranking equally in right of payment with all existing and future Senior Indebtedness of the Guaranteeing Subsidiary, if any.

(m) Each payment to be made by the Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Except as otherwise provided in Section 5.01(c) of the Indenture, the Guaranteeing Subsidiary may not consolidate or merge with or into or wind up into (whether or not a Guaranteeing Subsidiary is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A)such Guaranteeing Subsidiary is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Guaranteeing Subsidiary, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guaranteeing Subsidiary, expressly assumes all the obligations of the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture, and an Opinion of Counsel that such supplemental indenture is the valid and binding obligation of the Successor Person and enforceable in accordance with its terms; or

(ii) the transaction is made in compliance with Section 4.10 of the Indenture;

(b) Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s Guarantee. Notwithstanding the foregoing, such Guaranteeing Subsidiary may (1) merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating such Guaranteeing Subsidiary in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guaranteeing Subsidiary.

(5) Releases. The Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Issuer or the Trustee is required for the release of the Guaranteeing Subsidiary’s Guarantee, upon:

(1) (A)any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of the Guaranteeing Subsidiary, after which the Guaranteeing Subsidiary is no longer a Restricted Subsidiary or all or substantially all the assets of the Guaranteeing Subsidiary, in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture and the Guaranteeing Subsidiary is released from the guarantee, if any, of, and all pledges and security, if any, granted in connection with, the Senior Credit Facilities;

(B) the release or discharge of the guarantee by the Guaranteeing Subsidiary of the Senior Credit Facilities or the release or discharge of the guarantee which resulted in the creation of the Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(C) upon the dissolution of the Guaranteeing Subsidiary; provided that no Default or Event of Default has occurred and is continuing;

(D) the proper designation of the Guaranteeing Subsidiary as an Unrestricted Subsidiary; or

(E) the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII of the Indenture or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) the Guaranteeing Subsidiary delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

(6) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(11) Subrogation. The Guaranteeing Subsidiary shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.

(12) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name: Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name: Title:

Exhibit 4.5.1

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE AND THE RELATED GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE RELATED GUARANTEES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE RELATED GUARANTEES BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE AND THE RELATED GUARANTEES (OR ANY PREDECESSOR OF THIS NOTE AND THE RELATED GUARANTEES) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSE (C) PRIOR TO THE END OF THE DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (D) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.

THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER ONLY AT THE DIRECTION AND IN THE ABSOLUTE DISCRETION OF THE ISSUER AFTER THE DISTRIBUTION COMPLIANCE PERIOD OR RESALE RESTRICTION TERMINATION DATE, AS APPLICABLE.

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

2

CUSIP U0903P AA7

ISIN USU0903PAA76

REGULATION S GLOBAL NOTE

representing up to

$1,000,000,000

6.500% Senior Notes due 2020

No. S-1	$2,045,000

Biomet, Inc., an Indiana corporation, promises to pay to CEDE & CO. or registered assigns, the principal sum of TWO MILLION AND FORTY-FIVE THOUSAND United States Dollars on August 1, 2020.

Interest Payment Dates: August 1 and February 1, commencing on February 1, 2013

Record Dates: July 15 and January 15

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated: August 8, 2012

BIOMET, INC.

By:	/s/ Daniel P. Florin
Name: Daniel P. Florin
Title: Senior Vice President and Chief Financial Officer

4

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President

Date: August 8, 2012

5

6.500% Senior Notes due 2020

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Biomet, Inc., an Indiana corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum of 6.500% from August 8, 2012 until maturity and to pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below or pursuant to Section 6.02 of the Indenture. The Issuer will pay interest on this Note semi-annually in arrears on August 1 and February 1 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding July 15 and January 15 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including August 8, 2012; provided that the first Interest Payment Date shall be February 1, 2013. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under a Senior Notes Indenture, dated as of August 8, 2012 (the “Indenture”), among the Issuer, the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.500% Senior Notes due 2020. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.

Except as described below under clauses 5(b), 5(c) and 5(d) hereof, the Notes will not be redeemable at the Issuer’s option.

At any time prior to August 1, 2015, the Issuer may redeem all or a part of the Notes at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

6

Until August 1, 2015, the Issuer may, at its option, on one or more occasions redeem up to 35.0% of the aggregate principal amount of Notes at a redemption price equal to 106.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that at least 50.0% of the sum of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering. Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof. All redemption or notices may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Equity Offering.

On and after August 1, 2015, the Issuer may redeem the Notes, in whole or in part at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2015	104.875%
2016	103.250%
2017	101.625%
2018 and thereafter	100.000%

Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. MANDATORY REDEMPTION. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article VIII or Article XI of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. No Notes of less than $1,000 can be redeemed in part, except that if all the Notes of a Holder are to be redeemed, the entire amount of Notes held by such Holder shall be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

8. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 in excess of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange of register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

7

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture

12. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture, except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, including the right to receive Additional Interest (as defined in the Registration Rights Agreement or as set forth in Section 6.02 of the Indenture).

15. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

16. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuer at the following address:

Biomet, Inc.

P.O. Box 587

56 East Bell Drive

Warsaw, Indiana 46581 - 0587

Fax No.: 574-372-1960

Attention: General Counsel

8

ASSIGNMENT FORM

To assign this Note, fill in the form below:

                                                                                                                                   (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                          to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

                           (Sign exactly as your name appears on the

                            face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

9

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10             ☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the
face of this Note)
Tax Identification No:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

10

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $2,045,000. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

11

Exhibit 4.5.2

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE AND THE RELATED GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE RELATED GUARANTEES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE RELATED GUARANTEES BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE AND THE RELATED GUARANTEES (OR ANY PREDECESSOR OF THIS NOTE AND THE RELATED GUARANTEES) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSE (C) PRIOR TO THE END OF THE DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (D) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.

1

THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER ONLY AT THE DIRECTION AND IN THE ABSOLUTE DISCRETION OF THE ISSUER AFTER THE DISTRIBUTION COMPLIANCE PERIOD OR RESALE RESTRICTION TERMINATION DATE, AS APPLICABLE.

2

CUSIP 090613 AF7

ISIN US090613AF78

RULE 144A GLOBAL NOTE

representing up to

$1,000,000,000

6.500% Senior Notes due 2020

No. A-1	$500,000,000

Biomet, Inc., an Indiana corporation, promises to pay to CEDE & CO. or registered assigns, the principal sum of FIVE HUNDRED MILLION United States Dollars on August 1, 2020.

Interest Payment Dates: August 1 and February 1, commencing on February 1, 2013

Record Dates: July 15 and January 15

3

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated: August 8, 2012

BIOMET, INC.

By:	/s/ Daniel P. Florin
	Name:	Daniel P. Florin
	Title:	Senior Vice President and Chief Financial Officer

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yana Kislenko
	Name:	Yana Kislenko
	Title:	Vice President

	Date:	August 8, 2012

6.500% Senior Notes due 2020

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Biomet, Inc., an Indiana corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum of 6.500% from August 8, 2012 until maturity and to pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below or pursuant to Section 6.02 of the Indenture. The Issuer will pay interest on this Note semi-annually in arrears on August 1 and February 1 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding July 15 and January 15 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including August 8, 2012; provided that the first Interest Payment Date shall be February 1, 2013. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under a Senior Notes Indenture, dated as of August 8, 2012 (the “Indenture”), among the Issuer, the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.500% Senior Notes due 2020. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.

Except as described below under clauses 5(b), 5(c) and 5(d) hereof, the Notes will not be redeemable at the Issuer’s option.

At any time prior to August 1, 2015, the Issuer may redeem all or a part of the Notes at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

Until August 1, 2015, the Issuer may, at its option, on one or more occasions redeem up to 35.0% of the aggregate principal amount of Notes at a redemption price equal to 106.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that at least 50.0% of the sum of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering. Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof. All redemption or notices may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Equity Offering.

On and after August 1, 2015, the Issuer may redeem the Notes, in whole or in part at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2015	104.875%
2016	103.250%
2017	101.625%
2018 and thereafter	100.000%

Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. MANDATORY REDEMPTION. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article VIII or Article XI of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. No Notes of less than $1,000 can be redeemed in part, except that if all the Notes of a Holder are to be redeemed, the entire amount of Notes held by such Holder shall be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

8. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 in excess of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange of register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture

12. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture, except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, including the right to receive Additional Interest (as defined in the Registration Rights Agreement or as set forth in Section 6.02 of the Indenture).

15. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

16. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuer at the following address:

Biomet, Inc.

P.O. Box 587

56 East Bell Drive

Warsaw, Indiana 46581 - 0587

Fax No.: 574-372-1960

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.10             [ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $500,000,000. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

11

Exhibit 4.5.3

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE AND THE RELATED GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE RELATED GUARANTEES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE RELATED GUARANTEES BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE AND THE RELATED GUARANTEES (OR ANY PREDECESSOR OF THIS NOTE AND THE RELATED GUARANTEES) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSE (C) PRIOR TO THE END OF THE DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (D) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.

THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER ONLY AT THE DIRECTION AND IN THE ABSOLUTE DISCRETION OF THE ISSUER AFTER THE DISTRIBUTION COMPLIANCE PERIOD OR RESALE RESTRICTION TERMINATION DATE, AS APPLICABLE.

CUSIP 090613 AF7

ISIN US090613AF78

RULE 144A GLOBAL NOTE

representing up to

$1,000,000,000

6.500% Senior Notes due 2020

No. A-2	$497,955,000

Biomet, Inc., an Indiana corporation, promises to pay to CEDE & CO. or registered assigns, the principal sum of FOUR HUNDRED AND NINETY-SEVEN MILLION, NINE HUNDRED AND FIFTY-FIVE THOUSAND United States Dollars on August 1, 2020.

Interest Payment Dates: August 1 and February 1, commencing on February 1, 2013

Record Dates: July 15 and January 15

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated: August 8, 2012

BIOMET, INC.

By:	/s/ Daniel P. Florin
	Name:	Daniel P. Florin
	Title:	Senior Vice President and Chief Financial Officer

3

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yana Kislenko
	Name: Title:	Yana Kislenko Vice President

Date: August 8, 2012

4

6.500% Senior Notes due 2020

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Biomet, Inc., an Indiana corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum of 6.500% from August 8, 2012 until maturity and to pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below or pursuant to Section 6.02 of the Indenture. The Issuer will pay interest on this Note semi-annually in arrears on August 1 and February 1 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding July 15 and January 15 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including August 8, 2012; provided that the first Interest Payment Date shall be February 1, 2013. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under a Senior Notes Indenture, dated as of August 8, 2012 (the “Indenture”), among the Issuer, the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.500% Senior Notes due 2020. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.

Except as described below under clauses 5(b), 5(c) and 5(d) hereof, the Notes will not be redeemable at the Issuer’s option.

At any time prior to August 1, 2015, the Issuer may redeem all or a part of the Notes at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

5

Until August 1, 2015, the Issuer may, at its option, on one or more occasions redeem up to 35.0% of the aggregate principal amount of Notes at a redemption price equal to 106.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that at least 50.0% of the sum of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering. Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof. All redemption or notices may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Equity Offering.

On and after August 1, 2015, the Issuer may redeem the Notes, in whole or in part at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2015	104.875%
2016	103.250%
2017	101.625%
2018 and thereafter	100.000%

Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. MANDATORY REDEMPTION. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article VIII or Article XI of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. No Notes of less than $1,000 can be redeemed in part, except that if all the Notes of a Holder are to be redeemed, the entire amount of Notes held by such Holder shall be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

8. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 in excess of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange of register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

6

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture

12. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture, except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, including the right to receive Additional Interest (as defined in the Registration Rights Agreement or as set forth in Section 6.02 of the Indenture).

15. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

16. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuer at the following address:

Biomet, Inc.

P.O. Box 587

56 East Bell Drive

Warsaw, Indiana 46581 - 0587

Fax No.: 574-372-1960

Attention: General Counsel

7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

8

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.10     [ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

9

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $497,955,000. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

10

Exhibit 4.6

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

Dated as of August 8, 2012

among

BIOMET, INC.,

as Issuer,

THE GUARANTORS LISTED ON SCHEDULE I HERETO

and

GOLDMAN, SACHS & CO.

BARCLAYS CAPITAL INC.

J.P. MORGAN SECURITIES LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

CITIGROUP GLOBAL MARKETS INC.

WELLS FARGO SECURITIES, LLC

HSBC SECURITIES (USA) INC.

ING FINANCIAL MARKETS LLC

NATIXIS SECURITIES AMERICAS LLC

RBC CAPITAL MARKETS, LLC

SMBC NIKKO CAPITAL MARKETS LIMITED

UBS SECURITIES LLC,

as Initial Purchasers

6.500% Senior Notes due 2020

-i-

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is dated as of August 8, 2012 by and among BIOMET, INC., an Indiana corporation (the “Issuer”), the guarantors listed on Schedule I hereto (the “Guarantors”), and GOLDMAN, SACHS & CO., BARCLAYS CAPITAL INC., J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS INC., WELLS FARGO SECURITIES, LLC, HSBC SECURITIES (USA) INC., ING FINANCIAL MARKETS LLC, NATIXIS SECURITIES AMERICAS LLC, RBC CAPITAL MARKETS, LLC, SMBC NIKKO CAPITAL MARKETS LIMITED and UBS SECURITIES LLC (the “Initial Purchasers”), as the initial purchasers under the Purchase Agreement (as defined below).

This Agreement is entered into in connection with the Purchase Agreement, dated as of July 25, 2012 (the “Purchase Agreement”), by and among the Issuer, the Guarantors and the Initial Purchasers, which provides for, among other things, the sale by the Issuer to the Initial Purchasers of $1,000,000,000 aggregate principal amount of the Issuer’s 6.500% Senior Notes due 2020 (the “Notes”). The Notes are issued under an indenture, dated as of the date hereof (as amended or supplemented from time to time, the “Indenture”), by and among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Pursuant to the Purchase Agreement and the Indenture, the Guarantors are required to guarantee (collectively, the “Guarantees”) the Issuer’s obligations under the Notes and the Indenture. References to the “Securities” shall mean, collectively, the Notes and, when issued, the Guarantees. In order to induce the Initial Purchasers to enter into the Purchase Agreement, the Issuer and the Guarantors have agreed to provide the registration rights set forth in this Agreement for the benefit of the Initial Purchasers and any subsequent holder or holders of the Securities. The execution and delivery of this Agreement is a condition to the Initial Purchasers’ obligations under the Purchase Agreement.

The parties hereby agree as follows:

1. Definitions

As used in this Agreement, the following terms shall have the following meanings:

Additional Interest: See Section 5(a) hereof.

Advice: See the last paragraph of Section 6 hereof.

Agreement: See the introductory paragraphs hereto.

Applicable Period: See Section 2(b) hereof.

Business Day: Shall have the meaning ascribed to such term in Rule 14d-1 under the Exchange Act.

Broker-Dealer Any broker or dealer registered with the SEC under the Exchange Act.

Effectiveness Period: See Section 3(a) hereof.

Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

Exchange Notes: See Section 2(a) hereof.

Exchange Offer: See Section 2(a) hereof.

Exchange Offer Registration Statement: See Section 2(a) hereof.

Exchange Securities: See Section 2(a) hereof.

FINRA: See Section 6(s) hereof.

Guarantees: See the introductory paragraphs hereto.

Guarantors: See the introductory paragraphs hereto.

Holder: Any holder of a Registrable Security or Registrable Securities.

Indenture: See the introductory paragraphs hereto.

Information: See Section 6(o) hereof.

Initial Purchasers: See the introductory paragraphs hereto.

Initial Shelf Registration Statement: See Section 3(a) hereof.

Inspectors: See Section 6(o) hereof.

Issue Date: August 8, 2012, the date of original issuance of the Notes.

Issuer: See the introductory paragraphs hereto.

Issuer FWP: See Section 8(a)(i) hereof.

Market-Maker: See Section 4(a) hereof.

Market-Making Registration: See Section 4(a)(i) hereof.

Market-Making Registration Statement: See Section 4(a)(i) hereof.

Merger: See the introductory paragraphs hereto.

New Guarantees: See Section 2(a) hereof.

Notes: See the introductory paragraphs hereto.

Participant: See Section 8(a) hereof.

Participating Broker-Dealer: See Section 2(b) hereof.

Person: An individual, trustee, corporation, partnership, limited partnership, limited liability company; joint stock company, trust, unincorporated association, union, business association, firm or other legal entity.

Private Exchange: See Section 2(b) hereof.

Private Exchange Notes: See Section 2(b) hereof.

Prospectus: The prospectus included in any Registration Statement (including, without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act and any term sheet filed pursuant to Rule 433 under the Securities Act), as amended or supplemented by any prospectus supplement or free writing prospectus, and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

Purchase Agreement: See the introductory paragraphs hereof.

Records: See Section 6(o) hereof.

Registrable Securities: Each Security upon its original issuance and at all times subsequent thereto, each Exchange Security as to which Section 2(c)(v) hereof is applicable upon its original issuance and at all times subsequent thereto and each Private Exchange Note (and the related guarantees) upon original issuance thereof and at all times subsequent thereto, until, in each case, the earliest to occur of (i) a Registration Statement (other than, with respect to any Exchange Securities as to which Section 2(c)(v) hereof is applicable, the Exchange Offer Registration Statement) covering such Security, Exchange Security or Private Exchange Note (and the related guarantees) has been declared effective by the SEC and such Security, Exchange Security or such Private Exchange Note (and the related guarantees), as the case may be, has been disposed of in accordance with such effective Registration Statement or not tendered in connection with the Exchange Offer (provided that the Holder of such Security was eligible to participate in the Exchange Offer), (ii) such Security has been exchanged pursuant to the Exchange Offer for an Exchange Security or Exchange Securities that may be resold without restriction under state and federal securities laws, or (iii) such Security, Exchange Security or Private Exchange Note (and the related guarantees), as the case may be, ceases to be outstanding for purposes of the Indenture.

Registration Defaults: See Section 5(a) hereof.

Registration Statement: Any registration statement of the Issuer that covers any of the Securities, the Exchange Securities or the Private Exchange Notes (and the related guarantees) filed with the SEC under the Securities Act, including, in each case, the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

Regulatory Requirements: See the last paragraph of this Section 1.

Rule 144: Rule 144 under the Securities Act.

Rule 144A: Rule 144A under the Securities Act.

Rule 405: Rule 405 under the Securities Act.

Rule 415: Rule 415 under the Securities Act.

Rule 424: Rule 424 under the Securities Act.

SEC: The U.S. Securities and Exchange Commission.

Securities: See the introductory paragraphs hereto.

Securities Act: The Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Shelf Notice: See Section 2(c) hereof.

Shelf Registration: See Section 3(a) hereof.

Shelf Registration Statement: See Section 3(b) hereof.

Shelf Suspension Period: See Section 3(a) hereof.

Subsequent Shelf Registration Statement: See Section 3(b) hereof.

TIA: The Trust Indenture Act of 1939, as amended.

Trustee: The trustee under the Indenture and the trustee under any indenture (if different) governing the Exchange Securities and Private Exchange Notes (and the related guarantees).

Underwritten registration or underwritten offering: A registration in which securities of the Issuer are sold to an underwriter for reoffering to the public.

Except as otherwise specifically provided, all references in this Agreement to acts, laws, statutes, rules, regulations, releases, forms, no-action letters and other regulatory requirements (collectively, “Regulatory Requirements”) shall be deemed to refer also to any amendments thereto and all subsequent Regulatory Requirements adopted as a replacement thereto having substantially the same effect therewith; provided that Rule 144 shall not be deemed to amend or replace Rule 144A.

2. Exchange Offer

(a) Unless the Exchange Offer would violate applicable law or any applicable interpretation of the staff of the SEC or would not be permitted by the staff of the SEC, the Issuer shall use its commercially reasonable efforts to cause to be filed with the SEC a Registration Statement (the “Exchange Offer Registration Statement”) on an appropriate registration form with respect to a registered offer (the “Exchange Offer”) to exchange any and all of the Registrable Securities for a like aggregate principal amount of debt securities of the Issuer (the “Exchange Notes”), guaranteed by the Guarantors, to the extent applicable, on an unsecured senior basis (such guarantees, the “New Guarantees” and, together with the Exchange Notes, the “Exchange Securities”), having terms substantially identical in all material respects to the Notes, except that (i) the Exchange Notes shall contain no restrictive legend thereon and (ii) interest thereon shall accrue (A) from the later of (x) the last date on which interest was paid on such Notes or (y) if the Notes are surrendered for Exchange Notes on a date in a period that includes the record date for an interest payment date for an interest payment to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment or (B) if no such interest has been paid, from the Issue Date, and which are entitled to the benefits of the Indenture or a trust indenture which is identical in all material respects to the Indenture (other than such changes to the Indenture or any such identical trust indenture as are necessary to comply with the TIA) and which, in either case, has been qualified under the TIA. The Exchange Offer shall comply with all applicable tender offer rules and regulations under the Exchange Act and other applicable laws. The Issuer shall use its commercially reasonable efforts to (w) prepare and file with the SEC the Exchange Offer Registration Statement with respect to the Exchange Offer; (x) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act; (y) keep the Exchange Offer open for at least 20 Business Days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to Holders; and (z) consummate the Exchange Offer on or prior to the 360th day following the Issue Date; provided, however, that if such day would otherwise fall on a day that is not a Business Day, then such Exchange Offer must be consummated not later than the next succeeding Business Day.

Each Holder (including, without limitation, each Participating Broker-Dealer) that participates in the Exchange Offer, as a condition to participation in the Exchange Offer, will be required to represent to the Issuer in writing (which may be contained in the applicable letter of transmittal) that: (i) any Exchange Securities acquired in exchange for Registrable Securities tendered are being acquired in the ordinary course of business of the Person receiving such Exchange Securities, whether or not such recipient is such Holder itself; (ii) at the time of the commencement or consummation of the Exchange Offer neither such Holder nor, to the knowledge of such Holder, any other Person receiving Exchange Securities from such Holder has an arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Securities in violation of the provisions of the Securities Act; (iii) neither the Holder nor, to the knowledge of such Holder, any other Person receiving Exchange Securities from such Holder is an “affiliate” (as defined in Rule 405) of the Issuer or, if it is an affiliate of the Issuer, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and will provide information to be included in any Shelf Registration Statement in accordance with Section 6 hereof in order to have their Securities included in such Shelf Registration Statement and benefit from the provisions regarding Additional Interest in Section 5 hereof; (iv) if such Holder is not a Broker-Dealer, neither such Holder nor, to the knowledge of such Holder, any other Person receiving Exchange Securities from such Holder is engaging in or intends to engage in a distribution of the Exchange Securities; and (v) if such Holder is a Participating Broker-Dealer, such Holder has acquired the Registrable Securities for its own account in exchange for Securities that were acquired as a result of market-making activities or other trading activities and that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder).

Upon consummation of the Exchange Offer in accordance with this Section 2, the provisions of this Agreement shall continue to apply, mutatis mutandis, solely with respect to Registrable Securities that are Private Exchange Notes (and the related guarantees), Exchange Securities as to which Section 2(c)(v) is applicable and Exchange Securities held by the Participating Broker-Dealers, and the Issuer shall have no further obligation to register Registrable Securities (other than Private Exchange Notes (and the related guarantees) and Exchange Securities as to which clause 2(c)(v) hereof applies) pursuant to Section 3 hereof.

No securities other than the Exchange Securities shall be included in the Exchange Offer Registration Statement.

(b) The Issuer shall include within the Prospectus contained in the Exchange Offer Registration Statement a section entitled “Plan of Distribution,” reasonably acceptable to the Initial Purchasers, which shall contain a summary statement of the positions taken or policies made by the staff of the SEC with respect to the potential “underwriter” status of any Broker-Dealer that is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Exchange Notes received by such Broker-Dealer in the Exchange Offer (a “Participating Broker-Dealer”), whether such positions or policies have been publicly disseminated by the staff of the SEC or such positions or policies represent the prevailing views of the staff of the SEC. Such “Plan of Distribution” section shall also expressly permit, to the extent permitted by applicable policies and regulations of the SEC, the use of the Prospectus by all Persons

subject to the prospectus delivery requirements of the Securities Act; including, to the extent permitted by applicable policies and regulations of the SEC, all Participating Broker-Dealers, and include a statement describing the means by which Participating Broker-Dealers may resell the Exchange Securities in compliance with the Securities Act.

The Issuer shall use its commercially reasonable efforts to keep the Exchange Offer Registration Statement effective and to amend and supplement the Prospectus contained therein in order to permit such Prospectus to be lawfully delivered by all Persons subject to the prospectus delivery requirements of the Securities Act for such period of time as is necessary to comply with applicable law in connection with any resale of the Exchange Securities; provided, however, that such period shall not be required to exceed 90 days or such longer period, if extended pursuant to the last paragraph of Section 6 hereof (the “Applicable Period”).

If, prior to consummation of the Exchange Offer, the Initial Purchasers hold any Notes acquired by them that have the status of an unsold allotment in the initial distribution, the Issuer, upon the request of the Initial Purchasers, shall simultaneously with the delivery of the Exchange Notes issue and deliver to the Initial Purchasers, in exchange (the “Private Exchange”) for such Notes held by any such Holder, a like principal amount of notes (the “Private Exchange Notes”) of the Issuer, guaranteed by the Guarantors, to the extent applicable, on an unsecured senior basis, having terms substantially identical in all material respects to the Exchange Notes except for the placement of a restrictive legend on such Private Exchange Notes. The Private Exchange Notes shall be issued pursuant to the same indenture as the related Exchange Notes and bear the same CUSIP number as the Exchange Notes if permitted by the CUSIP Service Bureau.

In connection with the Exchange Offer, the Issuer shall:

(1) mail, or cause to be mailed, to each Holder of record entitled to participate in the Exchange Offer a copy of the Prospectus forming part of the Exchange Offer Registration Statement, together with an appropriate letter of transmittal and related documents;

(2) use its commercially reasonable efforts to keep the Exchange Offer open for not less than 20 Business Days after the date on which notice of the Exchange Offer is mailed to Holders (or longer if required by applicable law);

(3) utilize the services of a depositary for the Exchange Offer with an address in the Borough of Manhattan, The City of New York or in Wilmington, Delaware;

(4) permit Holders to withdraw tendered Notes at any time prior to the close of business, New York time, on the last Business Day on which the Exchange Offer remains open; and

(5) otherwise comply in all material respects with all laws, rules and regulations applicable to the Exchange Offer.

As soon as reasonably practicable after the close of the Exchange Offer and any Private Exchange, the Issuer shall:

(1) accept for exchange all Registrable Securities validly tendered and not validly withdrawn pursuant to the Exchange Offer and any Private Exchange;

(2) deliver to the Trustee for cancellation all Registrable Securities so accepted for exchange; and

(3) cause the Trustee to authenticate and deliver promptly to each Holder of Notes, Exchange Notes or Private Exchange Notes (and related guarantees), as the case may be, equal in principal amount to the Notes of such Holder so accepted for exchange; provided that, in the case of any Notes held in global form by a depositary, authentication and delivery to such depositary of one or more replacement Notes in global form in an equivalent principal amount thereto for the account of such Holders in accordance with the Indenture shall satisfy such authentication and delivery requirement.

The Exchange Offer and the Private Exchange shall not be subject to any conditions, other than that (i) the Exchange Offer or Private Exchange, as the case may be, does not violate applicable law or any applicable interpretation of the staff of the SEC; (ii) no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair the ability of the Issuer to proceed with the Exchange Offer or the Private Exchange, and no material adverse development shall have occurred in any existing action or proceeding with respect to the Issuer; and (iii) all governmental approvals shall have been obtained, which approvals the Issuer deems necessary for the consummation of the Exchange Offer or Private Exchange. If the Issuer determines in its reasonable judgment that any of the foregoing conditions is not satisfied, the Issuer may (a) refuse to accept any Registrable Securities and return all tendered Registrable Securities to the tendering Holders, (b) extend the Exchange Offer and retain all Registrable Securities tendered before the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw those Registrable Securities, or (c) waive the unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Registrable Securities that have not been withdrawn.

The Exchange Securities and the Private Exchange Notes (and related guarantees) shall be issued under (i) the Indenture or (ii) an indenture identical in all material respects to the Indenture, with such changes as are necessary to comply with any requirements of the SEC to effect or maintain the qualification thereof under the TIA, and which, in either case, has been qualified under the TIA or is exempt from such qualification and shall provide that the Exchange Securities shall not be subject to the transfer restrictions set forth in the relevant Indenture. The Indenture or such identical indenture shall provide that the Notes and the related Exchange Notes and Private Exchange Notes issued in exchange therefor shall vote and consent together on all matters as one class and that none of the Notes or the related Exchange Notes and Private Exchange Notes will have the right to vote or consent as a separate class on any matter.

(c) If, (i) because of any change in law or in currently prevailing interpretations of the staff of the SEC, the Issuer is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 360 days of the Issue Date; provided, however, that if such day would otherwise fall on a day that is not a Business Day, then such Exchange Offer must be consummated not later than the next succeeding Business Day, (iii) any Holder of Private Exchange Notes so reasonably requests in writing to the Issuer at any time after the consummation of the Exchange Offer, (iv) because of any change in law or in currently prevailing interpretation of the staff of the SEC, a Holder is not permitted to participate in the Exchange Offer, or (v) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Securities on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Issuer within the meaning of the Securities Act) and so notifies the Issuer within 30 days after such Holder first becomes aware of such restrictions, in the case of each of clauses (i) to and including (v) of this sentence, then the Issuer shall promptly deliver to the Trustee (for delivery to the Holders) written notice thereof (the “Shelf Notice”) and, in lieu of (or in the case of the preceding clauses (iii) and (v), in addition to) effecting registration of the Exchange Securities, shall file a Shelf Registration Statement pursuant to Section 3 hereof.

3. Shelf Registration

If at any time a Shelf Notice is delivered as contemplated by Section 2(c) hereof, then:

(a) Shelf Registration. The Issuer shall as reasonably promptly as practicable file with the SEC a Registration Statement covering all of the Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 (the “Shelf Registration” and such Registration Statement, the “Initial Shelf Registration Statement”). The Initial Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by Holders in the manner or manners designated by them (including, without limitation, one or more underwritten offerings). The Issuer shall not permit any securities other than the Registrable Securities to be included in the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement (as defined below).

The Issuer shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and to keep the Initial Shelf Registration Statement continuously effective under the Securities Act until the earliest of (i) the date that is two years from the Issue Date, or (ii) such shorter period ending when all Registrable Securities covered by the Initial Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Initial Shelf Registration Statement or, if applicable, a Subsequent Shelf Registration Statement (the “Effectiveness Period”); provided, however, that the Effectiveness Period in respect of the Initial Shelf Registration Statement shall be extended to the extent required to permit dealers to comply with the applicable prospectus delivery requirements of Rule 174 under the Securities Act and as otherwise provided herein. Notwithstanding anything to the contrary in this Agreement, at any time, the Issuer may delay the filing of any Initial Shelf Registration Statement or delay or suspend the effectiveness thereof, for a reasonable period of time, but not in excess of 45 consecutive days or more than three (3) times during any calendar year (each, a “Shelf Suspension Period”), if the Board of Directors of the Issuer determines reasonably and in good faith that the filing of any such Initial Shelf Registration Statement or the continuing effectiveness thereof would require the disclosure of non-public material information that, in the reasonable judgment of the Board of Directors of the Issuer, would be detrimental to the Issuer if so disclosed or would otherwise materially adversely affect a financing, acquisition, disposition, merger or other material transaction or such action is required by applicable law; provided, however, that the Effectiveness Period shall be extended for the number of days of any such Shelf Suspension Period exercised by the Issuer.

In the event that the Issuer is required to file an Initial Shelf Registration Statement solely as a result of the matters referred to in clause 2(c)(ii) hereof, but the Exchange Offer is subsequently completed prior to the sale of all Registrable Securities eligible to be sold under such Initial Shelf Registration Statement, upon consummation of the Exchange Offer the Issuer will no longer be required to file, have declared effective or continue the effectiveness of the Initial Shelf Registration Statement pursuant to such clause 2(c)(ii) (without prejudice to its obligations under clause 2(c)(i), (iii), (iv) or (v) hereof).

(b) Withdrawal of Stop Orders; Subsequent Shelf Registrations. If the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the sale of all of the Securities registered thereunder), the Issuer shall use its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within 30 days of such cessation of effectiveness amend such Shelf Registration Statement in a manner to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration Statement pursuant to Rule 415 covering all of the Registrable Securities covered by and not sold under the Initial Shelf Registration Statement (each, a “Subsequent Shelf Registration Statement”) or an earlier Subsequent Shelf Registration Statement. If a Subsequent Shelf Registration Statement is filed, the Issuer shall use its commercially reasonable efforts to cause the Subsequent Shelf Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing and to keep such Subsequent Shelf Registration Statement continuously effective for a period equal to the number of days in the Effectiveness Period less the aggregate number of days during which the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement was previously continuously effective. As used herein the term “Shelf Registration Statement” means the Initial Shelf Registration Statement and any Subsequent Shelf Registration Statement.

(c) Supplements and Amendments. The Issuer shall promptly supplement and amend the Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration, if required by the Securities Act, or if reasonably requested by the Holders of a majority in aggregate principal amount of the Registrable Securities (or their counsel) covered by the applicable Shelf Registration Statement with respect to the information included therein with respect to one or more of such Holders, or, if reasonably requested by any underwriter of such Registrable Securities, with respect to the information included therein with respect to such underwriter.

4. Market-Making

(a) For the sole benefit of Goldman, Sachs & Co. (in such capacity, the “Market-Maker”) or any of its affiliates (as defined in the rules and regulations of the SEC), so long as (x) any of the Registrable Securities are outstanding and (y) it would be necessary under applicable laws, rules and regulations, in the reasonable opinion of the Market-Maker, for the Market-Maker or any of its affiliates to deliver a prospectus in connection with market-making activities with respect to the Registrable Securities and the Market-Maker or such affiliate proposes to make a market in the Registrable Securities or Exchange Securities as part of its business in the ordinary course, the following provisions shall apply for the sole benefit of the Market-Maker:

(i) The Issuer shall file under the Securities Act one or more registration statements, in a form approved by the Market-Maker (each such filing, a “Market-Making Registration,” and each such registration statement, a “Market-Making Registration Statement”). The Issuer agrees to use its commercially reasonable efforts to cause a Market-Making Registration Statement with respect to the Exchange Securities (and, upon reasonable request by the Market-Maker, the Issuer will use commercially reasonable efforts to have such Market-Making Registration Statement also cover the Securities) to be declared effective on or prior to (i) the date the Exchange Offer is completed pursuant to Section 2(a) above or (ii) the date the Initial Shelf Registration Statement becomes or is declared effective pursuant to Section 3 above, and, in each case, to keep such Market-Making Registration Statement continuously effective for so long as the Market-Maker may be required to deliver a prospectus in connection with transactions in the Registrable Securities or the Exchange Securities, as the case may be. In the event that the Market-Maker holds Registrable Securities or Exchange Securities at the time the Exchange Offer is to be conducted under Section 2(a) above, the Issuer agrees that the applicable Market-Making Registration shall provide for the resale by the Market-Maker of such Registrable Securities or Exchange Securities, as the case may be, and shall use its commercially reasonable efforts to keep the Market-Making Registration Statement continuously effective for so long as the Market-Maker may be required to deliver a prospectus in connection with the sale of such Registrable Securities or Exchange Securities, as the case may be. The Issuer further agrees to supplement or make amendments to each Market-Making Registration Statement, as and when required by the rules, regulations or instructions applicable to the registration form used by the Issuer for the applicable Market-Making Registration Statement, and the Issuer agrees to furnish to the Market-Maker copies of any such supplement or amendment prior to its being used or promptly following its filing with the SEC.

(ii) Notwithstanding the foregoing, the Issuer may suspend the offering and sale under a Market-Making Registration Statement for a period or periods the Board of Directors of the Issuer reasonably determines to be advisable for valid business reasons, but in any event not in excess of 45 consecutive days or more than three (3) times during any calendar year during which such Market-Making Registration Statement is required to be effective and usable hereunder (measured from the time such Market-Making Registration Statement becomes effective to successive anniversaries thereof) if (A) (i) the Board of Directors of the Issuer determines in good faith that such action is in the best interests of the Issuer or (ii) such Market-Making Registration Statement, prospectus or amendment or supplement thereto contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Issuer notifies the Market-Maker within five days before the effectiveness of such suspension.

(iii) The Issuer shall notify the Market-Maker (A) when any post-effective amendment to a Market-Making Registration Statement or any amendment or supplement to the related prospectus has been filed, and, with respect to any post-effective amendment, when the same has become effective; (B) of any request by the SEC for any post-effective amendment to a Market-Making Registration Statement, any supplement or amendment to the related prospectus or for additional information; (C) the issuance by the SEC of any stop order suspending the effectiveness of a Market-Making Registration Statement or the initiation of any proceedings for that purpose; (D) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities or Exchange Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; and (E) of the happening of any event that makes any statement made in a Market-Making Registration Statement, the related prospectus or any amendment or supplement thereto untrue or that requires the making of any changes in a Market-Making Registration Statement, such prospectus or any amendment or supplement thereto, in order to make the statements therein not misleading.

(iv) If any event contemplated by Section 4(a)(iii)(B), (D) and (E) occurs during the period for which the Issuer is required to maintain an effective Market-Making Registration Statement, the Issuer shall use its commercially reasonable efforts to promptly prepare and file with the SEC a post-effective amendment to the applicable Market-Making Registration Statement or an amendment or supplement to the related prospectus or file any other required document so that the prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(v) In the event of the issuance of any stop order suspending the effectiveness of a Market-Making Registration Statement or of any order suspending the qualification of the Registrable Securities or Exchange Securities for sale in any jurisdiction, the Issuer shall use its commercially reasonable efforts to obtain its withdrawal.

(vi) The Issuer shall furnish to the Market-Maker at least one conformed copy of each Market-Making Registration Statement and any post-effective amendment thereto and, if not available on EDGAR, electronic copies of the related prospectus and any amendment or supplement thereto.

(vii) The Issuer shall consent to the use of the prospectus contained in a Market-Making Registration Statement or any amendment or supplement thereto by the Market-Maker in connection with its market-making activities.

(viii) Notwithstanding the foregoing provisions of this Section 4, the Issuer may for valid business reasons, including without limitation, a potential acquisition, divestiture of assets or other material corporate transaction, issue a notice that a Market-Making Registration Statement is no longer effective or the prospectus included therein is no longer usable for offers and sales of Registrable Securities or Exchange Securities (or Securities, if applicable) and may issue any notice suspending use of such Market-Making Registration Statement required under applicable securities laws to be issued for so long as valid business reasons exist and the Issuer shall not be obligated to amend or supplement such Market-Making Registration Statement or the prospectus included therein until it reasonably deems appropriate. The Market-Maker agrees that upon receipt of any notice from the Issuer pursuant to this Section 4(a)(viii), it will discontinue use of each Market-Making Registration Statement until receipt of copies of the supplemented or amended prospectus relating thereto until advised in writing by the Issuer that the use of a Market-Making Registration Statement may be resumed.

(b) In connection with a Market-Making Registration Statement, the Issuer shall (i) make reasonably available for inspection by a representative of, and counsel acting for, the Market-Maker all relevant financial and other records, pertinent corporate documents and properties of the Issuer and its subsidiaries and (ii) use its reasonable best efforts to have its officers, directors, employees, accountants and counsel supply all relevant information reasonably requested by such representative or counsel or the Market-Maker.

(c) Prior to the effective date of a Market-Making Registration Statement, the Issuer will use its commercially reasonable efforts to register or qualify such Registrable Securities or Exchange Securities (or Securities, if applicable), as applicable, for offer and sale under the securities or blue sky laws of such jurisdictions as the Market-Maker reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Securities covered by such Market-Making Registration Statement; provided that neither the Issuer nor any Guarantor will be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process or to taxation in any such jurisdiction where it is not then so subject.

(d) The Issuer represents that each Market-Making Registration Statement, any post-effective amendments thereto, any amendments or supplements to the related prospectus and any documents filed by them under the Exchange Act will, when they become effective or are filed with the SEC, as the case may be, conform in all respects to the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder and will not, as of the effective date of such Market-Making Registration Statement or post-effective amendments and as of the filing date of amendments or supplements to such prospectus or filings under the Exchange Act, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; provided that no representation or warranty is made as to information contained in or omitted from a Market-Making Registration Statement or the related prospectus in reliance upon and in conformity with written information furnished to the Issuer by the Market-Maker specifically for inclusion therein, which information the parties hereto agree will be limited to the statements concerning the market making activities of the Market-Maker to be set forth on the cover page and in the “Plan of Distribution” section of the prospectus.

(e) The Issuer and the Guarantors, on the one hand, and the Market-Maker, on the other hand, hereby agree to indemnify each other, and, if applicable, contribute to the other, in accordance with Section 8 of this Agreement.

(f) The Issuer will comply with the provisions of this Section 4 at its own expense.

(g) The agreements contained in this Section 4 and the representations, warranties and agreements contained in this Agreement shall survive all offers and sales of the Securities, Registrable Securities or Exchange Securities, as the case may be, and shall remain in full force and effect, regardless of any termination or cancellation of agreements outside this Section 4 of this Agreement or any investigation made by or on behalf of any indemnified party.

For purposes of this Section 4, any reference to the terms “amend,” “amendment” or “supplement” with respect to the applicable Market-Making Registration Statement or the prospectus contained therein shall be deemed to refer to and include the filing under the Exchange Act of any document deemed to be incorporated therein by reference.

5. Additional Interest

(a) The Issuer and the Initial Purchasers agree that the Holders will suffer damages if the Issuer fails to fulfill its obligations under Section 2 or Section 3 hereof and that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, the Issuer agrees to pay, as liquidated damages, additional interest on the Notes (“Additional Interest”) if (A) the Issuer has not exchanged Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer or a Shelf Registration Statement has not been declared effective on or prior to the 360th day after the Issue Date or (B) if applicable, a Shelf Registration Statement has been declared effective and such Shelf Registration ceases to be effective at any time during the Effectiveness Period (other than because of the sale of all of the Securities registered thereunder) (the events described in clauses (A) and (B) of this Section 5(a), “Registration Defaults”), then Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such Additional Interest continues to accrue, provided that the rate at which such Additional Interest accrues may in no event exceed 1.00% per annum) (such Additional Interest to be calculated by the Issuer) commencing on (x) the 361st day after the Issue Date, in the case of clause (A) of this Section 5(a), or (y) the day such Shelf Registration Statement ceases to be effective, in the case of clause (B) of this Section 5(a); provided, however, that upon the exchange of the Exchange Notes for all Notes tendered (in the case of clause (A) of this Section 5(a)), or upon the effectiveness of the applicable Shelf Registration Statement which had ceased to remain effective (in the case of clause (B) of this Section 5(a)), Additional Interest on such Notes as a result of such clause (or the relevant sub-clause thereof), as the case may be, shall cease to accrue.

(b) The parties hereto agree that the liquidated damages provided for in Section 5(a) hereof constitute a reasonable estimate of the damages that will be suffered by the Holders by reason of the failure of the Issuer to comply with its obligations under Section 2 or Section 3 hereof.

(c) The Issuer shall notify the Trustee within one Business Day after each and every date on which a Registration Default occurs. Any amounts of Additional Interest due pursuant to Section 5(a) will be payable semiannually on each February 1 and August 1 to the holders of record on the January 15 and July 15 immediately preceding such dates (whether or not a Business Day), commencing with the first such date occurring after any such Additional Interest commences to accrue. The amount of Additional Interest will be determined by the Issuer by multiplying the applicable Additional Interest rate by the principal amount of the Registrable Securities, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360 day year comprised of twelve 30 day months and, in the case of a partial month, the actual number of days elapsed), and the denominator of which is 360.

6. Registration Procedures

In connection with the filing of any Registration Statement pursuant to Section 2 or 3 hereof, the Issuer shall effect such registrations to permit the sale of the securities covered thereby in accordance with the intended method or methods of disposition thereof, and pursuant thereto and in connection with any Registration Statement filed by the Issuer hereunder the Issuer shall:

(a) Prepare and file with the SEC, a Registration Statement or Registration Statements as prescribed by Section 2 or 3 hereof, and use its commercially reasonable efforts to cause each such Registration Statement to become effective and remain effective as provided herein; provided, however, that if (1) such filing is pursuant to Section 3 hereof or (2) a Prospectus contained in the Exchange Offer Registration Statement filed pursuant to Section 2 hereof is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period relating thereto from whom the Issuer has received prior written notice that it will be a Participating Broker-Dealer in the Exchange Offer, before filing any Registration Statement or Prospectus or any amendments or supplements thereto, the Issuer shall furnish to and afford the Holders of the Registrable Securities covered by such Registration Statement (with respect to a Registration Statement filed pursuant to Section 3 hereof) or each such Participating Broker-Dealer (with respect to any such Registration Statement), as the case may be, their counsel (in the case of counsel for Holders, such counsel shall be selected by a majority in aggregate principal amount of the Registrable Securities covered) and the managing underwriters, if any, a reasonable opportunity to review copies of all such documents (including copies of any documents to be incorporated by reference therein and all exhibits thereto) proposed to be filed. The Issuer shall not file any Registration Statement or Prospectus or any amendments or supplements thereto if the Holders of a majority in aggregate principal amount of the Registrable Securities covered by such Registration Statement, their counsel, or the managing underwriters, if any, shall reasonably object on a timely basis.

(b) Prepare and file with the SEC such amendments and post-effective amendments to each Shelf Registration Statement or Exchange Offer Registration Statement, as the case may be, as may be necessary to keep such Registration Statement continuously effective for the Effectiveness Period, the Applicable Period or until consummation of the Exchange Offer, as the case may be; cause the related Prospectus to be supplemented by any Prospectus supplement required by applicable law, and as so supplemented to be filed pursuant to Rule 424; and comply with the provisions of the Securities Act and the Exchange Act applicable to it with respect to the disposition of all securities covered by such Registration Statement as so amended or in such Prospectus as so amended or supplemented and with respect to the subsequent resale of any securities being sold by any Participating Broker-Dealer covered by any such Prospectus. The Issuer shall be deemed not to have used its commercially reasonable efforts to keep a Registration Statement effective if it voluntarily takes any action that would result in selling Holders of the Registrable Securities covered thereby or Participating Broker-Dealers seeking to sell Exchange Securities not being able to sell such Registrable Securities or such Exchange Securities during that period unless such action is required by applicable law or permitted by this Agreement.

(c) If (1) a Shelf Registration Statement is filed pursuant to Section 3 hereof or (2) a Prospectus contained in the Exchange Offer Registration Statement filed pursuant to Section 2 hereof is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period relating thereto from whom the Issuer has received written notice that it will be a Participating Broker-Dealer in the Exchange Offer, notify the selling Holders of Registrable Securities (with respect to a Registration Statement filed pursuant to Section 3 hereof), or each such Participating Broker-Dealer (with respect to any such Registration Statement), as the case may be, their counsel (in the case of counsel for Holders, such counsel shall be selected by a majority in aggregate principal amount of the Registrable Securities covered) and the managing underwriters, if any, as promptly as possible and, if requested by any such Person, confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective under the Securities Act (including in such notice a written statement that any Holder may, upon request, obtain, at the sole expense of the Issuer, one conformed copy of such Registration Statement or post-effective amendment including financial statements and schedules, documents incorporated or deemed to be incorporated by reference and exhibits), (ii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any preliminary prospectus or the initiation of any proceedings for that purpose, (iii) if, at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of the Registrable Securities or resales of Exchange Securities by Participating Broker-Dealers, the representations and warranties of the Issuer contained in any agreement (including any underwriting agreement) contemplated by Section 6(n) hereof cease to be true and correct in all material respects, (iv) of the receipt by the Issuer of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities or the Exchange Securities to be sold by any Participating Broker-Dealer for offer or sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, (v) of the happening of any event, the existence of any condition or any information becoming known that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in or amendments or supplements to such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (vi) of the Issuer’s determination that a post-effective amendment to a Registration Statement would be appropriate.

(d) Use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of a Prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities or the Exchange Securities to be sold by any Participating Broker-Dealer, for sale in any jurisdiction, and, if any such order is issued, use its commercially reasonable efforts to obtain the withdrawal of any such order at the earliest practicable moment.

(e) If a Shelf Registration Statement is filed pursuant to Section 3 and if requested during the Effectiveness Period by the managing underwriter or underwriters (if any), the Holders of a majority in aggregate principal amount of the Registrable Securities being sold in connection with an underwritten offering or any Participating Broker-Dealer, (i) as promptly as practicable incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters (if any), such Holders, any Participating Broker-Dealer or counsel for any of them reasonably request to be included therein, (ii) make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Issuer has received notification of the matters to be incorporated in such prospectus supplement or post-effective amendment, and (iii) supplement or make amendments to such Registration Statement.

(f) If (1) a Shelf Registration Statement is filed pursuant to Section 3 hereof, or (2) a Prospectus contained in the Exchange Offer Registration Statement filed pursuant to Section 2 hereof is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period, furnish to each selling Holder of Registrable Securities (with respect to a Registration Statement filed pursuant to Section 3 hereof) and to each such Participating

Broker-Dealer who so requests (with respect to any such Registration Statement) and to their respective counsel (in the case of counsel for Holders, such counsel shall be selected by a majority in aggregate principal amount of the Registrable Securities covered) and each managing underwriter, if any, at the sole expense of the Issuer, one conformed copy of the Registration Statement or Registration Statements and each post-effective amendment thereto, including financial statements and schedules, and, if requested, all documents incorporated or deemed to be incorporated therein by reference and all exhibits.

(g) If (1) a Shelf Registration Statement is filed pursuant to Section 3 hereof or (2) a Prospectus contained in the Exchange Offer Registration Statement filed pursuant to Section 2 hereof is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period, deliver to each selling Holder of Registrable Securities (with respect to a Registration Statement filed pursuant to Section 3 hereof), or each such Participating Broker-Dealer (with respect to any such Registration Statement), as the case may be, their respective counsel (in the case of counsel for the Holders, such counsel shall be selected by a majority in aggregate principal amount of the Registrable Securities covered), and the underwriters, if any, at the sole expense of the Issuer, as many copies of the Prospectus or Prospectuses (including each form of preliminary prospectus) and each amendment or supplement thereto and any documents incorporated by reference therein as such Persons may reasonably request; and, subject to the last paragraph of this Section 6, the Issuer hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders of Registrable Securities or each such Participating Broker-Dealer, as the case may be, and the underwriters or agents, if any, and dealers, if any, in connection with the offering and sale of the Registrable Securities covered by, or the sale by Participating Broker-Dealers of the Exchange Securities pursuant to, such Prospectus and any amendment or supplement thereto.

(h) Prior to any public offering of Registrable Securities or any delivery of a Prospectus contained in the Exchange Offer Registration Statement by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period, use its commercially reasonable efforts to register or qualify, and to cooperate with the selling Holders of Registrable Securities or each such Participating Broker-Dealer, as the case may be, the managing underwriter or underwriters, if any, and their respective counsel (in the case of counsel for Holders, such counsel shall be selected by a majority in aggregate principal amount of the Registrable Securities covered) in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any selling Holder, Participating Broker-Dealer, or the managing underwriter or underwriters reasonably request in writing; provided, however, that where Exchange Securities held by Participating Broker-Dealers or Registrable Securities are offered other than through an underwritten offering, the Issuer agrees to cause its counsel to perform Blue Sky investigations and file registrations and qualifications required to be filed pursuant to this Section 6(h), keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Exchange Securities held by Participating Broker-Dealers or the Registrable Securities covered by the applicable Registration Statement; provided, however, that the Issuer shall not be required to (A) qualify generally to do business in any jurisdiction where it is not then so required to be qualified, (B) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject, (C) subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject, or (D) make any change to its certificate of incorporation or by-laws.

(i) If a Shelf Registration Statement is filed pursuant to Section 3 hereof, cooperate with the selling Holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with The

Depository Trust Company; and enable such Registrable Securities to be in such denominations (subject to applicable requirements contained in the Indenture) and registered in such names as the managing underwriter or underwriters, if any, or Holders may request in a reasonable period of time prior to sales of such Registrable Securities pursuant to such Shelf Registration Statement.

(j) Use its commercially reasonable efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other U.S. governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities, except as may be required solely as a consequence of the nature of such selling Holder’s business, in which case the Issuer will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals.

(k) If (1) a Shelf Registration Statement is filed pursuant to Section 3 hereof, or (2) a Prospectus contained in the Exchange Offer Registration Statement filed pursuant to Section 2 hereof is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period, upon the occurrence of any event contemplated by paragraph 6(c)(v) or 6(c)(vi) hereof, as promptly as reasonably practicable prepare and (subject to Section 6(a) hereof) file with the SEC, at the sole expense of the Issuer, a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder (with respect to a Registration Statement filed pursuant to Section 3 hereof) or to the purchasers of the Exchange Securities to whom such Prospectus will be delivered by a Participating Broker-Dealer (with respect to any such Registration Statement), any such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(l) Use its commercially reasonable efforts to cause the Registrable Securities covered by a Registration Statement or the Exchange Securities, as the case may be, to be rated with the appropriate rating agencies, if so requested by the Holders of a majority in aggregate principal amount of Registrable Securities covered by such Registration Statement or the Exchange Securities, as the case may be, or the managing underwriter or underwriters, if any.

(m) Prior to the effective date of the first Registration Statement relating to the Registrable Securities, (i) provide the Trustee with certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and (ii) provide a CUSIP number for the Registrable Securities.

(n) In connection with any underwritten offering of Registrable Securities pursuant to a Shelf Registration, enter into an underwriting agreement as is customary in underwritten offerings of debt securities similar to the Securities, and take all such other actions as are reasonably requested by the managing underwriter or underwriters in order to expedite or facilitate the registration or the disposition of such Registrable Securities and, in such connection, (i) make such representations and warranties to, and covenants with, the underwriters with respect to the business of the Issuer (including any acquired business, properties or entity, if applicable), and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, as are customarily made by issuers to underwriters in underwritten offerings of debt securities similar to the Securities, and confirm the same in writing if and when requested; (ii) obtain the written opinions of counsel to the Issuer, and written updates thereof in form, scope and substance reasonably satisfactory to the managing underwriter or underwriters, addressed to the underwriters covering the matters customarily covered in opinions reasonably requested in underwritten offerings; (iii) obtain “cold comfort” letters and updates thereof in form, scope and substance reasonably satisfactory to the managing underwriter or underwriters from the independent registered public accountants of the Issuer (and, if necessary, any other independent registered public accountants of the Issuer, or of any business acquired by the Issuer, for which financial statements and financial data are, or are required to be, included or incorporated by reference in the Registration Statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings of debt securities similar to the Registrable Securities; and (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures to be agreed to among the Issuer and the managing underwriter or underwriters. The above shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder.

(o) If a Shelf Registration Statement is filed pursuant to Section 3 hereof, make reasonably available for inspection by any Initial Purchaser, any Holder of such Registrable Securities being sold (with respect to a Registration Statement filed pursuant to Section 3 hereof) and any underwriter, if any, participating in any such disposition of Registrable Securities (any such Initial Purchaser, Holder or underwriter, an “Inspector” and, collectively, the “Inspectors”), upon written request, at the offices where normally kept, during reasonable business hours, all pertinent financial and other records, pertinent corporate documents and instruments of the Issuer and subsidiaries of the Issuer (collectively, the “Records”), as shall be reasonably necessary to enable an Inspector to exercise any applicable due diligence responsibilities, and cause the officers, directors and employees of the Issuer and any of its subsidiaries to supply all relevant information (“Information”) reasonably requested by any such Inspector in connection with such due diligence responsibilities; provided, however, that the foregoing inspection and information gathering shall be coordinated on behalf of the Initial Purchasers by you and, on behalf of the other parties, by one counsel designated by the Holders of a majority in aggregate principal amount of the Registrable Securities covered by such Registration Statement. Each Inspector shall agree in writing that it will keep the Records and Information confidential, to use the Information only for due diligence purposes, to abstain from using the Information as the basis for any market transactions in securities of the Issuer and that it will not disclose any of the Records or Information that the Issuer determines, in good faith, to be confidential and notifies such Inspector in writing are confidential unless (i) the disclosure of such Records or Information is necessary to avoid or correct a material misstatement or omission in such Registration Statement or Prospectus, (ii) the release of such Records or Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (iii) disclosure of such Records or Information is necessary or advisable, in the opinion of counsel for any Inspector, in connection with any action, claim, suit or proceeding, directly or indirectly, involving or potentially involving such Inspector and arising out of, based upon, relating to, or involving this Agreement, the Indenture or the Purchase Agreement, or any transactions contemplated hereby or thereby or arising hereunder or thereunder, or (iv) the information in such Records or Information has been made generally available to the public other than by an Inspector or an “affiliate” (as defined in Rule 405) thereof; provided, however, that prior notice shall be provided as soon as practicable to the Issuer of the potential disclosure of any information by such Inspector pursuant to clauses (i) or (ii) of this sentence to permit the Issuer to obtain a protective order (or waive the provisions of this paragraph (o)) and that such Inspector shall take such actions as are reasonably necessary to protect the confidentiality of such information (if practicable) to the extent such action is otherwise not inconsistent with, an impairment of or in derogation of the rights and interests of the Holder or any Inspector.

(p) Provide an indenture trustee for the Registrable Securities or the Exchange Securities, as the case may be, and cause the Indenture or the trust indenture provided for in Section 2(a) hereof, as the case may be, to be qualified under the TIA not later than the effective date of the first Registration Statement relating to the Registrable Securities; and in connection therewith, cooperate with the trustee under any such indenture and the Holders of the Registrable Securities, to effect such changes (if any) to such indenture as may be required for such indenture to be so qualified in accordance with the terms of the TIA; and execute, and use its commercially reasonable efforts to cause such trustee to execute, all documents as may be required to effect such changes, and all other forms and documents required to be filed with the SEC to enable such indenture to be so qualified in a timely manner.

(q) Comply with all applicable rules and regulations of the SEC and make generally available to the Issuer’s securityholders with regard to any applicable Registration Statement, a consolidated earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 days after the end of any fiscal quarter (or 90 days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Issuer, after the effective date of a Registration Statement, which statements shall cover said 12-month periods; provided that this requirement shall be deemed satisfied by the Issuer complying with Section 4.03 of the Indenture.

(r) Upon consummation of the Exchange Offer or a Private Exchange, if requested by a Holder, obtain an opinion of counsel to the Issuer, in a form customary for underwritten transactions, addressed to the Trustee for the benefit of all Holders of Registrable Securities participating in the Exchange Offer or the Private Exchange, as the case may be, that the Exchange Securities or Private Exchange Notes (and the related guarantees), as the case may be, and the Indenture constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, subject to customary exceptions and qualifications. If the Exchange Offer or a Private Exchange is to be consummated, upon delivery of the Registrable Securities by Holders to the Issuer (or to such other Person as directed by the Issuer), in exchange for the Exchange Securities or the Private Exchange Notes (and the related guarantees), as the case may be, the Issuer shall mark, or cause to be marked, on such Registrable Securities that such Registrable Securities are being cancelled in exchange for the Exchange Securities or the Private Exchange Notes (and the related guarantees), as the case may be; in no event shall such Registrable Securities be marked as paid or otherwise satisfied.

(s) Use commercially reasonable efforts to cooperate with each seller of Registrable Securities covered by any Registration Statement and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. (the “FINRA”).

(t) Use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Exchange Securities and/or Registrable Securities covered by a Registration Statement contemplated hereby.

The Issuer may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Issuer such information regarding such seller and the distribution of such Registrable Securities as the Issuer may, from time to time, reasonably request. The Issuer may exclude from such registration the Registrable Securities of any seller so long as such seller fails to furnish such information within a reasonable time after receiving such request and the failure to include any such seller shall not be deemed to be a default hereunder. Each seller as to which any Shelf Registration is being effected agrees to furnish promptly to the Issuer all information required to be disclosed in order to make the information previously furnished to the Issuer by such seller not materially misleading.

If any such Registration Statement refers to any Holder by name or otherwise as the holder of any securities of the Issuer, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Holder, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Issuer, or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Holder in any amendment or supplement to the Registration Statement filed or prepared subsequent to the time that such reference ceases to be required.

Each Holder of Registrable Securities and each Participating Broker-Dealer agrees by its acquisition of such Registrable Securities or Exchange Securities to be sold by such Participating Broker-Dealer, as the case may be, that, upon actual receipt of any notice from the Issuer of the happening of any event of the kind described in Section 6(c)(ii), 6(c)(iv), 6(c)(v), or 6(c)(vi) hereof, such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus or Exchange Securities to be sold by such Holder or Participating Broker-Dealer, as the case may be, until such Holder’s or Participating Broker-Dealer’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(k) hereof, or until it is advised in writing (the “Advice”) by the Issuer that the use of the applicable Prospectus may be resumed, and has received copies of any amendments or supplements thereto. In the event that the Issuer shall give any such notice, each of the Applicable Period and the Effectiveness Period shall be extended by the number of days during such periods from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement or Exchange Securities to be sold by such Participating Broker-Dealer, as the case may be, shall have received (x) the copies of the supplemented or amended Prospectus contemplated by Section 6(k) hereof or (y) the Advice.

7. Registration Expenses

All fees and expenses incident to the performance of or compliance with this Agreement by the Issuer shall be borne by the Issuer, whether or not the Exchange Offer Registration Statement or any Shelf Registration Statement is filed or becomes effective or the Exchange Offer is consummated, including, without limitation, (i) all registration and filing fees (including, without limitation, (A) fees with respect to filings required to be made with FINRA in connection with an underwritten offering and (B) fees and expenses of compliance with state securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel in connection with Blue Sky qualifications of the Registrable Securities or Exchange Securities and determination of the eligibility of the Registrable Securities or Exchange Securities for investment under the laws of such jurisdictions (x) where the Holders of Registrable Securities are located, in the case of the Exchange Securities, or (y) as provided in Section 6(h) hereof, in the case of Registrable Securities or Exchange Securities to be sold by a Participating Broker-Dealer during the Applicable Period)), (ii) printing expenses, including, without limitation, expenses of printing certificates for Registrable Securities or Exchange Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by the managing underwriter or underwriters, if any, by the Holders of a majority in aggregate principal amount of the Registrable Securities included in any Registration Statement or in respect of Registrable Securities or Exchange Securities to be sold by any Participating Broker-Dealer during the Applicable Period, as the case may be, (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Issuer and, in the case of a Shelf Registration, reasonable fees and disbursements of one special counsel for all of the sellers of Registrable Securities (exclusive of any counsel retained pursuant to Section 8 hereof), (v) fees and disbursements of all independent registered public accountants referred to in Section 6(n)(iii) hereof (including, without limitation, the expenses of any “cold comfort” letters required by or incident to such performance), (vi) Securities Act liability insurance, if the Issuer desires such insurance, (vii) fees and expenses of all other Persons retained by the Issuer, (viii) internal expenses of the Issuer (including, without limitation, all salaries and expenses of officers and employees of the Issuer performing legal or accounting duties), (ix) the expense of any annual audit, (x) any fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange, and the obtaining of a rating of the securities, in each case, if applicable and (xi) the expenses relating to printing, word processing and distributing all Registration Statements, underwriting agreements, indentures and any other documents necessary in order to comply with this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, each Holder shall pay all underwriting discounts and commissions of any underwriters with respect to any Registrable Securities sold by or on behalf of it.

8. Indemnification and Contribution

(a) The Issuer and the Guarantors jointly and severally agree, to indemnify and hold harmless each Holder of Registrable Securities, the Market-Maker and each Participating Broker-Dealer selling Exchange Securities during the Applicable Period, and each Person, if any, who controls such Person or its affiliates within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Participant”) against any losses, claims, damages or liabilities to which any Participant may become subject under the Securities Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement (or any amendment thereto), Market-Making Registration Statement (or any amendment thereto) or Prospectus (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) or any preliminary prospectus or “issuer free writing prospectus” (as defined in Rule 405) (an “Issuer FWP”); or

(ii) the omission or alleged omission to state, in any Registration Statement (or any amendment thereto), Market-Making Registration Statement (or any amendment thereto) or Prospectus (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) or any preliminary prospectus or any Issuer FWP or any other document or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, except, in each case, insofar as such losses, claims, damages or liabilities are arising out of or based upon any untrue statement or omission or alleged untrue statement or omission made in any Registration Statement (or any amendment thereto), Market-Making Registration Statement (or any amendment thereto) or Prospectus (as amended or supplemented) in reliance upon and in conformity with any information relating to any Participant furnished to the Issuer by or on behalf of such Participant specifically for use therein;

and agree (subject to the limitations set forth in the proviso to this sentence) to reimburse, as incurred, the Participant for any reasonable legal or other expenses incurred by the Participant in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action. The indemnity provided for in this Section 8 will be in addition to any liability that the Issuer may otherwise have to any Participant. The Issuer and the Guarantors shall not be liable under this Section 8 to any Participant regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to in writing by the Issuer and the Guarantors, which consent shall not be unreasonably withheld.

(b) Each Participant, severally and not jointly, agrees to indemnify and hold harmless the Issuer, the Guarantors, their respective directors (or equivalent), their respective officers and each Person, if any, who controls the Issuer within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Issuer, the Guarantors or any such director, officer or controlling Person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or Market-Making Registration Statement, any amendment or supplement thereto, or the omission or the alleged omission to state therein a material fact necessary to make the statements contained therein not misleading, or (ii) any untrue statement or alleged untrue statement of any material fact contained in any Prospectus, any amendment or supplement thereto, or any preliminary prospectus or Issuer FWP, or the omission or the alleged omission to state therein a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Participant, furnished to the Issuer by or on behalf of such Participant, specifically for use therein; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any reasonable legal or other expenses incurred by the Issuer, the Guarantors or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. The indemnity provided for in this Section 8 will be in addition to any liability that the Participants may otherwise have to the indemnified parties. The Participants shall not be liable under this Section 8 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to in writing by the Participants, which consent shall not be unreasonably withheld.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 8, such indemnified party will, if it claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by Participants who sold a majority in interest of the Registrable Securities and Exchange Securities sold by all such Participants in the case of paragraph (a) of this Section 8 or the Issuer in the case of paragraph (b) of this Section 8, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. All fees and expenses reimbursed pursuant to this paragraph (c) shall be reimbursed as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 8, in which case the indemnified party may effect such a settlement without such consent. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement or compromise of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party, or indemnity could have been sought hereunder by any indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 8 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) (other than by virtue of the failure of an indemnified party to notify the indemnifying party of its right to indemnification pursuant to paragraph (a) or paragraph (b) of this Section 8, where such failure materially prejudices the indemnifying party (through the forfeiture of substantial rights or defenses)), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Securities or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Issuer on the one hand and such Participant on the other shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) of the Securities received by the Issuer bear to the total net profit received by such Participant in connection with the sale of the Securities. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer on the one hand, or the Participants on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The parties agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), no Participant shall be obligated to make contributions hereunder that in the aggregate exceed the total net profit received by such Participant in connection with the sale of the Securities, less the aggregate amount of any damages that such Participant has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each person, if any, who controls a Participant within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Participants, and each director of the Issuer and the Guarantors, each officer of the Issuer and the Guarantors and each Person, if any, who controls the Issuer and the Guarantors within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Issuer. Obligations of the Initial Purchasers hereunder are several and not joint.

9. Rule 144A

The Issuer covenants and agrees that it will use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder in a timely manner in accordance with the requirements of the Securities Act and the Exchange Act and, if at any time the Issuer is not required to file such reports, the Issuer will, upon the request of any Holder of Registrable Securities, make available such information necessary to permit sales pursuant to Rule 144A. The Issuer further covenants and agrees, for so long as any Registrable Securities remain outstanding that it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144A, unless the Issuer is then subject to Section 13 or 15(d) of the Exchange Act and reports filed thereunder satisfy the information requirements of Rule 144A then in effect.

10. Underwritten Registrations

The Issuer shall not be required to assist in an underwritten offering unless requested by the Holders of a majority in aggregate principal amount of the Registrable Securities. If any of the Registrable Securities covered by any Shelf Registration are to be sold in an underwritten offering, the investment banker or investment bankers and manager or managers that will manage the offering will be selected by the Holders of a majority in aggregate principal amount of such Registrable Securities included in such offering and shall be reasonably acceptable to the Issuer.

No Holder of Registrable Securities may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

11. Miscellaneous

(a) No Inconsistent Agreements. The Issuer has not as of the date hereof, and the Issuer shall not, after the date of this Agreement, enter into any agreement with respect to any of its securities that is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Issuer’s other issued and outstanding securities under any such agreements.

(b) Adjustments Affecting Registrable Securities. The Issuer shall not, directly or indirectly, take any action with respect to the Registrable Securities as a class that would adversely affect the ability of the Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement.

(c) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, otherwise than with the prior written consent of (I) the Issuer, and (II) (A) the Holders of not less than a majority in aggregate principal amount of the then outstanding Registrable Securities affected by such amendment, modification, supplement, waiver or consent and (B) in circumstances that would adversely affect the Participating Broker-Dealers, the Participating Broker-Dealers holding not less than a majority in aggregate principal amount of the Exchange Securities held by all Participating Broker-Dealers. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of other Holders of Registrable Securities may be given by Holders of at least a majority in aggregate principal amount of the Registrable Securities being sold pursuant to such Registration Statement.

(d) Notices. All notices and other communications (including, without limitation, any notices or other communications to the Trustee) provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, next-day air courier or facsimile:

(i) if to a Holder, any Participating Broker-Dealer or the Market-Maker, at the most current address of such Holder, Participating Broker-Dealer or the Market-Maker, as the case may be, set forth on the records of the registrar under the Indenture, with a copy in like manner to the Initial Purchasers as follows:

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Facsimile No.: (212) 901-7897

Attention: Legal Department

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Facsimile No.: (212) 369-5420

Attention: James J. Clark, Esq.

(ii) if to the Initial Purchasers, at the address specified in Section 11(d)(i);

(iii) if to the Issuer, at the address as follows:

Biomet, Inc.

P.O. Box 587

56 East Bell Drive

Warsaw, Indiana 46582

Facsimile No.: (574) 372-1960

Attention: General Counsel

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Facsimile No.: (212) 225-3999

Attention: Jeff Karpf, Esq.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; one Business Day after being timely delivered to a next-day air courier; and upon written confirmation, if sent by facsimile.

Copies of all such notices, demands or other communications shall be concurrently delivered by the Person giving the same to the Trustee at the address and in the manner specified in the Indenture.

(e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, the Holders and the Participating Broker-Dealers; provided, however, that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Purchase Agreement or the Indenture.

(f) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(g) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(h) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(i) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(j) Notes Held by the Issuer or Its Affiliates. Whenever the consent or approval of Holders of a specified percentage of principal amount of Registrable Securities is required hereunder, Registrable Securities held by the Issuer or its affiliates (as such term is defined in Rule 405) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

(k) Third-Party Beneficiaries. Holders of Registrable Securities and Participating Broker-Dealers are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by such Persons.

(l) Entire Agreement. This Agreement, together with the Purchase Agreement and the Indenture, is intended by the parties as a final and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and any and all prior oral or written agreements, representations, or warranties, contracts, understandings, correspondence, conversations and memoranda between the Holders on the one hand and the Issuer on the other, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest with respect to the subject matter hereof and thereof are merged herein and replaced hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BIOMET, INC.

By:	/s/ Michael Hodges
Name: Michael T. Hodges
Title: Treasurer

[Signature Page - Registration Rights Agreement]

BIOMET 3I, LLC
BIOMET BIOLOGICS, LLC
BIOMET EUROPE LTD.
BIOMET FAIR LAWN LLC
BIOMET INTERNATIONAL LTD.
BIOMET LEASING, INC.
BIOMET MANUFACTURING CORPORATION
BIOMET MICROFIXATION, LLC
BIOMET ORTHOPEDICS, LLC
BIOMET SPORTS MEDICINE, LLC
BIOMET U.S. RECONSTRUCTION, LLC
BIOMET TRAUMA, LLC
BIOLECTRON, INC.
CROSS MEDICAL PRODUCTS, LLC
ELECTRO-BIOLOGY, LLC
EBI HOLDINGS, LLC.
EBI, LLC
EBI MEDICAL SYSTEMS, LLC
BIOMET FLORIDA SERVICES, LLC
IMPLANT INNOVATIONS HOLDINGS, LLC
INTERPORE CROSS INTERNATIONAL, LLC
INTERPORE SPINE LTD.
KIRSCHNER MEDICAL CORPORATION each, as a Guarantor

By:	/s/ Michael Hodges
	Name:	Michael T. Hodges
	Title:	Treasurer

[Signature Page - Registration Rights Agreement]

The foregoing Agreement is hereby confirmed and accepted by the Initial Purchasers as of the date first above written.

GOLDMAN, SACHS & CO.

BARCLAYS CAPITAL INC.

J.P. MORGAN SECURITIES LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

CITIGROUP GLOBAL MARKETS INC.

WELLS FARGO SECURITIES, LLC

HSBC SECURITIES (USA) INC.

ING FINANCIAL MARKETS LLC

NATIXIS SECURITIES AMERICAS LLC

RBC CAPITAL MARKETS, LLC

SMBC NIKKO CAPITAL MARKETS LIMITED

UBS SECURITIES LLC

By:	GOLDMAN, SACHS & CO.,
for itself and the other several Initial Purchasers

By:	/s/ Adam T. Green

Name: Adam T. Greene
Title: Vice President
[Signature Page - Registration Rights Agreement]

SCHEDULE I

THE GUARANTORS

Biomet 3i, LLC

Biomet Biologics, LLC

Biomet Europe Ltd.

Biomet Fair Lawn LLC

Biomet International Ltd.

Biomet Leasing, Inc.

Biomet Manufacturing Corporation

Biomet Microfixation, LLC

Biomet Orthopedics, LLC

Biomet Sports Medicine, LLC

Biomet U.S. Reconstruction, LLC

Biomet Trauma, LLC

Biolectron, Inc.

Cross Medical Products, LLC

Electro-Biology, LLC

EBI Holdings, LLC

EBI, LLC

EBI Medical Systems, LLC

Biomet Florida Services, LLC

Implant Innovations Holdings, LLC

Interpore Cross International, LLC

Interpore Spine Ltd.

Kirschner Medical Corporation

Schedule I

Exhibit 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 28, 2008 (the “Effective Date”), is made by and between Biomet, Inc., an Indiana corporation (the “Company”), and Bradley J. Tandy (the “Executive”).

WHEREAS, the Company desires to engage the Executive, and the Executive desires to be engaged by the Company, as Senior Vice President, General Counsel and Secretary, Biomet Inc.; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 23.

2. Term. The initial term of employment under this Agreement shall be for a three-year period commencing on the Effective Date (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive twelve-month period (the “Extended Term”) on the first anniversary of the Effective Date and each subsequent anniversary of the Effective Date, unless and until the Company or Executive provides written notice to the other party in accordance with Section 11 hereof not less than ninety (90) days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of this Agreement shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period”.

3. Position and Duties. During the Employment Period, the Executive shall serve as Senior Vice President, General Counsel and Secretary, Biomet, Inc. In such capacities, the Executive shall report to the Company’s Chief Executive Officer. During the Employment Period, the Executive shall have the powers and authority customarily exercised by individuals serving as Senior Vice President, General Counsel and Secretary of a company of the size and nature of the Company. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company; provided that the Executive shall be entitled to serve as a member of the board of directors of another company approved by the Board, to serve on civic, charitable, educational, religious, public interest or public service boards approved by the Board, and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not, individually or in the aggregate, materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4. Place of Performance. During the Employment Period, the Executive shall be based primarily at the principal executive offices of the Company in Warsaw, Indiana, except for reasonable travel on the Company’s business consistent with the Executive’s position.

5. Compensation and Benefits.

(a) Base Compensation. During the Employment Period, the Company shall pay to the Executive as base salary (the “Base Salary”) at the rate of no less than $                     per year. The Base Salary shall be reviewed for increase by the Company no less frequently than annually and shall be increased in the discretion of the Company and any such adjusted Base Salary shall constitute “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b) Annual Bonus. The Executive shall be given the opportunity to earn an annual incentive bonus for each fiscal year that ends during the Employment Period in accordance with the annual bonus plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Plan”). The Executive’s target annual incentive bonus opportunity under the Annual Plan shall be no less than 60% of the Executive’s Base Salary for on-target performance with the possibility of exceeding 60% for high achievement. The actual amount payable to the Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the compensation committee of the Board (or its successor committee) (the “Compensation Committee”). Any bonus payable pursuant to this Section 5(b) shall be paid at the same time annual bonuses are payable to other officers of the Company in accordance with the terms of the Annual Plan.

(c) Vacation; Benefits. During the Employment Period, the Company shall provide to the Executive employee benefits and perquisites on a basis that is no less favorable than that provided to other senior officers of the Company, including participation in the Company’s deferred compensation plan (if any), as in effect from time to time. Subject to the terms of this Agreement, all benefits are provided at the Company’s sole discretion. Subject to the terms of this Agreement, the Company shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

6. Expenses. Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Company shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

2

7. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Company’s affairs and business and the affairs and business of the Company’s Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Company and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company and its Affiliates:

(a) Non-Disclosure. During the Executive’s employment with the Company and thereafter, the Executive will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or within Executive’s good faith interpretation of the scope of the Executive’s duties. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; or (ii) to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a).

(b) Materials. The Executive will not remove any Company Confidential Information or any other property of the Company or any of its Affiliates from the Company’s premises or make copies of such materials except for normal and customary use in the Company’s business. The Company acknowledges that the Executive, in the ordinary course of his duties, routinely uses and stores Company Confidential Information at home and other locations. The Executive will return to the Company all Company Confidential Information and copies thereof and all other property of the Company or any of its Affiliates at any time upon the request of the Company and in any event promptly after termination of Executive’s employment. The Executive agrees to attempt in good faith to identify and return to the Company any copies of any copies of any Company Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature (including diaries and calendars), information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

(c) No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Company or any of its Affiliates (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or any of its Affiliates, and the Executive shall not, directly or indirectly, hire, or participate in the hiring, as an employee, consultant or otherwise, any such Person.

3

(d) Non-Competition.

(i) During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Company or any of its Affiliates, or any Person who was a client or customer withing 180 days prior to Executive’s action to terminate, reduce or alter in a manner adverse to the Company, any existing business arrangements with the Company or any of its Affiliates or to transfer existing business from the Company or any of its Affiliates to any other Person, (B) provide services to any entity that competes with the Company or its Affiliate in the United States or any other jurisdiction in which the Executive has any responsibility during his employment hereunder or that provides a product or service competitive with any product or service provided by the Company or its Affiliate or (C) own an interest in any entity described in subsection (B) immediately above; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 2% of the voting power of such entity. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non Compete Period, he will provide a copy of this Agreement to such entity and acknowledge, to the company in writing, that he has done so. Notwithstanding the foregoing, nothing in this Section 7 shall prevent the Executive from providing services to a division or a subsidiary of an entity that does not compete with the Company or any of its Affiliates and that does not provide products or services competitive with products or services provided by the Company or any of its Affiliates even if other divisions or subsidiaries of that entity compete with the Company so long as the Executive does not have any managerial or supervisory authority with respect to such competitive division or subsidiary. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. The Executive further covenants that he shall not challenge the reasonableness of any of the covenants set forth in this Section 7, but reserves the right to challenge the Company’s interpretation of such covenants.

(ii) If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

4

(e) Publicity. During the Employment Period, the Executive hereby grants to the Company the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Company or any of its Affiliates.

(f) Conflicting Obligations and Rights. The Executive represents and warrants that he is not subject to agreement or contractual commitment that prevents or in any way limits his ability to fully discharge his duties and responsibilities hereunder and that he is not in possession of any discharge his duties and responsibilities hereunder and that he is not in possession of any confidential or proprietary information of another Person that will be used in connection with the discharge of his duties hereunder. The Executive acknowledges and agrees that the accuracy of the foregoing representation and warranty is a condition precedent to the enforceability of the Company’s obligations hereunder.

(g) Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

8. Termination of Employment. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(b) By the Company. The Company may terminate the Executive’s employment for:

(i) Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for ninety (90) consecutive days or one hundred eighty (180) non-consecutive days in any twenty-four-month period and which qualified Executive for long term disability coverage under applicable Company disability plans (a “Disability”);

(ii) Cause. The Company may terminate the Executive’s employment for Cause as defined herein; or

5

(iii) Without Cause. The Company may terminate the Executive’s employment without Cause at any time upon not less than ninety (90) days notice to the Executive. The Company’s Non-Renewal of the Initial Term or the Extended Term shall constitute a termination of the Executive’s employment by the Company without Cause, and the Company’s notice of Non-Renewal pursuant to Section 2 hereof shall constitute notice of termination without Cause for purposes of this Section 8(b)(iii). Notwithstanding the foregoing, the Company’s Non- Renewal of the Initial Term or the Extended Term shall constitute a termination of the Executive’s employment by the Company without Cause only if the Company determines that a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) has occurred.

(c) By the Executive. The Executive may terminate his employment with or without upon not less than ninety (90) days notice to the Company. The Executive’s Non-Renewal of the Initial Term or the Extended Term shall constitute a termination of employment by the Executive without Good Reason, and the Executive’s notice of Non-Renewal pursuant to Section 2 hereof shall constitute notice of the Executive’s termination of his employment for purposes of this Section 8(c). During this ninety-day notice period, the Company may, without breaching this Agreement or constitution Good Reason or a Termination without Cause, relieve the Executive of his positions, titles, duties and responsibilities and direct the Executive to cease appearing on Company property. Notwithstanding the foregoing, the Executive’s Non-Renewal of the Initial Term or the Extended Term shall constitute a termination of employment by the Executive without Good Reason only if the Company determines that a ‘separation from service” within the meaning of Treasury Regulation 1.409A-a(h) has occurred.

(d) Notice of Termination. Any termination of the Employment Period, other than pursuant to the Executive’s death, shall be effected by delivery to the other party of a notice of termination (a “Notice of Termination”) from the party terminating the Employment Period.

(e) Other Resignations. Upon any termination of the Executive’s employment, he shall automatically resign, and shall automatically be deemed to have resigned, from all positions with the Company and its Affiliates.

9. Compensation Upon Termination. Notwithstanding anything in this Agreement to the contrary, if the Executive’s Employment is terminated prior to July 1, 2009, then the Executive’s severance benefits (if any) shall be governed by the Change in Control Agreement entered into between the Executive and the Company and dated as of September 20, 2006 (the “Change in Control Agreement”), as modified by Sections 9Lf), 9(g), 9(h), 9(i) and 10 hereof and by any applicable stock option grant agreement, and the Executive shall have no right to any severance benefit under this Agreement. In addition, notwithstanding anything in this Agreement to the contrary, if it is determined that any payment or distribution made by the Company to or for the benefit of the Executive in connection with the tender offer which closed on or about July 11, 2007 pursuant to the Agreement and Plan of Merger, dated as of December 18, 2006 (amended and restated as of June 7, 2007), by and among Biomet, Inc., LVB Acquisition LLC and LVB Acquisition Merger Sub, Inc. (the “Merger Agreement”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax, as determined pursuant to

6

Section 280G of the code, then the Executive’s rights (if any) to receive a gross-up payment and have the Company bear accounting fees and expenses in connection with such gross-up payment shall be governed by the Change in Control Agreement, as modified by Sections 9(f), 9(g), 9(h), 9(i) and 10 hereof and by any applicable stock option grant agreement. If the Executive’s Employment is terminated on or after July 11, 2009, the Executive’s severance benefits (if any) shall be governed by the following provisions of this Section 9.

(a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Upon the Executive’s death, the Company shall pay or provide the following: (i) the Company shall pay to the Executive’s legal representative or estate, as applicable, the Executive’s Base Salary due through the Executive’s Date of Termination; (ii) the Company shall pay to the Executive’s legal representative or estate, as applicable, a prorated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the amount equal to the average of (x) the annual incentive bonus earned by the Executive for the fiscal year immediately preceding the fiscal year that contains the Date of termination and (y) the annual incentive bonus the Executive would have received for the fiscal year that contains the Date of Termination if his employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year; and (iii) the Company shall pay, at the time when such payments are due, to the Executive’s legal representative or estate, as applicable, the Accrued Benefits and the rights of the Executive’s legal representative or estate with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. The total amount of the prorated bonus described in clause (ii) of the preceding sentence will be paid in a lump sum a the time the Company pays annual incentive bonuses under the Annual Plan to its similarly situated active employees for the fiscal year that contains the Date of Termination. Except as set forth herein, the Company shall have no further obligation to the Executive under this Agreement.

(b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(b)(i), (i) the Company shall pay to the Executive or the Executive’s legal representative, as applicable, the Executive’s Base Salary due through the Executive’s Date of Termination, (ii) the Company shall pay to the Executive or the Executive’s legal representative, as applicable, a prorated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the amount equal to the average of (x) the annual incentive bonus earned by the Executive for the fiscal year immediately preceding the fiscal year that contains the Date of Termination and (y) the annual incentive bonus the Executive would have received for the fiscal year that contains the Date of Termination if his employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year; and (iii) the Company shall pay to the Executive or the Executive’s legal representative, as applicable, at the time when such payments are due, the Accrued Benefits and the rights of the Executive or the Executive’s legal representative, as applicable, with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. The total amount of the prorated bonus

7

described in clause (ii) of the preceding sentence will be paid in a lump sum at the time the Company pays annual incentive bonuses under the Annual Plan to its similarly situated active employees for the fiscal year that contains the Date of Termination. Except as set forth herein, the Company shall have no further obligation to the Executive under this Agreement.

(c) Certain Terminations by the Company or Voluntarily by the Executive. If, during the Employment Period, the Company terminates the Executive’s employment for Cause or the Executive voluntarily terminates his employment other than for Good Reason, the Company shall pay to the Executive the Executive’s Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

(d) Termination by the Company other than for Cause, Death or Disability, or by the Executive for Good Reason, Prior to a Change of Control. If the Company terminates the Executive’s employment during the Employment Period other than for Cause and other than due to the Executive’s Death or Disability, or if Executive terminates the Executive’s employment during the Employment Period for Good Reason, in either case at any time other than during the two-year period following a Change of control, then:

(i) Executive shall be entitled to an amount equal to 1.5 times the Executive’s Base Salary in effect at the Date of Termination (the “Severance Benefit”). The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with the Company’s regular payroll policies over the course of the Non-Compete Period;

(ii) Executive shall be entitled to a prorated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the annual incentive bonus the Executive would have received for the fiscal year that contains the Date of Termination if his employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year. The total amount of the prorated bonus described in the preceding sentence will be paid in a lump sum at the time the Company pays annual incentive bonuses under the Annual Plan for such fiscal year to its similarly situated active employees;

(iii) If the Executive is eligible for and elects continuation coverage pursuant to COBRA (with respect to the Executive and/or the Executive’s dependents who are eligible to elect COBRA under the Company’s group health plan(s) as a direct result of the Executive’s termination of employment), the Company shall pay (as of the first of each applicable month) the premiums for such coverage (or reimburse the Executive for such premiums) until the earlier to occur of (x) the end of the Non-Compete Period or (y) the date the Executive becomes eligible for coverage under another group health plan;

(iv) The Company shall pay to the Executive, at the time when such payments are due, the Accrued Benefits; and

8

(v) The rights of the Executive with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

(e) Termination by the Company other than for Cause, Death or Disability, or by the Executive for Good Reason, Following a Change of Control. If the Company terminates the Executive’s employment during the Employment Period other than for Cause and other than due to the Executive’s Death or Disability, or if Executive terminates the Executive’s employment during the Employment Period for Good Reason, in either case within the two-year period following a Change of Control, then:

(i) Executive shall be entitled to an amount equal to (A) 2 times the Executive’s Base Salary in effect at the Date of Termination plus (B) 2 times the amount equal to the average of (x) the annual incentive bonus earned by the Executive for the fiscal year immediately preceding the fiscal year that contains the Date of Termination and (y)the annual incentive bonus the Executive would have received for the fiscal year that contains the Date of Termination if his employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year (the “Change of Control Severance Benefit”). The total amount of the Change of Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the Date of Termination;

(ii) Executive shall be entitled to a prorated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the Executive’s target annual incentive bonus under the Annual Plan for the fiscal year that contains the Date of Termination. The total amount of the prorated bonus described in the preceding sentence will be paid in a lump sum at the time the Company pays annual incentive bonuses under the Annual Plan for such fiscal year to its similarly situated active employees;

(iii) If the Executive is eligible for and elects continuation coverage pursuant to COBRA (with respect to the Executive and/or the Executive’s dependents who are eligible to elect COBRA under the Company’s group health plan(s) as a direct result of the Executive’s termination of employment), the Company shall pay (as of the first of each applicable month) the premiums for such coverage (or reimburse the Executive for such premiums) until the earlier to occur of (x) the end of the Non- Compete Period or (y) the date the Executive becomes eligible for coverage under another group health plan;

(iv) The Company shall pay to the Executive, at the time when such payments are due, the Accrued Benefits; and

(v) The rights of the Executive with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

(f) Delay in Payments. Notwithstanding the preceding provisions or any provisions in this Agreement or the Change in Control Agreement to the contrary, all payments pursuant hereto and pursuant to the Change in Control Agreement (if any) are intended to comply with Code Section 409A of the Internal Revenue Code of 1986, as amended (the

9

“Code”) and the guidance thereunder, and this Agreement and the Change in Control Agreement shall be construed accordingly. To the extent that compliance with Section 409A(a)(2)(B) would require any payment otherwise provided for by this Agreement or the Change in Control Agreement to be delayed for six months, such payment shall be made as soon as administratively practicable after the end of such six-month period.

(g) Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Company of the Executive’s employment shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive (if any) under Section 9(d) or 9(e), as applicable (the “Severance Payments”), or under the Change in Control Agreement, as applicable, shall constitute liquidated damages for any such termination.

(h) Full Discharge of Company Obligations. In the event of any breach of this Agreement by the Company, the Executive shall be entitled to the lesser of (i) the amount of damages incurred by the Executive as a direct result of each breach and (ii) the Severance Payments the Executive would be entitled to under Section 9(d) if his employment were terminated thereunder. The amounts payable to Executive following termination of the Employment Period or upon any actual or constructive termination of the Executive’s employment pursuant to this Section 9, or pursuant to the Change in Control Agreement (as applicable), shall be in full and complete satisfaction of Executive’s rights under this Agreement or the Change in Control Agreement (as applicable) and any other claims he or she may have in respect of his employment by the Company or any of its Affiliates, and Executive acknowledges that such amounts are fair and reasonable, and his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder. Payment of any Severance Payment pursuant to Section 9(d) or 9(e), as applicable, shall be conditioned upon (x) Executive’s execution and non-revocation of a release in a form substantively identical in terms to the form attached as Exhibit A and (y) Executive’s compliance with the provisions set forth in Section 7 hereof.

(i) Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement or the Change in Control Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(i).

10. Change in Control Agreement. The Executive hereby agrees that the Term (as that term is defined in the Change in control Agreement) of the Change in Control Agreement shall terminate on July 11, 2009, that the Change in Control Agreement shall cease to have any force and effect with respect to any termination of Employment that occurs on or after July 11, 2009, and that such Term shall not be affected by any change in control that may occur after the date hereof and prior to July 11, 2009. The Executive further agrees that the provisions of the Change in Control Agreement which may entitle the Executive to receive a gross-up payment and to have the Company bear accounting fees and expenses in connection with any such gross-up payment shall apply, effective as of the date hereof, only with respect to any payment or

10

distribution made by the Company to or for the benefit of the Executive in connection with the tender offer which is closed on or about July 11, 2007 pursuant to the Merger Agreement. In addition, the Executive agrees that, effective as of the date hereof, the Change in Control Agreement shall be amended as follows (a) the definition of “Post-CIC Good Reason” therein shall be stricken therefrom and shall be replaced with the definition of “Good Reason” set forth in this Agreement and (b) all references therein to the term “Post-CIC Good Reason” shall be stricken therefrom and shall be replaced with the term “Good Reason,” provided that, solely for purposes for the Change in Control Agreement, a termination of Executive’s Employment by reason of the Executive’s death shall constitute Good Reason. For the avoidance of doubt, except as modified by Sections 9(f), 9(g), 9(h), 9(i), and 10 hereof and by any applicable stock option grant agreement, the Change in Control Agreement shall remain in full force and effect in accordance with its terms.

11. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)	If to the Company, to:

Biomet, Inc.

56 E Bell Drive

P.O. Box 587

Warsaw, Indiana 46581-0587

Attn: Chief Legal Officer

Facsimile Number: (574) 267-8137

(ii)	If to the Executive, to the address last shown on the Company’s Records.

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be giving, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but note exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

11

13. Effect on Other Agreements. Except as expressly provided herein with respect to the Change in Control Agreement, the provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Company (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement is more favorable to the Executive.

14. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7,9, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22 and 23 hereof shall survive the termination of employment of the Executive.

15. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death the personal representative or legatees or distributes of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17. Amendment Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Indiana (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply.) Except as otherwise provided in Section 7(g), each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Indiana or the United States District Court for the Northern District of Indiana and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing (but subject to Section 7(g)), each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this

12

Agreement or Executive’s employment by the Company or any of its Affiliates, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Indiana, the court of the United States of American for the Northern District of Indiana, and the appellate courts having jurisdiction of appeals from any of the foregoing and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Indiana State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now thereafter have to the venue of jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any of its Affiliates, or his or its, performance under or the enforcement of the Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his, or its, address as provided in Section 11: and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Indiana.

20. Entire Agreement. Except as expressly provided herein with respect to the Change in Control Agreement, this Agreement constitutes the entire agreement between the parties respecting the employment of the Executive and supersedes all other agreements and understandings.

21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22. Withholding. The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

23. Definitions.

“Accrued Benefits” means (i) (A) any vested compensation deferred by the Executive prior to the Date of Termination and not paid by the Company; (b) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company: and (C) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6: and (ii) if the Executive’s employment is terminated during the Employment Period (A) other than by the Company for Cause and other than by the Executive without Good Reason and (B) prior to the Company’s payment to him of his annual incentive bonus, if any, under the Annual Plan for the fiscal year immediately preceding the fiscal year that contains the Date of Termination, the amount of such annual incentive bonus.

13

“Affiliate” means, with respect to any entity, any other corporation, organization, associated, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity, provided that none of the Majority Stockholders shall be deemed to be an Affiliate of the Company for purposes of this Agreement solely by reason of its ownership interest I the Company, and provided further that no company that is wholly or partially owned by any Majority Stockholder shall be deemed to be an Affiliate of the Company solely by reason of such Majority Stockholder’s ownership interest therein.

“Board” means the Board of Directors of the Company.

“Cause” when used in connection with at termination of the Executive’s employment, shall mean, unless otherwise provided in any applicable equity award grant agreement entered into between the Company and the Executive with respect to any equity with the Company and all of its Affiliates on account of (i) a failure of the Execute to substantially perform his duties (other than as a result of physical or mental illness or injury) that has not cured such failure within 30 days of the date of such written notice, provided that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Executive to substantially perform his duties; (ii) the Executive’s willful misconduct or gross negligence; (iii) a willful or grossly negligent breach by a Executive of the Executive’s fiduciary duty or duty of loyalty to the Company or any of its Affiliates; (iv) the commission by the Executive of any felony or other serious crime involving moral turpitude; (v) a material breach of the Executive’s obligations under any agreement entered into between the Executive and the Company or any of its Affiliates, which, if such breach is reasonably susceptible to cure, has continued after the Company has provided written notice of such breach and the Executive has not cured such failure within 30 days of the date of such written notice: or (vii) a material breach of the Company’s written policies or procedures that have been communicated to the Executive and that causes material harm to the Company or its business reputation.

“Change of Control” shall mean the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of LVB Acquisition, Inc. on a consolidated basis to any Person or group of related persons for the purposes of Section 13 (d) of the Securities Exchange Act of 1934, as amended (a “Group”), together with any Affiliates thereof other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of LVB Acquisition, Inc. of any plan or proposal for the liquidation or dissolution of LVB Acquisition, Inc.; (iii) (A) any Person or Group (other than the Majority Stockholder ) shall become the beneficial owner (within the meaning of Section 13 (d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company or LVB Acquisition, Inc. (or any intermediary entity between the Company and LVB Acquisition, Inc.), as applicable, than such other Person or Group; (iv) the replacement of the majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of a least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Stockholder; (v) consummation of a merger or consolidation of the LVB Acquisition, Inc. with another entity in which holders of the common stock of LVB Acquisition, Inc. immediately prior

14

to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Majority Stockholder does not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors or (vi) a merger, recapitalization or other direct or indirect sale by the Majority Stockholder (including through a public offering) of common stock of LVB Acquisition, Inc. that results in more than 80 % of the common stock of LVB Acquisition, Inc. (or resulting company after a merger) owned, directly or indirectly, by the Majority Stockholder immediately following the Closing, no longer being so owned by the Majority Stockholder. For purposes of the preceding sentence, “Closing” shall mean the closing of the merger of the Company with LVB Acquisition Merger Sub, Inc. pursuant to the Merger Agreement.

“Company Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Company or other Company confidential financial information, operating budgets, strategic plan or research methods, personnel data, projects or plans, or non-public information regarding the Company or any Affiliate of the Company or in connection with his duties with the Company.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(b) (i), 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; or (iii) if the Executive’s employment is terminated for any reason other than the Executive’s death or Disability, the date specified in the Notice of Termination, which is the case of a termination of employment by the Executive may not be less than 90 days following the date the notice is provided.

“Extended Term” shall have the meaning set forth in Section 2.

“Good Reason” shall mean, unless otherwise provided in any applicable equity award grant agreement entered between the Company or LVB Acquisition, Inc. and the Executive with respect to any equity awards that may be granted to the Executive, the occurrence of the following without the Executive’s consent (i) a material diminution in the Executive’s duties and responsibilities as of the Effective Date, other than a change in such Executive’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control; (ii) a decrease in a Executive’s base salary or bonus opportunity as of the Effective Date, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees of the Company or its Affiliates; or (iii) a relocation of a Executive’s primary work location more than 50 miles from the Executive’s work location on the Effective Date, without the Executive’s prior written consent; provided that, within thirty days following the occurrence of any of the events set forth therein the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminated employment for Good Reason, and neither the Company nor LVB Acquisition, Inc. shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

15

“Majority Stockholder” for the purposes of this Agreement, shall mean, collectively or individually as the context requires, Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co,. TPG Capital, L. P. and their respective Affiliates.

“Non-Compete Period” means the period commencing on the Effective Date and ending eighteen (18) months after the earlier of the expiration of the Employment Period or the Executive’s Date of Termination.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

BIOMET, INC.

By:	/s/ Jeffrey R. Binder
Name:	Jeffrey R. Binder
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Bradley J. Tandy
Name:	Bradley J. Tandy

16

EXHIBIT A

RELEASE OF ALL CLAIMS

This Release of All Claims (“Release”) has been signed by Bradley J. Tandy (“Executive”) on the date indicated below.

Background

A. The Executive and Biomet, Inc. (“Company”) previously entered into an Employment Agreement, dated February 28, 2008 (“Agreement”), which provides for the payment of benefits to the Executive under certain circumstances following his termination of employment.

B. The Executive’s employment with the Company terminated/will terminate on                                     , thereby entitling him to payments under the Agreement, subject to the terms thereof.

C. The Company’s obligations under the Agreement are contingent on the Executive signing and providing this Release to the Company within 21 days after receiving it and allowing this Release to become effective as provided herein.

D. As a condition of receiving benefits under the Agreement, the Executive wishes to sign this Release.

In consideration of the premises and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive agrees as follows:

1. If the Executive (i) signs and dates this Release and submits it to the Company not later than 21 days after it is provided to the Executive, (ii) complies with the other requirements of this Release and the Agreement, (iii) and does not provide written revocation of this Agreement to the Company within the seven-day revocation period referred to in Paragraph 8, the Company shall make the payments and pay the benefits required by the Agreement.

2. In consideration of the Company’s payment obligations under this Agreement, the Executive releases and forever discharges the Company, all of its past and/or present divisions, Affiliates, officers, directors, shareholders, partners, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, successors, and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as “Employer”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, and demands of any kind whatsoever, including any claims based on allegations of wrongful discharge, and/or breach of contract (“Claims”) that the Executive and/or his heirs, executors, administrators, successors, and assigns has or may have ever had, has or may now have, or may have against the Employer by reason of the Executive’s employment or before the date on which the Executive signed this Release, other than (i) a Claim that the Company has failed to pay the Executive the payment described in or contemplated by the

17

Agreement or has otherwise breached the terms of the Agreement, or (ii) a Claim that the Company has failed to pay the Executive any vested benefits to which the Executive is entitled under a plan or program of the Company (collectively, “Excluded Claims”). The Executive gives this Release regardless of whether the Claims are known or unknown. Such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, all as amended, and any and all other applicable federal, state or local laws, statutes, rules, and regulations pertaining to employment, as well as any and all Clams under state contract or tort law including, but not limited, to those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, and infliction of emotional distress. The Executive also agrees that his/her rights under the aforementioned statutes or any other federal, state, or local law, rule or regulation are effectively waived by this Agreement. For purposes of this Agreement, the term “Affiliates” means any other entity that, directly or indirectly, controls, is controlled by, or is under common control with, Biomet and all employee benefit plans (and fiduciaries of such plans) sponsored by any of such entities.

3. The Executive agrees that if this Release is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or as to any particular circumstance, it shall remain fully valid and enforceable as to all other claims and circumstances.

4. The Executive represents that he/she has not filed, and will not hereafter file, any lawsuit against the Employer relating to his/her employment and/or cessation of employment with the Employer, or otherwise involving facts that occurred on or before the date on which he signed this Release, other than with respect to any Excluded Claims.

5. The Executive understands and agrees that if he/she commences, continues, joins in, or in any other manner attempts to assert any lawsuit released herein against the Employer, or otherwise violates the terms of this Release, he/she shall be required to return all payments paid to him/her by the Company pursuant to the Agreement (together with interest thereon), and he/she agrees to reimburse the employer for all attorneys’ fees and expenses incurred by Employer in defending against such a lawsuit, provided that the right to receive such payments is without prejudice to the Employer’s other rights hereunder, including any release of any and all Claims (other than the Excluded Claims) against the Employer.

6. The Executive understands and agrees that the Company’s payments to him/her and the signing of this Release do not in any way indicate that he/she has any viable Claims against the Employer or that the Employer admits any liability to him/her whatsoever.

7. In signing this Agreement, the Executive warrants that, to the extent that he/she is aware of any potential or suspected violations of Biomet’s Code of Business Conduct and Ethics, Fraud and Abuse Compliance Policies, and Anti-Corruption Policy (collectively Biomet’s “Business Ethics Policies”) and other applicable laws, including the Federal Anti-Kickback Statute, the False Claims Act, and the Stark laws, the Executive has reported such potential or suspected violations to the appropriate personnel of Employer.

18

8. As part of the consideration being provided to Executive under this Release and the Agreement, the employer expects Executive to make himself reasonably available to Employer and/or its legal counsel and other designated representatives or agents through the twelve (12) month period following the execution of this Release. As a result, the Executive agrees to the following:

a. Respond to the best of Executive’s ability to reasonable inquiries from Employer concerning ongoing matters within executive’s knowledge and/or former area of responsibility and to assist Employer in transitioning those matters to other personnel; and

b. To fully cooperate with Employer and/or its legal counsel and other designated representatives or agents in providing information in connection with threatened, pending or future investigations or litigation, including giving depositions and appearing for live interviews and proceedings. The Employer shall be responsible to pay Executive, outside of the payment set forth in the Agreement, (after the submission of a written expense report) for all out-of-pocket expenses for travel, lodging, meals and related expenses incurred by Executive in providing the services contemplated in this Section 8.b. Such travel and services must be specifically requested by employer;

9. Executive agrees not to make any statement, which a reasonable person would consider disparaging to Employer or its Affiliates and their officers, directors or employees. The provisions of this paragraph shall remain in full force and effect for one year from the execution of this Release.

10. The Executive shall continue to be entitled to any rights to indemnification under the Company’s directors and officers liability insurance, Articles of Incorporation and Bylaws with respect to any claims relating to the Executive’s employment with Employer.

11. The Executive has read this Release carefully, has been given at least 21 days to consider all of its terms, has been advised to consult with an attorney and any other advisors of his choice, and fully understands that by signing below he is giving up any right that he may have to sue or bring any Claims (other than the Excluded Claims) against the Employer. The Executive has not been forced or pressured in any manner whatsoever to sign this Release, and he agrees to all of its terms voluntarily.

12. The Executive understands that he has seven days from the date on which he signed this Release below to revoke this Release by notifying the Company of his revocation, that this Release will not become effective until the eighth day following the date on which he has signed this Release, and that if he revokes this Release within such period, the Agreement shall be void. Further, if Executive revokes this Release within the seven-day revocation period, then Executive shall be obligated to pay to Employer any gain realized from the exercise of stock options that have been accelerated pursuant to the terms of the Agreement. “Gain realized” shall be calculated based on the market price of Biomet Common Shares as of close of business on the date of exercise.

19

13. The Executive understands and agrees that this Release will be governed by the internal laws of the State of Indiana, without regard to conflict of law principles, to the extent not preempted by federal law.

Date	Signature

Bradley J. Tandy
Printed Name

20

Exhibit 10.15.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is made this 31st day of December 2008 between BIOMET, INC., an Indiana corporation (“Biomet”), and Bradley J. Tandy (“Executive”). All capitalized terms used herein shall have the meanings ascribed to them in the Employment Agreement (defined below), unless otherwise defined herein.

WHEREAS, Biomet and Executive entered into that certain Employment Agreement dated as of February 28, 2008 (the “Employment Agreement”); and

WHEREAS, Biomet and Executive desire to amend the Employment Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Biomet and Executive hereby agree as follows:

1. Section 9(e): Termination by the Company Other Than For Cause, Death or Disability, or by the Executive for Good Reason, Following a Change of Control. Section 9(e)(i) of the Employment Agreement is hereby amended to delete the final sentence of Section 9(e)(i) in its entirety and replace it with the following:

“The total amount of the Change of Control Severance Benefit will be paid: (1) if the Change in Control constitutes a change in control event within the meaning of Treasury Regulation 1.409A-3(i)(5), in a lump sum as soon as administratively practicable (but in no event later than 30 days) following the Date of Termination or (2) if the Change of Control does not constitute a change in control event within the meaning of Treasury Regulation 1.409A-3(i)(5), in equal, ratable installments in accordance with the Company’s regular payroll policies over the course of the Non-Compete Period.”

2. Miscellaneous. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Employment Agreement on the date first set forth above.

BIOMET, INC.

By:	/s/ Jeffrey R. Binder
Jeffrey R. Binder
President and
Chief Executive Officer

EXECUTIVE

/s/ Bradley J. Tandy
Name:	Bradley J. Tandy

Exhibit 10.16.1

September 6, 2011

VIA HAND DELIVERY

Dane A. Miller, Ph.D.

16 Stone Camp

Winona Lake, IN 46590

RE:	Amendment - Consulting Agreement dated January 14, 2010

Dear Dane:

Biomet would like to amend your attached Consulting Agreement to increase your office expense reimbursement, and to extend the term for an additional two (2) years. Accordingly, Section 3(a) of the Agreement and Section 6 of the Agreement are hereby deleted and replaced with the following:

*    *    *

3.	Compensation / Travel Expenses / W-9 Tax Form.

(a) As full compensation for all authorized services rendered by Consultant under Section 2 and for any other obligations under this Agreement, Biomet shall pay Consultant as follows:

(i)	Biomet shall reimburse Consultant for the out-of-pocket fees and expenses of the services of a secretary and the provision of an office (not in Biomet’s facilities), not to exceed One Hundred Fifty Thousand Dollars ($150,000), paid quarterly, per fiscal year (pro-rated for any partial years); and

(ii)	For the consulting services identified in this Agreement, Biomet shall pay Consultant Two Hundred Fifty Thousand Dollars ($250,000), paid quarterly, per fiscal year (pro-rated for partial years).

Mailing Address:	Shipping Address:
P.O. Box 587	56 East Bell Drive
Warsaw, IN 46581-0587	Warsaw, IN 46582
Toll Free: 800.348.9500
Office: 574.267.6639
Main Fax: 574.267.8137
www.biomet.com

Dane A. Miller, Ph.D.

September 6, 2011

Page Two

*    *    *

6.	Term and Termination.

(a) The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) the fourth anniversary of the Effective Date (i.e. September 1, 2013), (ii) an Initial Public Offering, or (iii) a Change of Control (the “Term”).

*    *    *

All other terms and provisions of the Agreement will remain in effect and unchanged. If you are agreeable to these changes, please indicate your acceptance by signing below and returning the original of this amendment to me. Thank you for your assistance.

Sincerely,

/s/ Jeffery R. Binder
Jeffrey R. Binder
President and Chief Executive Officer,
Biomet, Inc.

Accepted and agreed to this     6th             day of September, 2011.

/s/ Dane A. Miller
Dane A. Miller, Ph.D.

Exhibit 10.18

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of September 2, 2008 (the “Effective Date”), is made by and between Biomet, Inc., an Indiana corporation (the “Company”), and Robin T. Barney (the “Executive”).

WHEREAS, the Company desires to engage the Executive, and the Executive desires to be engaged by the Company, as Senior Vice President of Operations, Biomet Inc.; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 23.

2. Term. The initial term of employment under this Agreement shall be for a three-year period commencing on the Effective Date (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on the first anniversary of the Effective Date and each subsequent anniversary of the Effective Date, unless and until the Company or Executive provides written notice to the other party in accordance with Section 11 hereof not less than 90 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of this Agreement shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.”

3. Position and Duties. During the Employment Period, the Executive shall serve as Senior Vice President of Operations, Biomet Inc. In such capacity, the Executive shall report to the Company’s Chief Executive Officer. During the Employment Period, the Executive shall have the powers and authority customarily exercised by individuals serving as Senior Vice President of Operations of a company of the size and nature of the Company. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company; provided that the Executive shall be entitled to serve as a member of the board of directors of another company approved by the Board, to serve on civic, charitable, educational, religious, public interest or public service boards approved by the Board, and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not, individually or in the aggregate, materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4. Place of Performance. During the Employment Period, the Executive shall be based primarily at the principal executive offices of the Company in Warsaw, Indiana, except for reasonable travel on the Company’s business consistent with the Executive’s position.

5. Compensation and Benefits

(a) Base Compensation. During the Employment Period, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $275,000 per year. The Base Salary shall be reviewed for increase by the Company no less frequently than annually and shall be increased in the discretion of the Company and any such adjusted Base Salary shall constitute “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b) Annual Bonus. The Executive shall be given the opportunity to earn an annual incentive bonus for each fiscal year that ends during the Employment Period in accordance with the annual bonus plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Plan”). The Executive’s target annual incentive bonus opportunity under the Annual Plan shall be no less than 80% of the Executive’s Base Salary for on-target performance with the possibility of exceeding 80% for high achievement. The actual amount payable to the Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the compensation committee of the Board (or its successor committee) (the “Compensation Committee”). Any bonus payable pursuant to this Section 5(b) shall be paid at the same time annual bonuses are payable to other officers of the Company in accordance with the terms of the Annual Plan.

(c) Vacation; Benefits. During the Employment Period, the Company shall provide to the Executive employee benefits and perquisites on a basis that is no less favorable than that provided to other senior officers of the Company, including participation in the Company’s deferred compensation plan (if any), as in effect from time to time. Subject to the terms of this Agreement, all benefits are provided at the Company’s sole discretion. Subject to the terms of this Agreement, the Company shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

6. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of her duties hereunder. The Company shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

2

7. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Company’s affairs and business and the affairs and business of the Company’s Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Company and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company and its Affiliates:

(a) Non-Disclosure. During the Executive’s employment with the Company and thereafter, the Executive will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or within Executive’s good faith interpretation of the scope of the Executive’s duties. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; or (ii) to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a).

(b) Materials. The Executive will not remove any Company Confidential Information or any other property of the Company or any of its Affiliates from the Company’s premises or make copies of such materials except for normal and customary use in the Company’s business. The Company acknowledges that the Executive, in the ordinary course of her duties, routinely uses and stores Company Confidential Information at home and other locations. The Executive will return to the Company all Company Confidential Information and copies thereof and all other property of the Company or any of its Affiliates at any time upon the request of the Company and in any event promptly after termination of Executive’s employment. The Executive agrees to attempt in good faith to identify and return to the Company any copies of any Company Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature (including diaries and calendars), information relating to her compensation or relating to reimbursement of expenses, information that she reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to her employment.

(c) No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Company or any of its Affiliates (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or any of its Affiliates, and the Executive shall not, directly or indirectly, hire, or participate in the hiring, as an employee, consultant or otherwise, any such Person.

3

(d) Non-Competition.

(i) During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Company or any of its Affiliates, or any Person who was a client or customer within 180 days prior to Executive’s action to terminate, reduce or alter in a manner adverse to the Company, any existing business arrangements with the Company or any of its Affiliates or to transfer existing business from the Company or any of its Affiliates to any other Person, (B) provide services to any entity that competes with the Company or its Affiliate in the United States or any other jurisdiction in which the Executive has any responsibility during her employment hereunder or that provides a product or service competitive with any product or service provided by the Company or its Affiliate or (C) own an interest in any entity described in subsection (B) immediately above; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as her direct holdings in any such entity shall not in the aggregate constitute more than 2% of the voting power of such entity. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non Compete Period, she will provide a copy of this Agreement to such entity and acknowledge, to the Company in writing, that she has done so. Notwithstanding the foregoing, nothing in this Section 7 shall prevent the Executive from providing services to a division or a subsidiary of an entity that does not compete with the Company or any of its Affiliates and that does not provide products or services competitive with products or services provided by the Company or any of its Affiliates even if other divisions or subsidiaries of that entity compete with the Company so long as the Executive does not have any managerial or supervisory authority with respect to such competitive division or subsidiary. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. The Executive further covenants that she shall not challenge the reasonableness of any of the covenants set forth in this Section 7, but reserves the right to challenge the Company’s interpretation of such covenants.

(ii) If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e) Publicity. During the Employment Period, the Executive hereby grants to the Company the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Company or any of its Affiliates.

4

(f) Conflicting Obligations and Rights. The Executive represents and warrants that she is not subject to agreement or contractual commitment that prevents or in any way limits her ability to fully discharge her duties and responsibilities hereunder and that she is not in possession of any confidential or proprietary information of another Person that will be used in connection with the discharge of her duties hereunder. The Executive acknowledges and agrees that the accuracy of the foregoing representation and warranty is a condition precedent to the enforceability of the Company’s obligations hereunder.

(g) Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

8. Termination of Employment. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(b) By the Company. The Company may terminate the Executive’s employment for:

(i) Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 90 consecutive days or 180 non-consecutive days in any 24-month period and which qualified Executive for long term disability coverage under applicable Company disability plans (a “Disability”);

(ii) Cause. The Company may terminate the Executive’s employment for Cause as defined herein; or

(iii) Without Cause. The Company may terminate the Executive’s employment without Cause at any time upon not less than 90 days notice to the Executive. The Company’s Non-Renewal of the Initial Term or the Extended Term shall constitute a termination of the Executive’s employment by the Company without Cause, and the Company’s notice of Non-Renewal pursuant to Section 2 hereof shall constitute notice of termination without Cause for purposes of this Section 8(b)(iii). Notwithstanding the foregoing, the Company’s Non-Renewal of the Initial Term or the Extended Term shall constitute a termination of the Executive’s employment by the Company without Cause only if the Company determines that a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) has occurred.

5

(c) By the Executive. The Executive may terminate her employment with or without Good Reason upon not less than 90 days notice to the Company. The Executive’s Non-Renewal of the Initial Term or the Extended Term shall constitute a termination of employment by the Executive without Good Reason, and the Executive’s notice of Non-Renewal pursuant to Section 2 hereof shall constitute notice of the Executive’s termination of her employment for purposes of this Section 8(c). During this 90-day notice period, the Company may, without breaching this Agreement or constituting Good Reason or a Termination without Cause, relieve the Executive of her positions, titles, duties and responsibilities and direct the Executive to cease appearing on Company property. Notwithstanding the foregoing, the Executive’s Non-Renewal of the Initial Term or the Extended Term shall constitute a termination of employment by the Executive without Good Reason only if the Company determines that a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) has occurred.

(d) Notice of Termination. Any termination of the Employment Period, other than pursuant to the Executive’s death, shall be effected by delivery to the other party of a notice of termination (a “Notice of Termination”) from the party terminating the Employment Period.

(e) Other Resignations. Upon any termination of the Executive’s employment, she shall automatically resign, and shall automatically be deemed to have resigned, from all positions with the Company and its Affiliates.

9. Compensation Upon Termination.

(a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Upon the Executive’s death, the Company shall pay or provide the following: (i) the Company shall pay to the Executive’s legal representative or estate, as applicable, the Executive’s Base Salary due through the Executive’s Date of Termination; (ii) the Company shall pay to the Executive’s legal representative or estate, as applicable, a pro rated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the amount equal to the average of (x) the annual incentive bonus earned by the Executive for the fiscal year immediately preceding the fiscal year that contains the Date of Termination and (y) the annual incentive bonus the Executive would have received for the fiscal year that contains the Date of Termination if her employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year; and (iii) the Company shall pay, at the time when such payments are due, to the Executive’s legal representative or estate, as applicable, the Accrued Benefits and the rights of the Executive’s legal representative or estate with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. The total amount of the pro rated bonus described in clause (ii) of the preceding sentence will be paid in a lump sum at the time the Company pays annual incentive bonuses under the Annual Plan to its similarly situated active employees for the fiscal year that contains the Date of Termination. Except as set forth herein, the Company shall have no further obligation to the Executive under this Agreement.

6

(b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(b)(i), (i) the Company shall pay to the Executive or the Executive’s legal representative, as applicable, the Executive’s Base Salary due through the Executive’s Date of Termination, (ii) the Company shall pay to the Executive or the Executive’s legal representative, as applicable, a pro rated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the amount equal to the average of (x) the annual incentive bonus earned by the Executive for the fiscal year immediately preceding the fiscal year that contains the Date of Termination and (y) the annual incentive bonus the Executive would have received for the fiscal year that contains the Date of Termination if her employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year; and (iii) the Company shall pay to the Executive or the Executive’s legal representative, as applicable, at the time when such payments are due, the Accrued Benefits and the rights of the Executive or the Executive’s legal representative, as applicable, with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. The total amount of the pro rated bonus described in clause (ii) of the preceding sentence will be paid in a lump sum at the time the Company pays annual incentive bonuses under the Annual Plan to its similarly situated active employees for the fiscal year that contains the Date of Termination. Except as set forth herein, the Company shall have no further obligation to the Executive under this Agreement.

(c) Certain Terminations by the Company or Voluntarily by the Executive. If, during the Employment Period, the Company terminates the Executive’s employment for Cause or the Executive voluntarily terminates her employment other than for Good Reason, the Company shall pay to the Executive the Executive’s Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

(d) Termination by the Company Other Than For Cause, Death or Disability, or by the Executive for Good Reason, Prior to a Change of Control. If the Company terminates the Executive’s employment during the Employment Period other than for Cause and other than due to the Executive’s death or Disability, or if Executive terminates the Executive’s employment during the Employment Period for Good Reason, in either case at any time other than during the two-year period following a Change of Control, then

(i) Executive shall be entitled to an amount equal to 1.5 times the Executive’s Base Salary in effect at the Date of Termination (the “Severance Benefit”). The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with the Company’s regular payroll policies over the course of the Non-Compete Period;

7

(ii) Executive shall be entitled to a pro rated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the annual incentive bonus the Executive would have received for the fiscal year that contains the Date of Termination if her employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year. The total amount of the pro rated bonus described in the preceding sentence will be paid in a lump sum at the time the Company pays annual incentive bonuses under the Annual Plan for such fiscal year to its similarly situated active employees;

(iii) If the Executive is eligible for and elects continuation coverage pursuant to COBRA (with respect to the Executive and/or the Executive’s dependents who are eligible to elect COBRA under the Company’s group health plan(s) as a direct result of the Executive’s termination of employment), the Company shall pay (as of the first of each applicable month) the premiums for such coverage (or reimburse the Executive for such premiums) until the earlier to occur of (x) the end of the Non-Compete Period or (y) the date the Executive becomes eligible for coverage under another group health plan;

(iv) The Company shall pay to the Executive, at the time when such payments are due, the Accrued Benefits; and

(v) The rights of the Executive with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

(e) Termination by the Company Other Than For Cause, Death or Disability, or by the Executive for Good Reason, Following a Change of Control. If the Company terminates the Executive’s employment during the Employment Period other than for Cause and other than due to the Executive’s death or Disability, or if Executive terminates the Executive’s employment during the Employment Period for Good Reason, in either case within the two-year period following a Change of Control, then:

(i) Executive shall be entitled to an amount equal to (A) 2 times the Executive’s Base Salary in effect at the Date of Termination plus (B) 2 times the amount equal to the average of (x) the annual incentive bonus earned by the Executive for the fiscal year immediately preceding the fiscal year that contains the Date of Termination and (y) the annual incentive bonus the Executive would have received for the fiscal year that contains the Date of Termination if her employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year (the “Change of Control Severance Benefit”). The total amount of the Change of Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the Date of Termination;

8

(ii) Executive shall be entitled to a pro rated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the Executive’s target annual incentive bonus under the Annual Plan for the fiscal year that contains the Date of Termination. The total amount of the pro rated bonus described in the preceding sentence will be paid in a lump sum at the time the Company pays annual incentive bonuses under the Annual Plan for such fiscal year to its similarly situated active employees;

(ii) If the Executive is eligible for and elects continuation coverage pursuant to COBRA (with respect to the Executive and/or the Executive’s dependents who are eligible to elect COBRA under the Company’s group health plan(s) as a direct result of the Executive’s termination of employment), the Company shall pay (as of the first of each applicable month) the premiums for such coverage (or reimburse the Executive for such premiums) until the earlier to occur of (x) the end of the Non-Compete Period or (y) the date the Executive becomes eligible for coverage under another group health plan;

(iv) The Company shall pay to the Executive, at the time when such payments are due, the Accrued Benefits; and

(v) The rights of the Executive with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

(f) Delay in Payments. Notwithstanding the preceding provisions or any provision in this Agreement to the contrary, all payments pursuant hereto (if any) are intended to comply with Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance thereunder, and this Agreement shall be construed accordingly. To the extent that compliance with Section 409A(a)(2)(B) would require any payment otherwise provided for by this Agreement to be delayed for six months, such payment shall be made as soon as administratively practicable after the end of such six-month period.

(g) Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Company of the Executive’s employment shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive (if any) under Section 9(d) or 9(e), as applicable (the “Severance Payments”) shall constitute liquidated damages for any such termination.

(h) Full Discharge of Company Obligations. In the event of any breach of this Agreement by the Company, the Executive shall be entitled to the lesser of (i) the amount of damages incurred by the Executive as a direct result of each breach and (ii) the Severance Payments the Executive would be entitled to under Section 9(d) if her employment were terminated thereunder. The amounts payable to Executive following termination of the Employment Period or upon any actual or constructive termination of the Executive’s employment pursuant to this Section 9 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims she may have in respect of her employment by the Company or any of its Affiliates, and Executive acknowledges that such amounts are fair and reasonable, and her sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of her employment hereunder. Payment of any Severance

9

Payment pursuant to Section 9(d) or 9(e), as applicable, shall be conditioned upon (x) Executive’s execution and non-revocation of a release in a form substantively identical in terms to the form attached as Exhibit A and (y) Executive’s compliance with the provisions set forth in Section 7 hereof.

(i) Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(i).

10. (Intentionally left blank)

11. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)	If to the Company, to:

Biomet, Inc.

56 E. Bell Drive

P.O. Box 587

Warsaw, Indiana 46581-0587

Attn: Chief Legal Officer

Facsimile Number: (574) 267-8137

(ii)	If to the Executive, to the address last shown on the Company’s Records.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13. Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Company (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement is more favorable to the Executive.

10

14. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 11, 12, 13, 14, 15, 16, 17, 19, 20, 22 and 23 hereof shall survive the termination of employment of the Executive.

15. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Indiana (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). Except as otherwise provided in Section 7(g), each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Indiana or the United States District Court for the Northern District of Indiana and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing (but subject to Section 7(g)), each of the parties hereto irrevocably and unconditionally (a) submits for himself/herself or itself in any proceeding relating to this Agreement or Executive’s employment by the Company or any of its Affiliates, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Indiana, the court of the United States of America for the Northern District of Indiana, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be

11

heard and determined in such Indiana State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he/she or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any of its Affiliates, or her, or its, performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at her, or its, address as provided in Section 11; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Indiana.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive and supersedes all other agreements and understandings.

21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22. Withholding. The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

23. Definitions.

“Accrued Benefits” means (i)(A) any vested compensation deferred by the Executive prior to the Date of Termination and not paid by the Company; (B) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; and (C) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (ii) if the Executive’s employment is terminated during the Employment Period (A) other than by the Company for Cause and other than by the Executive without Good Reason and (B) prior to the Company’s payment to her of her an annual incentive bonus, if any, under the Annual Plan for the fiscal year immediately preceding the fiscal year that contains the Date of Termination, the amount of such annual incentive bonus.

“Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity, provided that none of the Majority Stockholders shall be deemed to be an Affiliate of the Company for purposes of this Agreement solely by reason of its ownership interest in the Company, and provided further that no company that is wholly or partially owned by any Majority Stockholder shall be deemed to be an Affiliate of the Company solely by reason of such Majority Stockholder’s ownership interest therein.

12

“Board” means the Board of Directors of the Company.

“Cause,” when used in connection with a termination of the Executive’s employment, shall mean, unless otherwise provided in any applicable equity award grant agreement entered into between the Company and the Executive with respect to any equity awards that may be granted to the Executive, the termination of the Executive’s employment with the Company and all of its Affiliates on account of (i) a failure of the Executive to substantially perform her duties (other than as a result of physical or mental illness or injury) that has continued after the Company has provided written notice of such failure and the Executive has not cured such failure within 30 days of the date of such written notice, provided that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Executive to substantially perform her duties; (ii) the Executive’s willful misconduct or gross negligence; (iii) a willful or grossly negligent breach by a Executive of the Executive’s fiduciary duty or duty of loyalty to the Company or any of its Affiliates; (iv) the commission by the Executive of any felony or other serious crime involving moral turpitude; (v) a material breach of the Executive’s obligations under any agreement entered into between the Executive and the Company or any of its Affiliates, which, if such breach is reasonably susceptible to cure, has continued after the Company has provided written notice of such breach and the Executive has not cured such failure within 30 days of the date of such written notice; or (vii) a material breach of the Company’s written policies or procedures that have been communicated to the Executive and that causes material harm to the Company or its business reputation.

“Change of Control” shall mean the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the LVB Acquisition, Inc. on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”), together with any Affiliates thereof other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of LVB Acquisition, Inc. of any plan or proposal for the liquidation or dissolution of LVB Acquisition, Inc.; (iii) (A) any Person or Group (other than the Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, of common stock of either the Company or LVB Acquisition, Inc. (or any intermediary entity between the Company and LVB Acquisition, Inc.) representing more than 40% of the aggregate outstanding voting power of the Company, LVB Acquisition, Inc. or such intermediary entity, as applicable, and such Person or Group actually has the power to vote such common stock in any such election and (B) the Majority Stockholder beneficially owns (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company or LVB Acquisition, Inc. (or any intermediary entity between the Company and LVB Acquisition, Inc.), as applicable, than such other Person or Group; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority

13

Stockholder; (v) consummation of a merger or consolidation of the LVB Acquisition, Inc. with another entity in which holders of the common stock of LVB Acquisition, Inc. immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Majority Stockholder does not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors or (vi) a merger, recapitalization or other direct or indirect sale by the Majority Stockholder (including through a public offering) of common stock of LVB Acquisition, Inc. that results in more than 80% of the common stock of LVB Acquisition, Inc. (or any resulting company after a merger) owned, directly or indirectly, by the Majority Stockholder immediately following the Closing, no longer being so owned by the Majority Stockholder. For purposes of the preceding sentence, “Closing” shall mean the closing of the merger of the Company with LVB Acquisition Merger Sub, Inc. pursuant to the Merger Agreement.

“Company Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Company or other Company confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the Company or any Affiliate of the Company, in each case, received by the Executive in the course of her employment by the Company or in connection with her duties with the Company.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(b)(i), 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; or (iii) if the Executive’s employment is terminated for any reason other than the Executive’s death or Disability, the date specified in the Notice of Termination, which in the case of a termination of employment by the Executive may not be less than 90 days following the date the notice is provided.

“Extended Term” shall have the meaning set forth in Section 2.

“Good Reason” shall mean, unless otherwise provided in any applicable equity award grant agreement entered between the Company or LVB Acquisition, Inc. and the Executive with respect to any equity awards that may be granted to the Executive, the occurrence of the following without the Executive’s consent (i) a material diminution in the Executive’s duties and responsibilities as of the Effective Date, other than a change in such Executive’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control; (ii) a decrease in a Executive’s base salary or bonus opportunity as of the Effective Date, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees of the Company or its Affiliates; or (iii) a relocation of a Executive’s primary work location more than 50 miles from the Executive’s work location on the Effective Date, without the Executive’s prior written consent; provided that, within thirty days following the occurrence of any of the events set forth herein, the Executive shall have delivered written notice to the Company of her intention to terminate her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, and neither the Company nor LVB Acquisition, Inc. shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

14

“Majority Stockholder,” for purposes of this Agreement, shall mean, collectively or individually as the context requires, Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., TPG Capital, L.P. and their respective Affiliates.

“Non-Compete Period” means the period commencing on the Effective Date and ending eighteen (18) months after the earlier of the expiration of the Employment Period or the Executive’s Date of Termination.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

BIOMET, INC.

By:	/s/ Bradley J. Tandy
Name:	Bradley J. Tandy
Title:	Senior Vice President,
General Counsel and Secretary

EXECUTIVE

/s/ Robin T. Barney
Name:	Robin T. Barney

15

EXHIBIT A TO EMPLOYMENT AGREEMENT

EXHIBIT A

RELEASE OF ALL CLAIMS

This Release of All Claims (“Release”) has been signed by Robin Barney (“Executive”) on the date indicated below.

Background

A. The Executive and Biomet, Inc. (“Company”) previously entered into an Employment Agreement, dated September 2, 2008 (“Agreement”), which provides for the payment of benefits to the Executive under certain circumstances following her termination of employment.

B. The Executive’s employment with the Company terminated/will terminate on                                     , thereby entitling her to payments under the Agreement, subject to the terms thereof.

C. The Company’s obligations under the Agreement are contingent on the Executive signing and providing this Release to the Company within 21 days after receiving it and allowing this Release to become effective as provided herein.

D. As a condition of receiving benefits under the Agreement, the Executive wishes to sign this Release.

In consideration of the premises and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive agrees as follows:

1. If the Executive (i) signs and dates this Release and submits it to the Company not later than 21 days after it is provided to the Executive, (ii) complies with the other requirements of this Release and the Agreement, (iii) and does not provide written revocation of this Agreement to the Company within the seven-day revocation period referred to in Paragraph 8, the Company shall make the payments and pay the benefits required by the Agreement.

2. In consideration of the Company’s payment obligations under this Agreement, the Executive releases and forever discharges the Company, all of its past and/or present divisions, Affiliates, officers, directors, shareholders, partners, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, successors, and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as “Employer”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, and demands of any kind whatsoever, including any claims based on allegations of wrongful discharge, and/or breach of contract (“Claims”) that the Executive and/or her heirs, executors, administrators, successors, and assigns has or may have ever had, has or may now have, or may have against the Employer by reason of the Executive’s employment or before the date on which the Executive signed this Release, other than (i) a Claim that the

16

Company has failed to pay the Executive the payment described in or contemplated by the Agreement or has otherwise breached the terms of the Agreement, or (ii) a Claim that the Company has failed to pay the Executive any vested benefits to which the Executive is entitled under a plan or program of the Company (collectively, “Excluded Claims”). The Executive gives this Release regardless of whether the Claims are known or unknown. Such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, all as amended, and any and all other applicable federal, state or local laws, statutes, rules, and regulations pertaining to employment, as well as any and all Clams under state contract or tort law including, but not limited, to those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, and infliction of emotional distress. The Executive also agrees that her rights under the aforementioned statutes or any other federal, state, or local law, rule or regulation are effectively waived by this Agreement. For purposes of this Agreement, the term “Affiliates” means any other entity that, directly or indirectly, controls, is controlled by, or is under common control with, Biomet and all employee benefit plans (and fiduciaries of such plans) sponsored by any of such entities.

3. The Executive agrees that if this Release is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or as to any particular circumstance, it shall remain fully valid and enforceable as to all other claims and circumstances.

4. The Executive represents that she has not filed, and will not hereafter file, any lawsuit against the Employer relating to her employment and/or cessation of employment with the Employer, or otherwise involving facts that occurred on or before the date on which she signed this Release, other than with respect to any Excluded Claims.

5. The Executive understands and agrees that if he/she commences, continues, joins in, or in any other manner attempts to assert any lawsuit released herein against the Employer, or otherwise violates the terms of this Release, he/she shall be required to return all payments paid to her by the Company pursuant to the Agreement (together with interest thereon), and he/she agrees to reimburse the employer for all attorneys’ fees and expenses incurred by Employer in defending against such a lawsuit, provided that the right to receive such payments is without prejudice to the Employer’s other rights hereunder, including any release of any and all Claims (other than the Excluded Claims) against the Employer.

6. The Executive understands and agrees that the Company’s payments to her and the signing of this Release do not in any way indicate that he/she has any viable Claims against the Employer or that the Employer admits any liability to her whatsoever.

7. In signing this Agreement, the Executive warrants that, to the extent that he/she is aware of any potential or suspected violations of Biomet’s Code of Business Conduct and Ethics, Fraud and Abuse Compliance Policies, and Anti-Corruption Policy (collectively Biomet’s “Business Ethics Policies”) and other applicable laws, including the Federal Anti-Kickback Statute, the False Claims Act, and the Stark laws, the Executive has reported such potential or suspected violations to the appropriate personnel of Employer.

17

8. As part of the consideration being provided to Executive under this Release and the Agreement, the employer expects Executive to make herself reasonably available to Employer and/or its legal counsel and other designated representatives or agents through the twelve (12) month period following the execution of this Release. As a result, the Executive agrees to the following:

a. Respond to the best of Executive’s ability to reasonable inquiries from Employer concerning ongoing matters within executive’s knowledge and/or former area of responsibility and to assist Employer in transitioning those matters to other personnel; and

b. To fully cooperate with Employer and/or its legal counsel and other designated representatives or agents in providing information in connection with threatened, pending or future investigations or litigation, including giving depositions and appearing for live interviews and proceedings. The Employer shall be responsible to pay Executive, outside of the payment set forth in the Agreement, (after the submission of a written expense report) for all out-of-pocket expenses for travel, lodging, meals and related expenses incurred by Executive in providing the services contemplated in this Section 8.b. Such travel and services must be specifically requested by employer;

9. Executive agrees not to make any statement, which a reasonable person would consider disparaging to Employer or its Affiliates and their officers, directors or employees. The provisions of this paragraph shall remain in full force and effect for one year from the execution of this Release.

10. The Executive shall continue to be entitled to any rights to indemnification under the Company’s directors and officers liability insurance, Articles of Incorporation and Bylaws with respect to any claims relating to the Executive’s employment with Employer.

11. The Executive has read this Release carefully, has been given at least 21 days to consider all of its terms, has been advised to consult with an attorney and any other advisors of her choice, and fully understands that by signing below she is giving up any right that she may have to sue or bring any Claims (other than the Excluded Claims) against the Employer. The Executive has not been forced or pressured in any manner whatsoever to sign this Release, and she agrees to all of its terms voluntarily.

12. The Executive understands that she has seven days from the date on which she signed this Release below to revoke this Release by notifying the Company of her revocation, that this Release will not become effective until the eighth day following the date on which she has signed this Release, and that if she revokes this Release within such period, the Agreement shall be void. Further, if Executive revokes this Release within the seven-day revocation period, then Executive shall be obligated to pay to Employer any gain realized from the exercise of stock options that have been accelerated pursuant to the terms of the Agreement. “Gain realized” shall be calculated based on the market price of Biomet Common Shares as of close of business on the date of exercise.

18

13. The Executive understands and agrees that this Release will be governed by the internal laws of the State of Indiana, without regard to conflict of law principles, to the extent not preempted by federal law.

Date	Signature

Robin T. Barney
Printed Name

19

Exhibit 10.18.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is made this 31st day of December 2008 between BIOMET, INC., an Indiana corporation (“Biomet”), and Robin T. Barney (“Executive”). All capitalized terms used herein shall have the meanings ascribed to them in the Employment Agreement (defined below), unless otherwise defined herein.

WHEREAS, Biomet and Executive entered into that certain Employment Agreement dated as of September 2, 2008 (the “Employment Agreement”); and

WHEREAS, Biomet and Executive desire to amend the Employment Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Biomet and Executive hereby agree as follows:

1. Section 9(e): Termination by the Company Other Than For Cause, Death or Disability, or by the Executive for Good Reason, Following a Change of Control. Section 9(e)(i) of the Employment Agreement is hereby amended to delete the final sentence of Section 9(e)(i) in its entirety and replace it with the following:

“The total amount of the Change of Control Severance Benefit will be paid: (1) if the Change in Control constitutes a change in control event within the meaning of Treasury Regulation 1.409A-3(i)(5), in a lump sum as soon as administratively practicable (but in no event later than 30 days) following the Date of Termination or (2) if the Change of Control does not constitute a change in control event within the meaning of Treasury Regulation 1.409A-3(i)(5), in equal, ratable installments in accordance with the Company’s regular payroll policies over the course of the Non-Compete Period.”

2. Miscellaneous. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Employment Agreement on the date first set forth above.

BIOMET, INC.

By:	/s/ Bradley J. Tandy
Bradley J. Tandy
Senior Vice President,
General Counsel & Secretary

EXECUTIVE

/s/ Robin T. Barney
Name:	Robin T. Barney

Exhibit 10.23

LVB ACQUISITION, INC.

2012 RESTRICTED STOCK UNIT PLAN

Adopted July 31, 2012 (the “Effective Date”)

1.	Purpose of the Plan.

The purpose of the LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan (the “Plan”) is to promote the interests of the Company and its Affiliates and stockholders by providing the executives and key employees of the Company and its Affiliates with an appropriate incentive to encourage them to continue in the employ of the Company or an Affiliate and to improve the growth and profitability of the Company.

2.	Definitions.

As used in the Plan, the following capitalized terms shall have the following meanings:

“Additional Settlement Condition” shall have the meaning set forth in Section 4.5 herein.

“Affiliate” shall mean, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

“Board” shall mean the Board of Directors of the Company or any committee appointed by the Board to administer the Plan pursuant to Section 3.

“Cause”, when used in connection with the termination of a Participant’s Employment, shall have the meaning set forth in any effective employment agreement or, if none, shall mean, unless otherwise provided in the applicable Restricted Stock Unit Grant Agreement, the termination of the Participant’s Employment with the Company and all Affiliates on account of (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury) that has continued after Biomet, Inc. or the Company has provided written notice of such failure and the Participant has not cured such failure within 30 days of the date of such written notice, provided that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Participant to substantially perform his or her duties; (ii) the Participant’s willful misconduct or gross negligence; (iii) a willful or grossly negligent breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or its Affiliates; (iv) the commission by the Participant of any felony or other serious crime involving moral turpitude; (v) a material breach of the Participant’s obligations under any agreement entered into between the Participant and the Company or any of its Affiliates, which, if such breach is reasonably susceptible to cure, has continued after Biomet, Inc. or the Company has provided written notice of such breach and the Participant has not cured such failure within 30 days of the date of such written notice; or (vii) a material breach of the Company’s written policies or procedures that have been communicated to the Participant and that causes material harm to the Company or its business reputation.

“Change of Control” shall mean the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than the Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock or common stock of Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company) representing more than 40% of the aggregate outstanding voting power of the Company, Biomet Inc. or such intermediary entity, as applicable, and such Person or Group actually has the power to vote such common stock in any election of directors and (B) the Majority Stockholder beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company or Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company), as applicable, than such other Person or Group; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Stockholder; (v) consummation of a merger or consolidation of the Company with another entity in which holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Majority Stockholder does not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors or (vi) a merger, recapitalization or other direct or indirect sale by the Majority Stockholder (including through a public offering) of Common Stock that results in more than 80% of the Common Stock of the Company (or any resulting company after a merger) owned, directly or indirectly, by the Majority Stockholder immediately following the Closing, no longer being so owned by the Majority Stockholder.

“Closing” shall mean September 25, 2007.

“Code” shall mean the Internal Revenue Code of 1986 and any successor statute, as amended, from time to time.

“Common Stock” shall mean a share of the Company’s Common Stock, par value $0.01.

“Company” shall mean LVB Acquisition, Inc.

2

“Cumulative MoM” shall mean a number, determined on each Liquidity Event, equal to the quotient of (i) all cash received directly or indirectly by the Majority Stockholder in connection with all Liquidity Events to date, including all cash dividends and other distributions directly or indirectly to the Majority Stockholder in respect of the Initial Majority Stockholder Shares on or prior to the date on which the Liquidity Event occurs, divided by (ii) the product of (1) the aggregate purchase price paid by the Majority Stockholder for the Initial Majority Stockholder Shares and (2) a fraction, the numerator of which is the number of Initial Majority Stockholder Shares disposed of in all such Liquidity Events to date and the denominator of which is the number of the Initial Majority Stockholder Shares; provided that to the extent any such Liquidity Event does not result in the sale, transfer or other disposition of Initial Majority Stockholder Shares, such fraction shall be equitably adjusted by the Board as appropriate to reflect the conversion of equity value into cash in connection with such cash dividend or other distribution of cash. Initial Majority Stockholder Shares sold by the Majority Stockholder to Plan participants within the first six months following the Closing shall not be counted for purposes of determining whether the MoM has been achieved, and, once sold, shall not be deemed Initial Majority Stockholder Shares for purposes of the Plan.

“Disability” shall mean, unless otherwise provided in any applicable Restricted Stock Unit Grant Agreement, effective employment agreement or other written agreement, the Participant’s incapacity due to physical or mental illness or injury, as result of which the Participant (i) shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Participant, or (ii) has been unable, due to physical or mental illness or incapacity, to perform the essential duties of her employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one hundred-eighty (180) days.

“Eligible Employee” shall mean any Employee, who, in the judgment of the Board, should be eligible to participate in the Plan due to the services they perform on behalf of the Company or an Affiliate.

“Employment” shall mean (i) in the case of a Participant who is an employee of the Company or any Affiliate as of the Grant Date, employment with the Company or any Affiliate, (ii) in the case of a Participant who is a director of the Company or any Affiliate as of the Grant Date, service as a director with the Company or any Affiliate, (iii) in the case of a Participant who is a consultant to the Company or any Affiliate as of the Grant Date, service as a consultant to the Company or any Affiliate, and (iv) solely to the extent approved by the Board or the Committee, in the case of a Participant who is an employee of the Company or any Affiliate as of the Grant Date who subsequently becomes a consultant to the Company or any Affiliate upon cessation of such employment, service as an employee and consultant with the Company or any Affiliate, to the extent that such Participant has not experienced a “separation from service” within the meaning of Section 1.409A-1(h) of the Code. “Employee” and “Employed” shall have correlative meanings.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any date: (1) prior to the occurrence of an Initial Public Offering, the value per share of Common Stock determined pursuant to a valuation made in good faith by the Board and based upon a reasonable valuation method; or (2) following the occurrence of an Initial Public Offering, (i) the closing price on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing

3

bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. (“NASD”) selected by the Board. The Fair Market Value of a share of Common Stock as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Common Stock regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the Common Stock is traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Board. In the event that the price of a share of Common Stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith to reflect the fair market value of a share of Common Stock.

“Good Reason” shall mean the occurrence of the following without the Participant’s consent (i) a material diminution in a Participant’s duties and responsibilities as of the Grant Date of the Restricted Stock Units, other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change of Control, (ii) a decrease in a Participant’s base salary or bonus opportunity as of the Grant Date of the Restricted Stock Units, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees of the Company or its Affiliates or (iii) a relocation of a Participant’s primary work location more than 50 miles from the Participant’s work location on the Grant Date of the Restricted Stock Unit, without the Participant’s prior written consent; provided that, within 30 days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate Employment for Good Reason, and the Company shall not have cured such circumstances within 30 days following the Company’s receipt of such notice.

“Grant” shall mean a grant of a Restricted Stock Unit under the Plan evidenced by a Restricted Stock Unit Grant Agreement.

“Grant Date” shall have the meaning set forth in Section 4.1 herein.

“Individual MoM” shall mean a number, determined on each Liquidity Event, equal to the quotient of (i) all cash received directly or indirectly by the Majority Stockholder in connection with the Liquidity Event, divided by (ii) the product of (1) the aggregate purchase price paid by the Majority Stockholder for the Initial Majority Stockholder Shares and (2) a fraction, the numerator of which is the number of Initial Majority Stockholder Shares disposed of in such Liquidity Event and the denominator of which is the number of the Initial Majority Stockholder Shares; provided that to the extent any such Liquidity Event does not result in the sale, transfer or other disposition of Initial Majority Stockholder Shares, such fraction shall be equitably adjusted by the Board as appropriate to reflect the conversion of equity value into cash in connection with such cash dividend or other distribution of cash. Initial Majority Stockholder Shares sold by the Majority Stockholder to Plan participants within the first six months following the Closing shall not be counted for purposes of determining whether the MoM has been achieved, and, once sold, shall not be deemed Initial Majority Stockholder Shares for purposes of the Plan.

4

“Initial Majority Stockholder Shares” shall mean the shares of Common Stock issued to the Majority Stockholders on or before the Closing, and shall include any stock, securities or other property or interests received by the Majority Stockholders in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance. Initial Majority Stockholder Shares sold by the Majority Stockholder to participants in the LVB Acquisition, Inc. Management Equity Incentive Plan, adopted November 16, 2007, within the first six months following the Closing shall not be counted for purposes of determining whether a Liquidity Event has occurred and shall not be deemed Initial Majority Stockholder Shares for purposes of the Plan.

An “Initial Public Offering” shall be deemed to occur on the effective date of the first registration statement (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A, (iii) a registration on Form S-4 or any successor form, or (iv) a registration on Form S-8 or any successor form) filed to register at least 20% of the total then-outstanding equity interests in the Company or Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company) under the Securities Act.

“Liquidity Event” shall mean any transaction or series of transactions following the Effective Date that results, directly or indirectly, in (A) the sale, transfer or other disposition of Initial Majority Stockholder Shares for cash, (B) the sale, transfer or other disposition of assets of the Company in which the Majority Stockholder receives distributions of cash, or (C) other corporate transaction in which the Majority Stockholder receives distributions of cash. For the avoidance of doubt, in the event that the Initial Majority Stockholder Shares are sold, transferred or otherwise disposed in return for property other than cash, a Liquidity Event shall result from the sale, transfer or other disposition of such property for cash, or from the distribution of such property to the Majority Stockholder investors.

“Majority Stockholder” shall mean, collectively or individually as the context requires, Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., TPG Capital, L.P. and their respective affiliates.

“Majority Stockholder’s Total Interest” shall mean, on the applicable date, (i) the Majority Stockholder’s realized proceeds from Liquidity Events up to such date, plus (ii) the number of Initial Majority Stockholder Shares that remain unsold as of such date times the Company’s closing stock price as reported as of such date on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading.

“Management Stockholders’ Agreement” shall mean the LVB Acquisition, Inc. Management Stockholders’ Agreement, as such may be amended from time to time, or such other stockholders’ agreement as may be entered into between the Company and any Participant.

5

“Participant” shall mean an Eligible Employee to whom a Grant of Restricted Stock Units under the Plan has been made, and, where applicable, shall include Permitted Transferees.

“Performance-Based Restricted Stock Unit” shall mean each Restricted Stock Unit, if any, which vests upon the achievement of a designated Individual MoM and Cumulative MoM condition as set forth in Section 5 of the Restricted Stock Unit Grant Agreement.

“Performance-Based Settlement Date” shall have the meaning assigned in Section 4.5(a)(ii).

“Permitted Transferee” shall have the meaning assigned in Section 4.4.

“Person” shall mean an individual, partnership, corporation, limited liability Partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Qualifying Termination” shall mean a Participant’s termination of Employment (i) by the Company without Cause or (ii) by the Participant for Good Reason, in either case during the two (2)-year period following a Change in Control.

“Restricted Stock Unit” shall mean either a Time-Based Restricted Stock Unit or a Performance-Based Restricted Stock Unit issued to a Participant in accordance with Section 4, which shall be subject to the restrictions on Transfer and forfeiture conditions set forth in Sections 4.3 and 4.4 hereof until the applicable vesting date.

“Restricted Stock Unit Grant Agreement” shall mean an agreement, substantially in the form of Exhibit A hereto, entered into by each Participant and the Company evidencing the Grant of each Restricted Stock Unit issued pursuant to the Plan.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Time-Based Restricted Stock Unit” shall mean each Restricted Stock Unit which vests upon (i) satisfaction of the Time-Based Vesting Condition subject to the Participant’s continuous employment on the applicable Vesting Date and (ii) achievement of the Additional Settlement Condition of the Restricted Stock Unit Grant Agreement.

“Time-Based Settlement Date” shall have the meaning assigned in Section 4.5(a)(i).

“Time-Based Vesting Condition” shall have the meaning set forth in Section 4.5 herein.

“Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferable” and other derivations of “transfer” shall have correlative meanings.

“Vesting Date” shall have the meaning assigned in Section 4.2.

6

3.	Administration of the Plan.

The Board shall administer the Plan, provided that the Board may appoint a committee to administer the Plan. In the event the Board appoints such a committee, such committee shall have the rights and duties of the Board in respect of the Plan. No member of the Board shall participate in any decision that specifically affects such member’s interest in the Plan unless such decision also affects the Restricted Stock Units of other Participants in the same manner.

3.1 Powers of the Board. In addition to the other powers granted to the Board under the Plan, the Board shall have the power: (a) to determine, after consulting with the Company’s Chief Executive Officer, the Eligible Employees to whom Grants shall be made; (b) to determine the time or times when Grants shall be made and to determine, after consulting with the Company’s Chief Executive Officer, the number of shares of Common Stock subject to each such Grant; (c) to prescribe the form of a Restricted Stock Unit Grant Agreement, so long as such terms and conditions are not otherwise inconsistent with the terms of the Plan; (d) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (e) to construe and interpret the Plan, such rules and regulations and all Restricted Stock Unit Grant Agreements; (f) to make any necessary or reasonable adjustments to the Plan or Restricted Stock Unit Grant Agreements as contemplated by the terms and provisions of the Plan and the Restricted Stock Unit Grant Agreements; and (g) to make all other determinations necessary or advisable for the administration of the Plan.

3.2 Determinations of the Board. Any Grant, determination, prescription or other act of the Board shall be final and conclusively binding upon all Persons.

3.3 Indemnification of the Board. No member of the Board nor the Majority Stockholder or its employees, partners, directors or associates shall be liable for any action or determination made in good faith with respect to the Plan or any Grant. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such Person, or such Person’s testator or intestate, is or was a member of the Board or is or was a Majority Stockholder or an employee, partner, director or associate thereof, to the extent such criminal or civil action or proceeding relates to the Plan.

3.4 Compliance with Applicable Law; Securities Matters. Except as otherwise expressly provided in the Management Stockholders’ Agreement, the Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or non-U.S. laws. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the shares of Common Stock pursuant to the grant of any Restricted Stock Units, which Restricted Stock Units shall be evidenced by book-entry into the books and records of the Company, and may only issue such certificates in the event the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock are listed or traded. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements and representations as the Board, in its sole discretion, deems advisable in order to comply with any such laws, regulations or requirements.

7

3.5 Inconsistent Terms. In the event of a conflict between the terms of the Plan and the terms of any Restricted Stock Unit Grant Agreement, the terms of the Plan shall govern except as otherwise provided herein.

4.	Restricted Stock Units.

Subject to adjustment as provided in Section 4.7 hereof, the Board may grant to Participants Restricted Stock Units covering a total of fourteen million (14,000,000) shares of Common Stock, up to ten million (10,000,000) of which may be Time-Based Restricted Stock Units, and up to four million (4,000,000) of which may be Performance-Based Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one share of Common Stock pursuant to the terms provided herein. To the extent that any Restricted Stock Unit granted under the Plan terminates, expires or is canceled without having been settled or any shares of Common Stock are forfeited, the shares of Common Stock covered by such Restricted Stock Units shall again be available for Grant under the Plan.

4.1 Grant Date. The Grant Date of each Restricted Stock Unit shall be the date designated by the Board and specified in the Restricted Stock Unit Grant Agreement as the date on which such Restricted Stock Unit is granted.

4.2 Vesting of Restricted Stock Units. Each Restricted Stock Unit Grant Agreement shall provide the dates on which the Restricted Stock Unit granted under the Plan vests (the “Vesting Dates”), subject to the Participant’s continuous Employment through the applicable Vesting Dates. As of the applicable Vesting Date, each Restricted Stock Unit granted under the Plan shall cease to be subject to forfeiture as provided in Section 4.3 hereof.

4.3 Forfeiture of Restricted Stock Units. Unless otherwise provided in the applicable Restricted Stock Unit Grant Agreement, (i) if a Participant’s Employment is terminated for any reason, each Performance-Based Restricted Stock Unit that has not vested as of the date of such termination shall expire and be terminated and each Time-Based Restricted Stock Unit that has not satisfied the Time-Based Vesting Condition as of the date of such termination shall expire and be terminated and (ii) if a Participant provides Competitive Services (as defined below) at any time during or following the term of Participant’s Employment for any person, firm, partnership, corporation, or other entity which develops, manufactures, markets, distributes, or sells products materially similar to or competitive with those products developed, manufactured, marketed, distributed, or sold by the Company or any of its Subsidiaries or included in the business plans of the Company or any of its Subsidiaries during the term of Participant’s Employment (any such person, firm, partnership, corporation, or other entity, a “Competitor”, each Restricted Stock Unit that has vested or ceased to be subject to forfeiture as of such date shall expire and be terminated without the payment of any amounts to such Participant.

8

(a) For purposes of this Agreement, “Competitive Services” means services provided to a Competitor: (A) which are substantially similar to those provided by Participant to the Company or any of its Subsidiaries during his or her employment with the Company or any of its Subsidiaries; (B) where Participant’s direct or indirect use or disclosure of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets to or on behalf of the Competitor would provide the Competitor with a competitive advantage; (C) where it is likely that as part of Participant’s capacity he or she would inevitably use or disclose any of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets; (D) where Participant solicits, attempts to solicit, or engages in discussions or other communications with any past, present or potential customer of the Company or any of its Subsidiaries with whom Participant communicated or had any interaction during the preceding eighteen (18) months with the purpose or intent of promoting, marketing, selling, or obtaining orders for any Competing Product; or (E) where Participant interferes adversely with any past, present, or prospective business relationships between the Company or any of its Subsidiaries and any of their respective customers, potential customers, suppliers, distributors, agents, sales representatives, employees, independent contractors, or other persons or entities with which the Company or any of its Subsidiaries conducts business. For purposes of this Agreement, “Competing Product” means any musculoskeletal or any other product developed, manufactured, marketed, distributed, sold or intended to be sold by the Company or any of its Subsidiaries and with which the Participant worked or was otherwise involved during the last two (2) years of Participant’s Employment; the term “Confidential Information” shall mean all information of the Company or any of its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists, customers’ secrets or Trade Secrets; and the term “Trade Secrets” shall mean all Confidential Information, including, without limitation, formulae, patterns, compilations, programs, devices, methods, techniques, or processes, from which the Company or any of its Affiliates derives independent economic value, actual or potential, because such information is not generally known to, or readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and which the Company and its Affiliates make reasonable efforts to maintain secret.

4.4 Non-Transferability of Restricted Stock Units. No Participant may Transfer any Restricted Stock Units received by such Participant pursuant to the Plan or, prior to the Vesting Date of any such Restricted Stock Units, the shares of Common Stock covered thereby, provided, that a Participant may Transfer his or her rights with respect to any or all of the Restricted Stock Units held by such Participant to: (i) such Participant’s beneficiaries or estate upon the death of the Participant by will, by the laws of descent and distribution or otherwise and (ii) subject to the prior written approval of the Board and compliance with all applicable tax, securities and other laws, any trust or custodianship created by the Participant, the beneficiaries of which may include only the Participant, the Participant’s spouse or the Participant’s lineal descendants (by blood or adoption) (either of (i) or (ii), a “Permitted Transferee”).

9

4.5 Settlement.

(a) Settlement Date.

(i) Settlement of the Time-Based Restricted Stock Units will be subject to satisfaction of a time-based vesting component (the “Time-Based Vesting Condition”) based on the Participant’s continued employment through the applicable Vesting Date as required by Section 4.2 and satisfaction of an additional settlement condition set forth herein (the “Additional Settlement Condition”). Time-Based Restricted Stock Units that have satisfied the Time-Based Vesting Condition shall be settled on (A) the earlier of (i) a Change of Control that constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Code, (ii) an Initial Public Offering that occurs on or before the sixth (6th) anniversary of the Grant Date or (iii) the termination of the Participant’s Employment by reason of death or Disability or (B) a Qualifying Termination of Participant (the “Time-Based Settlement Date”). As soon as reasonably practicable following the Time-Based Settlement Date and in no event later than March 15 of the calendar year following the year in which the Time-Based Settlement Date occurs, the Company shall transfer to the Participant or Permitted Transferee, in full and complete satisfaction of all of the obligations of the Company and the rights of the Participant or Permitted Transferee in respect of such Time-Based Restricted Stock Units, a number of shares of Common Stock, registered in the Participant’s or Permitted Transferee’s name, equal to the number of such vested Time-Based Restricted Stock Units that are settled on and as of the Time-Based Settlement Date.

(ii) Vested Performance-Based Restricted Stock Units shall be settled as soon as reasonably practicable following the applicable Vesting Date, and in no event later than March 15 of the calendar year following the year in which the Vesting Date occurs (the “Performance-Based Settlement Date”). Upon settlement, the Company shall transfer to the Participant or Permitted Transferee, in full and complete satisfaction of all of the obligations of the Company and the rights of the Participant in respect of such Performance-Based Restricted Stock Units, a number of shares of Common Stock, registered in the Participant’s or Permitted Transferee’s name, equal to the number of such Performance-Based Restricted Stock Units that are settled on and as of the Performance-Based Settlement Date.

(b) Conditions to Settlement. On or before the issuance of any shares of Common Stock in settlement of vested Restricted Stock Units and as a condition to the Participant’s or Permitted Transferee’s right to receive any shares of Common Stock, the Participant or Permitted Transferee shall be required to enter into (or shall have previously entered into) the Management Stockholders’ Agreement with respect to the shares of Common Stock to be issued upon such settlement, provided that the Management Stockholders’ Agreement is in effect at such time. The shares of Common Stock so issued shall be deemed to

10

be “Rollover Shares” for purposes of Section 3(b) of the Management Stockholders’ Agreement. In the event that the Participant or Permitted Transferee does not so enter into the Management Stockholders’ Agreement, if in effect at such time, the Participant or Permitted Transferee shall forfeit all vested Restricted Stock Units and the vested Restricted Stock Units shall be cancelled without any consideration therefor.

(c) Condition to Settlement; Satisfaction of Withholding Taxes.

(i) In General. Whenever shares of Common Stock are to be issued to the Participant or Permitted Transferee in settlement of vested Restricted Stock Units, the Participant or Permitted Transferee shall remit to the Company an amount in cash, by wire transfer of immediately available funds or certified check, sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding requirements.

(ii) Alternative Methods to Satisfy Withholding Taxes. The Participant or Permitted Transferee may pay up to the minimum statutory tax withholding amount due in respect of any settlement of vested Restricted Stock Units by requesting that the Company withhold shares of Common Stock that would otherwise be issued to the Participant or Permitted Transferee in connection with such settlement of vested Restricted Stock Units.

(iii) Notwithstanding the foregoing, the aggregate amount of such cash or the Fair Market Value of any shares of Common Stock withheld, in either case, as of the date of settlement of the Restricted Stock Units, must be equal to the full minimum statutory tax withholding amount payable by the Participant or Permitted Transferee in connection with such settlement. No tax amount in excess of the minimum amount required to be withheld under the applicable statutory tax provisions then in effect may be satisfied by the Participant or Permitted Transferee by having shares of Common Stock withheld. Any shares of Common Stock withheld to satisfy the Participant’s or Permitted Transferee’s minimum statutory tax withholding obligations will be valued at the Fair Market Value of such shares of Common Stock on the Settlement Date.

4.6 Administration of Restricted Stock Units.

(a) Amendment of Terms of Restricted Stock Units. The Board may, in its absolute discretion, amend the Plan or terms of any Restricted Stock Unit; provided, that any such amendment (other than a termination as provided in subparagraph (b) below) with respect to any Restricted Stock Unit outstanding at the time of such amendment shall not impair or adversely affect any Participant’s rights under the Plan or such Restricted Stock Unit without such Participant’s written consent and also provided that any such amendment shall not constitute a material modification under Section 409A of the Code.

11

(b) Termination of the Restricted Stock Units. The Board may, at any time, without amendment to the Plan or any relevant Restricted Stock Unit Grant Agreement, terminate any and all Restricted Stock Units then outstanding if the Board determines in good faith that permitting the Restricted Stock Units to remain outstanding would violate any law or regulation or require the Company to register its securities under the Securities Act or file reports under the Exchange Act if at such time the Company is not required to do so, provided, however, that such termination shall be in accordance with the applicable provisions of Section 1.409A-3(j)(4)(ix) of the Code, and provided, further, that the Company, in full consideration of such termination, shall pay to Participants either (i) an amount in cash equal to the Fair Market Value of a share of Common Stock multiplied by the number of Restricted Stock Units which are vested as of such time, as determined by the Board as of the date on which the Restricted Stock Units are terminated, or (ii) the number of shares of Common Stock which equals the number of Restricted Stock Units which are vested at such time. Such payment shall be made as soon as practicable following such termination.

(c) Termination of this Plan. The Board may at any time, in its absolute discretion, suspend or terminate this Plan. No awards may be granted during any suspension of the Plan or after the Plan has been terminated. The termination of the Plan shall not affect any previous Grants until the date on which all Restricted Stock Units eligible to vest are settled, at which time all unvested Restricted Stock Units will be cancelled, provided, however, that the Board may determine in its sole discretion that upon or following such termination, some or all outstanding Restricted Stock Units shall become vested. After the Plan terminates, the function of the Board with respect to the Plan will be limited to supervising the administration of previous Grants.

4.7 Adjustment upon Changes in Company Common Stock.

(a) Increase or Decrease in Shares of Common Stock Without Consideration. Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued and outstanding shares of Common Stock or they payment of a stock dividend (but only on the shares of Common Stock) resulting from a subdivision or consolidation of the shares of Common Stock, or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company, the Board may make such adjustments as the Board deems appropriate to prevent the enlargement or dilution of rights with respect to the number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to the Restricted Stock Unit Grant Agreements.

(b) Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the stockholders of the Company receive securities of another corporation), the Restricted Stock Units outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Common Stock subject to any such Restricted Stock Unit would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the stockholders of the Company retain their shares of Common Stock and are not entitled to any additional or other consideration, the Restricted Stock Units shall not be affected by such transaction).

12

(c) Certain Other Transactions. In the event of (1) a dissolution or liquidation of the Company, (2) a sale of all or substantially all of the Company’s assets, (3) a merger or consolidation involving the Company in which the Company is not the surviving entity or (4) a merger or consolidation involving the Company in which the Company is the surviving entity but the stockholders of the Company receive securities of another entity and/or other property, including cash, the Board shall, in its absolute discretion, have the power to:

(i) provide for the exchange of any Restricted Stock Unit outstanding immediately prior to such event (whether or not then vested) for a restricted stock unit or other equity instrument with respect to, as appropriate, some or all of the property for which the shares of Common Stock underlying such Restricted Stock Unit is exchanged and, incident thereto, make an equitable adjustment, as determined by the Board, in the number or kind of securities or amount of property subject to the restricted stock unit or other equity instrument, or, if appropriate, provide for a cash payment to the Participants in partial consideration for the exchange of the Restricted Stock Units as the Board may consider appropriate to prevent dilution or enlargement of rights;

(ii) cancel, effective immediately prior to the occurrence of such event, any Restricted Stock Unit outstanding immediately prior to such event (whether or not then vested), and in full consideration of such cancellation, pay to each Participant to whom such Restricted Stock Unit was granted an amount in cash, for each share of Common Stock subject to such Restricted Stock Unit, equal to the product of (1) the value of securities and property (including cash) per share of Common Stock received by the stockholders of the Company as a result of such event, as determined by the Board in its absolute discretion and (2) the number of Restricted Stock Units so cancelled that were held by such Participant; provided, however, that with respect to any Restricted Stock Unit that is deferred compensation subject to Section 409A of the Code, the Board may provide for such cancellation and payment only in the event that either (x) the transaction referred to in subsection (c)(1)-(4) above is a “change in control” as defined in Section 409A of the Code or (y) such cancellation and payment is made in accordance with the applicable provisions of Section 1.409A-3(j)(4)(ix) of the Code; or

(iii) provide for any combination of (i) or (ii).

(d) Dividends. In the event the Company declares and pays a cash dividend, other than a Management Dividend Award, with respect to Restricted Stock Units then outstanding on the date such cash dividend is paid, the Board shall adjust the number of Restricted Stock Units granted to each Participant and/or provide for a payment in cash to each such Participant (which payment may be made upon vesting of such Restricted Stock Units or portions thereof) as the Board may consider equitable to prevent dilution or enlargement of rights.

13

(e) Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 4.7 (a), (b), (c) or (d) hereof, or in the event a Public Market exists for the securities subject to Restricted Stock Units, the Board shall, in its absolute discretion, make such adjustments in the number shares of Common Stock subject to Restricted Stock Units outstanding on the date on which such change occurs and, if applicable, in the Fair Market Value of each such Restricted Stock Unit, as the Board may, in its absolute discretion, consider appropriate to prevent dilution or enlargement of rights.

(f) No Other Rights. Except as expressly provided in the Plan or the Restricted Stock Unit Grant Agreements evidencing the Restricted Stock Units, no Participant shall have any rights by reason of (i) any subdivision or consolidation of the shares of Common Stock or any other securities of any class, (ii) the payment of any distribution, (iii) any increase or decrease in the number of shares of Common Stock or (iv) any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or the Restricted Stock Unit Grant Agreements evidencing the Restricted Stock Units, no issuance by the Company of any shares of Common Stock shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to the Restricted Stock Units.

5.	Management Dividend Awards

In addition to the Restricted Stock Units, the Board may grant to Participants an award representing the right to receive the cash payments specified in the Restricted Stock Unit Grant Agreement in respect of each Time-Based Restricted Stock Unit held by the Participant which has satisfied the Time-Based Vesting Condition as of the applicable time (a “Management Dividend Award”). The Management Dividend Award shall be paid to the holder thereof on each applicable Vesting Date, subject in all cases to the Participant’s continuous Employment through the applicable Vesting Date, provided that all Management Dividend Awards shall automatically be cancelled and terminated as of the earlier of (i) an Initial Public Offering and (ii) the date that is five years from the Grant Date.

6.	Securities Matters.

6.1 Registration. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything hereof to the contrary, the Company shall not be obligated to cause to be issued or deliver any shares of Common Stock pursuant to this Plan unless and until the Company is advised by its counsel that the issuance and delivery of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which such shares of Common Stock are traded. The Board may require, as a condition to the issuance or delivery of any shares of Common Stock pursuant to the terms hereof, that the recipient of such shares of Common Stock make such covenants, agreements and representations, as the Board deems necessary or advisable.

14

6.2 Deferral of Vesting Date or Grant. The Company may, in its sole discretion, defer the Grant Date or Vesting Date of a Restricted Stock Unit hereunder or the issuance or Transfer of shares of Common Stock pursuant to any Grant pending to ensure compliance under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the Grant Date or Vesting Date of a Restricted Stock Unit hereunder or the issuance or Transfer of shares of Common Stock pursuant to any Grant. Notwithstanding the preceding, no deferral of settlement under this Section shall be effective if it would cause a Grant to fail to comply with Section 409A of the Code.

7.         Section 409A Compliance. The Plan is intended to provide for the issuance of Restricted Stock Units that constitute a short-term deferral in compliance with Section 409A of the Code. No provision of this Plan shall be given effect to the extent that such provision would cause tax to become due under Section 409A of the Code, including the Company’s right to defer the Grant Date or Vesting Date of the Restricted Stock Units to the extent, and only for so long as, necessary to comply with the requirements of Section 409A of the Code.

8.	Miscellaneous.

8.1 Rights as Holders. No Participant shall have any have any claim or right to receive Grants under the Plan, and the Grant and issuance of Restricted Stock Units under the Plan shall not be construed as giving a Participant any right to continue in the Employment of the Company or to receive any additional Grants, or affect the right of the Company to terminate the Employment of any Participant. Unless the Board determines otherwise, no notice of termination or payment in lieu thereof shall extend the period of employment for purposes of this Plan.

8.2 No Special Employment Rights. Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such Participant’s Employment or to increase or decrease such Participant’s compensation from the rate in existence at the time of the grant of any Restricted Stock Unit.

8.3 Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Participant:

To the most recent address shown on records of the Company or its Affiliate.

If to the Company, to:

LVB Acquisition, Inc.

c/o Biomet, Inc.

P.O. Box 587

Warsaw, Indiana 46581-0587, U.S.A.

Attention: General Counsel

15

or to such other address as any party may have furnished to the other in writing in accordance herewith.

8.4 Descriptive Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

8.5 Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company and Participants shall be enforceable to the fullest extent permitted by law.

8.6 Governing Law. The Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions thereof governing conflict of laws.

[Remainder of page intentionally left blank.]

16

Exhibit 10.26

Execution Version

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into as of September 25, 2007, by and among LVB Acquisition Merger Sub, Inc., an Indiana corporation (“Merger Sub”), LVB Acquisition Holding, LLC, a Delaware limited liability company (“Holding”), LVB Acquisition, Inc., a Delaware corporation (“Parent”, and together with Merger Sub, Holding and their respective successors, the “Companies”), Blackstone Management Partners V L.L.C. (“Blackstone”), Goldman, Sachs & Co. (“Goldman Sachs”), Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and TPG Capital, L.P. (“TPG”, together with Blackstone, Goldman Sachs and KKR, the “Managers”).

WHEREAS, Parent, Merger Sub and Biomet, Inc., an Indiana corporation (“Biomet”), entered into an Agreement and Plan of Merger, dated as of December 18, 2006 (as amended and restated as of June 7, 2007, and as may be amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, the Companies are engaging in a transaction pursuant to the Merger Agreement in which Merger Sub commenced a tender offer for all of the outstanding shares of common stock of Biomet on June 13, 2007 (the “Offer”);

WHEREAS, the Offer was completed on July 11, 2007 in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., BCP V-S L.P., Blackstone Family Investment Partnership V L.P., Blackstone Family Investment Partnership V-A L.P., Blackstone Participation Partnership V L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., KKR Biomet, LLC, TPG Partners IV, L.P., TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. (collectively, the “Funds”) have made an equity investment in Holding in connection with the Offer;

WHEREAS, on July 17, 2007, the Funds, through their indirect interest in Merger Sub, formally acquired the shares of common stock of Biomet tendered in the Offer;

WHEREAS, in accordance with the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Biomet, with Biomet as the surviving corporation (the “Merger”);

WHEREAS, pursuant to the Merger Agreement and by virtue of the Merger, Biomet will assume, by operation of law, all of the liabilities and obligations of Merger Sub, including all liabilities and obligations set forth in this Agreement; and

WHEREAS, the Companies wish to retain the Managers to provide certain management and advisory services to the Companies, and the Managers are willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1

1. Services. Each Manager hereby severally agrees that, during the term of this Agreement (the “Term”), it will provide to the Companies, to the extent requested by the Companies and mutually agreed by the Companies and each Manager, by and through itself and/or such Manager’s successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as such Manager in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Companies; provided, that the responsibilities of one Manager shall not be substantially disproportionate to the responsibilities of any other Manager. Such management, advisory and consulting services shall include, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with financing on terms and conditions satisfactory to the Companies and their respective subsidiaries;

(b) advice in connection with acquisition, disposition and change of control transactions involving any of the Companies or their respective subsidiaries;

(c) financial, managerial and operational advice in connection with day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies or their respective subsidiaries; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Managers and the Companies may from time to time agree in writing.

The Managers or the Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as the Managers deem reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Managers or the Manager Designees on a weekly, monthly, annual or other basis. The Companies acknowledge that each of the services are not exclusive to the Companies or their respective subsidiaries and that the Managers and the Manager Designees may render similar services to other persons and entities. The Managers and the Companies understand that the Companies or their respective subsidiaries may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Managers and the Manager Designees under this Agreement; provided, that any such engagement will be made pursuant to the terms of the Amended and Restated Limited Liability Operating Agreement of Holding dated as of July 11, 2007 (as may be amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) by and among Holding and the Funds. In providing services to the Companies or their respective subsidiaries, the Managers and Manager Designees will act as independent contractors, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2

2. Payment of Fees.

(a) On the date hereof, Merger Sub will pay to the Managers (or their respective Manager Designees) an aggregate transaction fee equal to $111,690,183.40 (one hundred eleven million six hundred ninety thousand one hundred eighty three dollars and forty cents) (the “Transaction Fee”). The Transaction Fee will be divided among the Managers as follows: (i) Blackstone will be entitled to 25%; (ii) Goldman Sachs will be entitled to 25%; (iii) KKR will be entitled to 25%; and (iv) TPG will be entitled to 25%. In addition to the Transaction Fee, on the date hereof, Merger Sub will pay to the Managers (or their respective Manager Designees), upon obtaining the unanimous consent of the Managers, an amount equal to all out-of pocket expenses incurred by or on behalf of Holding, Parent and each Manager or their respective affiliates, including, without limitation, (i) the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors that may have been retained by Holding and/or any Manager or its respective affiliates and (ii) any fees (including any financing fees) related to the Merger (all such fees and expenses, in the aggregate, the “Covered Costs”).

(b) During the Term, Merger Sub will pay to the Managers (or their respective Manager Designees) a quarterly aggregate monitoring fee equal to 1.0% (one percent) of the Companies’ Adjusted EBITDA for the calendar quarter in question (the “Monitoring Fee”) as partial compensation for the services provided by the Managers or the Manager Designees under this Agreement, with such fee being payable by Merger Sub in arrears as soon as practicable following the determination of Adjusted EBITDA for the applicable calendar quarter; provided, that the Monitoring Fee shall be payable in full for (i) the first quarter of the 2008 fiscal year of Biomet (or, for the avoidance of doubt, the period from June 1, 2007 through August 31, 2007) and (ii) any calendar quarter (or any portion thereof) during which this Agreement was in effect, without pro-ration or refund in whole or in part; provided, further, that the Managers or Manager Designees may, in their sole discretion, pay, or cause Merger Sub to pay, any portion of the Monitoring Fee to any third-party in respect of services provided from time to time by such third party to the Companies. For calculation of the Monitoring Fee, “Adjusted EBITDA” shall mean “Consolidated EBITDA” as such term is defined in that certain Credit Agreement, dated September 25, 2007, as amended from time to time, by and among Biomet, Parent and Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto, relating to the issuance of a dollar term loan, a dollar revolving credit facility and an alternative currency revolving credit facility in an initial aggregate amount of $2,740,000,000 and euro term loans in an initial aggregate amount of €875,000,000 (the “Credit Agreement”); provided, that, for purposes of this Agreement, Adjusted EBITDA shall exclude section (a)(vii) (adjustments in respect of the Monitoring Fee) and section (a)(ix) (adjustments in respect of certain projected cost savings) of the definition of Consolidated EBITDA in the Credit Agreement.

(c) During the Term, in addition to the fees paid pursuant to Section 2(b), Merger Sub will pay to the Managers (or their respective Manager Designees) an aggregate fee (the “Subsequent Fee”) in connection with the consummation of any financing or refinancing (equity or debt), dividend, recapitalization, acquisition, disposition, spin-off or split-off transactions involving the Companies or any of their direct or indirect subsidiaries equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

3

(d) Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such respective other account(s) as the respective Managers may specify to Merger Sub in writing prior to such payment. Each payment made pursuant to this Section 2 (other than the Transaction Fee and the Covered Costs) shall be allocated among the Managers (or their respective Manager Designees) as follows: (i) Blackstone will be entitled to 25%; (ii) Goldman Sachs will be entitled to 25%; (iii) KKR will be entitled to 25%; and (iv) TPG will be entitled to 25%; provided, that such allocation shall be adjusted to reflect any transfers of membership units of Holding owned by investment funds affiliated with a Manager and/or entities controlled by affiliates of such Manager following the date hereof (such Manager, a “Transferring Manager”), other than (x) transfers to affiliates of such Transferring Manager permitted pursuant to Section 7.02 of the LLC Agreement or (y) pro rata transfers by each of the investment funds affiliated with the Transferring Managers and each of the entities controlled by affiliates of such Transferring Managers (such allocation, as adjusted from time to time, the “Allocation Percentage”). For the avoidance of doubt, upon a transfer giving rise to an adjustment pursuant to the preceding sentence (i) the Transferring Manager’s Allocation Percentage shall be reduced by a percentage equal to (x) the number of membership units transferred by investment funds affiliated with such Transferring Manager and/or entities controlled by affiliates of such Transferring Manager over (y) the total number of membership units held by investment funds affiliated with the Transferring Manager and/or entities controlled by affiliates of such Transferring Manager prior to such transfer, and (ii) the Allocation Percentages of the non-Transferring Managers shall be increased, in the aggregate, by the same percentage, such increase to be allocated among the non-Transferring Managers pro rata in accordance with their respective Allocation Percentages immediately prior to such transfer.

3. Deferral. In the event that any financing or similar agreements to which any of the Companies is a party and that have been approved by Requisite Sponsor Consent (as such term is defined in the LLC Agreement) (the “Financing Documents”) restrict the payment of all or any portion of any fee payable to the Managers (or their respective Manager Designees) pursuant to Section 2 above for any payment period (such restricted fees, the “Deferred Fees”), the amount of fees paid to each Manager and Manager Designee in such period will be reduced pro rata (based on aggregate fees payable to each such Manager or their respective Manager Designee), and any Deferred Fees will accrue in the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4. Term. This Agreement will continue in full force and effect until December 31, 2017; provided that this Agreement shall be automatically extended each December 31 for an additional year unless the Companies or the Managers, acting upon Requisite Sponsor Consent, provide written notice of their desire not to automatically extend the term of this Agreement to the other parties hereto at least ninety (90) days prior to such December 31; provided, further, that (x) this Agreement may be terminated at any time upon Requisite Sponsor Consent and (y) this Agreement shall terminate automatically immediately prior to the earlier of (i) an initial

4

underwritten public offering of the equity securities or equity interests of Parent, Merger Sub or any of their successors (an “IPO”) or (ii) a transfer or issuance of equity securities of any of the Companies (including by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a Person or Persons other than the existing stockholders owning, directly or indirectly, a majority of the voting power of the applicable Company, upon the consummation of such transfer or issuance, or the sale of all or substantially all of the assets of any of the Companies (any such sale transaction, a “Sale”), in each case, unless otherwise agreed by Requisite Sponsor Consent. For the avoidance of doubt, termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination. In the event of a termination of this Agreement, Merger Sub will pay the Managers (or their respective Manager Designees) (i) all unpaid Transaction Fees (pursuant to Section 2(a) above), Covered Costs (pursuant to Section 2(a) above), Monitoring Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Deferred Fees (pursuant to Section 3 above) and Reimbursable Expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination plus (ii) the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury Securities of like maturity) of the Monitoring Fees that would have been payable with respect to the period from the date of termination until the expiration date in effect immediately prior to such termination, assuming for such purposes that (a) the baseline Adjusted EBITDA for purposes of such calculation is the greater of (x) Adjusted EBITDA for the most recently completed quarter and (y) the average of the Adjusted EBITDA for the last four completed quarters and (b) EBITDA would have grown during each subsequent quarter until the expiration date in effect immediately prior to such termination at a rate reflecting the greater of (x) a compounded annual growth rate of 12% and (b) the compounded annual growth rate of the last two completed fiscal years. The amounts described in clause (ii) above shall be divided among the Managers in accordance with the Managers’ Allocation Percentage, as of such date. In the event of an IPO or Sale that, in either case, includes non-cash consideration, each Manager may elect for it or its Manager Designees to receive all or any portion of any amounts payable pursuant to this Agreement as a result of such IPO or Sale in the form of such non-cash consideration, valued at the sale price. All of Section 4 through Section 14 will survive termination of this Agreement.

5. Expenses; Indemnification.

(a) Expenses. Merger Sub will pay to the Managers (or their respective Manager Designees) on demand all Reimbursable Expenses whether incurred prior to or following the date of this Agreement. As used herein, “Reimbursable Expenses” means (i) all out-of-pocket expenses incurred following the consummation of the Merger relating to the services provided by the Managers, their respective affiliates, or the Manager Designees to the Companies or any of their affiliates from time to time (including, without limitation, all air travel (by first class on a commercial airline or by charter, as determined by the Managers or the Manager Designees) and other travel related expenses), (ii) all out-of-pocket legal expenses incurred by the Managers, their respective affiliates or the Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement, the Merger Agreement or any related documents or instruments, whether incurred prior to or following the date of this Agreement, and (iii) all expenses incurred by the Managers, their respective affiliates or the Manager Designees which are properly allocable to the Companies, including in connection with their management and operations, whether incurred prior to or following the date of this Agreement.

5

(b) Indemnity and Liability. The Companies, jointly and severally, will indemnify, exonerate and hold the Managers, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim arising out of, or in any way relating to (i) this Agreement, the Merger Agreement, any transaction to which any of the Companies is a party or any other circumstances with respect to any of the Companies or (ii) operations of, or services provided by the Managers or the Manager Designees to, the Companies, or any of their respective affiliates from time to time; provided, that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments will be promptly repaid by such Indemnitee to the Companies without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. None of the Managers nor any of their respective Manager Designee makes any representations or warranties, express or implied, in respect of the services to be provided by the Managers or the Manager Designees hereunder. In no event will the Managers, the Manager Designees or Indemnitees be liable to the Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Managers or the Manager Designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

6

(b) Freedom to Pursue Opportunities. In recognition that the Managers, the Manager Designees and their respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Managers, the Manager Designees or their respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that each Manager, each Manager Designee and their respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Companies, on the one hand and each Manager and Manager Designee (or one or more of their respective Indemnitees or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Companies as they may involve the Managers, the Manager Designees or their respective Indemnitees. Except as the Managers or the Manager Designees, may otherwise agree in writing after the date hereof:

(i) The Managers, the Manager Designees and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of the Companies and their subsidiaries, (C) to take any other action that a Manager or a Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b), and (D) not to present potential transactions, matters or business opportunities to the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(ii) The Managers, the Manager Designees and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Companies or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require the Managers, the Manager Designees or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) Except as provided in Section 6(a), none of the Managers, the Manager Designees nor any of their respective Indemnitees will be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such Person’s participation therein.

7

(c) Limitation of Liability. In no event will a Manager, a Manager Designee or any of their respective Indemnitees be liable to the Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by a Manager or a Manager Designee hereunder.

7. Assignment, etc. Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) each Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement, in which event such Manager will no longer be entitled to any fees under Section 2 and reimbursement of expenses under Section 2(a) and Section 5(a) and will be released of all of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees of the Managers will inure to the benefit of such Indemnitees and their successors and assigns.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless given in writing by Requisite Sponsor Consent and executed by the Companies; provided, that any amendment or waiver that would have a disproportionate material adverse effect on a Manager relative to the other Managers shall require the written consent of that Manager; provided, further, that any Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by the Manager, such waived portion will revert to the Companies. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

8

11. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

12. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies (with a copy, which shall not constitute notice, to Blackstone, Goldman Sachs, KKR and TPG), to:

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

Attention: General Counsel

Facsimile: (574) 372-1960

If to Blackstone, to:

Blackstone Management Partners V L.L.C.

345 Park Avenue

New York, NY 10154

Attention: Chinh E. Chu

Facsimile: (212) 583-5722

with a copy (which shall not constitute notice) to:

Blackstone Management Partners V L.L.C.

345 Park Avenue

New York, NY 10154

Attention: Michael Dal Bello

Facsimile: (212) 583-5384

If to Goldman Sachs, to:

Goldman, Sachs & Co.

One New York Plaza, 38th Floor

New York, NY 10004

Attention: Ben Adler

Facsimile: (212) 482-3820

9

with a copy (which shall not constitute notice) to:

Fried Frank Harris Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Robert C. Schwenkel

Facsimile: (212) 859-4000

If to KKR, to:

Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: Michael W. Michelson

Facsimile: (650) 233-6564

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Peter F. Kerman

Facsimile: (650) 463-2600

If to TPG, to:

TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, Texas 76102

Attention: Clive D. Bode

Facsimile: (817) 871-4088

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Michael A. Gerstenzang

Facsimile: (212) 225-3999

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

10

13. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

14. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[SIGNATURE PAGES TO FOLLOW]

12

LVB ACQUISITION HOLDING, LLC

By:	/s/ Stephen Ko
Name:	Stephen Ko
Title:	Co-President

LVB ACQUISITION, INC.

By:	/s/ Stephen Ko
Name:	Stephen Ko
Title:	Co-President

LVB ACQUISITION MERGER SUB, INC.

By:	/s/ Stephen Ko
Name:	Stephen Ko
Title:	Co-President

13

BLACKSTONE MANAGEMENT PARTNERS V L.L.C.

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: Senior Managing Director

14

GOLDMAN, SACHS & CO.

By:	/s/ Katherine B. Enquist
Name: Katherine B. Enquist
Title: Managing Director

15

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:

By:	/s/ John Saer
Name: John Saer
Title: Member

16

TPG CAPITAL, L.P.

By:	Tarrant Capital, LLC, its General Partner

By:	/s/ Clive D. Bode
Name: Clive D. Bode
Title: Vice-President

17

Schedule 1

Wire Transfer Instructions for Blackstone:

JP Morgan

ABA #: 021-000-021

Account Name: Blackstone Management Partners V L.L.C.

Account #: 066-650739

Ref: Biomet

Wire Transfer Instructions for Goldman Sachs:

Citibank, New York

ABA: 021 000 089

1st Bene: Goldman Sachs and Company

Account #: 30627533

2nd Bene: MBD Fee Clearance Account

Account #: 8720-4380

Ref: Biomet monitoring fee

Attn: Bryan Menar

Wire Transfer Instructions for KKR:

JP Morgan Chase

ABA#: 021-000-021

Credit: T&I Ledger, #999-99-651

FFC A/C Name: Kohlberg Kravis Roberts & Co FFC A/C #: C55144-007

Ref: Biomet

Wire Transfer Instructions for TPG:

JP Morgan Chase Bank—New York

Swift: CHASUS33

ABA #: 021-000-021

Account Name: TPG Capital, LP

Account #: 722602604

Reference: Biomet Monitoring/Transaction Fees

18

Exhibit 12

LVB Acquisition, Inc. and Biomet, Inc.

Computation of Ratio of Earnings to Fixed Charges

	Successor						Predecessor(3)
	Year Ended May 31, 2012	Year Ended May 31, 2011	Year Ended May 31, 2010		Year Ended May 31, 2009	Period from July 12, 2007 - May 31, 2008	Period from June 1, 2007 - July 11, 2007
Earnings:
Earnings (loss) before income taxes	$(590.8)	$(1,064.6)	$(141.7)		$(920.4)	$(1,194.3)	$(81.9)
Add: Fixed charges (per below)	$479.8	$498.9	516.4		618.9	603.1	0.3
Total earnings (loss)	$(111.0)	$(565.7)	374.7		$(301.5)	$(591.2)	$(81.6)
Fixed charges:
Interest expense (2)	$479.8	$498.9	$516.4		$618.9	$603.1	$0.3

Total fixed charges	$479.8	$498.9	$516.4		$618.9	$603.1	$0.3

Ratio of earnings to fixed charges	N/A (1)	N/A (1)	N/A	(1)	N/A (1)	N/A (1)	N/A (1)

(1)	Earnings were inadequate to cover fixed charges for the years ended May 31, 2012, 2011, 2010, 2009, for the period from July 12, 2007 through May 31, 2008 and for the period from June 1, 2007 through July 11, 2007 by $590.8 million, $1,064.6 million, $141.7 million, $920.4 million, $1,194.3 million and $81.9 million, respectively.
(2)	Interest expense includes the amortization of deferred financing costs and bond premium.
(3)	The amounts disclosed for the predecessor period are for Biomet, Inc. Prior to July 12, 2007; LVB existed as a shell acquisition company but did not have any material financial or operational activity until the completion of the Offer.

Exhibit 21

Domestic subsidiaries:

Biolectron, Inc. (Delaware corporation)

Biomet 3i, LLC (Florida LLC)

Biomet Biologics, LLC (Indiana LLC)

Biomet Europe, Ltd. (Delaware corporation)

Biomet Fair Lawn, LLC (Indiana LLC)

Biomet Florida Services, LLC (Florida LLC)

Biomet International, Ltd. (Delaware corporation)

Biomet Leasing, Inc. (Indiana corporation)

Biomet Manufacturing Corporation (Indiana corporation)

Biomet Microfixation, LLC (Florida LLC)

Biomet Orthopedics, LLC (Indiana LLC)

Biomet Sports Medicine, LLC (Indiana LLC)

Cross Medical Products, LLC (Delaware LLC)

EBI, LLC (Indiana LLC) (d/b/a “Biomet Spine,” “Biomet Bone Healing Technologies,” “Biomet Spine & Bone Healing Technologies,” “Biomet Bracing” and “Biomet Osteobiologics”)

EBI Holdings, LLC (Delaware LLC)

EBI Medical Systems, LLC (Delaware LLC)

Electro-Biology, LLC (Delaware LLC)

Implant Innovations Holdings, LLC (Indiana LLC)

Interpore Cross International, LLC (California LLC)

Interpore Spine, Ltd. (Delaware corporation)

Kirschner Medical Corporation (Delaware corporation)

Citra Labs, LLC (Indiana LLC)

Biomet Trauma, LLC (Indiana LLC)

Rapid Recovery, LLC (Indiana LLC)

Biomet Veterinary Solutions, LLC (Indiana LLC)

Biomet U.S. Reconstruction, LLC ( Indiana LLC)

Foreign subsidiaries:

Biomet Insurance Ltd.—Bermuda

EBI Patient Care, Inc. (Puerto Rican corporation)

Biomet Orthopedics Puerto Rico, Inc.—Puerto Rico

Biomet Argentina SA—Argentina

Biomet Australia Pty Ltd.—Australia

Biomet Brazil Medical Device Ltda—Brazil

Biomet Canada, Inc.—Canada

Biomet Microfixation Canada, Inc.—Canada

Biomet Chile SA—Chile

Biomet China Co., Ltd.—China

Changzhou Biomet Medical Devices Co. Ltd.—China

Shanghai Biomet Business Consulting Co. Ltd.—China

Zhejiang Biomet Medical Products Co. Ltd.—China

Orthopedic Biomet Costa Rica SA—Costa Rica (Name Change)

Biomet El Salvador SA de CV

Biomet Orthopaedics India Private Limited—India

Biomet Japan, Inc.—Japan

Biomet Korea Co. Ltd.—Korea

Biomet S.E.A. SDN. BHD.—Malaysia

Biomet Mexico SA de CV—Mexico

Biomet New Zealand Ltd.—New Zealand

JERDS Luxembourg Holding, S.à r.l.

Biomet 3i Australia Pty. Ltd.—Australia

Biomet 3i de Brasil Ltda.—Brazil

Biomet 3i Canada, Inc.—Canada

Biomet 3i Mexico S.A. de C.V.—Mexico

Biomet 3i Belgium N.V.—Belgium

Biomet 3i Benelux Holdings N.V.—Belgium

Biomet 3i France SAS —France

Biomet 3i Deutschland GmbH—Germany

Biomet 3i Global Supply Chain Center B.V.—Netherlands

Biomet 3i Japan, Inc.—Japan

Biomet 3i Netherlands B.V.—Netherlands

Biomet 3i Dental Iberica SL—Spain

Biomet 3i Nordic AB—Sweden

Biomet 3i Switzerland GmbH—Switzerland

Biomet 3i Turkey—Turkey

Biomet 3i UK Limited—United Kingdom

Biomet 3i Portugal L.d.a.—Portugal

Biomet Austria GmbH—Austria

Biomet Belgium BVBA—Belgium

Biomet China Business Trust—China

Biomet China Business Trust No.2 – China

Biomet CZ S.r.o—Czech Republic

Biomet Danmark Aps—Denmark

Biomet Finland OY—Finland

Biomet France Holding SAS—France

Biomet France Sarl—France

Biomet SAS—France

Biomet Deutschland GmbH—Germany

Biomet Deutschland Holding GmbH—Germany

Biomet Deutschland Vertrieb GmbH—Germany

Biomet Healthcare Management GmbH (Germany)

Biomet (Gibraltar) Finance Ltd.—Gibraltar

Biomet (Gibraltar) Holdings Limited—Gibraltar

Biomet (Gibraltar) Limited—Gibraltar

Biomet (International) (Gibraltar) Ltd.—Gibraltar

Biomet Hellas Commercial and Industrial Company of Medical and Pharmaceutical Products SA—Greece

Biomet Hong Kong CBT Limited—Hong Kong

Biomet Hong Kong Holding Limited—Hong Kong

Biomet Hong Kong No. 1 Limited—Hong Kong

Biomet Hong Kong No. 2 Limited—Hong Kong

Biomet Hong Kong No. 3 Ltd.—Hong Kong

Biomet Magyarorszag Kft.—Hungary

Biomet Ireland Ltd—Ireland

Biomet Italia S.r.l.—Italy

Biomet Finance Luxembourg S.a.r.l.—Luxembourg

Biomet Holdings Luxembourg Sarl—Luxembourg

Biomet Luxembourg Sarl—Luxembourg

Biomet Sarl—Luxembourg

Biomet Europe Holding Sarl—Luxembourg

Biomet CV—Netherlands

Biomet Europe BV—Netherlands

Biomet Global Supply Chain Center BV—Netherlands

Biomet Holdings BV—Netherlands

Biomet Nederland BV—Netherlands

Biomet Microfixation BV—Netherlands

Biomet Norge AS—Norway

Biomet Polska Sp. z.o.o.—Poland

Biomet Portugal Unipessoal, Lda—Portugal

Biomet South Africa (Pty.) Ltd.—South Africa

Biomet Spain Orthopedics SL—Spain

Biomet Cementing Technologies AB—Sweden

Biomet Orthopaedics AB—Sweden

Scandimed Holding AB—Sweden

Biomet Orthopaedics Switzerland GmbH—Switzerland

Ortra Holdings SA—Switzerland

Biomet Medikal Drunjer Dadytym Pazarlama Yhracat ve Dys Ticaret Ltd. Sti.—Turkey

MET Ortopedi AS—Turkey

TTT Ltd. Sti.—Turkey

Biomet Acquisitions Unlimited—United Kingdom

Biomet UK Ltd.—United Kingdom

Biomet UK Healthcare Limited—United Kingdom

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement No. 333-150655 on Form S-1 of Biomet, Inc. and subsidiaries of our report dated August 20, 2012, relating to the consolidated financial statements and financial statement schedule of Biomet, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Biomet, Inc. for the year ended May 31, 2012.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana

August 20, 2012

Exhibit 31.1

CERTIFICATION PURSUANT TO SECTION 302

OF THE SARBANES-OXLEY ACT OF 2002

I, Jeffrey R. Binder, certify that:

1. I have reviewed this Annual Report on Form 10-K for the year ended May 31, 2012 (the “report”) of LVB Acquisition, Inc. and Biomet, Inc. (collectively, the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4. The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) and 15d-15(f)) for the Company and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

d) Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the Company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5. The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

August 20, 2012

/s/ JEFFREY R. BINDER
Jeffrey R. Binder
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO SECTION 302

OF THE SARBANES-OXLEY ACT OF 2002

I, Daniel P. Florin, certify that:

1. I have reviewed this Annual Report on Form 10-K for the year ended May 31, 2012 (the “report”) of LVB Acquisition, Inc. and Biomet, Inc. (collectively, the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4. The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) and 15d-15(f)) for the Company and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

d) Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the Company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and

5. The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

August 20, 2012

/s/ DANIEL P. FLORIN
Daniel P. Florin
Senior Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Exhibit 32.1

SECTION 1350 CERTIFICATIONS OF CHIEF EXECUTIVE OFFICER

AND CHIEF FINANCIAL OFFICER

The undersigned, the Chief Executive Officer and the Chief Financial Officer of LVB Acquisition, Inc. and Biomet, Inc. (collectively, the “Company”), each hereby certifies pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to his knowledge on the date hereof:

(a) The Annual Report on Form 10-K of the Company for the Year Ended May 31, 2012 filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b) Information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

August 20, 2012	/s/ JEFFREY R. BINDER
Jeffrey R. Binder
President and Chief Executive Officer

August 20, 2012	/s/ DANIEL P. FLORIN
Daniel P. Florin
Senior Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

The foregoing certification is being furnished to the Securities and Exchange Commission as an exhibit to the Form 10-K and shall not be deemed to be considered filed as part of the Form 10-K.